                                                FILED PURSUANT TO RULE 424(b)(4)
                                                      REGISTRATION NO. 333-15553
PROSPECTUS
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                               12,500,000 Shares
                           KILROY REALTY CORPORATION
                                 Common Stock

[LOGO OF KILROY REALTY CORPORATION]
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Kilroy Realty Corporation (the "Company") has been formed to succeed to the business of Kilroy Industries and its affiliates consisting principally of a portfolio of Class A suburban office and industrial buildings in prime locations, primarily in Southern California, and the affiliated real estate ownership, acquisition, development, leasing and management businesses which were established in Southern California in 1947. Upon the consummation of this offering (the "Offering") and a series of related transactions (the "Formation Transactions"), the Company will own 14 suburban office buildings (the "Office Properties"), 11 of which are located in Southern California, and 12 industrial properties (the "Industrial Properties"), 11 of which are located in Southern California. The Company will operate as a self-administered and self-managed real estate investment trust (a "REIT"). The Company intends to make regular quarterly distributions to its stockholders beginning with a distribution for the period ending March 31, 1997.

All of the shares of common stock of the Company, par value $.01 per share (the "Common Stock"), offered hereby are being sold by the Company and will represent approximately 82.0% of all shares of Common Stock (or interests exchangeable therefor) outstanding after consummation of the Offering. Upon consummation of the Offering, the Company's officers and directors (and certain of their affiliates) will own in the aggregate 18.1% of the Common Stock or interests exchangeable therefor. See "Principal Stockholders." To assist the Company in maintaining its qualification as a REIT for federal income tax purposes, ownership by any person generally is limited to 7.0% of the then outstanding Common Stock, which limit can be waived by the Board of Directors.

Prior to the Offering, there has been no public market for the Common Stock of the Company. The shares of Common Stock offered hereby have been approved for listing on the New York Stock Exchange (the "NYSE") under the symbol "KRC." See "Glossary" beginning on page 164 for definitions of certain terms used in this Prospectus.

See "Risk Factors" on pages 20 to 35 for a discussion of certain material factors which should be considered in connection with an investment in the Common Stock offered hereby, including:

 . Conflicts of interest with, and material benefits to, affiliates of the
   Company, including certain officers and directors, in connection with the Formation Transactions, consummation of the Offering and the operation of the Company's ongoing businesses, including conflicts associated with the tax consequences of sales and refinancings of the Company's properties.
 . Taxation of the Company as a corporation if it fails to qualify as a REIT for federal income tax purposes and the resulting decreases in cash available for distribution.
 . The inability of the Company to control the operations of the Services
   Company, which could result in decisions that do not reflect the Company's interest.
 . The valuation of the Company's properties was not based on third-party appraisals, and the consideration to be paid by the Company for the properties may exceed their aggregate fair market value, thereby increasing the risk that the aggregate market value of the Common Stock may exceed the Company's total assets.
 . A portion of the Company's anticipated cash flow may be generated from development activities which are partially dependent on the availability of development opportunities, and are subject to the risks inherent with development, which in turn may negatively impact the Company's ability to make distributions.
 . Dependence on demand for office, industrial and retail space in the
   Southern California market, thereby increasing the risk that the Company will be materially adversely affected by general economic conditions in a single market.
 . Dependence on certain significant tenants, particularly Hughes Electronic
   Corporation's Space & Communications Company, thereby increasing the potential negative impact to the Company of downturns in the business of, or its relationship with, such tenants.
 . The distribution requirements of REITs may limit the Company's ability to finance future developments, acquisitions and expansions without additional debt or equity financing necessary to achieve the Company's business plan, which in turn may adversely affect the price of the Company's Common Stock.
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   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      ANDEXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION NOR HAS
          THESECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE
             SECURITIES  COMMISSIONPASSED  UPON THE  ACCURACY  OR
                ADEQUACY     OF    THIS    PROSPECTUS.     ANY
                    REPRESENTATION TO  THE  CONTRARY  IS  A
                       CRIMINAL OFFENSE.
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
                                              Underwriting
                            Price to          Discounts and        Proceeds to
                             Public          Commissions(1)        Company(2)
------------------------------------------------------------------------------
Per Share............        $23.00               $1.43              $21.57
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Total(3).............     $287,500,000         $17,875,000        $269,625,000

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(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company estimated at $4,541,000.
(3) The Company has granted the several Underwriters a 30-day over-allotment option to purchase up to 1,875,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriters, the total Price to Public will be $330,625,000, the total Underwriting Discounts and Commissions will be $20,556,250 and the total Proceeds to Company will be $310,068,750. See "Underwriting."
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The shares of Common Stock are offered by the several Underwriters subject to delivery by the Company and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made at the office of Prudential Securities Incorporated, One New York Plaza, New York, New York, on or about January 31, 1997.

PRUDENTIAL SECURITIES INCORPORATED
                DONALDSON, LUFKIN & JENRETTE
                   SECURITIES CORPORATION
                                         J.P. MORGAN & CO.
January 28, 1997                                              SMITH BARNEY INC.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
PROSPECTUS SUMMARY.......................................................   1
The Company..............................................................   1
Risk Factors.............................................................   3
Formation and Structure of the Company...................................   5
Formation of Kilroy Services, Inc. ......................................   9
Growth Strategies........................................................  10
The Office and Industrial Properties.....................................  13
The Company's Southern California Submarkets.............................  15
The Financing............................................................  15
Distribution Policy......................................................  16
Tax Status of the Company................................................  17
The Offering.............................................................  17
Summary Financial Data...................................................  18
RISK FACTORS.............................................................  20
Conflicts of Interest....................................................  20
Adverse Consequences of Failure to Qualify as a REIT.....................  22
Risks of Development Business and Related Activities Being Conducted by
 the Services Company....................................................  23
No Appraisals; Consideration to be Paid for Properties and Other Assets
 May Exceed their Fair Market Value......................................  23
Cash Flow from Development Activities is Uncertain.......................  24
Dependence on Southern California Market.................................  24
Dependence on Significant Tenants........................................  24
Distributions to Stockholders Affected by Many Factors...................  25
Real Estate Investment Considerations....................................  25
Real Estate Financing Risks..............................................  28
Changes in Investment and Financing Policies Without Stockholder Vote....  28
Risk of Operations Conducted Through the Operating Partnership...........  29
Influence of Certain Continuing Investors................................  29
Limits on Ownership and Change in Control................................  30
Dependence on Key Personnel..............................................  31
Distribution Payout Percentage...........................................  31
Historical Operating Losses of the Office and Industrial Properties......  31
No Limitation on Debt....................................................  31
Government Regulations...................................................  32
Immediate and Substantial Dilution.......................................  33
No Prior Public Market...................................................  34
Effect of Market Interest Rates on Price of Common Stock.................  34
Shares Available for Future Sale.......................................... 34
FORMATION AND STRUCTURE OF THE COMPANY.................................... 36
Formation Transactions.................................................... 36
Reasons for the Reorganization of the Company............................. 38
Comparison of Common Stock and Units...................................... 40
Advantages and Disadvantages of the Formation Transactions to Unaffiliated
 Stockholders............................................................. 41
Benefits of the Formation Transactions to the Continuing Investors........ 41
Determination and Valuation of Ownership Interests........................ 43
Allocation of Consideration in the Formation Transactions................. 43
FORMATION OF KILROY SERVICES, INC. ....................................... 44
THE COMPANY............................................................... 45
General................................................................... 45
Growth Strategies......................................................... 47
USE OF PROCEEDS........................................................... 51
DISTRIBUTION POLICY....................................................... 53
CAPITALIZATION............................................................ 58
DILUTION.................................................................. 59
SELECTED FINANCIAL DATA................................................... 60
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS............................................................... 62
Results of Operations..................................................... 62
Development and Management Fees........................................... 64
Adoption of SFAS No. 121.................................................. 64
Liquidity and Capital Resources........................................... 65
Historical Cash Flows..................................................... 66
Funds from Operations..................................................... 67
Inflation................................................................. 67
BUSINESS AND PROPERTIES................................................... 68
General................................................................... 68
Occupancy and Rental Information.......................................... 75
Lease Expirations......................................................... 75
Tenant Information........................................................ 83
Office Properties......................................................... 84
Industrial Properties..................................................... 91
Development, Leasing and Management Activities............................ 91
Acquisition Properties.................................................... 93
The Company's Southern California Submarkets.............................. 94

                                                                          PAGE
                                                                          ----
Seattle Market............................................................ 105
Excluded Properties....................................................... 105
Insurance................................................................. 107
Uninsured Losses from Seismic Activity.................................... 107
Government Regulations.................................................... 108
Management and Employees.................................................. 110
Legal Proceedings......................................................... 110
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES............................... 111
Investment Policies....................................................... 111
Dispositions.............................................................. 112
Financing................................................................. 112
Working Capital Reserves.................................................. 113
Conflict of Interest Policies............................................. 113
Other Policies............................................................ 115
THE FINANCING............................................................. 116
The Mortgage Loans........................................................ 116
The Credit Facility....................................................... 116
MANAGEMENT................................................................ 118
Directors and Executive Officers.......................................... 118
Committees of the Board of Directors...................................... 120
Compensation of Directors................................................. 120
Executive Compensation.................................................... 121
Employment Agreements..................................................... 121
Stock Incentive Plan...................................................... 122
Section 401(k) Plan....................................................... 127
Indemnification........................................................... 127
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................ 128
Partnership Agreement..................................................... 128
Assignment of Lease; Various Services Provided by the Services Company to
 the Kilroy Group......................................................... 128
Benefits of the Formation Transactions to Certain Executive Officers...... 128
PRINCIPAL STOCKHOLDERS.................................................... 129
DESCRIPTION OF CAPITAL STOCK.............................................. 130
General................................................................... 130
Common Stock.............................................................. 130
Transfer Agent and Registrar.............................................. 131
Preferred Stock........................................................... 131
Restrictions on Ownership and Transfer.................................... 131
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S ARTICLES OF
 INCORPORATION AND BYLAWS................................................. 134
Board of Directors........................................................ 134
Removal of Directors...................................................... 134
Business Combinations..................................................... 135
Control Share Acquisitions................................................ 135
Amendment to the Articles of Incorporation and Bylaws..................... 136
Meetings of Stockholders.................................................. 136
Advance Notice of Director Nominations and New Business................... 136
Dissolution of the Company................................................ 137
Limitation of Directors' and Officers' Liability.......................... 137
Indemnification Agreements................................................ 138
PARTNERSHIP AGREEMENT OF THE OPERATING PARTNERSHIP........................ 139
Management................................................................ 139
Indemnification........................................................... 139
Transferability of Interests.............................................. 139
Issuance of Additional Units.............................................. 140
Capital Contribution...................................................... 140
Awards Under Stock Incentive Plan......................................... 141
Redemption/Exchange Rights................................................ 141
Registration Rights....................................................... 141
Tax Matters............................................................... 141
Operations................................................................ 142
Duties and Conflicts...................................................... 142
Certain Limited Partner Approval Rights................................... 142
Term...................................................................... 142
SHARES AVAILABLE FOR FUTURE SALE.......................................... 143
General................................................................... 143
Redemption/Exchange Rights/Registration Rights............................ 144
Reinvestment and Share Purchase Plan...................................... 145
FEDERAL INCOME TAX CONSEQUENCES........................................... 145
Taxation of the Company................................................... 145
Failure to Qualify........................................................ 150
Taxation of Taxable U.S. Stockholders Generally........................... 151
Backup Withholding........................................................ 152
Taxation of Tax-Exempt Stockholders....................................... 152
Taxation of Non-U.S. Stockholders......................................... 153
Tax Aspects of the Operating Partnership.................................. 155
Services Company.......................................................... 157
OTHER TAX CONSEQUENCES.................................................... 158
ERISA CONSIDERATIONS...................................................... 158
Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs .......... 158

                                                                           PAGE
                                                                           ----
Status of the Company, the Operating Partnership and the Services Company
 Under ERISA.............................................................  159
UNDERWRITING.............................................................  160
LEGAL MATTERS............................................................  162
EXPERTS..................................................................  162
ADDITIONAL INFORMATION...................................................  162
GLOSSARY.................................................................  164
INDEX TO FINANCIAL STATEMENTS............................................  F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial data, including the financial statements and notes thereto, set forth elsewhere in this Prospectus. Unless otherwise indicated, all calculations and information contained in this Prospectus assume (i) that the Underwriters' over-allotment option will not be exercised and (ii) the consummation of the Formation Transactions described under the heading "Formation and Structure of the Company," including consummation of the financings described under the heading "The Financing" and the acquisition of certain properties described under the heading "Business and Properties-- Acquisition Properties" and give pro forma effect thereto as if such transactions had each occurred on January 1, 1995. In addition, unless otherwise indicated, all calculations and information contained in this Prospectus, other than the historical and pro forma financial statements and the respective notes thereto, give pro forma effect to the recent extension of the tenant lease with Hughes Electronics Corporation's Space & Communications Company with respect to space leased in the Office Property located at 2250 E. Imperial Highway, and a portion of the space leased in the Office Property located at 2240 E. Imperial Highway as if such lease renewal had occurred on January 1, 1995. See "Business and Properties--Office Properties--Kilroy LAX" and Note 5 to the Combined Financial Statements of the Kilroy Group. Unless the context otherwise requires, (i) the "Company" shall include Kilroy Realty Corporation ("Kilroy Realty") and its subsidiaries, including Kilroy Realty, L.P. (the "Operating Partnership") and Kilroy Services, Inc. (the "Services Company"), and with respect to the period prior to the Offering, the Kilroy Group (as defined below), and its predecessors, (ii) the "Kilroy Group" shall mean, collectively, Kilroy Industries, a California corporation ("KI"), and certain of its affiliated corporations, partnerships and trusts that prior to the Offering owned the Properties, as identified in "Note 1. Organization and Basis of Presentation" to the historical financial statements of the Kilroy Group (collectively, the "Partnerships") and (iii) the "Continuing Investors" shall mean the persons and entities which beneficially own interests in the Partnerships or in the Properties and will receive limited partnership interests ("Units") in the Operating Partnership in connection with the Formation Transactions. See "--Formation and Structure of the Company." Any reference to the Company's ownership in the Operating Partnership includes the Company's interests in the subsidiaries of the Operating Partnership. Additional capitalized terms shall have the meanings set forth in the Glossary beginning on page 164.

                                  THE COMPANY

  The Company has been formed to succeed to the business of the Kilroy Group, consisting principally of a portfolio of Class A suburban office and industrial buildings in prime locations, primarily in Southern California, and the Kilroy Group's real estate ownership, acquisition, development, leasing and management businesses which were established in Southern California in 1947. Upon the consummation of the Offering and the Formation Transactions, the Company (through the Operating Partnership) will own 14 Office Properties encompassing an aggregate of approximately 2.0 million rentable square feet and 12 Industrial Properties encompassing an aggregate of approximately 1.3 million rentable square feet. Eleven of the 14 Office Properties and 11 of the 12 Industrial Properties are located in prime Southern California suburban submarkets (including a complex of three Office Properties located in El Segundo, adjacent to the Los Angeles International Airport, presently the nation's second largest air-cargo port, and a complex of five Office Properties located adjacent to the Long Beach Municipal Airport). The Company also will own three Office Properties located adjacent to the Seattle-Tacoma International Airport in the State of Washington and one Industrial Property located in Phoenix, Arizona. The Office Properties, Industrial Properties and the related assets owned by the Partnerships contributed to the Company by the Continuing Investors in connection with the Formation Transactions are collectively referred to herein as the "Properties." As of September 30, 1996, the Office Properties were approximately 79.8% leased to 130 tenants and the Industrial Properties were approximately 93.7% leased to 20 tenants. The average age of the Office Properties and the Industrial Properties is approximately 12 years and 24 years, respectively. The Company developed and leased all but two of the 14 Office Properties and all but five of the 12 Industrial Properties, and, upon consummation of the Offering and acquisition of the Acquisition Properties, will manage all of the Properties.

  The Company was founded in 1947 by John B. Kilroy, Sr., a nationally prominent member of the real estate community, and is led by John B. Kilroy, Jr., the Company's Chief Executive Officer and President. The Company's executive officers have been with the Company for an average of approximately 13 years. The Company presently has 47 employees, 34 of whom are located at the Company's headquarters at Kilroy Airport Center at El Segundo, California. Upon consummation of the Offering, the Company's officers and directors (and certain of their affiliates) will own in the aggregate 18.1% of the Company's Common Stock (or interests exchangeable therefor).

  The Company's strategy has been to own, develop, acquire, lease and manage Class A properties in select locations in key suburban submarkets, primarily in Southern California, that the Company believes have strategic advantages compared to neighboring submarkets. Existing locations offer tenants: (i) lower business taxes and operating expenses than in adjoining submarkets; (ii) access to highly skilled labor markets; (iii) strategic access to major transportation facilities such as freeways, airports and the expanded Southern California light-rail system; (iv) proximity to the Los Angeles-Long Beach port complex which presently ranks as the largest commercial port in the United States; and
(v) for tenants with their names on certain Properties, visibility to freeway and airplane travelers. As a result, the Properties attract major corporate tenants and historically have achieved among the highest occupancy, tenant retention and rental rates, both within their respective submarkets and as compared to their respective neighboring submarkets. See "Business and Properties--Office Properties" and "--Industrial Properties."

  The Company's major tenants include, among others, Hughes Electronic Corporation's Space & Communications Company and related companies ("Hughes Space & Communications"), a tenant since 1984, which is engaged in high-technology commercial activities including satellite development and related applications such as DirecTV, as well as Mattel, Inc., Northwest Airlines, Inc., Olympus America, Inc. and Furon Co., Inc. As of December 31, 1995, the Company's ten largest office tenants and ten largest industrial tenants (based upon annual base rents as of December 31, 1995) had leased space from the Company for an average of 5.3 years. The Company's strong relationships with its tenants is further evidenced by its average tenant retention rate (based upon rentable square feet) for the period beginning January 1, 1994 and ending September 30, 1996, which was 71.7% for the Properties located in the Southern California Area. The Company's extensive experience and long-term presence in Southern California have enabled it to form key alliances and working relationships with large corporate tenants, municipalities and landowners that have led to a variety of development projects and provide a continuing source of development and acquisition opportunities with institutional sellers. As a result of its experience and relationships, the Company currently has exclusive rights to develop approximately 24 acres of developable land (net of the acreage required for streets) at Kilroy Airport Center Long Beach (the "Development Properties"). These properties are presently entitled for over 900,000 rentable square feet of office, industrial and retail space. See "Business and Properties--Development, Leasing and Management Activities."

  The Company believes, based on independent economic surveys, that the Southern California office and industrial real estate market is recovering after experiencing a downturn over the last several years. Vacancy rates in the Class A office space market in the greater Southern California area, including the counties of Los Angeles, Orange, Riverside, San Bernardino and Ventura (the "Southern California Area"), have decreased from a high in 1991 and 1992 of nearly 20.0% to a level at the end of 1996 of under 17.0%. Vacancy rates in the industrial space market in the Southern California Area also are decreasing from a high of nearly 14.0% in 1992 to 7.6% at the end of 1996. In addition, the Company has on average achieved increases in rental rates since 1994 in the Office Properties it has managed. See "--The Company's Southern California Submarkets" and "Business and Properties--The Company's Southern California Submarkets." Management believes that the on-going economic recovery in its submarkets will continue the trend of increasing occupancy rates and should apply some upward pressure on rents for Class A office buildings. See "--Growth Strategies."

  The Company believes that the foundation for its growth in future years will be the strengthening Southern California economy, the quality and strategic location of its Properties, the economic benefits of its submarkets to tenants, its capital structure, its access to public capital markets, the lack of new construction of office properties in its submarkets, its access to developable properties, the knowledge and experience of its senior management team and its long-term relationships with large Southern California corporate tenants, municipalities, landowners and institutional sellers. In addition, the Company believes that it will be one of a limited number of REITs focusing on office and industrial properties and that it will be the only REIT with a 50-year operating history concentrating primarily on suburban Southern California office and industrial properties. In the 12 months following the consummation of the Offering, the Company expects sources of potential growth in cash available for distribution per share from the amount set forth under the caption "Distribution Policy" through: (i) the further leasing of its available space, currently approximately 400,000 rentable square feet; (ii) the renewal of leases for approximately 60,000 rentable square feet which expire during such period; and (iii) the acquisition of strategic properties with Units and/or with available cash and borrowings under a $100.0 million revolving credit facility (the "Credit Facility") which the Company expects to enter into shortly after the Offering and its approximately $76 million of working capital cash reserves upon consummation of the Offering. In the second 12-month period following consummation of the Offering, the Company expects sources of potential growth in cash flow per share from: (i) contractual increases in base rent payments from tenants; (ii) continued leasing of available space;
(iii) the acquisition of strategic properties; and (iv) the contemplated completion of certain planned development activities. In addition, the Company presently plans to expand one or more of its Industrial Properties during the next two years, subject to substantial pre-leasing. There can be no assurance, however, that the Company will achieve any growth in cash available for distribution per share, that available space will be leased, that leases scheduled to expire will be renewed or that the Company will successfully acquire additional properties or complete any of its planned development activities. See "Risk Factors--Real Estate Investment Considerations --Risks of Real Estate Acquisition and Development."

  The Company will be fully integrated in that it will perform substantially all leasing, management and tenant improvements on an "in-house" basis and will be self-administered and self-managed. The Company expects to qualify as a REIT for federal income tax purposes beginning with its taxable year ending December 31, 1997. See "Federal Income Tax Consequences--Taxation of the Company."

                                  RISK FACTORS

  An investment in the shares of Common Stock involves various material risks. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the shares of Common Stock offered hereby. Such risks include, among others:

  . conflicts of interest, particularly with the Continuing Investors (including John B. Kilroy, Sr. and John B. Kilroy, Jr.) in connection with the (i) Formation Transactions, (ii) operation of the Company's ongoing businesses, including conflicts associated with the tax consequences to Continuing Investors of sales or refinancings of any of the Properties, which, together with certain provisions of the Operating Partnership agreement, may influence the Company's decision to sell or refinance, or to prepay debt secured by, certain properties, (iii) potential election by the Company to exercise its option to purchase any of the properties owned or controlled by one or more of the Continuing Investors which the Company has the option to acquire (the "Excluded Properties") and (iv) enforcement of agreements with affiliates of the Company, any of which could result in decisions affecting the Company that do not fully reflect interests of all of the Company's stockholders;

  . limitations on the Company's ability to withdraw as general partner of the Operating Partnership, transfer or assign its interest in the Operating Partnership without the consent of at least 60% of the Units (including Units held by the Company which will represent 82.6% of all Units outstanding upon consummation of the Offering) and without meeting certain criteria with respect to the consideration to be received by the Continuing Investors, or to dissolve the Operating Partnership or sell the Office

     Property located at 2260 E. Imperial Highway, El Segundo, California, at Kilroy Airport Center at El Segundo without the consent of more than 50% of the Units held by limited partners (excluding Units held by the Company), which may in each case result in the Company taking action that is not in the best interest of all stockholders;

  . taxation of the Company as a corporation if it fails to qualify as a REIT for federal income tax purposes, the Company's liability for certain federal, state and local income taxes in such event and the resulting decrease in cash available for distribution;

  . the inability of the Company to control the operations of the Services Company, which could result in decisions that do not reflect the Company's interest because the Company does not control the election of directors or the selection of officers of the Services Company;

  . the valuation of the Properties was not based on third-party appraisals and there have not been arm's-length negotiations with respect to such values. The consideration to be paid by the Company for the Properties may exceed their aggregate fair market value;

  . A portion of the Company's anticipated cash flow may be generated from development activities, which are partially dependent on the availability of development opportunities, and are subject to the risks inherent in development as well as general economic conditions and limitations on such activities imposed by the REIT tests, which in turn may negatively impact the Company's ability to make distributions;

  . geographic concentration of 22 of its 26 Properties in Southern California, creating a dependence on demand for office, industrial and retail space in such market and increasing the risk that the Company will be materially adversely affected by general economic conditions in a single market;

  . the Company's results of operations are dependent on certain key tenants, particularly Hughes Space & Communications, which accounted for approximately 25.3% of the Company's total base rental revenues for the year ending December 31, 1995 (giving pro forma effect to a recent extension of a lease with Hughes Space & Communications with respect to two of the Office Properties located at Kilroy Airport Center at El Segundo), thereby increasing the potential negative impact to the Company of downturns in the business of, or its relationship with, such tenants. The base periods of the Hughes Space & Communications' leases expire beginning in January 1999;

  . the distribution requirements for REITs under federal income tax laws may limit the Company's ability to finance future acquisitions, developments and expansions without additional debt or equity financing and may limit cash available for distribution;

  . real estate investment considerations such as the effect of economic and other conditions on real estate values, the general lack of liquidity of investments in real estate, the ability of tenants to pay rents, the possibility that leases may not be renewed or will be renewed on terms less favorable to the Company, the possibility of uninsured losses, including losses associated with earthquakes, the ability of the Properties to generate sufficient cash flow to meet operating expenses, including debt service, and competition in seeking properties for acquisition and in seeking tenants, which, individually or in the aggregate, may negatively impact the Company's ability to make distributions;

  . risks associated with debt financing, including the potential inability to refinance mortgage indebtedness upon maturity and the potential increase in the level of indebtedness incurred by the Company since its organizational documents do not limit the amount of indebtedness which the Company may incur, which may adversely affect the ability of the Company to repay debt, particularly in the event of a downturn in the Company's business;

  . substantial influence over the affairs of the Company by certain Continuing Investors who are directors and executive officers of the Company, and the ability of the Board of Directors to change the investment policies of the Company (including the Company's ratio of debt to total market capitalization) without the consent of stockholders, which may result in a decline in the market value of the Common Stock;

  . potential antitakeover effects of provisions generally limiting the actual or constructive ownership by any one person or entity of Common Stock to 7.0% of the outstanding shares, a classified board of directors and other charter and statutory provisions and provisions in the Operating Partnership partnership agreement that may have the effect of inhibiting a change of control of the Company or making it more difficult to effect a change in management or limiting the opportunity for stockholders to receive a premium over the market price for the Common Stock;

  .  dependence on key personnel;

  . the Company's cash available for distribution may be less than the Company expects and may decrease in future periods from expected levels, materially adversely affecting the Company's ability to make the expected annual distributions of $1.55 per share during the 12-month period following consummation of the Offering (which represents approximately 90.7% of the estimated cash available for distribution for such period) or to sustain such distribution rate in the future;

  . the Company's historical operating losses for financial reporting purposes;

  . the ability of the Company to incur more debt, thereby increasing its debt service, which could adversely affect the Company's cash flow;

  . the potential liability of the Company for environmental matters and the costs of compliance with certain governmental regulations, which may negatively impact the Company's financial condition, results of operations and cash available for distribution;

  . immediate and substantial dilution of $12.71 per share in the net tangible book value per share of the shares of Common Stock purchased by new investors in the Offering;

  . no prior public market for the shares of Common Stock, including the risk that an active trading market might not develop, or if developed might not be maintained, which may negatively impact the price at which shares of Common Stock may be resold;

  . potential adverse effects on the value of the shares of Common Stock of fluctuations in interest rates or equity markets, which may negatively impact the price at which shares of Common Stock may be resold and may limit the Company's ability to raise additional equity to finance future development; and

  . the possible issuance of additional shares of Common Stock, including 2,652,374 shares of Common Stock issuable upon exchange of the Units outstanding upon consummation of the Offering, which may adversely affect the market price of the shares of Common Stock or result in dilution on a per share basis of cash available for distribution.

                     FORMATION AND STRUCTURE OF THE COMPANY

  The Company was formed in September 1996 and the Operating Partnership was formed in October 1996. The Services Company will be formed prior to consummation of the Offering. Prior to or simultaneous with the consummation of the Offering, the Company, the Operating Partnership, the Services Company and the Continuing Investors will engage in certain transactions (the "Formation Transactions"), designed to enable the Company to continue and expand the real estate operations of the Continuing Investors, to facilitate the Offering, to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997 and to preserve certain tax advantages for the existing owners of the Properties. The Formation Transactions are as follows:

  . Pursuant to an omnibus option agreement (the "Omnibus Agreement"), the Operating Partnership may require the contribution to the Operating Partnership of all of the Continuing Investors' interests in the Properties (other than the Acquisition Properties), the assets used to conduct the leasing, management and development activities (principally office equipment), the contract rights in connection with development opportunities at Kilroy Airport Center Long Beach, and the rights with respect to the purchase of each of the Acquisition Properties, in exchange for Units representing limited partnership interests in the Operating Partnership. The book value to the Continuing Investors of the assets to be contributed to the Operating Partnership is a negative $113.2 million and the value of the Units representing limited partnership interests in the Operating Partnership to be received by the Continuing Investors is $61.0 million, assuming a Unit value equal to the initial public offering price of $23.00 per share. The right to acquire the Properties and the other assets described above in exchange for Units is conditioned upon the consummation of the Offering. Pursuant to the terms of the Omnibus Agreement, the Operating Partnership has the right to acquire the Properties and other assets from the Continuing Investors in exchange for Units through December 31, 1998, the date the Omnibus Agreement terminates. Following the consummation of the Offering and the Formation Transactions, the Units received by the Continuing Investors will constitute in the aggregate an approximately 17.4% limited partnership interest in the Operating Partnership.

  . John B. Kilroy, Sr. and John B. Kilroy, Jr. will acquire all of the voting common stock of the Services Company for the aggregate purchase price of $5,275 in cash (representing 5.0% of its economic value), and the Operating Partnership will acquire all of the non-voting preferred stock of the Services Company (representing 95.0% of its economic value).

  . The Company will sell shares of Common Stock in the Offering, issue restricted shares of Common Stock to Richard E. Moran Jr., Executive Vice President, Chief Financial Officer and Secretary of the Company (but not a Continuing Investor) and contribute the net proceeds from the Offering and the issuance of such restricted stock (approximately $262.9 million in the aggregate) to the Operating Partnership in exchange for an 82.6% general partner interest in the Operating Partnership.

  . The Operating Partnership will borrow approximately $84.0 million in principal amount of long-term financing and $12.0 million in principal amount of short-term debt pursuant to the Mortgage Loans.

  . The Company, through the Operating Partnership, will apply the aggregate of the net Offering proceeds and the Mortgage Loans toward the repayment of existing mortgage indebtedness on certain of the Properties, the purchase of the Acquisition Properties and the payment of its expenses from the Offering and the Financing. See "Use of Proceeds."

  . Forty-seven of the current 69 employees of KI will become employees of the Company, the Operating Partnership and/or the Services Company, including John B. Kilroy, Jr., the President and Chief Executive Officer of KI, three other officers (Mr. Jeffrey Hawken, Executive Vice President and Chief Operating Officer, Mr. Richard E. Moran Jr., Executive Vice President, Chief Financial Officer and Secretary, and
     Mr. Campbell Hugh Greenup, General Counsel) who are not Continuing Investors and 43 other operating and administrative employees. See "Management."

  . Concurrent with the consummation of the Offering, the Operating Partnership or the Services Company will enter into management agreements with respect to each of the Excluded Properties (the "Management Agreements"). Pursuant to the terms of each of the Management Agreements, the Operating Partnership or the Services Company, as applicable, will have exclusive control and authority (subject to an operating budget to be approved by the owners of each property) over each of the Excluded Properties for a term of 24 months. If any of the Excluded Properties are sold during the term of the Management Agreements, then either party may terminate the respective Management Agreement upon 30 days' prior written notice. In consideration of the services to be provided under each of the Management Agreements, the Company will receive a market rate monthly property management fee as well as any applicable leasing commissions. See "Business and Properties--Excluded Properties."

  . Concurrent with the consummation of the Offering, the Company also will enter into option agreements (together, the "Option Agreements") with partnerships controlled by John B. Kilroy, Sr. and John B. Kilroy, Jr. granting to the Operating Partnership the exclusive right to acquire (i) approximately 18 undeveloped acres located at Calabasas Park Centre for cash and (ii) the Office Property located at North Sepulveda Boulevard, El Segundo for cash (or for Units after the first anniversary of the Offering at the election of the seller), and in each case pursuant to the other terms of the respective Option Agreement. See "Business and Properties--Excluded Properties--Calabasas Park Centre" and "--North Sepulveda Boulevard, El Segundo" for a discussion of the purchase price and other material terms of each Option Agreement.

  The Continuing Investors are comprised of (i) seven individuals, John B. Kilroy, Sr., his five children, John B. Kilroy, Jr., Patrice Bouzaid, Susan Hahn, Anne McCahon and Dana Pantuso, and Marshall L. McDaniel, a long-time employee of KI, all of whom are "accredited investors" as defined in Regulation D ("Regulation D") under the Securities Act, and (ii) corporations, partnerships and trusts owned, directly or indirectly, solely by such individuals, all of which are also "accredited investors." See "Note 1. Organization and Basis of Presentation" to the historical financial statements of the Kilroy Group. In addition, John B. Kilroy, Sr. is the Company's Chairman of the Board of Directors and John B. Kilroy, Jr. is President and Chief Executive Officer and a director of the Company. Consent on behalf of the Continuing Investors to the Formation Transactions was received on or before November 3, 1996 pursuant to a private solicitation thereof in compliance with Regulation D.

REASONS FOR THE REORGANIZATION OF THE COMPANY

  The Company believes that the benefits of the Formation Transactions outweigh the detriments to the Company. The benefits of the Company's REIT status and structure, as opposed to the status and structure of the Partnerships, include greater access to capital for refinancing and growth, allowing stockholders to participate in real estate growth through one business enterprise, diversification of risk and reward not available in single asset entities, reduction in indebtedness encumbering the Properties, greater liquidity than interests in partnerships owning individual properties, allowing stockholders to benefit potentially from the current public market valuation of REITs and deferral of tax liabilities to the Continuing Investors upon contribution of the Properties.

  The detriments of the Company's REIT status and structure as opposed to the status and structure of the Partnerships include the fact that management will be subject to conflicts of interest in the operation of the Operating Partnership and the limited partners of the Operating Partnership will have certain approval rights with respect to certain transactions, including (i) the right of partners holding in the aggregate at least 60% of all interests in the Operating Partnership to withhold consent to the withdrawal of the general partner, or the transfer or assignment of the general partner's interest in the Operating Partnership (see "Partnership Agreement of the Operating Partnership--Transferability of Interests") and (ii) if limited partners own at least 5% of the outstanding Units (including Units owned by the Company), the right of limited partners holding in the aggregate more than 50% of all Units representing limited partnership interests in the Operating Partnership to withhold consent to (a) the dissolution of the Operating Partnership (other than pursuant to a merger or sale of substantially all of the Company's assets) or (b) prior to the seventh anniversary of the consummation of the Offering, to sell the Office Property located at 2260 E. Imperial Highway at Kilroy Airport Center at El Segundo (see "Partnership Agreement of the Operating Partnership--Certain Limited Partner Approval Rights"). In addition, the Continuing Investors will have influence over certain transactions, including with respect to the Company's acquisition, management and leasing activities, asset sales, dispositions and refinancings of properties and its distribution policy. Other detriments of the Company's REIT status include a potential lower overall rate of return for an investor who exchanges an interest in a single asset for a smaller interest in a group of assets, lower potential of distributions from asset sales, no assurance that the public market valuation of the Company will reflect private real estate values, the aggregate cost to the Company of the Offering (estimated at approximately $24.6 million, including underwriting discounts and commissions) and the incremental costs of operating a public company. See also "Risk Factors."

  The following diagram illustrates the structure of the Company, the Operating Partnership and the Services Company after the consummation of the Offering and the Formation Transactions:


                           Kilroy Realty Corporation
                               (the "Company")(1)



                              Kilroy Realty, L.P.
                         (the "Operating Partnership")
                           82.6% owned by the Company
                               as general partner
                    17.4% owned by the Continuing Investors
                              as limited partners



                             Kilroy Services, Inc.
                            (the "Services Company")
                                 100% nonvoting
                            preferred stock owned by
                         the Operating Partnership(/2/)
                            100% voting common stock
                          owned by John B. Kilroy, Sr.
                          and John B. Kilroy, Jr.(/3/)

--------
(1) 12,500,000 shares of Common Stock, representing 99.2% of the outstanding shares of Common Stock after the Offering, will be owned by public stockholders and 100,000 restricted shares of Common Stock, representing 0.8% of the outstanding shares of Common Stock, will be owned by Richard E. Moran Jr., Executive Vice President, Chief Financial Officer and Secretary of the Company (but not a Continuing Investor). If all Units of the Operating Partnership were exchanged for Common Stock, the Company would be owned approximately 82.0% by public stockholders, 0.6% by Mr. Moran and 17.4% by the Continuing Investors. Beginning on the second anniversary of the consummation of the Offering, each Unit will be redeemable by the Operating Partnership at the request of the Unitholder for cash (based on the fair market value of an equivalent number of shares of Common Stock at the time of such redemption) or, at the Company's option, it may exchange Units for shares of Common Stock on a one-for-one basis, subject to certain antidilution adjustments and exceptions; provided, however, that if the Company does not elect to exchange such Units for shares of Common Stock, a Unitholder that is a corporation or limited liability company may require the Company to issue shares of Common Stock in lieu of cash, subject to the Ownership Limit, or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors. See "Partnership Agreement of Operating Partnership--Redemption/Exchange Rights." Under certain circumstances, 50% of the Units received by John B. Kilroy, Sr., John B. Kilroy, Jr. and Kilroy Industries may be redeemed prior to the second anniversary of the consummation of the Offering in connection with the obligation of certain of the Continuing Investors to indemnify the Company in connection with the Formation Transactions. See "Formation and Structure of the Company--Allocation of Consideration in the Formation Transactions." Executive officers, directors and other employees of the Company will have options to acquire approximately 900,000 shares of Common Stock which could reduce the percentage owned by public stockholders to approximately 77.4% (assuming exchange of all outstanding Units and the exercise of all outstanding options).

(2) Represents 95.0% of the economic interest in the Services Company.

(3) Represents 5.0% of the economic interest in the Services Company.

The Company presently anticipates that one of the Mortgage Loans (see "--The Financing") will be incurred by a limited partnership which is wholly-owned by the Company and the Operating Partnership and which will be structured to be a "bankruptcy remote" financing vehicle. The Properties pledged as collateral for such Mortgage Loan will be transferred to such limited partnership.

BENEFITS TO THE CONTINUING INVESTORS

  The principals of KI proposed the Formation Transactions to the Continuing Investors because they believe that the benefits of the organization of the Company for the Continuing Investors outweigh the detriments to them. Benefits to the Continuing Investors include:

  . improved liquidity of their interests in the Properties and increased diversification of their investment;

  . repayment of indebtedness in the aggregate net amount of approximately $229.5 million resulting from the refinancing of existing mortgage indebtedness, of which approximately $37.2 million is guaranteed by John
     B. Kilroy, Sr., including $8.7 million which also is guaranteed by John
     B. Kilroy, Jr., and the repayment of approximately $3.4 million of personal indebtedness of John B. Kilroy, Sr.;

  . an employment agreement between the Company and John B. Kilroy, Jr. providing annual salary, incentive compensation (including Common Stock options) and other benefits for his services as an officer of the Company (see "Management--Employment Agreements"), and a grant of options to purchase Common Stock to John B. Kilroy, Sr. (see "Management--Stock Incentive Plan"); and

  . the deferral of certain tax consequences that would arise from a sale, or in certain circumstances a contribution, of such interests and assets to the Company or to a third party.

DETERMINATION AND VALUATION OF OWNERSHIP INTERESTS

  The Company's percentage interest in the Operating Partnership was determined based upon the percentage of estimated cash available for distribution required to pay estimated cash distributions resulting in an annual distribution rate equal to 6.74% of the initial public offering price of the Common Stock of $23.00. The ownership interest in the Operating Partnership allocated to the Company is equal to this percentage of estimated cash available for distribution, and the remaining interest in the Operating Partnership will be allocated to the Continuing Investors receiving Units in the Formation Transactions. The parameters and assumptions used in deriving the estimated cash available for distribution are described under the caption "Distribution Policy."

  In connection with the Offering, the Company did not obtain appraisals with respect to the market value of any of the Properties or other assets that the Company will own immediately after consummation of the Offering and the Formation Transactions or an opinion as to the fairness of the allocation of shares to the purchasers in the Offering. The initial public offering price has been determined based upon the estimated cash available for distribution and the factors discussed under the caption "Underwriting," rather than a property by property valuation based on historical cost or current market value. This methodology has been used because management believes it is appropriate to value the Company as an ongoing business rather than with a view to values that could be obtained from a liquidation of the Company or of individual properties owned by them. See "Underwriting."

                       FORMATION OF KILROY SERVICES, INC.

  Prior to consummation of the Offering, Kilroy Services, Inc. (the "Services Company") will be formed under the laws of the State of Maryland to succeed to the development activities of the Kilroy Group and to perform development activities for the Company and third parties. John B. Kilroy, Sr. and John B. Kilroy, Jr. together will own 100% of the voting common stock of the Services Company, representing 5.0% of its economic value. The Operating Partnership will own 100% of the nonvoting preferred stock of the Services Company, representing 95.0% of its economic value. The ownership structure of the Services Company is necessary to permit the Company to share in the income of the activities of the Services Company and also maintain its status as a REIT. Although the Company anticipates receiving substantially all of the economic benefit of the businesses carried on by the Services Company through the Company's right to receive dividends through the Operating Partnership's investment in the Services Company's nonvoting preferred stock, the Company will not be able to elect the Services Company's officers or directors and, consequently, may not have the ability to influence the operations of the Services Company. See "Risk Factors--Risks of Development Business and Related Activities Being Conducted by the Services Company--Adverse Consequences of Lack of Control Over the Businesses of the Services Company."

                               GROWTH STRATEGIES

  The Company's objectives are to maximize growth in cash flow per share and to enhance the value of its portfolio through effective management, operating, acquisition and development strategies. The Company believes that opportunities exist to increase cash flow per share: (i) by acquiring office and industrial properties with attractive returns in strategic suburban submarkets where such properties complement its existing portfolio; (ii) from contractual increases in base rent; (iii) as a result of increasing rental and occupancy rates and decreasing concessions and tenant installation costs as vacancy rates in the Company's submarkets generally continue to decline; (iv) by developing properties for the benefit of the Company where such development will result in a favorable risk-adjusted return on investment; and (v) by expanding Properties within the Company's existing industrial portfolio. The Company's ability to achieve its growth strategy will be aided by its working capital cash reserves of approximately $76 million upon consummation of the Offering and the proposed Credit Facility.

  The Company believes that a number of factors will enable it to achieve its business objectives, including: (i) the opportunity to lease available space at attractive rental rates because of increasing demand and, with respect to the Office Properties, the present lack of new construction in the Southern California submarkets in which most of the Properties are located; (ii) the presence of distressed sellers and inadvertent owners (through foreclosure or otherwise) of office and industrial properties in the Company's markets, as well as the Company's ability to acquire properties with Units (thereby deferring the seller's taxable gain), all of which create enhanced acquisition opportunities; (iii) the quality and location of the Properties; and (iv) the limited availability to competitors of capital for financing development, acquisitions or capital improvements. Management believes that the Company is well positioned to exploit existing opportunities because of its extensive experience in its submarkets and its nearly 50-year presence in the Southern California market, its seasoned management team and its proven ability to develop, lease and efficiently manage office and industrial properties. In addition, the Company believes that public ownership and its capital structure will provide new opportunities for growth. There can be no assurance, however, that the Company will be able to lease available space, complete any property acquisitions, successfully develop any land acquired or improve the operating results of any developed properties that are acquired. See "Business and Properties--Development, Leasing and Management Activities."

  Operating Strategies. The Company will focus on enhancing growth in cash flow per share by: (i) maximizing cash flow from existing Properties through active leasing, contractual base rent increases and effective property management;
(ii) managing operating expenses through the use of in-house management, leasing, marketing, financing, accounting, legal, construction management and data processing functions; (iii) maintaining and developing long-term relationships with a diverse tenant group; (iv) attracting and retaining motivated employees by providing financial and other incentives to meet the Company's operating and financial goals; and (v) continuing to emphasize capital improvements to enhance the Properties' competitive advantages in their markets.

  The Company believes that the strength of its leasing is demonstrated by the Company's leasing activity since 1993. In the period from January 1, 1993 to September 30, 1996, the Company leased or renewed leases for an aggregate of approximately 1.0 million rentable square feet of office space and approximately 718,000 rentable square feet of industrial space. As of December 31, 1995, the Office Properties located in the Southern California Area were approximately 89.5% leased as compared to approximately 82.0% for the Southern California Area, approximately 89.2% for the El Segundo submarket and approximately 85.4% in the Long Beach submarket. In addition, at December 31, 1995, the Industrial Properties were approximately 91.4% leased as compared to approximately 82.3% and approximately 87.1% for industrial properties located in Los Angeles and Orange Counties, respectively. As of September 30, 1996, (i) the Office Properties contained approximately 2.0 million rentable square feet and were approximately 79.8% leased, and (ii) the Industrial Properties contained approximately 1.3 million rentable square feet and were approximately 93.7% leased. In addition, the number of individual lease transactions since 1992, including the results for the nine-month period ended September 30, 1996, averaged over 33 per year. See "Business and Properties--General," "-- Properties," "--Occupancy and Rental Information" and "--The Company's Southern California Submarkets."

  Approximately 1.0 million aggregate rentable square feet in the Properties was leased by the Company from January 1, 1992 through December 31, 1994, a period which management characterizes as recessionary. Based on the leases the Company signed in 1996, and the findings in an independent study of the Southern California real estate market commissioned by the Company, management believes that the recent trend toward increasing rental rates in Class A office and industrial buildings in the Company's Southern California submarkets presents significant opportunities for growth. In addition, approximately 66.5% of the Company's net rentable square feet is subject to leases expiring in 2000 or beyond, when management expects asking rents for the respective Properties to be higher than the rents paid pursuant to such leases. In addition, as of December 31, 1995 approximately 36.7% of the Company's total base rent (representing approximately 23.7% of the aggregate net rentable square feet of the Properties) was attributable to leases with Consumer Price Index increases and approximately 28.1% of the Company's total base rent (representing approximately 30.5% of the aggregate net rentable square feet of the Properties) was attributable to leases with other specified contractual increases. No assurance can be given, however, that new leases will reflect rental rates greater than or equal to current rental rates or that current or future economic conditions will support higher rental rates. See "Risk Factors--Real Estate Investment Considerations."

  Acquisition Strategies. The Company will seek to increase its cash flow per share by acquiring additional quality office and industrial properties, including properties that may: (i) provide attractive initial yields with significant potential for growth in cash flow from property operations; (ii) are strategically located, of high quality and competitive in their respective submarkets; (iii) are located in the Company's existing submarkets and/or in other strategic submarkets where the demand for office and industrial space exceeds available supply; or (iv) have been under-managed or are otherwise capable of improved performance through intensive management and leasing that will result in increased occupancy and rental revenues. The Company believes that the Southern California market is an established and mature real estate market in which property owners generally have a low tax basis (and, accordingly, the potential for large taxable gains) in their properties. Management believes that the Company's extensive experience, capital structure and ability to acquire properties for Units, and thereby defer a seller's taxable gain, if any, will enhance the ability of the Company to consummate transactions quickly and to structure more competitive acquisitions than other real estate companies in the market which lack its access to capital or the ability to issue Units. See "Business and Properties--Development, Leasing and Management Activities."

  The Company has entered into an agreement to acquire the two office properties that comprise Phase I of Kilroy Airport Center Long Beach. Kilroy Airport Center Long Beach Phase I was developed by the Company in 1987 and has been leased and managed by the Company since its inception. In addition, the Company has entered into an agreement to purchase an office property located in Thousand Oaks, California. The Company also has entered into an agreement to acquire a three building office and industrial complex located in Anaheim, California. In addition, KI, on behalf of the Operating Partnership, has acquired a multi-tenant industrial property located in Garden Grove, California. The acquisition of these properties (the "Acquisition Properties") by the Company is expected to occur concurrently with the consummation of the Offering and, accordingly, the Acquisition Properties are included in the discussion of the Properties included throughout this Prospectus. There can be no assurance, however, that the Company will be able to complete any property acquisitions, including the acquisition of the Acquisition Properties, successfully develop any land acquired or improve the operating results of any developed properties that are acquired. See "Business and Properties-- Acquisition Properties."

  Development Strategies. The Company's interests in the Development Properties provide it with significant growth opportunities.

  The Company is the master ground lessee of, and has sole development rights in, Kilroy Airport Center Long Beach, a planned four-phase, approximately 53-acre property entitled for office, research and development, light industrial and other commercial projects at which the Company will own, upon consummation of the Offering, all five existing Office Properties and manages all ongoing leasing and development activities. The Company developed Phases I and II in 1987 and 1989/1990, respectively, encompassing an aggregate of approximately 620,000 rentable square feet of office space. The Company controls development of the Phase III and IV parcels while receiving rental revenue in connection with such parcels under current leases expiring in July 2009 and September 1998, respectively, in amounts sufficient to cover a substantial portion of the predevelopment carrying costs. Phases III and IV presently are planned to be developed on the projects' approximately 24 undeveloped acres and are entitled for an aggregate of approximately
900,000 rentable square feet. The Company is currently in discussions with several prospective tenants for office space presently planned to be included in Kilroy Long Beach Phase III. Development of each of Phases III and IV is subject to substantial predevelopment leasing activity and, therefore, the timing for the commencement of development of Phases III and IV is uncertain. No assurance can be given that the Company will commence such development when planned, or that, if commenced, such development will be completed. See "Risk Factors--Real Estate Investment Considerations--Risks of Real Estate Acquisition and Development" and "Business and Properties--Development, Leasing and Management Activities--Kilroy Long Beach."

  In addition, certain of the Industrial Properties can support additional development, and the Company presently is planning to develop in the next two years, subject to substantial pre-leasing, approximately 105,000 rentable square feet of such additional space.

  The Company may engage in the development of other office and/or industrial properties primarily in Southern California submarkets when market conditions support a favorable risk-adjusted return on such development. The Company's activities with third-party owners in Southern California are expected to give the Company further access to development opportunities. There can be no assurance, however, that the Company will be able to successfully develop any of the Development Properties or any other properties. See "Business and Properties--Development, Leasing and Management Activities."

  Financing Policies. The Company's financing policies and objectives are determined by the Company's Board of Directors. The Company presently intends to limit the ratio of debt to total market capitalization (total debt of the Company as a percentage of the market value of issued and outstanding shares of Common Stock, including interests exchangeable therefor, plus total debt) to approximately 50%. However, such objectives may be altered without the consent of the Company's stockholders, and the Company's organizational documents do not limit the amount of indebtedness that the Company may incur. Upon completion of the transactions outlined under the caption "Formation and Structure of the Company," total debt will constitute approximately 21.5% of the total market capitalization of the Company. In addition, upon consummation of the Offering, the Company will have working capital cash reserves of approximately $76 million. The Company anticipates that upon consummation of the Offering all but approximately $12.0 million of its permanent indebtedness will bear interest at fixed rates. The Company intends to utilize one or more sources of capital for future acquisitions, including development and capital improvements, which may include undistributed cash flow, borrowings under the proposed Credit Facility, the Company's approximately $76 million of working capital cash reserves out of the net proceeds of the Offering, issuance of debt or equity securities and other bank and/or institutional borrowings. There can be no assurance, however, that the Company will be able to obtain capital for any such acquisitions, developments or improvements on terms favorable to the Company. See "--Growth Strategies," "The Company--Growth Strategies" and "Business and Properties--Development, Leasing and Management Activities."

                      THE OFFICE AND INDUSTRIAL PROPERTIES

  The following table sets forth certain information relating to each of the Properties as of December 31, 1995, unless indicated otherwise. This table gives pro forma effect to a recent extension of one of the leases with Hughes Space & Communications with respect to two of the Office Properties located at Kilroy Airport Center at El Segundo as if such lease renewal had occurred on January 1, 1995. After completion of the Formation Transactions, the Company (through the Operating Partnership) will own a 100% interest in all of the Office and Industrial Properties other than the five Office Properties located at Kilroy Airport Center Long Beach and the three Office Properties located at the SeaTac Office Center, each of which are held subject to ground leases expiring in 2035 and 2062 (assuming the exercise of the Company's options to extend such lease), respectively.

                                                                                                     AVERAGE
                                                       PERCENTAGE                         PERCENTAGE  BASE
                                                NET      LEASED     1995                   OF 1995    RENT
                                             RENTABLE    AS OF      BASE        1995        TOTAL      PER     EFFECTIVE
                                              SQUARE    12/31/95    RENT      EFFECTIVE      BASE    SQ. FT.    RENT PER
        PROPERTY LOCATION         YEAR BUILT   FEET      (%)(1)   ($000)(2) RENT($000)(3)  RENT (%)  ($)(4)  SQ. FT. ($)(5)
        -----------------         ---------- --------- ---------- --------- ------------- ---------- ------- --------------
 Office Properties:
 Kilroy Airport Center at El
  Segundo
  2250 E. Imperial Highway(8)....     1983     291,187    80.9      4,316       4,042        11.5     18.32      17.16
  2260 E. Imperial Highway)(9)...     1983     291,187   100.0      7,160       6,545        19.1     24.59      22.48
  2240 E. Imperial Highway
  El Segundo, California(10).....     1983     118,933   100.0      1,130       1,121         3.0      9.50       9.43
 Kilroy Airport Center Long Beach
  3900 Kilroy Airport Way(11)....     1987     126,840    94.0      2,282       2,092         6.1     19.14      17.55
  3880 Kilroy Airport Way(11)....     1987      98,243   100.0      1,296       1,022         3.5     13.19      10.40
  3760 Kilroy Airport Way........     1989     165,278    92.1      3,372       2,807         9.0     22.16      18.45
  3780 Kilroy Airport Way........     1989     219,745    63.6      3,465       3,005         9.2     24.79      21.50
  3750 Kilroy Airport Way
  Long Beach, California.........     1989      10,457   100.0         75          28         0.2      7.21       2.66
 SeaTac Office Center
  18000 Pacific Highway..........     1974     207,092    58.7      1,799       1,510         4.8     14.80      12.42
  17930 Pacific Highway..........     1980     210,899     --         --          --          --        --         --
  17900 Pacific Highway
   Seattle, Washington...........     1980     113,605    87.7      1,896       1,820         5.0     19.02      18.26
 La Palma Business Center
  4175 E. La Palma Avenue
   Anaheim, California(11).......     1985      42,790    93.2        493         475         1.3     12.37      11.92
 2829 Townsgate Road
  Thousand Oaks, California(11)..     1990      81,158   100.0      1,888       1,760         5.0     23.26      21.69
 185 S. Douglas Street
  El Segundo, California(12).....     1978      60,000   100.0      1,313         898         3.5     21.89      14.96
                                             ---------   -----     ------      ------        ----     -----      -----
 Subtotal/Weighted Average                   2,037,414    77.0     30,485      27,125        81.2     19.44      17.30
                                             ---------   -----     ------      ------        ----     -----      -----
 Industrial Properties:
 2031 E. Mariposa Avenue
  El Segundo, California.........     1954     192,053   100.0      1,556       1,296         4.1      8.10       6.75
 3340 E. La Palma Avenue
  Anaheim, California............     1966     153,320   100.0        881         790         2.3      5.74       5.16
 2260 E. El Segundo Boulevard
  El Segundo, California(13).....     1979     113,820   100.0        553         510         1.5      4.86       4.48
 2265 E. El Segundo Boulevard
  El Segundo, California.........     1978      76,570   100.0        554         493         1.5      7.23       6.44
 1000 E. Ball Road
  Anaheim, California(14)........     1956     100,000   100.0        639         519         1.7      6.39       5.19
 1230 S. Lewis Street
  Anaheim, California............     1982      57,730   100.0        303         284         0.8      5.25       4.92
 12681/12691 Pala Drive
  Garden Grove, California ......     1970      84,700    82.6        476         454         1.3      6.81       6.48
             TENANTS LEASING
 PERCENTAGE   10% OR MORE OF
   LEASED     NET RENTABLE
   AS OF     SQUARE FEET PER
  9/30/96       PROPERTY
   (%)(6)   AS OF 9/30/96(7)
 ---------- ----------------
    83.9    Hughes Space &
            Communications
            (33.0%)
   100.0    Hughes Space &
            Communications
            (100.0%)

   100.0    Hughes Space &
            Communications
            (94.6%)
    94.0    McDonnell
            Douglas
            Corporation
            (50.9%), Olympus
            America, Inc.
            (18.6%)
   100.0    Devry, Inc.
            (100.0%)
    82.6    R.L. Polk & Co.
            (9.8%)
    92.2    SCAN Health Plan
            (20.4%), Zelda
            Fay Walls (12.7%)
   100.0    Oasis Cafe
            (37.1%),
            Keywanfar &
            Baroukhim
            (16.1%),
            SR Impressions
            (15.0%)
    60.0    Principal Mutual
            (8.8%),
            Lynden (8.8%),
            Rayonier (8.0%)
     --     --

    87.7    Key Bank
            (41.9%)(15),
            Northwest
            Airlines
            (24.9%),
            City of Sea Tac
            (17.2%)


    91.6    Peryam & Kroll
            (26.7%),
            DMV/VPI
            Insurance Group
            (26.5%),
            Midcom
            Corporation
            (15.5%)

   100.0    Worldcom, Inc.
            (34.2%), Data
            Select Systems,
            Inc. (13.0%),
            Pepperdine
            University
            (12.7%),
            Anheuser Busch,
            Inc. (12.0%)

   100.0    Northwest
            Airlines, Inc.
            (100%)
   -----
    79.8
   -----
            Mattel, Inc.
   100.0    (100%)
            Furon Co., Inc.
    59.2    (59.2%)
            Ace Medical Co.
   100.0    (100%)
   100.0    MSAS Cargo
            Intl., Inc.
            (100%)

   100.0    Allen-Bradley
            Company (100%)

   100.0    Extron
            Electronics (100%)

    82.6    Rank Video Services America, Inc.
            (82.6%)

                                                        (footnotes on next page)

                                                                                            AVERAGE
                                              PERCENTAGE                         PERCENTAGE  BASE                  PERCENTAGE
                                       NET      LEASED     1995                   OF 1995    RENT                    LEASED
                                    RENTABLE    AS OF      BASE        1995        TOTAL      PER     EFFECTIVE      AS OF
                                     SQUARE    12/31/95    RENT      EFFECTIVE      BASE    SQ. FT.    RENT PER     9/30/96
    PROPERTY LOCATION    YEAR BUILT   FEET      (%)(1)   ($000)(2) RENT($000)(3)  RENT (%)  ($)(4)  SQ. FT. ($)(5)   (%)(6)
    -----------------    ---------- --------- ---------- --------- ------------- ---------- ------- -------------- ----------
 2270 E. El Segundo
  Boulevard
  El Segundo,
  California...........     1975        7,500   100.0        129         129         0.3     17.17      17.17          --
 5115 N. 27th Avenue
  Phoenix,
  Arizona(16)..........     1962      130,877   100.0        640         612         1.7      4.89       4.68        100.0
 12752-12822 Monarch
  Street
  Garden Grove,
  CA(11)(17)...........     1970      277,037    76.4        727         715         1.9      3.43       3.38        100.0
 4155 E. La Palma
  Avenue
  Anaheim, CA(11)(17)..     1985       74,618   100.0        325         237         0.9      4.36       3.18        100.0
 4125 La Palma Avenue
  Anaheim, CA(11)(17)..     1985       69,472    65.6        319         302        0 .8      7.00       6.63        100.0
                                    ---------   -----     ------      ------       -----     -----      -----        -----
 Subtotal/Weighted
  Average                           1,337,697    92.2      7,102       6,341        18.8      5.76       5.14         93.7
                                    ---------   -----     ------      ------       -----     -----      -----        -----
 Office & Industrial--
  All Properties                    3,375,111    83.0     37,587      33,466       100.0     13.42      11.95         85.3
                                    ---------   -----     ------      ------       -----     -----      -----        -----
  TENANTS LEASING
   10% OR MORE OF
   NET RENTABLE
  SQUARE FEET PER
     PROPERTY
 AS OF 9/30/96(7)
 --------------------

        --
 Festival
 Markets, Inc.
 (100%)

 Cannon Equipment
 (60%),
 Vanco (16.4%)

 Bond
 Technologies
 (29.6%),
 NovaCare
 Orthotics
 (24.0%),
 Specialty
 Restaurants
 Corp.
  (21.7%)

 Household
 Finance
 Corporation
 (59%), CSTS
 (34%)

-------
 (1) Based on all leases at the respective Properties in effect as of December 31, 1995.
 (2) Total base rent for the year ended December 31, 1995, determined in accordance with generally accepted accounting principles ("GAAP"). All leases at the Industrial Properties are written on a triple net basis. Unless otherwise indicated, all leases at the Office Properties are written on a full service gross basis, with the landlord obligated to pay the tenant's proportionate share of taxes, insurance and operating expenses up to the amount incurred during the tenant's first year of occupancy ("Base Year") or a negotiated amount approximating the tenant's pro rata share of real estate taxes, insurance and operating expenses ("Expense Stop"). Each tenant pays its pro rata share of increases in expenses above the Base Year or Expense Stop.
 (3) Aggregate base rent received over their respective terms from all leases in effect at December 31, 1995 minus all tenant improvements, leasing commissions and other concessions for all such leases, divided by the terms in months for such leases, multiplied by 12. Tenant improvements, leasing commissions and other concessions are estimated using the same methodology used to calculate effective rent for the Properties as a whole in the charts set forth under the caption "Business and Properties-- General."
 (4) Base rent for the year ended December 31, 1995 divided by net rentable square feet leased at December 31, 1995.
 (5) Effective rent at December 31, 1995 divided by net rentable square feet leased at December 31, 1995.
 (6) Based on all leases at the respective Properties dated on or before September 30, 1996. Occupancy for all Properties at December 31, 1996 was approximately 88.2%.
 (7) Excludes office space leased by the Company.
 (8) For this Property, a lease with Hughes Space & Communications, for approximately 96,000 rentable square feet, and with SDRC Software Products Marketing Division, Inc., for approximately 6,800 rentable square feet, are written on a full service gross basis except that there is no Expense Stop.
 (9) For this Property, the lease with Hughes Space & Communications is written on a modified full service gross basis under which Hughes Space & Communications pays for all utilities and other internal maintenance costs with respect to the leased space and, in addition, pays its pro rata share of real estate taxes, insurance, and certain other expenses including common area expenses.
(10) For this Property, leases with Hughes Space & Communications for approximately 101,000 rentable square feet are written on a full service gross basis except that there is no Expense Stop.
(11) This Property is an Acquisition Property.
(12) For this Property, the lease is written on a triple net basis.
(13) This Industrial Property was vacant until April 1995. The tenant began paying rent in mid-October 1995 at an annual rate of $4.40 per rentable square foot.
(14) The tenant subleased this Industrial Property on May 15, 1996 to RGB Systems, Inc. (doing business as Extron Electronics), the tenant of the Property located at 1230 S. Lewis Street, Anaheim, California, which is adjacent to this Property. The sublease is at an amount less than the current lease rate, and the tenant is paying the difference between the current lease rate and the sublease rate. The lease and the sublease terminate in April 1998. Extron Electronics has executed a lease for this space from May 1998 through April 2005 at the current lease rate. Extron Electronics continues to occupy the space located at 1230 S. Lewis Street.
(15) This lease terminates on December 31, 1996.
(16) This Industrial Property was originally designed for multi-tenant use and currently is leased to a single tenant and utilized as an indoor multi-vendor retail marketplace.
(17) The leases for this Industrial Property are written on a modified triple net basis, with the tenants responsible for estimated allocated common area expenses.

                  THE COMPANY'S SOUTHERN CALIFORNIA SUBMARKETS

  The Company retained Robert Charles Lesser & Co. ("Lesser"), nationally recognized experts in real estate consulting and urban economics, to study the Company's Southern California submarkets, and the discussion of such submarkets below is based upon Lesser's findings. While the Company believes that these estimates of economic trends are reasonable, there can be no assurance that these trends will in fact continue.

  The Company's Office and Industrial Properties are primarily located in Los Angeles, Orange and Ventura Counties which, together with Riverside and San Bernardino Counties, comprise the second largest Consolidated Metropolitan Statistical Area in the United States. Management believes that the region's economy, which in 1994 commenced recovery from a four-year economic recession, and the continuing growth in the region's foreign trade, tourism and entertainment industries, provide an attractive environment for owning and operating Class A office and industrial properties since occupancy rates and asking rents generally are increasing. In addition, since 1992 there has been virtually no increase in the region's office space, while the region's demand for quality industrial space and low vacancy rates has spurred modest new construction of industrial properties.

  Vacancy rates in the office space market in the Southern California Area are trending downward from a high in 1991 and 1992 of nearly 20.0% to a level at the end of 1996 of under 17.0%. At September 30, 1996, the vacancy rate for the Southern California Area Office Properties was approximately 6.9%. Vacancy rates in the industrial space market in the Southern California Area have decreased from a high of nearly 14% in 1992 to approximately 7.6% at December 31, 1996. At September 30, 1996, the vacancy rate for the Southern California Area Industrial Properties was approximately 7.0%.

  As of December 31, 1995, the Southern California Area had a total population of approximately 15.6 million people which accounted for approximately 5.9% of the total U.S. population. Beginning in 1990, annual population growth in the region has averaged approximately 217,000 persons. Of the total population at December 31, 1995, approximately 9.2 million and 2.6 million persons lived in Los Angeles and Orange Counties, respectively, the counties in which all but five of the Properties are located. Annual estimated growth in population over the next five years in these counties is expected to be approximately 94,000 and 32,000 persons, respectively. See "Business and Properties--The Company's Southern California Submarkets."

                                 THE FINANCING

  The Company, on behalf of the Operating Partnership, has obtained a written commitment for mortgage loans of $96.0 million (the "Mortgage Loans") from Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan & Co., the closing of which is a condition to the consummation of the Offering. The proceeds of the Mortgage Loans will principally be used to repay existing indebtedness on the Properties. The Mortgage Loans consist of: (i) an $84.0 million mortgage loan secured by certain of the Properties (the "$84.0 Million Loan") and (ii) a $12.0 million mortgage loan secured by the SeaTac Office Center (the "SeaTac Loan"). The $84.0 Million Loan requires monthly principal and interest payments based on a fixed rate equal to the sum of the interest rate for U.S. Treasury Securities maturing 8 years from the date of the closing of the $84.0 Million Loan plus 1.75%, and will amortize over a 25-year period, maturing in 2005. The Company presently anticipates that the $84.0 Million Loan will be incurred by a limited partnership which is wholly-owned by the Company and the Operating Partnership and structured to be a "bankruptcy remote" financing vehicle. The Properties to be pledged as collateral for the $84.0 Million Loan will be transferred to such limited partnership. The SeaTac Loan requires monthly payment of interest computed at a variable rate and has a term of six months. Principal and interest under the SeaTac Loan will be full recourse to the Company. The Company has financed the SeaTac Office Center in this manner in order to provide flexibility to obtain additional financing secured by the SeaTac Office Center if the Company leases additional space at this Property. In connection with the $84.0 Million Loan, the Company will pay fees equal to .50% of the total principal amount, or $420,000, and will reimburse the lender for its costs and expenses. In connection with the SeaTac Loan, the Company will pay fees equal to 1.5% of the total principal amount, or $180,000, and will reimburse the lender for its costs and expenses. The Mortgage Loans may, at the discretion of the lender, be included in a future securitized financing transaction.

  The Company is currently negotiating with Morgan Guaranty Trust Company of New York, on behalf of the proposed lenders, a $100.0 million revolving Credit Facility (the Credit Facility, together with the Mortgage Loans, the "Financing") which the Company, on behalf of the Operating Partnership, expects to enter into shortly after the consummation of the Offering. The availability of funds under the Credit Facility is expected to be subject to the value of collateral securing the facility and the Company's compliance with a number of customary financial and other covenants on an ongoing basis. The Company expects that, initially, approximately $50.0 million will be available under the Credit Facility. The Company also will have working capital cash reserves of approximately $76 million and capital expenditure cash reserves of approximately $2.5 million upon consummation of the Offering. The Credit Facility and the working capital cash reserves will be used primarily to finance acquisitions of additional properties. The Credit Facility will also be available to refinance the SeaTac Loan. Payment of principal and interest on the Credit Facility is expected to be secured by certain of the Properties. In addition, borrowings under the Credit Facility are expected to be recourse obligations to the Company and the Operating Partnership. In connection with the Credit Facility, the Operating Partnership will pay fees equal to 1.0% of the total commitment under the Credit Facility, or $1.0 million, and will reimburse the lender for its costs and expenses.

                              DISTRIBUTION POLICY

  The Company presently intends to make regular quarterly distributions to holders of its Common Stock. The first distribution, for the period commencing upon the consummation of the Offering and ending March 31, 1997, is anticipated to be approximately $.2583 per share (which is equivalent to a quarterly distribution of $.3875 per share or an annual distribution of $1.55 per share) which results in an initial annual distribution rate of 6.74%. The Company does not expect to change its estimated distribution rate if any of the Underwriters' over-allotment option is exercised. The Company currently expects to distribute approximately 90.7% of estimated cash available for distribution for the 12 months following the consummation of the Offering. Units and shares of Common Stock will receive equal distributions. The Board of Directors may vary the percentage of cash available for distribution which is distributed if the actual results of operations, economic conditions or other factors differ from the assumptions used in the Company's estimates.

  The Company established its initial distribution rate based on estimated cash flow for the 12 months following the consummation of the Offering and the Formation Transactions which the Company anticipates to be available for distribution, taking into account rents under existing leases, estimated operating expenses, capital improvements, debt service requirements, known contractual commitments, and estimated amounts for recurring tenant improvements and leasing commissions. To maintain its qualification as a REIT, the Company must make annual distributions to stockholders of at least 95% of its taxable income, determined without regard to the deduction for dividends paid and by excluding any net capital gains. Under certain circumstances, the Company may be required to make distributions in excess of cash flow available for distribution to meet such distribution requirements. See "Distribution Policy."

  The Company's estimate of the initial distribution rate for the Common Stock was based on the Company's estimate of cash available for distribution, which is being made solely for the purpose of setting the initial distribution rate and is not intended to be a projection or forecast of the Company's results of operations or of its liquidity. The Company believes that its estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution rate. However, no assurance can be given that the Company's estimate will be accurate. See "Risk Factors--Distribution Payout Percentage."

                           TAX STATUS OF THE COMPANY

  The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1997 and believes its organization and proposed method of operation will enable it to meet the requirements for qualification as a REIT. To maintain REIT status, an entity must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains) to its stockholders. As a REIT, the Company generally will not be subject to federal income tax on net income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates and may not be able to qualify as a REIT for the four subsequent taxable years. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT" and "Federal Income Tax Considerations." Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. In addition, the Services Company will be subject to federal and state income tax at regular corporate rates on its net income.

                                  THE OFFERING

Common Stock Offered Hereby..  12,500,000 shares
Common Stock Outstanding
 after the Offering..........  15,252,374 shares(/1/)
Use of Proceeds..............  Together with the net proceeds of the Mortgage
                               Loans, repayment of approximately $229.5 million
                               (including accrued interest and loan fees) of
                               existing mortgage and other indebtedness,
                               approximately $49.0 million for the purchase of
                               the Acquisition Properties and the remaining
                               approximately $84.4 million to be available for
                               expenses of the Formation Transactions, expenses
                               of the Financing, expenses of the Offering and
                               as working capital.
NYSE symbol..................  KRC

--------
(1) Includes 2,652,374 Units (calculated on an as-exchanged basis) issued in connection with the Formation Transactions and 100,000 restricted shares of Common Stock to be issued to Richard E. Moran Jr., Executive Vice President, Chief Financial Officer and Secretary of the Company (but not a Continuing Investor) pursuant to the Stock Incentive Plan, but excludes 1,500,000 additional shares of Common Stock reserved for issuance as restricted shares of Common Stock, or upon the exercise of options granted, pursuant to the Stock Incentive Plan (as defined herein). See "Management-- Stock Incentive Plan" and "Shares Eligible for Future Sale."

                             SUMMARY FINANCIAL DATA

  The following table sets forth certain financial data on a pro forma basis for the Company, and on an historical basis for the Kilroy Group, which consist of the combined financial statements of the Kilroy Group (the "Combined Financial Statements") whose financial results will be consolidated in the historical and pro forma financial statements of the Company. The financial data should be read in conjunction with the historical and pro forma financial statements and notes thereto included in this Prospectus. The combined historical summary financial data as of December 31, 1994, 1995 and September 30, 1996 and for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1995 and 1996 have been derived from the Combined Financial Statements of the Kilroy Group audited by Deloitte & Touche LLP, independent public accountants, whose report with respect thereto is included elsewhere in this Prospectus. The selected combined historical financial and operating information as of December 31, 1993, 1992 and 1991, and for the years ended December 31, 1992 and 1991, have been derived from the unaudited Combined Financial Statements of the Kilroy Group and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the operating information for the unaudited periods. The pro forma data assume the completion of the Formation Transactions, including acquisition of the Acquisition Properties and the consummation of the Offering and the Financing, and use of the aggregate net proceeds therefrom as described under "Use of Proceeds" as of the beginning of the periods presented for the operating data and as of the balance sheet date for the balance sheet data. The pro forma financial data does not give effect to the recent extension of the tenant lease with Hughes Space & Communications with respect to space leased in the Office Property located at 2250 E. Imperial Highway, El Segundo, California and a portion of the space leased in the Office Property located at 2240 E. Imperial Highway, El Segundo, California. The pro forma financial data are not necessarily indicative of what the actual financial position or results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations.

             THE COMPANY (PRO FORMA) AND KILROY GROUP (HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               NINE MONTHS ENDED
                                 SEPTEMBER 30,                              YEAR ENDED DECEMBER 31,
                         --------------------------------  --------------------------------------------------------------
                                    COMBINED HISTORICAL                            COMBINED HISTORICAL
                         PRO FORMA  ---------------------  PRO FORMA ----------------------------------------------------
                           1996        1996        1995      1995      1995       1994       1993       1992       1991
                         ---------  ------------ --------  --------- ---------  ---------  ---------  ---------  --------
STATEMENT OF OPERATIONS
 DATA:
 Rental income.......... $ 30,635   $   25,156   $ 24,056   $39,141  $  32,314  $  31,220  $  34,239  $  32,988  $ 29,300
 Tenant reimbursements..    3,326        2,583      2,377     3,886      3,002      1,643      4,916      5,076     5,416
 Parking income.........    1,317        1,317      1,193     1,582      1,582      1,357      1,360      1,286     1,358
 Development and
  management fees.......      --           580        926       --       1,156        919        751        882       779
 Sale of air rights.....      --           --       4,456     4,456      4,456        --         --         --        --
 Lease termination
  fees..................      --           --         --        100        100        300      5,190         48       --
 Other income...........      364           65        211       705        298        784        188        221       206
                         --------   ----------   --------   -------  ---------  ---------  ---------  ---------  --------
 Total revenues.........   35,642       29,701     33,219    49,870     42,908     36,223     46,644     40,501    37,059
                         --------   ----------   --------   -------  ---------  ---------  ---------  ---------  --------
 Property expenses......    6,411        5,042      5,045     8,668      6,834      6,000      6,391      6,384     6,971
 Real estate taxes
  (refunds).............    1,457          970      1,088     2,002      1,416       (448)     2,984      3,781     2,377
 General and
  administrative
  expense...............    3,107        1,607      1,554     4,143      2,152      2,467      1,113      1,115       841
 Ground lease...........      832          579        542     1,127        789        913        941        854       726
 Development expenses...      --           584        564       --         737        468        581        429       255
 Option buy-out cost....    3,150        3,150        --        --         --         --         --         --        --
 Interest expense.......    5,952       16,234     18,660     7,936     24,159     25,376     25,805     26,293    26,174
 Depreciation and
  amortization..........    7,668        6,838      7,171    10,580      9,474      9,962     10,905     10,325     9,116
                         --------   ----------   --------   -------  ---------  ---------  ---------  ---------  --------
 Total expenses.........   28,577       35,004     34,624    34,456     45,561     44,738     48,720     49,181    46,460
                         --------   ----------   --------   -------  ---------  ---------  ---------  ---------  --------
 Income (loss) before
  equity in income of
  subsidiary, minority
  interest and
  extraordinary item....    7,065       (5,303)    (1,405)   15,414     (2,653)    (8,515)    (2,076)    (8,680)   (9,401)
 Equity in income (loss)
  of subsidiary.........      (58)                    --        136        --         --         --         --        --
 Minority interest......   (1,219)                    --     (2,706)       --         --         --         --        --
 Extinguishment of
  debt..................      --        20,095     15,267       --      15,267      1,847        --         --        --
                         --------   ----------   --------   -------  ---------  ---------  ---------  ---------  --------
 Net income (loss)...... $  5,788   $   14,792   $ 13,862   $12,844  $  12,614  $  (6,668) $  (2,076) $  (8,680) $ (9,401)
                         ========   ==========   ========   =======  =========  =========  =========  =========  ========
 Pro forma net income
  per share(1).......... $   0.46                           $  1.02
                         ========                           =======
                                                                                       DECEMBER 31,
                                                                     ----------------------------------------------------
                          SEPTEMBER 30, 1996                                       COMBINED HISTORICAL
                         -----------------------                     ----------------------------------------------------
                                     COMBINED
                         PRO FORMA  HISTORICAL                         1995       1994       1993       1992       1991
                         ---------  ------------                     ---------  ---------  ---------  ---------  --------
BALANCE SHEET DATA:
 Real estate assets,
  before accumu-
  lated depreciation and
  amortization.......... $285,150   $  227,127                       $ 224,983  $ 223,821  $ 222,056  $ 221,423  $220,363
 Total assets...........  266,951      131,062                         132,857    143,251    148,386    161,008   169,147
 Mortgages and loans....   96,000      224,046                         233,857    250,059    248,043    250,792   245,645
 Total liabilities......  109,981      244,285                         254,683    273,585    263,346    263,156   254,786
 Minority interest......   27,313
 Stockholders' equity
  (deficit).............  129,657     (113,223)                       (121,826)  (130,334)  (114,960)  (102,148)  (85,639)

                           NINE MONTHS ENDED SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                          -----------------------------------  ------------------------------------------
                                        COMBINED HISTORICAL                    COMBINED HISTORICAL
                          PRO  FORMA   ----------------------  PRO FORMA  -------------------------------
                             1996         1996        1995       1995       1995       1994       1993
                          -----------------------  ----------  ---------  ---------  ---------  ---------
OTHER DATA:
 Funds from
  Operations(2).........     $18,228       $4,685      $1,310    $21,998     $2,365     $1,447     $3,639
 Cash flows from:
 Operating activities...         --         5,528       9,270        --      10,071      6,607     11,457
 Investing activities...         --        (2,140)       (446)       --      (1,162)    (1,765)     2,028
 Financing activities...         --        (3,388)     (8,824)       --      (8,909)    (4,842)   (13,485)
 Office Properties:
 Square footage.........   2,037,414    1,688,383   1,688,383  2,037,414  1,688,383  1,688,383  1,688,383
 Occupancy..............        79.8%        76.3%       72.8%      77.0%      72.8%      73.3%      81.0%
 Industrial Properties:
 Square footage.........   1,337,697      916,570     916,570  1,337,697    916,570    916,570    916,570
 Occupancy..............        93.7%        90.8%       98.4%      92.2%      98.4%      79.7%      77.6%

-------
(1) Pro forma net income per share equals pro forma net income divided by the 12,600,000 shares of Common Stock outstanding after the Offering.
(2) As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), Funds from Operations represents net income (loss) before minority interest of unit holders (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Non-cash adjustments to Funds from Operations were as follows: in all periods, depreciation and amortization; in 1996, 1995 and 1994, gains on extinguishment of debt; and in pro forma 1996 and 1995, non-cash compensation. Further, in 1996 and 1995 non-recurring items (sale of air rights and option buy-out cost) were excluded. Management considers Funds from Operations an appropriate measure of performance of an equity REIT because industry analysts have accepted it as such. The Company computes Funds from Operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. See notes (9), (10) and (11) under the caption "Distribution Policy" and the notes to the historical financial statements of the Kilroy Group. Funds from Operations should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with GAAP.

                                 RISK FACTORS

   An investment in the shares of Common Stock involves various material risks. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the shares of Common Stock offered hereby.

  CONFLICTS OF INTEREST

  Certain Limited Partner Approval Rights. While the Company will be the sole general partner of the Operating Partnership, and generally will have full and exclusive responsibility and discretion in the management and control of the Operating Partnership, certain provisions of the Partnership Agreement place limitations on the Company's ability to act with respect to the Operating Partnership. The Partnership Agreement provides that if the limited partners own at least 5% of the outstanding Units (including Units held by the Company which will represent 82.6% of all Units outstanding upon consummation of the Offering), the Company shall not, on behalf of the Operating Partnership, take any of the following actions without the prior consent of the holders of more than 50% of the Units representing limited partner interests (excluding Units held by the Company): (i) dissolve the Operating Partnership, other than incident to a merger or sale of substantially all of the Company's assets; or
(ii) prior to the seventh anniversary of the consummation of the Offering, sell the Office Property located at 2260 E. Imperial Highway at Kilroy Airport Center at El Segundo, other than incident to a merger or sale of substantially all of the Company's assets. Furthermore, the Partnership Agreement provides that, except in connection with certain transactions, the Company may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership, without the consent of the holders of at least 60% of the Units (including Units held by the Company) and without meeting certain other criteria with respect to the consideration to be received by the limited partners. In addition, the Company has agreed to use its commercially reasonable efforts to structure certain merger transactions to avoid causing the limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in such transactions. The restrictions on the Company's ability to act as described above may result in the Company being precluded from taking action which the Board of Directors believes is in the best interest of all stockholders. See "Partnership Agreement of the Operating Partnership--Transferability of Interests" and "--Certain Limited Partner Approval Rights."

  Tax Consequences Upon Sale or Refinancing. Unlike persons acquiring shares of Common Stock in the Offering, holders of Units may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of the Properties owned by the Operating Partnership, and therefore such holders may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such Properties. While the Company, as the sole general partner of the Operating Partnership, will have the authority (subject to certain limited partner approval rights described below) to determine whether and on what terms to sell or refinance each Property owned solely by the Operating Partnership, those directors and officers of the Company who hold Units may seek to influence the Company not to sell or refinance the Properties, even though such a sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a Property with a higher level of debt. The Partnership Agreement provides that if the limited partners own at least 5% of the outstanding Units (including Units held by the Company which will represent 82.6% of all Units outstanding upon consummation of the Offering), the Company shall not, on behalf of the Operating Partnership, take any of the following actions without the prior consent of the holders of more than 50% (excluding Units held by the Company) of the Units representing limited partner interests: (i) dissolve the Operating Partnership, other than incident to a merger or sale of substantially all of the Company's assets; or (ii) prior to the seventh anniversary of the consummation of the Offering, sell the Office Property at 2260 E. Imperial Highway at Kilroy Airport Center at El Segundo, other than incident to a merger or sale of substantially all of the Company's assets. The Operating Partnership will also use commercially reasonable efforts to cooperate with the limited partners to minimize any taxes payable in connection with any repayment, refinancing, replacement or restructuring of indebtedness, or any sale, exchange or any other disposition of assets, of the Operating Partnership. See "Partnership Agreement of the Operating Partnership--Transferability of Interests" and "--Certain Limited Partner Approval Rights."

  Failure to Enforce Terms of Certain Agreements. As recipients of Units in the Formation Transactions, John B. Kilroy, Sr., as Chairman of the Company's Board of Directors, and John B. Kilroy, Jr., as the Company's President and Chief Executive Officer and a director of the Company, will have a conflict of interest with respect to their obligations as directors or officers of the Company to enforce the terms of the agreements relating to the transfer to the Operating Partnership of their interests in the Properties and other assets to be acquired by the Company and relating to the Company's option to purchase certain additional properties owned by entities controlled by them. See "Business and Properties--Development, Leasing and Management Activities-- Excluded Properties." The failure to enforce the material terms of those agreements (which would require the approval of the Independent Directors) could result in a monetary loss to the Company, which loss could have a material effect on the Company's financial condition or results of operations. While certain Continuing Investors will provide indemnities in connection with such transfers, such indemnities would be impaired to the extent that such Continuing Investors have other obligations, including obligations for taxes arising from the Formation Transactions or prior transactions, which they may not have sufficient assets to satisfy.

  Policies with Respect to Conflicts of Interest. The Company has adopted certain policies designed to eliminate or minimize conflicts of interest. These policies include (i) provisions in the Company's Articles of Incorporation and Bylaws which require that at least a majority of the directors be Independent Directors, (ii) provisions in the Company's Bylaws which require that a majority of the Independent Directors approve transactions between the Company and members of the Kilroy Group, including the enforcement of terms of the transfers of the Properties to the Operating Partnership and the exercise of the options with respect to the Excluded Properties, and the sale or refinancing of the Properties and (iii) the requirement that the members of the Board of Directors that are Continuing Investors (John B. Kilroy, Jr. and John B. Kilroy, Sr.) enter into noncompetition agreements with the Company. The provisions contained in the Company's Articles of Incorporation can be modified only with the approval of two-thirds of the shares of the Company's capital stock outstanding and entitled to vote thereon, and the provisions contained in the Company's Bylaws can be modified only with the approval of a majority of either the Company's Board of Directors or the shares of the Company's capital stock outstanding and entitled to vote thereon. However, there can be no assurance that these policies will not be changed in the future or that they otherwise always will be successful in eliminating the influence of such conflicts, and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders. See "Policies with Respect to Certain Activities--Conflict of Interest Policies."

  Competitive Real Estate Activities of Management. John B. Kilroy, Sr. and John B. Kilroy, Jr. will have controlling ownership interests in a complex of three office properties which are located in the El Segundo submarket in which four of the Office Properties and four of the Industrial Properties are located. These properties will be managed by the Operating Partnership and certain of the Company's officers, directors and employees will spend an immaterial portion of their time and effort managing these interests and Calabasas Park Centre, an undeveloped approximately 66-acre site (representing approximately 45 developable acres net of acreage required for streets and contractually required open areas). The Kilroy Group is actively marketing for sale all but 18 acres of Calabasas Park Centre. Certain of the Company's officers, directors and employees will spend an immaterial amount of time in connection with any sales of such parcels.

  Each of these properties is currently owned by partnerships owned and controlled by John B. Kilroy, Sr. and John B. Kilroy, Jr. The properties located on North Sepulveda Boulevard in El Segundo will be managed by the Operating Partnership pursuant to a management agreement on market terms. With respect to Calabasas Park Centre, the officers, directors and employees of the Company will spend an immaterial amount of time in connection with the entitlement, marketing and sales of such parcels. Calabasas Park Centre will be managed by the Services Company pursuant to a management agreement on market terms. The implementation of the arrangements relating to each of these properties will involve a conflict of interest with John B. Kilroy, Sr. and John B. Kilroy, Jr. The Kilroy Group holds certain other real estate interests which are not being contributed to the Company as part of the Formation Transactions. All of such other real estate interests relate to miscellaneous properties and property rights that the Company believes are not of a type appropriate for inclusion in the

Company's portfolio and the properties are not consistent with the Company's strategy. See "Business and Properties--Excluded Properties."

  ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

  Tax Liabilities as a Consequence of Failure to Qualify as a REIT. The Company intends to operate so as to qualify as a REIT under the Code, commencing with its taxable year ending December 31, 1997. Although management believes that it will be organized and will operate in such a manner, no assurance can be given that the Company will be organized or will be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay distributions to stockholders aggregating annually at least 95% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets in partnership form. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company is relying on the opinion of Latham & Watkins, tax counsel to the Company, regarding various issues affecting the Company's ability to qualify, and continue to qualify, as a REIT. See "Federal Income Tax Consequences--Taxation of the Company" and "Legal Matters." Such legal opinion is based on various assumptions and factual representations by the Company regarding the Company's ability to meet the various requirements for qualification as a REIT, and no assurance can be given that actual operating results will meet these requirements. Such legal opinion is not binding on the Internal Revenue Service ("IRS") or any court.

  Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed 5% of the REIT's total assets on certain testing dates. See "Federal Income Tax Consequences-- Taxation of the Company--Requirements for Qualification." The Company believes that its allocable share of the aggregate value of the securities of the Services Company to be held by the Operating Partnership will be less than 5% of the value of the Company's total assets, based on the initial allocation of Units among participants in the Formation Transactions and the Company's opinion regarding the maximum value that could be assigned to the expected assets and net operating income of the Services Company after the Offering. In rendering its opinion as to the qualification of the Company as a REIT, Latham & Watkins is relying on the conclusions of the Company regarding the value of the Services Company.

  If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Consequences--Taxation of the Company-- Requirements for Qualification."

  Other Tax Liabilities. Even if the Company qualifies for and maintains its REIT status, it will be subject to certain federal, state and local taxes on its income and property. For example, if the Company has net income from a prohibited transaction, such income will be subject to a 100% tax. In addition, the Company's net income, if any, from the third-party development conducted through the Services Company will be subject to federal income tax at regular corporate tax rates. See "Federal Income Tax Consequences--Services Company."

  RISKS OF DEVELOPMENT BUSINESS AND RELATED ACTIVITIES BEING CONDUCTED BY THE SERVICES COMPANY

  Tax Liabilities. The Services Company will be subject to federal and state income tax on its taxable income at regular corporate rates. Any federal, state or local income taxes that the Services Company is required to pay will reduce the cash available for distribution by the Company to its stockholders.

  Adverse Consequences of Lack of Control Over the Businesses of the Services Company. To comply with the REIT asset tests that restrict ownership of shares of other corporations, upon consummation of the Offering, the Operating Partnership will own 100% of the nonvoting preferred stock of the Services Company (representing approximately 95.0% of its economic value) and John B. Kilroy, Sr. and John B. Kilroy, Jr. will own all the outstanding voting common stock of the Services Company (representing approximately 5.0% of its economic value). This ownership structure is necessary to permit the Company to share in the income of the Services Company and also maintain its status as a REIT. Although it is anticipated that the Company will receive substantially all of the economic benefit of the businesses carried on by the Services Company through the Company's right to receive dividends through the Operating Partnership, the Company will not be able to elect directors or officers of the Services Company and, therefore, the Company will not have the ability to influence the operations of the Services Company or require that the Services Company's board of directors declare and pay a cash dividend on the nonvoting preferred stock of the Services Company held by the Operating Partnership. As a result, the board of directors and management of the Services Company may implement business policies or decisions that would not have been implemented by persons controlled by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely impact the Company's net operating income and cash flow. See "Formation and Structure of the Company."

  Adverse Consequence of REIT Status on the Businesses of the Services Company. Certain requirements for REIT qualification may in the future limit the Company's ability to receive increased distributions from the fee development operations conducted and related services offered by the Services Company. See "--Adverse Consequences of Failure to Qualify as a REIT."

  NO APPRAISALS; CONSIDERATION TO BE PAID FOR PROPERTIES AND OTHER ASSETS MAY EXCEED THEIR FAIR MARKET VALUE. No independent valuations or appraisals of the Properties were obtained in connection with the Formation Transactions. The valuation of the Company has been determined by considering the enterprise value of the Company as a going concern based primarily upon a capitalization of estimated and anticipated Funds from Operations (as defined) and cash available for distribution and the other factors discussed in this Prospectus under "Distribution Policy" and "Underwriting," rather than an asset-by-asset valuation based on historical cost or current market value. This methodology has been used because management believes it is appropriate to value the Company as an ongoing business rather than with the view to values that could be obtained from a liquidation of the Company or of individual assets owned by the Company. Accordingly, there can be no assurance that the consideration paid by the Company will not exceed the fair market value of the Properties and other assets acquired by the Company. A valuation of the Company determined solely by appraisals of the Properties and other assets of the Company may result in a significantly lower valuation of the Company from that which is reflected by the initial public offering price per share set forth on the cover of this Prospectus, which also takes into account the businesses of the Services Company, the earnings of the Properties and the going concern value of the Company. See "Underwriting." Since the liquidation value of the Company is likely to be significantly less than the value of the Company as a going concern, stockholders may suffer a significant loss in the value of their shares if the Company were required to sell its assets.

  The valuation of the Company's development, leasing and management services business has been derived, in part, from a capitalization of the revenue derived from the Company's contracts with third parties for real estate development, leasing and management services. Upon consummation of the Offering, the Company expects to provide through the Operating Partnership leasing and management services, and through the Services Company development services.

  The consideration paid and the allocation of Units of the Operating Partnership among the participants in connection with the Formation Transactions were not determined by arm's-length negotiations. Since no appraisals of the Properties and other assets were obtained, the value of the Units allocated to participants in the Formation Transactions may exceed the fair market value of their ownership of such Properties and assets. The terms of the option agreements relating to the Excluded Properties also were not determined by arm's-length negotiations, and such terms may be less favorable to the Company than those that may have been obtained through negotiations with a third party. In addition, approximately $37.2 million of mortgage indebtedness guaranteed by John B. Kilroy, Sr., of which $8.7 million is also guaranteed by John B. Kilroy, Jr., and personal indebtedness of approximately $3.4 million of John B. Kilroy, Sr., will be repaid in connection with the Formation Transactions. See "--Conflicts of Interest," "Use of Proceeds" and "Formation and Structure of the Company."

  CASH FLOW FROM DEVELOPMENT ACTIVITIES IS UNCERTAIN. A portion of the Company's anticipated cash flow may be generated from development activities which are partially dependent on the availability of development opportunities and which are subject to the risks inherent with development and general economic conditions. In addition, development activities will be subject to limitations imposed by the REIT tests. See "Federal Income Tax Consequences-- Taxation of the Company--Income Tests." There can be no assurance that the Company will realize such anticipated cash flows. See "Risk Factors--Real Estate Investment Considerations--Risks of Real Estate Acquisition and Development." Also, these development activities generally will be conducted by the Services Company. Accordingly, cash flow from these activities will be further dependent upon the decision of the Services Company's board of directors to declare and pay a cash dividend on the nonvoting preferred stock held by the Operating Partnership. See "--Risks of Development Business and Related Activities Being Conducted by the Services Company."

  DEPENDENCE ON SOUTHERN CALIFORNIA MARKET. Twenty-two of the 26 Properties, comprising an aggregate of approximately 2.7 million rentable square feet (representing approximately 80.4% of the aggregate rentable square feet of all of the Properties), are located in Southern California. Consequently, the Company's performance will be linked to economic conditions and the demand for office, industrial and retail space in this region. The Southern California economy has experienced significant recessionary conditions in the past several years, primarily as a result of the downsizing of the aerospace and defense industries; there is still a dependence on these industries in the Company's El Segundo and Long Beach Airport area submarkets. The recessionary conditions resulted in a general increase in vacancies and a general decrease in net absorption and rental rates in the Company's El Segundo and Long Beach Airport area submarkets. See "Business and Properties--The Company's Southern California Submarkets." Although the recently announced disposition of defense businesses of Hughes Electronics Corporation does not involve tenants at the Properties, any resulting vacancy in the Company's submarkets may have an adverse effect on rental rates and occupancy at the Company's Properties. Any decline in the Southern California economy generally may result in a material decline in the demand for office, industrial and retail space, have a material adverse effect greater than if the Company had a more geographically diverse portfolio of properties, and may materially and adversely affect the ability of the Company to make distributions to stockholders. See "Business and Properties--The Company's Southern California Submarkets."

  In addition, eight Office Properties, representing approximately 64.9% of the aggregate office space of all of the Office Properties, are located in two office parks in El Segundo, California, and Long Beach, California, respectively.

  DEPENDENCE ON SIGNIFICANT TENANTS. The Company's ten largest office tenants represented approximately 46.3% of annual base rent for the year ended December 31, 1995 (giving pro forma effect to a recent extension of a lease with Hughes Space & Communications with respect to two of the Office Properties located at Kilroy Airport Center at El Segundo), and its ten largest industrial tenants represented approximately 16.1% of annual base rent for the same period. Of this amount, its largest tenant, Hughes Space & Communications, currently leases approximately 495,000 rentable square feet of office space in Kilroy Airport Center at El Segundo, representing approximately 25.3% of the Company's total base rent revenues for the year ended December 31, 1995 (giving pro forma effect to the Hughes Space & Communications lease extension). The base periods of the Hughes Space & Communications leases expire beginning in January 1999. The Company's revenues and cash available for distribution to stockholders would be disproportionately and materially adversely affected in the event of bankruptcy or insolvency of, or a downturn in the business of, or the nonrenewal of leases by, any of its significant tenants, or the renewal of such leases on terms less favorable to the Company than their current terms.

  DISTRIBUTIONS TO STOCKHOLDERS AFFECTED BY MANY FACTORS. Distributions by the Company to its stockholders will be based principally on cash available for distribution from the Properties. Increases in base rent under the leases of the Properties or the payment of rent in connection with future acquisitions will increase the Company's cash available for distribution to stockholders. However, in the event of a default or a lease termination by a lessee, there could be a decrease or cessation of rental payments and thereby a decrease in cash available for distribution. In addition, the amount available to make distributions may decrease if properties acquired in the future yield lower than expected returns.

  The distribution requirements for REITs under federal income tax laws may limit the Company's ability to finance future developments, acquisitions and expansions without additional debt or equity financing. If the Company incurs additional indebtedness in the future, it will require additional funds to service such indebtedness and as a result amounts available to make distributions may decrease. Distributions by the Company will also be dependent on a number of other factors, including the Company's financial condition, any decision to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Company deems relevant. In addition, the Company may issue from time to time additional Units or shares of Common Stock in connection with the acquisition of properties or in certain other circumstances. No prediction can be made as to the number of such Units or shares of Common Stock which may be issued, if any, and, if issued, the effect on cash available for distribution on a per share basis to holders of Common Stock. Such issuances, if any, will have a dilutive effect on cash available for distribution on a per share basis to holders of Common Stock. See "The Company--Growth Strategies." The possibility exists that actual results of the Company may differ from the assumptions used by the Board of Directors in determining the initial distribution rate. In such event, the trading price of the Common Stock may be adversely affected.

  To obtain the favorable tax treatment associated with REITs, the Company generally will be required to distribute to its stockholders at least 95% of its taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains) each year. In addition, the Company will be subject to tax at regular corporate rates to the extent that it distributes less than 100% of its taxable income (including net capital gains) each year. The Company will also be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years.

  The Company intends to make distributions to its stockholders to comply with the distribution requirements of the Code and to reduce exposure to federal income taxes and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income and the effect of required debt amortization payments could require the Company to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

  REAL ESTATE INVESTMENT CONSIDERATIONS

  General. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the related properties as well as the expenses incurred in connection therewith. If the Properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, the ability to make distributions to the Company's stockholders could be adversely affected. Income from, and the value of, the Properties may be adversely affected by the general economic climate, local conditions such as oversupply of office, industrial or retail space or a reduction in demand for office, industrial or retail space in the area, the attractiveness of the Properties to potential tenants, competition from other office, industrial and retail buildings, and the ability of the Company to provide adequate maintenance and insurance and increased operating costs (including insurance premiums, utilities and real estate taxes). In addition, revenues from properties and real estate values are also affected by such factors as the cost of compliance with regulations and the potential for liability under applicable laws, including changes in tax laws, interest rate levels and the availability of financing.

The Company's income would be adversely affected if a significant number of tenants were unable to pay rent or if office, industrial or retail space could not be rented on favorable terms. Certain significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment.

  Illiquidity of Real Estate. Real estate investments are relatively illiquid and, therefore, the Company has limited ability to vary its portfolio quickly in response to changes in economic or other conditions. In addition, the prohibition in the Code and related regulations on a REIT holding property for sale may affect the Company's ability to sell properties without adversely affecting distributions to the Company's stockholders.

  Competition. The Company plans to expand, primarily through the acquisition and development of additional office and industrial buildings in Southern California and other markets where the acquisition and/or development of property would, in the opinion of management, result in a favorable risk-adjusted return on investment. There are a number of office and industrial building developers and real estate companies that compete with the Company in seeking properties for acquisition, prospective tenants and land for development. All of the Properties are in developed areas where there are generally other properties of the same type. Competition from other office, industrial and retail properties may affect the Company's ability to attract and retain tenants, rental rates and expenses of operation (particularly in light of the higher vacancy rates of many competing properties which may result in lower-priced space being available in such properties). The Company may be competing with other entities that have greater financial and other resources than the Company. During the period beginning January 1, 1994 and ending September 30, 1996, the Company's weighted average renewal rate, based on net rentable square footage, was 71.7% for the Properties located in the Southern California Area and 50.9% for the Properties overall. The lower overall retention rate is due primarily to the termination in 1993 of a lease, scheduled to expire in 1995, for 211,000 square feet at the SeaTac Office Center.

  Lease Expirations. Certain leases expiring during the first several years following the Offering are at rental rates higher than those attained by the Company in its recent leasing activity. Such leases, or other leases of the Company, may not be renewed or, if renewed, may be renewed at rental rates lower than rental rates in effect immediately prior to expiration. Decreases in the rental rates for the Company's properties, the failure of tenants to renew any such leases or the failure of the Company to re-lease any of the Company's space could materially adversely affect the Company and its ability to make distributions. During the three calendar years ending December 31, 1999, the Company will have expiring Office Property leases covering approximately 408,000 net rentable square feet, and Industrial Property leases covering approximately 92,900 net rentable square feet. For the year ended December 31, 1995, such leases had a weighted average annual base rent per net rentable square foot of approximately $18.81 and $5.97, respectively. For the nine-month period ended September 30, 1996, the Company entered into 31 Office Property lease transactions for an aggregate of approximately 342,000 net rentable square feet with a weighted average initial annual base rent per net rentable square foot of approximately $19.52 (excluding the Thousand Oaks Office Property where the Company entered into one lease transaction with an initial annual base rent per net rentable square foot of $24.00). For the 12-month period ending December 31, 1996, the Company entered into one Industrial Property lease transaction for approximately 62,500 net rentable square feet with an initial annual base rent per net rentable square foot of $6.36. See "Business and Properties--General" and "--Lease Expirations."

  Ground Leases. The Company's eight Office Properties located at Kilroy Airport Center in Long Beach (assuming consummation of the acquisition of Kilroy Long Beach Phase I concurrent with the consummation of the Offering) and the SeaTac Office Center are held subject to ground leases. A default by the Company under the terms of a ground lease could result in the loss of Properties located on the respective parcel, with the landowner becoming the owner of such Properties unless the default under the lease is cured or waived. In addition, upon expiration of the ground leases, including the options thereon, there is no assurance that the Company will be able to negotiate new ground leases at all or, if any leases were renewed, that they will be on terms consistent with or more favorable than existing terms, which may result in the loss of the Properties or increased rental expense to the Company. The ground leases for the Kilroy Airport Center Long Beach will expire in 2035. See "Business and Properties--Office Properties--Kilroy Long Beach." The ground leases for the SeaTac Office Center (including renewal options) will expire in 2062. See "Business and Properties--Office Properties--SeaTac."

  Capital Improvements. The Properties vary in age and require capital improvements regularly. If the cost of improvements, whether required to attract and retain tenants or to comply with governmental requirements, substantially exceeds management's expectations, cash available for distribution could be reduced.

  Risks of Real Estate Acquisition and Development. The Company intends to actively seek to acquire office and industrial properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. Acquisitions of office and industrial properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

  In addition to the Development Properties, the Company will pursue other development opportunities both for ownership by the Company and on a fee basis. The real estate development business involves significant risks in addition to those involved in the ownership and operation of established office or industrial buildings, including the risks that financing may not be available on favorable terms for development projects and construction may not be completed on schedule or within budget, resulting in increased debt service expense and construction costs and delays in leasing such properties and generating cash flow. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

  The Company anticipates that future acquisitions and developments will be financed, in whole or in part, through additional equity offerings, lines of credit and other forms of secured or unsecured financing. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms. Equity, rather than debt, financing of future acquisitions or developments could have a dilutive effect on the interests of existing stockholders of the Company.

  While the Company has focused primarily on the development and ownership of office and industrial properties, the Company plans in the future to develop properties, part or all of which will be for retail use. In addition, while the Company has historically limited its ownership of properties primarily to the Southern California market, the Company in the future may expand its business to geographic markets other than Southern California, where the acquisition and/or development of property would, in the opinion of management, result in a favorable risk-adjusted return on investment. The Company will not initially possess the same level of familiarity with new types of commercial development or new markets, which could adversely affect its ability to acquire or develop properties in any new localities or to realize expected performance.

  Uninsured Loss. Management believes that the Properties are covered by adequate comprehensive liability, rental loss and all-risk insurance provided by reputable companies and with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to floods, riots or acts of war, or may be insured subject to certain limitations including large deductibles or copayments, such as losses due to seismic activity. See discussion of uninsured losses from seismic activity below. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its investment in and anticipated profits and cash flow from a property and would continue to be obligated on any mortgage indebtedness or other obligations related to such property. Any such loss would adversely affect the Company and its ability to make distributions.

  Uninsured Losses from Seismic Activity. The Properties are located in areas that are subject to earthquake activity. Although the Company expects to have earthquake insurance on a substantial portion of its Properties, such insurance will not be replacement cost and should any Property sustain damage as a result of an earthquake, or should losses exceed the amount of such coverage, the Company may incur uninsured losses or losses due to deductibles or co-payments on insured losses. See "Business and Properties-- Uninsured Losses from Seismic Activity."

  Risks Involved in Property Ownership Through Partnerships and Joint Ventures. Although the Company will own fee simple interests in the Properties (other than Kilroy Long Beach and the SeaTac Office Center, which are held subject to long-term ground leases), in the future the Company may also participate with other entities in property ownership through joint ventures or partnerships. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or co-venturers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-venturers may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. The Company will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.

  REAL ESTATE FINANCING RISKS. The Company will be subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that indebtedness on the Properties will not be refinanced at maturity or that the terms of such refinancing will not be as favorable as the terms of such indebtedness. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of the Properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash available for distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, the Company's interest expense would increase, which would adversely affect the Company's cash flow and its ability to pay expected distributions to stockholders. Further, if a Property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, or is in default under the related mortgage or deed of trust, such Property could be transferred to the mortgagee, the mortgagee could foreclose upon the Property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Company. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Company's ability to meet the REIT distribution requirements of the Code. See "The Financing."

  CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT STOCKHOLDER
VOTE. Subject to the Company's fundamental investment policy to maintain its qualification as a REIT (unless a change is approved by the Company's Board of Directors and stockholders), the Company's Board of Directors will determine its investment and financing policies, its growth strategy, and its debt, capitalization, distribution and operating policies. Although the Board of Directors has no present intention to revise or amend these strategies and policies, the Board of Directors may do so at any time without a vote of the Company's stockholders. See "Policies With Respect to Certain Activities-- Other Policies." Accordingly, stockholders will have no control over changes in strategies and policies of the Company, and such changes may not serve the interests of all stockholders and could adversely affect the Company's financial condition or results of operations, including its ability to distribute cash to stockholders.

  Issuance of Additional Securities. The Company has authority to offer its Common Stock or other equity or debt securities in exchange for property or otherwise. Similarly, the Company may cause the Operating Partnership to offer additional Units or preferred units of the Operating Partnership, including offers in exchange for property to sellers who seek to defer certain of the tax consequences relating to a property transfer. Existing stockholders will have no preemptive right to acquire any such securities, and any such issuance of equity securities could result in dilution in an existing stockholder's investment in the Company.

  Risks Involved in Acquisitions Through Partnerships or Joint Ventures. The Company may invest in office and industrial properties through partnerships or joint ventures instead of purchasing such properties directly or through wholly-owned subsidiaries. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present in a direct acquisition of properties. These include the risk that the Company's co-venturer or partner in an investment might become bankrupt; a co-venturer or partner might at any time have economic or business interests or goals which are inconsistent with the business interests or goals of the Company and a co-venturer or partner might be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives.

  Risks Involved in Investments in Securities Related to Real Estate. The Company may pursue its investment objectives through the ownership of securities of entities engaged in the ownership of real estate. Ownership of such securities may not entitle the Company to control the ownership, operation and management of the underlying real estate. In addition, the Company may have no ability to control the distributions with respect to such securities, which may adversely affect the Company's ability to make required distributions to stockholders. Furthermore, if the Company desires to control an issuer of securities, it may be prevented from doing so by the limitations on percentage ownership and gross income tests which must be satisfied by the Company in order for the Company to qualify as a REIT. See "Federal Income Tax Consequences--Taxation of the Company--Requirements for Qualification as a REIT." The Company intends to operate its business in a manner that will not require the Company to register under the Investment Company Act of 1940 and stockholders will therefore not have the protection of that Act.

  The Company may also invest in mortgages, and may do so as a strategy for ultimately acquiring the underlying property. In general, investments in mortgages include the risk that borrowers may not be able to make debt service payments or pay principal when due, the risk that the value of the mortgaged property may be less than the principal amount of the mortgage note securing such property and the risk that interest rates payable on the mortgages may be lower than the Company's cost of funds to acquire these mortgages. In any of these events, Funds from Operations and the Company's ability to make required distributions to stockholders could be adversely affected.

  RISK OF OPERATIONS CONDUCTED THROUGH THE OPERATING PARTNERSHIP. The Company will own and manage the Properties through its investment in the Operating Partnership in which it will own an approximately 82.6% economic interest (or an 84.5% interest if the Underwriters' over-allotment option is exercised in full). The remaining interests in the Operating Partnership will be owned by the Continuing Investors. Although the number of limited partnership Units was designed to result in a distribution per Unit equal to a distribution per share of Common Stock, such distributions would be equal only if the Company distributes to stockholders all amounts it receives in distributions from the Operating Partnership. See "Formation Transactions--Comparison of Common Stock and Units." In addition, under the terms of the Partnership Agreement, the limited partners of the Operating Partnership have certain approval rights with respect to certain transactions that affect all stockholders. See "-- Conflicts of Interest--Certain Limited Partner Approval Rights."

  INFLUENCE OF CERTAIN CONTINUING INVESTORS. John B. Kilroy, Sr., the Company's Chairman of the Board of Directors, and John B. Kilroy, Jr., the Company's President and Chief Executive Officer and one of its directors, will own, together with the other Continuing Investors, Units exchangeable for shares of Common Stock equal to approximately 17.4% of the total outstanding shares (and, together with options exercisable for shares of Common Stock, 18.8% of the total outstanding shares). In addition, the Messrs. Kilroy will hold two of the Company's five seats on the Board of Directors. Under the terms of the Company's charter, no other stockholder presently is permitted to own in excess of 7.0% of the Common Stock. In addition, although the Messrs. Kilroy will not be able to take action on behalf of the Company without the concurrence of other members of the Company's Board of Directors, they will, for so long as limited partners of the Operating Partnership own at least 5% of the outstanding Units, be able to block (i) the dissolution of the Operating Partnership, or (ii) prior to the seventh anniversary of the consummation of the Offering, the sale of the Office Property located at 2260
E. Imperial Highway at Kilroy Airport Center at El Segundo, in each case other than incident to a merger or sale of all or substantially all of the Company's assets, and be able to exert substantial influence over the Company's affairs.

  LIMITS ON OWNERSHIP AND CHANGE IN CONTROL. Certain provisions of the Maryland General Corporation Law (the "MGCL") and the Company's Articles of Incorporation and Bylaws, and certain provisions of the Operating Partnership's partnership agreement, could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management and, as a result, could prevent the stockholders of the Company from being paid a premium for their shares of Common Stock over then prevailing market prices.

  Limits on Ownership of Common Stock. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of its capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which the election to be treated as a REIT has been made). Furthermore, after the first taxable year for which a REIT election is made, the Company's shares must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or a proportionate part of a short tax year). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively, owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. See "Federal Income Tax Consequences--Taxation of the Company." In order to protect the Company against the risk of losing REIT status due to a concentration of ownership among its stockholders, the Articles of Incorporation of the Company limit actual or constructive ownership of the outstanding shares of Common Stock by any single stockholder to 7.0% (the "Ownership Limit") of the then outstanding shares of Common Stock. See "Description of Capital Stock--Restrictions on Ownership and Transfer." The Board of Directors will consider waiving the Ownership Limit with respect to a particular stockholder if it is satisfied, based upon the advice of tax counsel or otherwise, that ownership by such stockholder in excess of the Ownership Limit would not jeopardize the Company's status as a REIT and the Board of Directors otherwise decided such action would be in the best interests of the Company. The Board of Directors has waived the Ownership Limit with respect to John B. Kilroy, Sr., John B. Kilroy, Jr., members of their families and certain affiliated entities and has permitted such individuals and entities to actually or constructively own, in the aggregate, up to 21% of the outstanding Common Stock.

  Actual or constructive ownership of shares of Common Stock in excess of the Ownership Limit, or, with the consent of the Board of Directors, such other limit, will cause the violative transfer or ownership to be void with respect to the transferee or owner as to that number of shares in excess of the Ownership Limit, or, with the consent of the Board of Directors, such other limit, as applicable, and such shares will be automatically transferred to a trust for the benefit of a qualified charitable organization. Such purported transferee or owner shall have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares. See "Description of Capital Stock--Restrictions on Ownership and Transfer" for additional information regarding the Ownership Limit.

  Staggered Board. Following the consummation of the Offering, the Board of Directors of the Company will be divided into three classes serving staggered three-year terms. The terms of the first, second and third classes will expire in 1998, 1999 and 2000, respectively. Directors for each class will be chosen for a three-year term upon the expiration of the current class' term, beginning in 1998. In addition, the Articles of Incorporation authorize the Board of Directors to issue up to 150,000,000 shares of Common Stock and 30,000,000 shares of preferred stock and to establish the rights and preferences of any shares of preferred stock issued. No shares of preferred stock will be issued or outstanding at the consummation of the Offering. See "Description of Capital Stock--Preferred Stock." Under the Articles of Incorporation, stockholders do not have cumulative voting rights.

  The Ownership Limit, the staggered terms for directors, the issuance of additional common or preferred stock in the future and the absence of cumulative voting rights could have the effect of (i) delaying or preventing a change of control of the Company even if a change of control were in the stockholders' interest, (ii) deterring tender offers for the Common Stock that may be beneficial to the stockholders, or (iii) limiting the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor attempted to assemble a block of shares of Common Stock in excess of the Ownership Limit or otherwise to effect a change of control of the Company. See "Management" and "Description of Capital Stock."

  DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the efforts of its executive officers and directors, particularly John B. Kilroy, Sr., the Company's Chairman of the Board, and John B. Kilroy, Jr., the Company's President and Chief Executive Officer, for strategic business direction and experience in the Southern California real estate market. While the Company believes that it could find replacements for these key personnel, the loss of their services could have an adverse effect on the operations of the Company. The Company has entered into employment agreements with John B. Kilroy, Jr., Jeffrey C. Hawken, Richard E. Moran Jr. and Campbell Hugh Greenup. See "Management--Employment Agreements."

  DISTRIBUTION PAYOUT PERCENTAGE. The Company's expected annual distributions for the 12 months following consummation of the Offering of $1.55 per share are expected to be approximately 90.7% of estimated cash available for distribution. If cash available for distribution generated by the Company's assets for such 12-month period is less than the Company's estimate, or if such cash available for distribution decreases in future periods from expected levels, the Company's ability to make the expected distributions would be adversely affected. Any such failure to make expected distributions could result in a decrease in the market price of the Common Stock. See "Distribution Policy."

  HISTORICAL OPERATING LOSSES OF THE OFFICE AND INDUSTRIAL
PROPERTIES. Although the Office and Industrial Properties developed by the Company after their construction and initial lease-up periods have historically generated positive net cash flow, the effect of depreciation, amortization and other non-cash charges of the Company has resulted in net losses for financial reporting purposes in each of the last five fiscal years. Historical operating results of the Office and Industrial Properties may not be comparable to future operating results of the Company because, prior to the completion of the Offering and the Formation Transactions, the Office and Industrial Properties were encumbered with greater levels of debt (which has the effect of reducing net income) than that with which the Company intends to operate. In addition, the historical results of operations do not reflect the acquisition and development of any of the Acquisition Properties or the Development Properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." However, there can be no assurance that the Company will acquire the Acquisition Properties or acquire and successfully develop any of the Development Properties, and, even if such Properties are acquired and successfully developed, that they will not experience losses in the future.

  NO LIMITATION ON DEBT. The Board of Directors currently intends to fund acquisition opportunities and development partially through short-term borrowings, as well as out of undistributed cash available for distribution and other available cash. The Board of Directors expects to refinance projects purchased or developed with short-term debt either with long-term indebtedness or equity financing depending upon the economic conditions at the time of refinancing. Upon completion of the Offering and the Formation Transactions, the debt to total market capitalization ratio of the Company will be approximately 21.5%. The Board of Directors has adopted a policy of limiting its indebtedness to approximately 50% of its total market capitalization (i.e., the market value of the issued and outstanding shares of Common Stock, including interests exchangeable therefor, plus total debt), but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, that the Company may incur. The Board of Directors, without the vote of the Company's stockholders, could alter or eliminate its current policy on borrowing at any time at its discretion. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash flow and its ability to make expected distributions to its stockholders and an increased risk of default on the Company's obligations. See "Policies With Respect to Certain Activities-- Financing."

  The Company has established its debt policy relative to the market capitalization of the Company rather than to the book value of its assets, a ratio that is frequently employed. The Company has used total market capitalization because it believes that the book value of its assets (which to a large extent is the depreciated value of real property, the Company's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements. The total market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. Although the Company will consider factors other than total market capitalization in making decisions regarding the incurrence of indebtedness (such as the purchase price of properties to be acquired with debt financing, the estimated market value of such properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service), there can be no assurance that the ratio of indebtedness to total market capitalization (or to any other measure of asset value) will be consistent with the expected level of distributions to the Company's stockholders.

  GOVERNMENT REGULATIONS. Many laws and governmental regulations are applicable to the Properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently.

  Costs of Compliance with Americans with Disabilities Act. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation, effective beginning in 1992, are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA might require removal of structural barriers to handicapped access in certain public areas where such removal is "readily achievable." Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. The impact of application of the ADA to the Company's properties, including the extent and timing of required renovations, is uncertain. If required changes involve a greater amount of expenditures than the Company currently anticipates or if the changes must be made on a more accelerated schedule than the Company currently anticipates, the Company's ability to make expected distributions to stockholders could be adversely affected.

  Environmental Matters. Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment, an owner or operator of real estate may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. These laws often impose liability without regard to whether the owner was responsible for, or even knew of, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial, and the presence of such substances may adversely affect the owner's ability to rent or sell the property or to borrow using such property as collateral and may expose it to liability resulting from any release of or exposure to such substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances at another location may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental penalties and injuries to persons and property.

  The Company believes that the Properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its present properties.

  All of the Properties were subject to Phase I or similar environmental assessments by independent environmental consultants in connection with the formation of the Company. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. In connection with the preparation of the Phase I environmental survey with respect to Kilroy Long Beach Phase I, interviews of certain individuals formerly employed at the site documented in a historical site assessment survey revealed the site's possible prior use as a Nike air defense command center or missile facility. Further investigation performed by the Company's environmental consultants and by the Company did not reveal any additional information with respect to such use of the site. The Company's investigation included whether the site might have been used previously for the storage of missiles containing nuclear warheads, and did not reveal any facts that would indicate that the prior use of the site would result in a material risk of environmental liability. Consequently, the Company does not believe that this site constitutes a risk of a liability that would have a material adverse effect on the Company's financial condition or results of operations taken as a whole. In connection with the preparation of the Phase I environmental survey with respect to the Industrial Property located at 12752-12822 Monarch Street, soil sampling revealed trace elements of contamination with cleaning solvents. However, based on the level of contamination noted in the environmental survey, management does not believe that such contamination will have a material adverse effect on the Company's financial condition or results of operations taken as a whole.

  None of the Company's environmental assessments of the other Properties has revealed any environmental liability that the Company believes would have a material adverse effect on the Company's financial condition or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nonetheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds the Company's budgets for such items, the Company's ability to make expected distributions to stockholders could be adversely affected.

  Other Regulations. The Properties are also subject to various federal, state and local regulatory requirements such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's Funds from Operations and expected distributions.

  The City of Los Angeles has enacted certain regulations relating to the repair of welded steel moment frame buildings located in certain areas damaged as a result of the Southern California Northridge earthquake on January 17, 1994. Such regulations do not apply to the Properties. There can be no assurance, however, that similar regulations will not be adopted by governmental agencies with the ability to regulate the Properties or that other requirements affecting the Properties will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's Funds from Operations and cash available for distribution. The Company believes, based in part on recent engineering reports, that its Properties are in good condition. See "Business and Properties--Uninsured Losses from Seismic Activity."

  IMMEDIATE AND SUBSTANTIAL DILUTION. As set forth more fully under "Dilution," as of September 30, 1996, the Properties to be contributed by the Kilroy Group in exchange for Units in the Operating Partnership had a pro forma net tangible book value for financial reporting purposes (giving effect to the Offering) of approximately $129.7 million, or $10.29 per share of Common Stock. As a result, the pro forma net book value per share of Common Stock of the Company after the consummation of the Offering and the Formation Transactions will be less than the initial public offering price of $23.00 per share. The purchasers of Common Stock offered hereby will experience immediate and substantial dilution of $12.71 per share of Common Stock in the net tangible book value of the shares of Common Stock. See "Dilution."

  NO PRIOR PUBLIC MARKET. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop as a result of the Offering or, if a trading market does develop, that it will be sustained or that the shares of Common Stock will be resold at or above the initial public offering price. The market for equity securities can be volatile and the trading price of the Common Stock could be subject to wide fluctuations in response to operating results, news announcements, trading volume, general market trends, changes in interest rates, governmental regulatory action and changes in tax laws. The initial public offering price of the Common Stock offered hereby has been determined through negotiations between the Company and the representatives (the "Representatives") of the Underwriters. Among the factors considered in such negotiations, in addition to prevailing market conditions, were distribution rates and Funds from Operations of publicly traded REITs that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential and earnings prospects of the Company, and the current state of the Company's industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to the Company's book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting."

  EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK. One of the factors that will influence the market price of the Common Stock in public markets will be the annual yield on the price paid for shares from distributions by the Company. An increase in prevailing market interest rates on fixed income securities may lead prospective purchasers of the Common Stock to demand a higher annual yield from future distributions. Such an increase in the required yield from distributions may adversely affect the market price of the Common Stock.

  SHARES AVAILABLE FOR FUTURE SALE. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. Sales of substantial amounts of shares of Common Stock in the public market (or upon exchange of Units) or the perception that such sales might occur could adversely affect the market price of the shares of Common Stock.

  Upon the consummation of the Offering and the Formation Transactions, the Company will have 12,600,000 shares of Common Stock outstanding (including 100,000 restricted shares of Common Stock issued to an officer of the Company who is not a Continuing Investor and excluding 1,875,000 shares of Common Stock subject to the Underwriters' over-allotment option), of which all but the 100,000 restricted shares of Common Stock will be freely tradeable in the public market by persons other than "affiliates" of the Company without restriction or registration under the Securities Act. The Common Stock issued to an officer and all of the shares of Common Stock that are issuable upon the redemption of Units will be deemed to be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be transferred unless registered under the Securities Act or an exemption from registration is available, including any exemption from registration provided under Rule 144 of the Securities Act. In general, upon satisfaction of certain conditions, Rule 144 of the Securities Act permits the sale of certain amounts of restricted securities two years following the date of acquisition of the restricted securities from the Company and, after three years, permits unlimited sales by persons unaffiliated with the Company.

  It is expected that the Operating Partnership will issue an aggregate of 2,652,374 Units to executive officers, directors and other Continuing Investors in connection with the formation of the Company which, after two years following the receipt of such Units, may be redeemed by the Operating Partnership at the request of the holders for cash (based on the fair market value of an equivalent number of shares of Common Stock at the time of such redemption) or, at the Company's option, exchanged for an equal number of shares of Common Stock, subject to certain antidilution adjustments and, with respect to 50% of the Units to be issued to John B. Kilroy, Sr., John B. Kilroy, Jr. and Kilroy Industries, the obligation of such Continuing Investors to indemnify the Company in connection with the Formation Transactions. See "Formation and Structure of the Company--Allocation of Consideration in the Formation Transactions." However, if the Company does not elect to exchange such Units for shares, a Continuing Investor that is a corporation or a limited liability company may require the Company to issue shares of Common Stock in lieu of cash, subject to the Ownership Limit or, with the consent of the

Board of Directors, such other limit which does not result in the failure of the Company to qualify as a REIT. See "Formation and Structure of the Company" and "Shares Available for Future Sale--Redemption Rights/Exchange Rights/Registration Rights." It is expected that immediately after the Offering the Company will grant options to purchase an aggregate of approximately 900,000 shares of Common Stock at the initial public offering price to certain directors, executive officers and other employees of the Company and an additional approximately 500,000 shares of Common Stock will be reserved for issuance as restricted shares of Common Stock or upon the exercise of options granted under the Stock Incentive Plan. See "Management-- Stock Incentive Plan." In addition, the Company may issue from time to time additional shares of Common Stock or Units in connection with the acquisition of properties, including the possible issuance of Units upon the exercise of options to acquire the Excluded Properties. See "The Company--Growth Strategies" and "Business and Properties--Development, Management and Leasing Activities--Excluded Properties." The Company has agreed to file and generally keep continuously effective beginning two years after the completion of the Offering a registration statement covering the issuance of shares upon the exchange of Units and the resale thereof and has agreed to provide piggyback registration rights with respect to shares of Common Stock which may be acquired by the Continuing Investors and certain other persons. See "Shares Available for Future Sale." The Company also anticipates that it will file a registration statement with respect to the shares of Common Stock issuable under the Stock Incentive Plan following the consummation of the Offering. Such registration statements and registration rights generally will allow shares of Common Stock covered thereby, including shares of Common Stock issuable upon exchange of Units or the exercise of options or restricted shares of Common Stock to be transferred or resold without restriction under the Securities Act.

  In addition to the limits placed on the sale of shares of Common Stock by operation of Rule 144 and other provisions of the Securities Act, (i) each of the Continuing Investors has agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any Units or shares of Common Stock or other capital stock of the Company, or any securities convertible or exercisable or exchangeable for any Units or shares of Common Stock or other capital stock of the Company for a period of two years from the date of this Prospectus, and (ii) the Company has agreed not to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any (other than pursuant to the Stock Incentive Plan) shares of Common Stock or other capital stock of the Company, or any securities convertible or exercisable or exchangeable for any Units or shares of Common Stock or other capital stock of the Company, for a period of 180 days from the date of this Prospectus, in each case without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, subject to certain limited exceptions. At the conclusion of the two-year period referenced in clause (i) above, Common Stock issued upon the subsequent exchange of Units may be sold in the public market pursuant to the registration rights described above. Notwithstanding the foregoing, 50% of the Units received by John B. Kilroy, Sr., John B. Kilroy, Jr. and Kilroy Industries in connection with the Formation Transactions will be pledged to secure their indemnification obligations pursuant to an agreement with the Company. See "Formation and Structure of the Company." Future sales of the shares of Common Stock described above could have an adverse effect on the market price of the shares of Common Stock and the existence of Units, options, shares of Common Stock reserved for issuance as restricted shares of Common Stock or upon exchange of Units and the exercise of options and registration rights referred to above may adversely affect the terms upon which the Company may be able to obtain additional capital through the sale of equity securities. See "Shares Available for Future Sale" and "Underwriting." Such sales may be increased or accelerated to the extent that the Continuing Investors have personal obligations, including obligations for taxes, which may arise as a result of the Formation Transactions or prior transactions.

                    FORMATION AND STRUCTURE OF THE COMPANY

  Kilroy Realty was formed in September 1996 and the Operating Partnership was formed in October 1996. The Services Company will be formed prior to consummation of the Offering.

FORMATION TRANSACTIONS

  Prior to or simultaneous with the consummation of the Offering, the Company, the Operating Partnership, the Services Company and the Continuing Investors will engage in the Formation Transactions designed to enable the Company to continue and expand the real estate operations of KI, to facilitate the Offering, to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997 and to preserve certain tax advantages for the existing owners of the Properties. The Formation Transactions are as follows:

  . Pursuant to the Omnibus Agreement, the Operating Partnership may require the contribution to the Operating Partnership of all of the Continuing Investors' interests in the Properties (other than the Acquisition Properties), the assets used to conduct the leasing, management and development activities (principally office equipment), the assignment of contract rights in connection with development opportunities at Kilroy Airport Center Long Beach, and the rights with respect to the purchase of each of the Acquisition Properties, in exchange for Units representing limited partnership interests in the Operating Partnership. The book value to the Continuing Investors of the assets to be contributed to the Operating Partnership is a negative $113.2 million and the value of the Units representing limited partnership interests in the Operating Partnership to be received by the Continuing Investors is $61.0 million, assuming a Unit value equal to the initial public offering price of $23.00 per share. Pursuant to the terms of the Omnibus Agreement, the Operating Partnership has the right to acquire the Properties and the other assets described above from the Continuing Investors in exchange for Units through December 31, 1998, the date the Omnibus Agreement terminates. Following the consummation of the Offering and the Formation Transactions, the Units received by the Continuing Investors will constitute in the aggregate an approximately 17.4% limited partnership interest in the Operating Partnership.

  . John B. Kilroy, Sr. and John B. Kilroy, Jr. will acquire all of the voting common stock of the Services Company for the aggregate purchase price of $5,275 in cash (representing 5.0% of its economic value), and the Operating Partnership will acquire all of the non-voting preferred stock of the Services Company (representing 95.0% of its economic value).

  . The Company will sell shares of Common Stock in the Offering, issue restricted shares of Common Stock to Richard E. Moran Jr., Executive Vice President, Chief Financial Officer and Secretary of the Company (but not a Continuing Investor) and contribute the net proceeds from the Offering and the issuance of such restricted stock (approximately $262.9 million in the aggregate) to the Operating Partnership in exchange for an 82.6% general partner interest in the Operating Partnership.

  . The Company, through the Operating Partnership, will borrow approximately $84.0 million principal amount of long-term financing and $12.0 million principal amount of short-term debt pursuant to the Mortgage Loans.

  . The Operating Partnership will apply the aggregate of the net Offering proceeds and the Mortgage Loans toward the repayment of existing mortgage indebtedness on certain of the Properties, the purchase of the Acquisition Properties and payment of its expenses arising in connection with the Offering and the Financing. See "Use of Proceeds."

  . Forty-seven of the current 69 employees of KI will become employees of the Company, the Operating Partnership and/or the Services Company, including John B. Kilroy, Jr., the President and Chief Executive Officer of KI, three other executive officers (Mr. Jeffrey Hawken, Executive Vice President and Chief Operating Officer, Mr. Richard E. Moran Jr., Executive Vice President, Chief Financial

     Officer and Secretary, and Mr. Campbell Hugh Greenup, General Counsel) who are not Continuing Investors and 43 other operating and administrative employees. See "Management."

  . The Operating Partnership or the Services Company will enter into Management Agreements with respect to each of the Excluded Properties. Pursuant to the terms of each of the Management Agreements, the Operating Partnership or the Services Company, as applicable, will have exclusive control and authority (subject to an operating budget to be approved by the owners of each property) over each of the Excluded Properties for a term of 24 months. If any of the Excluded Properties are sold during the term of the Management Agreements, then either party may terminate the respective Management Agreement with respect to the property being sold upon 30 days' prior written notice. In consideration of the services to be provided under the Management Agreements, the Company will receive a monthly property management fee as well as any applicable leasing commissions. See "Business and Properties--Excluded Properties."

  . Concurrent with the consummation of the Offering, the Company will enter into Option Agreements with partnerships controlled by John B. Kilroy, Sr. and John B. Kilroy, Jr. granting to the Operating Partnership the exclusive right to acquire (i) the approximately 18 undeveloped acres located at Calabasas Park Centre for cash and (ii) the office property located at North Sepulveda Boulevard, El Segundo for cash (or for Units after the first anniversary of the Offering at the election of the seller), and in each case pursuant to the other terms of the respective Option Agreement. See "Business and Properties--Excluded Properties-- Calabasas Park Centre" and "--North Sepulveda Boulevard, El Segundo" for a discussion of the purchase price and other material terms of each Option Agreement.

  As a result of the foregoing transactions, the Company will own 12,600,000 Units of the Operating Partnership (including 100,000 Units attributable to the issuance by the Company of 100,000 restricted shares of Common Stock to Mr. Moran), which will represent an approximately 82.6% economic interest in the Operating Partnership, and the Continuing Investors will own 2,652,374 Units, which will represent the remaining approximately 17.4% economic interest in the Operating Partnership. If the Underwriters' over-allotment option is exercised in full and the net proceeds from the additional shares of Common Stock sold by the Company are contributed to the Operating Partnership, the Company's percentage ownership interest in the Operating Partnership will increase to approximately 84.5%. The Company will be the sole general partner and retain management control over the Operating Partnership.

  Holders of Units will have the opportunity after two years following the receipt of such Units to have their Units redeemed by the Operating Partnership at the request of the Unitholder for cash (based on the fair market value of an equivalent number of shares of Common Stock at the time of such redemption) or, at the Company's option, it may exchange Units for shares of Common Stock on a one-for-one basis, subject to certain antidilution adjustments and the obligation of certain of the Continuing Investors to indemnify the Company in connection with the Formation Transactions, provided, however, that if the Company does not elect to exchange such Units for shares of Common Stock, a Unitholder that is a corporation or limited liability company may require the Company to issue shares of Common Stock in lieu of cash, subject to the Ownership Limit or such other limit as provided in the Company's Articles of Incorporation, as applicable. See "Formation and Structure of the Company--Allocation of Consideration in the Formation Transactions," Under certain circumstances, 50% of the Units received by John
B. Kilroy, Sr., John B. Kilroy, Jr. and Kilroy Industries may be redeemed prior to the second anniversary of the consummation of the Offering in connection with the obligation of such Continuing Investors to indemnify the Company in connection with the Formation Transactions. See "--Allocation of Consideration in the Formation Transactions."

  The Continuing Investors are comprised of (i) seven individuals, John B. Kilroy, Sr., his five children, John B. Kilroy, Jr., Patrice Bouzaid, Susan Hahn, Anne McCahon and Dana Pantuso, and Marshall L. McDaniel, a long-time employee of KI, all of whom are "accredited investors" as defined in Regulation D, and (ii) corporations, partnerships and trusts owned, directly or indirectly, solely by such individuals, all of which are also "accredited investors." See "Note 1. Organization and Basis of Presentation" to the historical financial statements of the Kilroy Group. In addition, John B. Kilroy, Sr. is the Company's Chairman of the Board of

Directors and John B. Kilroy, Jr. is President and Chief Executive Officer and a director of the Company. Consent of the Continuing Investors to the Formation Transactions was received on or before November 3, 1996 pursuant to a private solicitation thereof in compliance with Regulation D.

REASONS FOR THE REORGANIZATION OF THE COMPANY

  The Company believes that the benefits of the Formation Transactions outweigh the detriments to the Company. The benefits of the Company's REIT status and structure, as opposed to the status and structure of the Partnerships, include the following:

  . Access to Capital. The Company's structure will, in the Company's judgment, provide it with greater access to capital for refinancing and growth. Sources of capital include the Common Stock sold in the Offering and possible future issuances of debt or equity through public offerings or private placements. The financial strength of the Company should enable it to obtain financing at better rates and on better terms than would otherwise be available to the Partnerships, some of which are single asset entities.

  . Growth of the Company. The Company's structure will allow stockholders, including the Continuing Investors through their ownership of Units, an opportunity to participate in the growth of the real estate market through an ongoing business enterprise. In addition to the existing portfolio of Properties, the Company gives stockholders an interest in all future development by the Company and in the fee-producing service businesses being contributed by the Company to the Services Company.

  . Risk Diversification. The Company's structure provides stockholders a diversification of risk and reward not available in single asset entities by providing them with an equity interest in a REIT in which there has been a pooling together of similar properties and by consolidating the operating business and future development projects.

  . Deleveraging. Upon completion of the Offering and the Formation Transactions, the Company will have substantially reduced the debt encumbering the Properties. This reduction, with a consequent reduction in debt service, will increase the aggregate amount of cash available for distribution to stockholders. The Formation Transactions also will permit the Company to refinance its existing indebtedness at more favorable rates.

  . Liquidity. The equity interests in the Partnerships are typically not marketable. The Company's structure allows stockholders, including the Continuing Investors, the opportunity to liquidate their capital investment through the disposition of Common Stock or Units. Beginning on the second anniversary of the consummation of the Offering, holders of Units will have the opportunity to have their Units redeemed by the Operating Partnership for cash equal to the value of an equal number of shares of Common Stock, or the Company may elect to exchange such Units for an equivalent number of shares of Common Stock, provided, however, if the Company does not elect to exchange such units for shares of Common Stock, a holder of Units that is a corporation or limited liability company may require the Company to issue Common Stock in lieu thereof, subject to the Ownership Limit or such other limit as provided in the Company's Articles of Incorporation, as applicable.

  . Public Market Valuation of Real Estate Assets. The Company's structure may allow investors to benefit potentially from the current public market valuation of REITs, which management believes is favorable in light of the current private market valuation of comparable assets.

  . Tax Deferral. The Formation Transactions provide to the Continuing Investors the opportunity to defer the tax consequences that would arise from a sale or contribution of their interests in the Properties and other assets to the Company or to a third party.

  The detriments of the Company's REIT status and structure as opposed to the status and structure of the Partnerships include the following (see also "Risk Factors"):

  . Conflicts of Interest. Management of the Company will be subject to a number of conflicts of interest in the operation of the Operating Partnership as well as the formation of the Company. Among other conflicts, there will be no independent valuation or appraisal of the Properties, and no arm's-length negotiation of the terms of the option agreements relating to the Excluded Properties, and there can be no assurance that the value given to the Continuing Investors by the Company for such assets is equal to their fair market value. Because John B. Kilroy, Sr. and John B. Kilroy, Jr. will be directors or officers of the Company, they will have a conflict of interest with respect to enforcing the agreements transferring their interest in certain assets to the Company. In addition, because the Continuing Investors and officers of the Company may suffer different tax consequences than the Company upon the sale or refinancing of any of the Properties, their interests regarding the timing and pricing of such sale or refinancing may conflict with those of the Company. So long as the Continuing Investors own more than 5% of the outstanding Units, the Continuing Investors will be able to veto or preclude the sale of the Office Property located at 2260 E. Imperial Highway at Kilroy Airport Center at El Segundo at any time prior to the seventh anniversary of the Offering. In addition, the Company is required to use its commercially reasonable efforts to structure any merger, consolidation or other business combination, any sale or other disposition of all or substantially all of its assets, or any reclassification, recapitalization or change of its outstanding equity interests, to avoid causing the limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in such transaction. The Operating Partnership will also use commercially reasonable efforts to cooperate with the limited partners to minimize any taxes payable in connection with any repayment, refinancing, replacement or restructuring of indebtedness, or any sale, exchange or any other disposition of assets, of the Operating Partnership. See "Partnership Agreement of the Operating Partnership--Certain Limited Partner Approval Rights."

  . Consent Rights of Limited Partners. The Company will be the sole general partner of the Operating Partnership and will own and control 82.6% of the ownership interests in the Operating Partnership. However, under the terms of the Partnership Agreement, the Company may not withdraw as general partner of the Operating Partnership or transfer or assign its interest in the Operating Partnership without the consent of partners holding in the aggregate at least 60% of all interests in the Operating Partnership. See "Partnership Agreement of the Operating Partnership-- Transferability of Interests." In addition, until the seventh anniversary of the Offering the general partner of the Operating Partnership will not be able to dissolve the Operating Partnership, or sell the Office Property located at 2260 E. Imperial Highway at Kilroy Airport Center at El Segundo, without the consent of limited partners holding in the aggregate more than 50% of all Units representing limited partnership interests in the Operating Partnership, provided that the limited partners own at least 5% of the outstanding Units (including Units owned by the Company). See "Partnership Agreement of the Operating Partnership--Certain Limited Partner Approval Rights." As a consequence of the exercise of these consent and approval rights, the Company may be precluded from taking action that the Board of Directors believes is in the best interest of all stockholders. See "Partnership Agreement of the Operating Partnership--Transferability of Interests" and "--Certain Limited Partner Approval Rights."

  . Influence of Certain Continuing Investors. John B. Kilroy, Sr., the Company's Chairman of the Board of Directors, and John B. Kilroy, Jr., the Company's President and Chief Executive Officer and one of its directors, will own, together with the other Continuing Investors, Units exchangeable for shares of the Common Stock equal to approximately 17.4% of the total outstanding shares. In addition, the Messrs. Kilroy will hold two of the Company's five seats on the Board of Directors. Under the terms of the Company's charter, no other stockholder presently is permitted to own in excess of 7.0% of the Common Stock. Consequently, although the Messrs. Kilroy will not be able to take action on behalf of the Company without the concurrence of other members of the Company's Board of Directors, they will be able to block certain transactions by the Operating Partnership and exert substantial influence over the Company's affairs.

  . Loss of Individual Asset Growth Opportunity. Any given asset may over time outperform the Common Stock. Any investor who exchanges an interest in a single asset for a smaller interest in a group of assets will receive a lower return on investment if the asset from which the investor traded outperforms the Common Stock.

  . No Anticipated Distributions from Asset Sales. Unlike the Partnerships, in which the net proceeds from the sale of assets were generally distributed to the partners, the Company is not expected to have significant asset sales. Moreover, the Company may decide to reinvest the proceeds from asset sales rather than distribute them to stockholders. Although stockholders will have the ability to sell their shares of Common Stock (subject to certain restrictions discussed herein), they would not be able to rely upon the mere passage of time to realize their share of the gains, if any, that might be recognized at any point in time from a liquidation of all or part of the assets of the Company.

  . Public Market Valuation. Although the public market may value real estate assets on a basis that is attractive in relation to private market real estate values, there is no assurance that this condition, if it exists, will continue. In the 1980s, REIT shares generally traded at a discount to the underlying private market values of the REIT properties, rather than at a premium. This condition could return. In addition, an increase in interest rates could adversely affect the market value of the shares of Common Stock.

  . Costs of the Transaction. The aggregate expenses of the Offering, including the underwriting discount, are expected to be approximately $24.6 million. In addition, the Operating Partnership will incur costs of approximately $1.8 million in the aggregate in connection with the Financing.

  . Costs of Operating Public Company. The Company expects to incur expenses in connection with the requirements of being a public company, including without limitation, preparation of financial statements and proxies, printing and filing costs, directors' and officers' insurance, and legal and accounting fees, estimated to be $1.0 million annually.

COMPARISON OF COMMON STOCK AND UNITS

  Conducting the Company's operations through the Operating Partnership allows the Continuing Investors to defer certain tax consequences by contributing their interests in Properties to the Operating Partnership and also offers favorable methods of accessing capital markets. Units in the Operating Partnership will be held by the Continuing Investors and the Company. Each Unit was designed to result in a distribution per Unit equal to a distribution per share of Common Stock (assuming the Company distributes to its stockholders all amounts it receives as distributions from the Operating Partnership). Beginning two years following the consummation of the Offering, each Unit issued in the Formation Transactions is redeemable by the Operating Partnership at the request of the Unitholder for cash payable by the Operating Partnership or, at the Company's option, the Company may exchange Units for Common Stock on a one-for-one basis (subject to certain antidilution adjustments and certain limitations on exchange to preserve the Company's status as a REIT), provided, however, that if the Operating Partnership elects to redeem such Units for cash, a Unitholder that is a corporation or a limited liability company may require the Company to issue shares of Common Stock in lieu of cash. There are, however, certain differences between the ownership of Common Stock and Units, including:

  . Voting Rights. Holders of Common Stock may elect the Board of Directors of the Company, which, as the general partner of the Operating Partnership, controls the business of the Operating Partnership. Unitholders may not elect directors of the Company.

  . Transferability. The shares of Common Stock sold in the Offering will be freely transferable under the Securities Act by holders who are not affiliates of the Company or the Underwriters. The Units and the shares of Common Stock into which they are exchangeable are subject to transfer restrictions under applicable securities laws and under the Partnership Agreement, including the required consent of the general partner to the admission of any new limited partner, and 50% of the Units of John B. Kilroy, Sr., John B. Kilroy, Jr. and Kilroy Industries will be pledged to secure certain indemnity obligations. See "Shares Available for Future Sale" for a description of the Registration Rights Agreement applicable to holders of Units.

  . Distributions. Because the relative tax basis of the contributions by the public investors and the Continuing Investors are expected to be different, it is possible that the public investors' distribution will include a return of capital that exceeds that of the Continuing Investors. See "Federal Income Tax Consequences."

ADVANTAGES AND DISADVANTAGES OF THE FORMATION TRANSACTIONS TO UNAFFILIATED STOCKHOLDERS

  The potential advantages of the Formation Transactions to unaffiliated stockholders of the Company include their ability to participate in the cash flow of the Properties through their ownership in the Company and in all future office and industrial property acquisitions and development by the Company. The potential disadvantages of such transactions to unaffiliated stockholders of the Company may be several, including the impact of shares available for future sale and substantial and immediate dilution in the tangible book value per share, and the lack of arm's-length negotiations to determine the terms of the transfers of the Properties to the Company and the Operating Partnership and the terms of the option agreements relating to the Excluded Properties. See the discussion of such matters under "Risk Factors."

BENEFITS OF THE FORMATION TRANSACTIONS TO THE CONTINUING INVESTORS

  The principals of KI proposed the Formation Transactions to the Continuing Investors because they believe that the benefits of the organization of the Company for the Continuing Investors outweigh the detriments to them. Benefits to the Continuing Investors include:

  . improved liquidity of their interests in the Properties and increased diversification of their investment;

  . repayment of indebtedness in the aggregate net amount of approximately $229.5 million resulting from the refinancing of existing mortgage indebtedness, of which approximately $37.2 million is guaranteed by John
     B. Kilroy, Sr., including $8.7 million which also is guaranteed by John
     B. Kilroy, Jr., and the repayment of approximately $3.4 million of personal indebtedness of John B. Kilroy, Sr.;

  . an employment agreement between the Company and John B. Kilroy, Jr. providing annual salary, incentive compensation (including Common Stock options) and other benefits for his services as an officer of the Company (see "Management--Employment Agreements"), and a grant of options to purchase Common Stock to John B. Kilroy, Sr. (see "Management--Stock Incentive Plan"); and

  . the deferral of certain tax consequences of taxable dispositions of assets through the creation of the Operating Partnership and the direct contribution of their interests in the Properties to the Operating Partnership in exchange for Units.

  Set forth below are the (i) names of executive officers of the Company and certain other persons involved in the Formation Transactions; (ii) net book value of the interests of such persons in the Properties being transferred;
(iii) value of the Units, (iv) the number of shares of Common Stock, (v) cash,
(vi) the number of stock options, (vii) consideration for the Excluded Properties and (viii) repayment of debt and/or termination of guarantees that were outstanding as of December 31, 1996, to be received by the named persons in the Formation Transactions:

                          NET BOOK                                                                 DEBT
                          VALUE OF                                                              REPAYMENT/
                          PROPERTY   ANNUAL            NO. OF SHARES      NO. OF  CONSIDERATION  GUARANTEE
                          INTERESTS  SALARY  UNITS       OF COMMON   CASH  STOCK  FOR EXCLUDED  TERMINATION
                              $        $       $           STOCK      $   OPTIONS  PROPERTIES        $
                          ---------  ------ -------    ------------- ---- ------- ------------- -----------
                                                         (IN THOUSANDS)
John B. Kilroy, Sr. ....  $ (76,233)   --   $28,840(1)       --       --     15         --(2)     $40,636(3)
John B. Kilroy, Jr. ....    (33,231)  $200   28,840(1)       --       --    250         --(2)       8,700(4)
KI(5)...................     --        --     --             --       --    --          --          --
Persons other than
 officers/directors(6)..     (3,759)   --     3,325          --       --    --          --(2)       --
                          ---------   ----  -------         ---      ---    ---        ---        -------
                          $(113,223)  $200  $61,005          --       --    265         --(2)     $49,336
                          =========   ====  =======         ===      ===    ===        ===        =======

                                                       (footnotes on next page)

--------
(1) Includes the Units to be beneficially owned by KI which are allocated to John B. Kilroy, Sr. and John B. Kilroy, Jr., the only shareholders of KI, in accordance with their respective percentage ownership of KI. The value of the Units received by the Continuing Investors in connection with the Formation Transactions was determined assuming a Unit value equal to the per share initial offering price of $23.00.
(2) In the event the Company exercises its option with respect to any of the Excluded Properties, each of John B. Kilroy, Sr. and John B. Kilroy, Jr. will receive approximately 49.0% and 51.0%, respectively, of the purchase price for the sale of the parcels at Calabasas Park Centre and approximately 65.1% and 18.2%, respectively, of the purchase price for the sale of the properties located at North Sepulveda Boulevard in El Segundo, in each case based on their ownership interest in such property. In addition, each of Patrice Bouzaid, Susan Hahn, Anne McCahon and Dana Pantuso, the daughters of John B. Kilroy, Sr., will receive approximately 4.2% of the purchase price for the sale of the properties located at North Sepulveda Boulevard in El Segundo based on their ownership interest in such property. The exercise price for the options for the Excluded Properties will vary depending on the date of exercise. See "Business and Properties--Excluded Properties."
(3) Represents $3.4 million of personal indebtedness repaid with proceeds of indebtedness incurred by the Company within the past 12 months, which indebtedness will be repaid with proceeds of the Offering, and $37.2 million of personal guarantees of indebtedness of the Kilroy Group secured by the Properties, which indebtedness will be repaid with proceeds of the Offering. See "Use of Proceeds."
(4) Represents the termination of personal guarantees of indebtedness of the Kilroy Group secured by the Properties, which indebtedness will be repaid with proceeds of the Offering. See "Use of Proceeds."
(5) The amounts attributable to KI are reflected in the amounts attributable to each of John B. Kilroy, Sr. and John B. Kilroy, Jr., the only shareholders of KI, who own 81.3% and 18.7% of the common stock of KI, respectively.
(6) The persons other than officers/directors of the Company are Patrice Bouzaid, Susan Hahn, Anne McCahon and Dana Pantuso, the daughters of John
    B. Kilroy, Sr., and Marshall McDaniel, a long-time employee of KI, all of whom are Continuing Investors.

  The following table contains information concerning the grant of stock options under the Company's 1997 Stock Incentive Plan expected to be made for the year ended December 31, 1997 to John B. Kilroy, Sr. and John B. Kilroy, Jr. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options.

          OPTION GRANTS IN CONNECTION WITH THE FORMATION TRANSACTIONS

                         NUMBER OF                            POTENTIAL REALIZABLE
                         SECURITIES                                 VALUE AT
                         UNDERLYING   EXERCISE                   ASSUMED ANNUAL
                          OPTIONS     OR BASE                    RATES OF SHARE
                          GRANTED      PRICE      EXPIRATION   PRICE APPRECIATION
                           (#)(1)   PER SHARE(2)   DATE(3)     FOR OPTION TERM(4)
                         ---------- ------------ ------------ ---------------------
                                                                 (IN THOUSANDS)
                                                                  5%        10%
                                                              ---------- ----------
John B. Kilroy, Sr. ....   15,000      $23.00    January 2007 $      217 $      550
John B. Kilroy, Jr. ....  250,000      $23.00    January 2007     $3,616     $9,164

--------
(1) The options granted to Messrs. Kilroy will vest in three equal installments on the first, second and third anniversaries of the date of the grant.

(2) The option price will be equal to the initial public offering price of the Common Stock.

(3) The expiration date of the options will be ten years after the date of grant.

(4) The potential realizable value is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option.

  No third party determination of the value of the Properties was sought or obtained in connection with the acquisition by the Operating Partnership of the Properties, and the terms of each of the Option Agreements relating to the Excluded Properties were not determined through arm's-length negotiations. There can be no assurance that the aggregate value of the consideration received by the participants in the Formation Transactions, including the grant of the options relating to the Excluded Properties, is equivalent to the fair market value of the properties and assets acquired by the Company and the Operating Partnership in connection with the Formation Transactions. See "Risk Factors--No Appraisals; Consideration to be Paid for Properties and Other Assets May Exceed their Fair Market Value" and "--Conflicts of Interest--Competitive Real Estate Activities of Management."

DETERMINATION AND VALUATION OF OWNERSHIP INTERESTS

  The Company's percentage interest in the Operating Partnership was determined based upon the percentage of estimated cash available for distribution required to pay estimated cash distributions to stockholders of the Company representing an annual distribution rate equal to 6.74% of the initial public offering price of the Common Stock of $23.00. The ownership interest in the Operating Partnership allocated to the Company is equal to this percentage of estimated cash available for distribution and the remaining interest in the Operating Partnership will be allocated to the Continuing Investors receiving Units in the Formation Transactions. The parameters and assumptions used in deriving the estimated cash available for distribution are described under the caption "Distribution Policy."

  Based on the issuance of 12,500,000 shares of Common Stock in the Offering plus 100,000 restricted shares of Common Stock to Richard E. Moran Jr. (who is not a Continuing Investor), the Company will hold an approximately 82.6% ownership interest in the Operating Partnership and the Continuing Investors will hold an approximately 17.4% ownership interest in the Operating Partnership. If the Underwriters' over-allotment option is exercised in full, the Company will hold an approximately 84.5% ownership interest in the Operating Partnership and the Continuing Investors will hold an approximately 15.5% ownership interest in the Operating Partnership.

  In connection with the Offering, the Company did not obtain appraisals with respect to the market value of any of the Properties or other assets that the Company will own immediately after consummation of the Offering and the Formation Transactions or an opinion as to the fairness of the allocation of shares to the purchasers in the Offering. The initial public offering price has been determined based upon the estimated cash available for distribution and the factors discussed under the caption "Underwriting," rather than a property by property valuation based on historical cost or current market value. This methodology has been used because management believes it is appropriate to value the Company as an ongoing business rather than with a view to values that could be obtained from a liquidation of the Company or of individual properties owned by them. See "Underwriting."

ALLOCATION OF CONSIDERATION IN THE FORMATION TRANSACTIONS

  No independent valuations or appraisals of the Properties were obtained in connection with the Formation Transactions. The allocation of Units among the Continuing Investors was based primarily on the relative contributions to net operating income and other factors relating to the value of the Company as an on-going enterprise, and generally was not determined through arm's-length negotiations. There can be no assurance that the fair market value of the Properties transferred to the Company will equal the sum of the value of the Units issued to the Continuing Investors.

  Certain Continuing Investors (the "Indemnitors") have agreed pursuant to a supplemental representations, warranties and indemnity agreement, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, to make certain representations and warranties concerning the Properties, and have also agreed to indemnify the Company against breaches of such representations and warranties. These representations and warranties will survive the closing of the Offering until June 1998 and the related indemnification obligations generally will be joint and several among the Indemnitors. Fifty percent of the Units received by John B. Kilroy, Sr., John B. Kilroy, Jr. and Kilroy Industries in the Formation Transactions will be pledged to secure their indemnification obligations under the supplemental representations, warranties and indemnity agreement.

                      FORMATION OF KILROY SERVICES, INC.

  Prior to consummation of the Offering, Kilroy Services, Inc. will be formed under the laws of the State of Maryland to succeed to the development activities of the Kilroy Group. John B. Kilroy, Sr. and John B. Kilroy, Jr. together will own 100% of the voting common stock of the Services Company, representing 5.0% of its economic value. The Operating Partnership will own 100% of the nonvoting preferred stock of the Services Company, representing 95.0% of its economic value. The ownership structure of the Services Company is necessary to permit the Company to share in the income of the activities of the Services Company and also maintain its status as a REIT. Although the Company anticipates receiving substantially all of the economic benefit of the businesses carried on by the Services Company through the Company's right to receive dividends through the Operating Partnership's investment in the Services Company's nonvoting preferred stock, the Company will not be able to elect the Services Company's officer or directors and, consequently, may not have the ability to influence the operations of the Services Company or require the declaration of dividends. See "Risk Factors--Risks of Development Business and Related Activities Being Conducted by the Services Company-- Adverse Consequences of Lack of Control Over the Businesses of the Services Company."

  The Services Company initially will have three directors, including Campbell Hugh Greenup, who also serves as the General Counsel of the Company, and Jeffrey C. Hawken, who also serves as the Executive Vice President and Chief Operating Officer of the Company. See "Management." In addition, the Services Company will have a third and independent director. Campbell Hugh Greenup will serve as the Services Company's President and Secretary, and David Armanetti will serve as its Vice President of Development Services and Treasurer. Prior to the Offering, Mr. Greenup was a Senior Vice President for Development of KI and Mr. Armanetti was a Vice President for Development of KI.

                                  THE COMPANY

GENERAL

  The Company has been formed to succeed to the business of the Kilroy Group consisting principally of a portfolio of Class A suburban office and industrial buildings in prime locations primarily in Southern California, and the Kilroy Group's real estate ownership, acquisition, development, leasing and management businesses. Upon the consummation of the Offering and the Formation Transactions, the Company (through the Operating Partnership) will own 14 Office Properties encompassing an aggregate of approximately 2.0 million rentable square feet and 12 Industrial Properties encompassing an aggregate of approximately 1.3 million rentable square feet. Eleven of the 14 of the Office Properties and 11 of the 12 Industrial Properties are located in prime Southern California suburban submarkets (including a complex of three Office Properties located in El Segundo, adjacent to Los Angeles International Airport, presently the nation's second largest air-cargo port, and a complex of five Office Properties located adjacent to the Long Beach Municipal Airport). The Company also will own three Office Properties located adjacent to the Seattle-Tacoma International Airport in the State of Washington and one Industrial Property located in Phoenix, Arizona. As of September 30, 1996, the Office Properties were approximately 79.8% leased to 130 tenants and the Industrial Properties were approximately 93.7% leased to 20 tenants. The average age of the Office Properties and the Industrial Properties is approximately 12 years and 24 years, respectively. The Company developed and leased all but two of the 14 Office Properties and all but five of the 12 Industrial Properties, and upon consummation of the Offering and acquisition of the Acquisition Properties will manage all of the Properties.

  The Company was founded in 1947 by John B. Kilroy, Sr., a nationally prominent member of the real estate community, and is led by John B. Kilroy, Jr., the Company's President since 1981. The Company's executive officers have been with the Company for an average of approximately 13 years. The Company has been involved in the ownership, acquisition, entitlement, development, leasing and management of commercial properties, the majority of which are located in Southern California, for nearly 50 years and has been focusing primarily on office and industrial development for the past 30 years. The Company presently has 47 employees, 34 of whom are located at the Company's headquarters at Kilroy Airport Center at El Segundo, California.

  The Company's strategy has been to own, develop, acquire, lease and manage Class A properties in select locations in key suburban submarkets, primarily in Southern California, that the Company believes have strategic advantages compared to neighboring submarkets. The Company's extensive experience and long-term presence in Southern California have enabled it to form key alliances and working relationships with major corporate tenants, municipalities and landowners in Southern California that have resulted in a variety of development projects and provide an on-going source of development and acquisition opportunities. The Southern California Properties located in Los Angeles and Orange Counties are situated in locations which the Company believes are among the best within key submarkets, offering tenants: (i) lower business taxes and operating expenses than adjoining submarkets; (ii) access to highly skilled labor markets; (iii) access to major transportation facilities such as freeways, airports and the expanded Southern California light-rail system; (iv) proximity to the Los Angeles-Long Beach port complex, which presently ranks as the largest commercial port in the United States; and
(v) for tenants with their names on certain Properties, visibility to freeway and airline travelers.

  The Company also has focused on the design and construction of its projects. The Office Properties developed by the Company (Kilroy Airport Center at El Segundo, Kilroy Airport Center Long Beach and SeaTac Office Center) were designed and developed to above-standard specifications, with an emphasis on long-term operating efficiency and tenant comfort. The Industrial Properties also were designed and developed to provide above-standard quality and meet the long-term needs of tenants and were designed as multi-use facilities to satisfy various types of manufacturing, distribution and office uses. As a result, the Industrial Properties continue to serve the evolving needs of their tenants, some of which have recently invested substantially in long-term tenant improvements. As a result of the high quality and strategic location of the Properties, and the Company's attention to the highest quality management and service, the Company believes that the Properties attract major corporate tenants and historically have achieved among the highest occupancy, tenant retention and rental rates, both within their respective submarkets and as compared to their respective neighboring submarkets. See "Business and Properties--Office Properties" and "--Industrial Properties."

  The Company has created value by effectively working with municipalities, large landowners and other members of the real estate community in Southern California, and has maintained strong relationships at all levels of government, as well as with financial institutions and major corporate tenants. In 1981, the Company initiated the El Segundo Employers' Association, a traffic and management organization composed of major employers in the El Segundo area. The organization has worked with local government and has been instrumental in the furtherance of infrastructure developments in El Segundo and throughout the surrounding area, including two recent developments that management believes will have a substantial economic benefit to the El Segundo submarket. First, in October 1994, Interstate Highway I-105 (the "I-105 Freeway") opened, which crosses Los Angeles from east to west and provides substantially improved access to El Segundo and Los Angeles International Airport. A second infrastructure development in the El Segundo submarket is a major east-west grade-separated light rail commuter line (the "Green Line"). The Green Line runs adjacent to Kilroy Airport Center at El Segundo. Management believes that the Green Line, which opened in August 1995, will add significant value to the El Segundo submarket. See "Business and Properties-- The Company's Southern California Submarkets--El Segundo Submarket."

  The Company's major tenants include, among others, Hughes Space & Communications, a tenant since 1984, which is engaged in high-technology commercial activities including satellite development and related applications such as DirecTV, as well as CompuServe, Inc., Employer's Health Insurance Co., the Federal Aviation Administration, First Nationwide Mortgage Corporation, Furon Co., Inc., GTE Directories Sales Corporation, Great Western Bank, HealthNet, Mattel, Inc. (which has its worldwide corporate headquarters in El Segundo), North American Title Company, Northwest Airlines, Inc., Olympus America, Inc., The Prudential Insurance Company of America, R.L. Polk & Company, SCAN HealthPlan, Senn-Delaney Leadership Consulting Group, Inc., Transamerica Financial Services, Inc., 20th Century Industries, UniCare Financial Corporation and Unihealth. As of December 31, 1995, the Company's ten largest office tenants and ten largest industrial tenants (based upon annual base rents as of December 31, 1995) had leased office space from the Company for an average of 5.3 years. The Company's strong relationships with its tenants is further evidenced by its average tenant retention rate (based upon rentable square feet) for the period beginning January 1, 1994 and ending September 30, 1996, which was 71.7% for the Properties located in the Southern California Area and 50.9% for the Properties overall. The lower overall retention rate results primarily from the 1993 termination of a lease, scheduled to expire in 1995, for 211,000 net rentable square feet at the SeaTac Office Center. The Company's extensive experience and long-term presence in Southern California have enabled it to form key alliances and working relationships with large corporate tenants, municipalities and landowners that have led to a variety of development projects and provide a continuing source of development and acquisition opportunities with institutional sellers. As a result of its experience and relationships, the Company currently has exclusive rights to develop approximately 24 acres of developable land (net of the acreage required for streets) at Kilroy Airport Center Long Beach. These properties are presently entitled for over 900,000 rentable square feet of office, industrial and retail space.

  The Company believes that the foundation for its growth in future years will be the strengthening Southern California economy, the quality and strategic location of its Properties, the economic benefits of its submarkets to tenants, its capital structure, its access to public capital markets, the lack of new construction of office properties in its submarkets, its access to developable properties, the knowledge and experience of its senior management team and its long-term relationships with the Southern California real estate community, large corporate tenants, municipalities, landowners and institutional sellers. In addition, the Company believes that it will be one of a limited number of REITs focusing on office and industrial properties and that it will be the only REIT with a 50-year operating history concentrating primarily on suburban Southern California office and industrial properties. In the 12 months following the consummation of the Offering, the Company expects sources of potential growth in cash available for distribution per share from the amount set forth under the caption "Distribution Policy," through: (i) the further leasing of its available space, currently approximately 400,000 rentable square feet; (ii) the renewal of leases for approximately 60,000 rentable square feet which expire during such period; and (iii) the acquisition of strategic properties with Units and/or with available cash and borrowings under the proposed Credit Facility and its approximately $76 million of working capital cash reserves, upon consummation of the Offering. In the second 12-month period following consummation of the Offering, the Company expects sources of potential growth in cash flow per share from: (i) contractual increases in base rent payments from tenants; (ii) continued leasing of available space; (iii) the acquisition of strategic properties; and (iv) the contemplated completion of certain planned development activities. In addition, the Company presently plans to expand one or more of its Industrial Properties during the next two years, subject to substantial pre-leasing. There can be no assurance, however, that the Company will achieve any growth in cash available for distribution per share, that available space will be leased, that leases scheduled to expire will be renewed, that the Company will successfully complete any of its planned development activities or that the Company will be able to acquire and develop any of the Development Properties or other properties that may become available. See "Risk Factors--Real Estate Investment Considerations--Risks of Real Estate Acquisition and Development."

  The Company will continue its practice of managing or administering substantially all leasing, management, tenant improvements and construction on an "in-house" basis and will be self-administered and self-managed. The Company intends to elect to qualify as a REIT for federal income tax purposes beginning with its taxable year ending December 31, 1997. See "Federal Income Tax Consequences--Taxation of the Company."

  Kilroy Realty Corporation, a Maryland corporation, has executive offices at 2250 East Imperial Highway, El Segundo, CA 90245 and its telephone number is
(213) 772-1193.

GROWTH STRATEGIES

  The Company's objectives are to maximize growth in cash flow per share and to enhance the value of its portfolio through effective management, operating, acquisition and development strategies. The Company believes that opportunities exist to increase cash flow per share: (i) by acquiring office and industrial properties with attractive returns in strategic suburban submarkets where such properties complement its existing portfolio; (ii) from contractual increases in base rent; (iii) as a result of increasing rental and occupancy rates and decreasing concessions and tenant installation costs as vacancy rates in the Company's submarkets generally continue to decline; (iv) by developing properties for the benefit of the Company where such development will result in a favorable risk-adjusted return on investment; and (v) by expanding Properties within the Company's existing industrial portfolio. The Company's ability to achieve its growth strategy will be aided by its working capital cash reserves of approximately $76 million upon consummation of the Offering and the proposed Credit Facility.

  The Company believes that a number of factors will enable it to achieve its business objectives, including: (i) the opportunity to lease available space at attractive rental rates because of increasing demand and, with respect to the Office Properties, the present lack of new construction in the Southern California submarkets in which most of the Properties are located; (ii) the presence of distressed sellers and inadvertent owners (through foreclosure or otherwise) of office and industrial properties in the Company's markets, as well as the Company's ability to acquire properties with Units (thereby deferring the seller's taxable gain), all of which create enhanced acquisition opportunities; (iii) the quality and location of the Properties; (iv) the Company's access to development opportunities as a result of its significant relationships with large Southern California corporate tenants, municipalities and landowners and its nearly 50-year presence in the Southern California market; and (v) the limited availability to competitors of capital for financing development, acquisitions or capital improvements. Management believes that the Company is well positioned to exploit existing opportunities because of its extensive experience in its submarkets, its seasoned management team and its proven ability to develop, lease and efficiently manage office and industrial properties. In addition, the Company believes that public ownership and its capital structure will provide new opportunities for growth. There can be no assurance, however, that the Company will be able to lease available space, complete any property acquisitions, successfully develop any land acquired or improve the operating results of any developed properties that are acquired. See "Business and Properties--Development, Leasing and Management Activities."

  Operating Strategies. The Company will focus on enhancing growth in cash flow per share by: (i) maximizing cash flow from existing Properties through active leasing, contractual base rent increases and effective property management; (ii) managing operating expenses through the use of in-house management, leasing, marketing, financing, accounting, legal, construction management and data processing functions; (iii) maintaining and developing long-term relationships with a diverse tenant group; (iv) attracting and retaining motivated employees by providing financial and other incentives to meet the Company's operating and financial goals; and (v) continuing to emphasize capital improvements to enhance the Properties' competitive advantages in their markets.

  The Company believes that the strength of its leasing is demonstrated by the Company's leasing activity since 1993. In the period from January 1, 1993 to September 30, 1996, the Company leased or renewed leases for an aggregate of approximately 1.0 million rentable square feet of office space and approximately 718,000 rentable square feet of industrial space. As of December 31, 1995, the Office Properties in the Southern California Area were approximately 89.5% leased as compared to approximately 82.0% for the Southern California Area, approximately 89.2% for the El Segundo submarket and approximately 85.4% in the Long Beach submarket. In addition, at December 31, 1995, the Industrial Properties were approximately 91.4% leased as compared to approximately 82.3% and approximately 87.1% for industrial properties located in Los Angeles and Orange Counties, respectively. As of September 30, 1996,
(i) the Office Properties contained approximately 2.0 million rentable square feet and were approximately 79.8% leased, and (ii) the Industrial Properties contained an aggregate of approximately 1.3 million rentable square feet and were approximately 93.7% leased. In addition, the number of individual lease transactions since 1992, including the results for the nine-month period ended September 30, 1996, averaged over 33 per year. See "Business and Properties-- General," "--Properties," "--Occupancy and Rental Information," and "--The Company's Southern California Submarkets."

  Approximately 1.0 million aggregate rentable square feet in the Properties was leased by the Company from January 1, 1992 through December 31, 1994, a period which management characterizes as recessionary. Based on the leases the Company signed in 1996, and the findings in an independent study of the Southern California real estate market commissioned by the Company, management believes that the recent trend toward increasing rental rates in Class A office and industrial buildings in the Company's Southern California submarkets presents significant opportunities for growth. In addition, approximately 66.5% of the Company's net rentable square feet is subject to leases expiring in 2000 or beyond, when management expects asking rents for the respective Properties to be higher than the rents paid pursuant to such leases. In addition, as of December 31, 1996 approximately 36.7% of the Company's total base rent (representing approximately 23.7% of the aggregate net rentable square feet of the Properties) was attributable to leases with Consumer Price Index increases and approximately 28.1% of the Company's total base rent (representing approximately 30.5% of the aggregate net rentable square feet of the Properties) is attributable to leases with other specified contractual increases. No assurance can be given, however, that new leases will reflect rental rates greater than or equal to current rental rates or future economic conditions will support higher rental rates. See "Risk Factors--Real Estate Investment Considerations."

  Acquisition Strategies. The Company will seek to increase its cash flow per share by acquiring additional quality office and industrial properties, including properties that may: (i) provide attractive initial yields with significant potential for growth in cash flow from property operations; (ii) are strategically located, of high quality and competitive in their respective submarkets; (iii) are located in the Company's existing submarkets and/or in other strategic submarkets where the demand for office and industrial space exceeds available supply; or (iv) have been under-managed or are otherwise capable of improved performance through intensive management and leasing that will result in increased occupancy and rental revenues. The Company believes that the Southern California market is an established and mature real estate market in which property owners generally have a low tax basis (and, accordingly, the potential for large taxable gains) in their properties. Management believes that the Company's extensive experience, capital structure and ability to acquire properties for Units, and thereby defer a seller's taxable gain, if any, will enhance the ability of the Company to consummate transactions quickly and to structure more competitive acquisitions than other real estate companies in the market which lack its access to capital or the ability to issue Units. See "Business and Properties-- Development, Leasing and Management Activities."

  The Company has entered into an agreement to acquire the two office properties that comprise Phase I of Kilroy Airport Center Long Beach. Kilroy Airport Center Long Beach Phase I was developed by the Company in 1987 and has been leased and managed by the Company since its inception. In addition, the Company has entered into an agreement to purchase an office property located in Thousand Oaks, California. The Company also has entered into an agreement to acquire a three building office and industrial complex located in Anaheim, California. Furthermore, KI, on behalf of the Operating Partnership, has acquired a multi-tenant industrial property located in Garden Grove, California. The acquisition of the Acquisition Properties by the Company is expected to occur concurrently with the consummation of the Offering and, accordingly, the Acquisition Properties are included in the discussion of the Properties included throughout this Prospectus. There can be no assurance, however, that the Company will be able to complete any property acquisitions, including the acquisition of the Acquisition Properties, successfully develop any land acquired or improve the operating results of any developed properties that are acquired. See "Business and Properties--Acquisition Properties."

  Development Strategies. The Company's interests in the Development Properties provide it with significant growth opportunities.

  The Company is the master ground lessee of, and has sole development rights in, Kilroy Airport Center Long Beach, a planned four-phase, approximately 53-acre property entitled for office, research and development, light industrial and other commercial projects at which the Company will own, upon consummation of the Offering, all five existing Office Properties and manages all ongoing leasing and development activities. The Company developed Phases I and II in 1987 and 1989/1990, respectively, encompassing an aggregate of approximately 620,000 rentable square feet of office and light industrial space. The Company controls development of the Phase III and IV parcels while receiving rental revenue in connection with such parcels under current leases expiring in July 2009 and September 1998, respectively, in amounts sufficient to cover a substantial portion of the predevelopment carrying costs. Phases III and IV presently are planned to be developed on the project's approximately
24 undeveloped acres and are entitled for an aggregate of approximately 900,000 rentable square feet. The Company is currently in discussions with several prospective tenants for office space presently planned to be included in Kilroy Long Beach Phase III. Development of each of Phases III and IV is subject to substantial predevelopment leasing activity and, therefore, the timing for the commencement of development of Phases III and IV is uncertain. No assurance can be given that the Company will commence such development when planned, or that, if commenced, such development will be completed. See "Risk Factors--Real Estate Investment Considerations--Risks of Real Estate Acquisition and Development" and "Business and Properties--Development, Leasing and Management Activities--Kilroy Long Beach."

  In addition, certain of the Industrial Properties can support additional development, and the Company presently is planning to develop in the next two years, subject to substantial pre-leasing, approximately 105,000 rentable square feet of such additional space.

  The Company may engage in the development of other office and/or industrial properties primarily in Southern California submarkets when market conditions support a favorable risk-adjusted return on such development. The Company's activities with third-party owners in Southern California are expected to give the Company further access to development opportunities. There can be no assurance, however, that the Company will be able to successfully develop any of the Development Properties or any other properties. See "Business and Properties--Development, Leasing and Management Activities."

  Financing Policies. The Company's financing policies and objectives are determined by the Company's Board of Directors. The Company presently intends to limit the ratio of debt to total market capitalization (total debt of the Company as a percentage of the market value of issued and outstanding shares of Common Stock, including interests exchangeable therefor, plus total debt) to approximately 50%. However, such objectives may be altered without the consent of the Company's stockholders, and the Company's organizational documents do not limit the amount of indebtedness that the Company may incur. Upon completion of the transactions outlined under the caption "Formation and Structure of the Company," total debt will constitute approximately 21.5% of the total market capitalization of the Company. In addition, upon consummation of the Offering, the Company will have working capital cash reserves of approximately $76 million. The Company anticipates that upon consummation of the Offering all but approximately $12.0 million of the permanent indebtedness will bear interest at fixed rates. The Company intends to utilize one or more sources of capital for future acquisitions, including development and capital improvements, which may include undistributed cash flow, borrowings under the proposed Credit Facility, the Company's approximately $76 million of working capital cash reserves out of the net proceeds of the Offering, issuance of debt or equity securities and other bank and/or institutional borrowings. There can be no assurance, however, that the Company will be able to obtain capital for any such acquisitions, developments or improvements on terms favorable to the Company. See "--Growth Strategies," "The Company--Growth Strategies" and "Business and Properties--Development, Leasing and Management Activities."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of Common Stock in the Offering, after deduction of underwriting discounts and commissions, advisory fees and estimated offering expenses, are expected to be approximately $262.9 million (approximately $303.0 million if the Underwriters' over-allotment option is exercised in full). In addition to the net proceeds from the Offering, the Operating Partnership expects to receive net proceeds from the Mortgage Loans, after payment of expenses related thereto, of approximately $95.4 million. The Company intends to apply the net proceeds of the Offering and from the Mortgage Loans as follows:

                                                                   AMOUNT
                                                               --------------
                                                               (IN THOUSANDS)
    Repayment of existing mortgage debt (net of
     discounts/premiums)......................................    $229,452
    Purchase price of the Acquisition Properties..............      48,962
    Working capital cash reserves.............................      76,000
    Capital expenditure cash reserves.........................       2,536
    Financing expenses........................................       1,350
                                                                  --------
        Total.................................................    $358,300
                                                                  ========

  Upon consummation of the Offering, the estimated amount of indebtedness of the Kilroy Group secured by the Properties which is to be repaid with net proceeds of the Offering and the Financing will be approximately $229.5 million (including accrued interest and loan fees), of which approximately $37.2 million has been guaranteed by certain members of the Kilroy Group, including officers and directors of the Company. An aggregate of approximately $32.1 million of indebtedness was incurred within the last year, of which $1.5 million was incurred to finance tenant improvements and to pay leasing commissions related to Kilroy Airport Center Long Beach, $9.1 million was incurred by KI (on behalf of the Company) to acquire the Industrial Property located at 12752-12822 Monarch Street, Garden Grove, California (including expenses at closing) and $21.5 million was used to repay $16.6 million of existing indebtedness (including $3.4 million of indebtedness of John B. Kilroy, Sr., the Chairman of the Company's Board of Directors, and accrued interest and prepayment penalties in connection with such repayments), and to pay approximately $940,000 in property taxes and approximately $454,000 in loan costs, legal fees and other expenses in connection with such financing, with the remainder being contributed to working capital.

  The approximately $49.0 million to be used to purchase the Acquisition Properties referenced above represents the aggregate purchase price paid or to be paid (including expenses at closing) pursuant to executed agreements for the acquisition of Kilroy Airport Center Long Beach Phase I, the Westlake Office Plaza and the Anaheim Office and Industrial Properties. The acquisition of the Industrial Property located at 12752-12822 Monarch Street, Garden Grove, California is reflected in the repayment of existing mortgage debt (net of discounts/premiums) referenced above, as this amount was incurred by KI on behalf of the Company to acquire the property prior to consummation of the Offering based on the closing schedule required by the seller. See "Business and Properties--Acquisition Properties."

  In addition, the Company presently intends to use the approximately $2.5 million of capital expenditure cash reserves to pay to Hughes Space & Communications, in connection with Formation Transactions, the remaining balance of approximately $1.4 million in connection with the amendment and/or extension of leases of office space at the Office Properties located at Kilroy Airport Center, including $500,000 in connection with a tenant improvement allowance for the properties located at 2240 and 2250 E. Imperial Highway and the balance in connection with the cancellation of an option to purchase an equity interest in the Office Properties located at Kilroy Airport Center at El Segundo. Also from such $2.5 million capital expenditure cash reserves, in connection with the Financing, the Company will make earthquake-related improvements to certain of the Properties in an aggregate net amount of approximately $600,000. The improvements and repairs reserve required in connection with the Financing is expected to be funded out of the working capital cash reserves. See "The Financing--The Mortgage Loans."

  The following table presents the balances, as of September 30, 1996, and the expected balances as of the date the Offering is consummated, of the mortgages and loans (which are all of the current outstanding mortgages and loans on the Properties) intended to be repaid out of the net proceeds of the Offering. The mortgages expected to be repaid upon completion of the Offering had a weighted average interest rate of approximately 8.74% and a weighted average remaining term to maturity of approximately 3.14 years as of September 30, 1996.

                                                                                      EXPECTED BALANCE AS OF
                                                                     BALANCE AS OF         THE DATE THE
PROPERTY LOCATION                                                  SEPTEMBER 30, 1996 OFFERING IS CONSUMMATED
-----------------                                                  ------------------ -----------------------
                                                                                 (IN THOUSANDS)
Kilroy Airport Center at El Segundo }
 2240 E. Imperial Highway           }
 2250 E. Imperial Highway           }..........................         $ 94,799             $ 93,999
 2260 E. Imperial Highway           }
  El Segundo, California            }

Kilroy Airport Center Long Beach    }
 3750 Kilroy Airport Way            }
 3760 Kilroy Airport Way            }..........................           56,168               56,168
 3780 Kilroy Airport Way            }
  Long Beach, California            }

SeaTac Properties Ltd.              }
 17900 Pacific Highway              }
 17930 Pacific Highway              }..........................           20,162               16,100
 18000 Pacific Highway              }
  Seattle, Washington               }

2031 E. Mariposa Avenue
 El Segundo, California(1).....................................           12,000               12,000
3332 E. La Palma Avenue
 Anaheim, California...........................................            7,589                7,580

2260 E. El Segundo Boulevard        }
 El Segundo, California             }
2265 E. El Segundo Boulevard        }
 El Segundo, California             }
2270 E. El Segundo Boulevard        }
 El Segundo, California             }
185 S. Douglas Street               }
 El Segundo, California(2)          }..........................           21,523(3)            21,525(3)

1000 E. Ball Road                   }
 Anaheim, California(1)             }
1230 S. Lewis Street                }..........................            5,536                5,506
 Anaheim, California(1)             }

12681/12691 Pala Drive
 Garden Grove, California......................................            3,267                3,264
5115 N. 27th Avenue
 Phoenix, Arizona..............................................            3,000                3,000
12752-12822 Monarch Street
 Garden Grove, California......................................              --                 9,060(4)
                                                                        --------             --------
                                                                        $224,046             $228,202
                                                                        ========             ========

                                                       (footnotes on next page)

--------
(1) This property is also subject to a second mortgage securing the indebtedness referenced in note (3) below which will be repaid with the net proceeds of the Offering. This property is also subject to a mortgage securing the $9.1 million aggregate principal amount of indebtedness (including related expenses incurred in connection therewith) referenced in note (4) below which will be repaid with the net proceeds of the Offering.

(2) This property is also subject to a mortgage securing the $9.1 million aggregate principal amount of indebtedness (including related expenses incurred in connection therewith) referenced in note (4) below, which will be repaid with the net proceeds of the Offering.

(3) This indebtedness is also secured by a second mortgage on the properties located at 1000 East Ball Road, Anaheim, California, 1230 S. Lewis Street, Anaheim, California and 2031 E. Mariposa Avenue, El Segundo, California.

(4) Represents the principal amount of indebtedness incurred on December 19, 1996, by KI on behalf of the Company, in connection with the acquisition of the Industrial Property located at 12752-12822 Monarch Street, Garden Grove, California, plus accrual of related closing expenses. See "Business and Properties--Acquisition Properties--12752-12822 Monarch Street, Garden Grove, California." The indebtedness matures on the earlier of the date on which the Offering is consummated and June 20, 1997 and, as of December 31, 1996, had an interest rate of approximately 8.41%.

  In the event that the Underwriters' over-allotment option is exercised, the net proceeds thereof will be used by the Company for additional working capital and will be available for development and for future acquisitions of additional properties not yet identified. Pending application of such net proceeds, the Company will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, obligations of the Governmental National Mortgage Association, other government and government agency securities, certificates of deposit and interest-bearing bank deposits.

                              DISTRIBUTION POLICY

  The Company presently intends to make regular quarterly distributions to holders of its Common Stock. The first distribution, for the period commencing upon the consummation of the Offering and ending March 31, 1997, is anticipated to be approximately $.2583 per share (which is equivalent to a quarterly distribution of $.3875 per share or an annual distribution of $1.55 per share) which results in an initial annual distribution rate of 6.74%. The Company does not expect to change its estimated distribution rate if any of the Underwriters' over-allotment option is exercised. The Company currently expects to distribute approximately 90.7% of estimated cash available for distribution for the 12 months following the consummation of the Offering. Units and shares of Common Stock will receive equal distributions. The Board of Directors may vary the percentage of cash available for distribution which is distributed if the actual results of operations, economic conditions or other factors differ from the assumptions used in the Company's estimates.

  The Company believes that its estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution rate and is made solely for the purpose of setting the initial distribution rate and is not intended to be a projection or forecast of the Company's results of operations or of its liquidity. The Company presently intends to maintain the initial distribution rate for the 12 months following the consummation of the Offering unless actual results from operations, economic conditions or other factors differ significantly from the assumptions used in its estimate. However, no assurance can be given that the Company's estimate will prove accurate. The actual return that the Company will realize will be affected by a number of factors, including the revenue received from the Properties, the distributions and other payments received from the Operating Partnership and Services Company (which in turn is based in part on revenues received from development activities), the operating expenses of the Company, the interest expense incurred on its borrowings, the ability of tenants to meet their obligations, general leasing activity and unanticipated capital expenditures. See "Risk Factors--Real Estate Investment Considerations."

  The following table illustrates the adjustments made by the Company to its pro forma Funds from Operations for the twelve months ended September 30, 1996 in order to calculate estimated cash available for distribution:

                                                                     AMOUNT
                                                                     ------
                                                                 (IN THOUSANDS,
                                                                   EXCEPT PER
                                                                 SHARE AMOUNTS)
   Pro forma net income before minority interests for the year
    ended December 31, 1995.....................................    $ 15,550
   Plus pro forma net income before minority interests for the
    nine months ended September 30, 1996........................       7,007
   Less pro forma net income before minority interests for the
    nine months ended September 30, 1995........................     (12,368)
                                                                    --------
   Pro forma net income before minority interests for the 12
    months ended September 30, 1996(1)..........................      10,189
   Add non-cash items:
     Pro forma depreciation for the 12 months ended September
      30, 1996(2)...............................................       9,205
     Pro forma amortization for capitalized leasing commissions
      for the 12 months ended September 30, 1996(2).............       1,041
     Nonrecurring item and non-cash compensation(3).............       3,610
                                                                    --------
   Pro forma Funds from Operations for the 12 months ended
    September 30, 1996..........................................      24,045
   Adjustments:
     Net increases in contractual rental income(4)..............         305
     Net increase from new leases(5)............................       4,113
     Net effect of lease expirations, assuming no renewals(6)...      (4,052)
     Net effect of straight-line rents(7).......................         293
     Interest income on excess cash from proceeds of
      Offering(8)...............................................       3,834
                                                                    --------
   Estimated cash flow from operating activities for the 12
    months ending January 31, 1998..............................      28,538
   Estimated capitalized tenant improvements and leasing
    commissions(9)..............................................      (1,117)
   Estimated capital expenditures(10)...........................        (310)
   Scheduled debt principal payments(11)........................      (1,060)
                                                                    --------
   Estimated cash available for distribution for the 12 months
    ending January 31, 1998.....................................    $ 26,051
                                                                    ========
     Company's share of cash available for distribution(12).....    $ 21,518
     Minority interest's share of cash available for
      distribution..............................................    $  4,533
                                                                    ========
   Total estimated initial annual distribution..................    $ 23,641
                                                                    ========
   Estimated initial annual distribution per share..............    $   1.55
                                                                    ========
   Estimated cash available for distribution payout ratio(13)...        90.7%
                                                                    ========

--------
 (1) The effect of including the Services Company was a reduction in Funds from Operations of $50,000 during such period.
 (2) Pro forma depreciation of $9,595,000 for the year ended December 31, 1995 plus $6,773,000 for the nine months ended September 30, 1996 less $7,163,000 for the nine months ended September 30, 1995. Pro forma amortization of $985,000 for the year ended December 31, 1995 plus $895,000 for the nine months ended September 30, 1996 less $839,000 for the nine months ended September 30, 1995. Amortization consists primarily of amortization of deferred leasing commissions. Non-cash interest expense of $75,000 for the year ended September 30, 1996 related to amortization of the costs associated with the Mortgage Loans is not added back in this table in conformity with NAREIT's definition of Funds from Operations.
 (3) Includes elimination of the cost to buy out an option held by a third party to acquire a portion of a Property ($3,150,000) and compensation expense relating to a restricted Common Stock grant ($460,000).
 (4) Represents an incremental increase in Funds from Operations attributable to contractual rental increases for the 12 months ending January 31, 1998 (over actual rental revenue included in pro forma Funds from Operations for the 12 months ended September 30, 1996). The contractual rental increases are limited to the actual number of months in which the increased rental rate will be in effect as to each lease.

                                             (footnotes continued on next page)

 (5) Represents the incremental increase in Funds from Operations attributable to rental revenue from new executed leases commencing after September 30, 1995 for the 12 months ending January 31, 1998.

 (6) Represents the elimination of rental revenue reflected in rental revenue for the 12 months ended September 30, 1996 from: (i) leases which expired between September 30, 1995 and September 30, 1996 ($1,249,000) and (ii) leases which will expire between October 1, 1996 and January 31, 1998 for that portion of the 12 months ending January 31, 1998 that such leases are no longer in effect ($2,803,000).

     This table assumes that leases which expire prior to January 31, 1998 will not be renewed or re-leased during the period. As a result of this assumption, the effective average occupancy rate of the Properties for the 12-month period ending January 31, 1998 will equal approximately 87.2%, versus the actual occupancy rate for the Properties of approximately 88.2% as of December 31, 1996. The Company's average tenant retention rate for expiring leases for January 1, 1994 through September 30, 1996 was approximately 71.7% for the Properties located in the Southern California Area and 50.9% for the Properties overall.

 (7) Represents the effect of adjusting straight-line rental income and expense included in pro forma net income from an accrual basis under GAAP to a cash basis.

 (8) Represents estimated interest earned at 5% on working capital cash reserves of $76,672,000.

 (9) Reflects projected non-incremental revenue-generating tenant improvement ("TI") and leasing commission ("LC") for the 12-month period ending January 31, 1998 based on the weighted average TI and LC expenditures for all renewed and retenanted space incurred during 1993, 1994, 1995 and the nine months ended September 30, 1996, multiplied by the average annual net rentable square feet of leased space expiring during the three 12-month periods following the consummation of the Offering.

                                                                      WEIGHTED
                                            1993   1994  1995  1996   AVERAGE
                                            ----- ------ ----- ----- ----------
     OFFICE PROPERTIES:
       Retenanted
         TI per net rentable square foot..  $5.21 $20.82 $4.76 $8.62 $    12.50
         LC per net rentable square foot..  $1.85 $ 3.56 $4.23 $3.85       3.41
                                                                     ----------
           Total weighted average TI and
            LC............................                                15.91
           Average annual net rentable
            square feet of leased space
            expiring during the three 12-
            month periods following the
            Offering......................                              137,976
                                                                     ----------
           Total estimated annual TI and
            LC............................                            2,195,198
           Rate of retenant(i)............                                   30%
                                                                     ----------
           Total cost of retenants........                           $  659,000
       Renewals
         TI per net rentable square foot..  $ --  $  .28 $4.49 $4.01 $     2.89
         LC per net rentable square foot..  $ --  $  .07 $1.61 $1.02       0.80
                                                                     ----------
           Total weighted average TI and
            LC............................                                 3.69
           Average annual net rentable
            square feet of leases expiring
            during the three 12-month
            periods following the
            Offering......................                              137,976
                                                                     ----------
           Total estimated annual TI and
            LC............................                              509,131
           Rate of renewal(i).............                                   70%
                                                                     ----------
             Total cost of renewals.......                              357,000
                                                                     ----------
         Total TI and LC cost of Office
          Properties......................                            1,016,000
                                                                     ----------
     INDUSTRIAL PROPERTIES:
       TI per net rentable square foot....  $ .14 $ 4.49 $2.00 $ --  $     2.19
       LC per net rentable square foot....  $1.49 $ 3.49 $1.84 $ --        2.16
                                                                     ----------
         Total weighted average TI and
          LC..............................                                 4.35
         Average annual net rentable
          square feet of leases expiring
          during the three 12-month
          periods following the Offering..                               23,333
                                                                     ----------
         Total estimated annual TI and
          LC..............................                              101,000
                                                                     ----------
       Total..............................                           $1,117,000
                                                                     ==========

                                             (footnotes continued on next page)

   --------
   (i) The Company's historical weighted average renewal rate, based on net rentable square footage, from January 1, 1994 through September 30, 1996 was 71.7% for the Properties located in the Southern California Area and 50.9% for the Properties overall. The lower overall renewal rate results primarily from a 1993 termination of a lease, scheduled to expire in 1995, for 211,000 square feet at the SeaTac Office Center. Management believes, based on historical figures and its review of market conditions in the Company's submarkets in which the Properties are located, that the assumption of a 70% renewal rate is reasonable.

(10) Estimated annual capital expenditures not reimbursed by tenants. The average of historical nonreimbursed capital expenditures at the Office and Industrial Properties during the years ended December 31, 1994 and 1995 was $150,000. All capital expenditures during 1993 were reimbursed by tenants.

(11) Estimated principal payments on the Mortgage Loans. Excludes the net effect of the refinancing of the SeaTac Loan.

(12) The Company's share of estimated distributions based on its approximately 82.6% partnership interest in the Operating Partnership.

(13) Calculated as the estimated initial annual distribution divided by the estimated cash flow available for distribution for the 12 months ending January 31, 1998. The payout ratio of estimated adjusted pro forma Funds from Operations (which is substantially equivalent to the Company's estimated pro forma cash flow from operating activities) for the 12 months ending January 31, 1998 equals 82.8%.

  The Company anticipates that its estimated cash available for distribution will exceed earnings and profits due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Company. Distributions by the Company to the extent of its current or accumulated earnings and profits for federal income tax purposes, other than capital gain dividends, will be taxable to stockholders as ordinary dividend income. Capital gain distributions generally will be treated as long-term capital gains. Distributions in excess of earnings and profits generally will be treated as a non-taxable return of capital to the extent of each stockholder's basis in his or her Common Stock to the extent thereof, and thereafter as taxable gain. The non-taxable distributions will reduce each stockholder's tax basis in the Common Stock and, therefore, the gain (or loss) recognized on the sale of such Common Stock or upon liquidation of the Company will be increased (or decreased) accordingly. Based on the estimated cash flow available for distribution set forth in the table above, the Company believes that approximately 10% of distributions for the 12 months following consummation of the Offering would represent a return of capital. If actual cash available for distribution or taxable income vary from these amounts, the percentage of distributions which represent a return of capital may be materially different. For a discussion of the tax treatment of distributions to holders of Common Stock, see "Federal Income Tax Consequences--Taxation of U.S. Stockholders" and "--Taxation of Non-U.S. Stockholders." In order to qualify to be taxed as a REIT, the Company must make annual distributions to stockholders of at least 95% of its REIT taxable income (determined without regard to the dividends received deduction and by excluding any net capital gains) which the Company anticipates will be less than its share of adjusted Funds from Operations. Under certain circumstances, the Company may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements.

  Financing activities such as repayment or refinancing of loans also may affect the Company's assets and liabilities and the amount of cash available for distribution for future periods. Management will seek to control the timing and nature of investing and financing activities in order to maximize the Company's return on invested capital.

  Future distributions by the Company will be subject to the requirements of the MGCL and the discretion of the Board of Directors of the Company, and will depend on the actual cash flow of the Company, its financial condition, its capital requirements, any decision by the Board of Directors to reinvest the Operating Partnership's Funds from Operations rather than distribute such funds to the Company, the annual distribution requirements under the REIT provisions of the Code (see "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements") and such other factors as the Board of Directors deems relevant. There can be no assurance that any distributions will be made or that the expected level of distributions will be maintained by the Company. See "Risk Factors--Real Estate Investment Considerations" and "--Distribution Payout Percentage." If revenues generated by the Company's properties in future periods decrease materially from current levels, the Company's ability to make expected distributions would be materially adversely affected, which could result in a decrease in the market price of the shares of Common Stock.

  The Company may in the future implement a distribution reinvestment program under which holders of shares of Common Stock may elect automatically to reinvest distributions in additional shares of Common Stock. The Company may, from time to time, repurchase shares of Common Stock in the open market for purposes of fulfilling its obligations under this distribution reinvestment program, if adopted, or may elect to issue additional shares of Common Stock. If the Company adopts a distribution reinvestment program, it will solicit participation in the program after the Offering by means of a separate prospectus, and a purchase of shares of Common Stock in the Offering does not entitle any investor to participate in any such program. There can be no assurance that the Company will adopt such a program, and consequently, the probable date of adoption or number of shares of Common Stock that would be available under such program cannot be determined at this time.

  Cash available for distribution is based on Funds from Operations (which is defined by NAREIT as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs)) and after adjustments for unconsolidated partnerships and joint ventures. The calculation of adjustments to pro forma Funds from Operations is being made solely for the purpose of setting the initial distribution amount and is not intended to be a projection or prediction of the Company's actual results of operations nor is the methodology upon which such adjustments are made intended to be a basis for determining future distributions. Management considers Funds from Operations an appropriate measure of performance of an equity REIT because industry analysts have accepted it as such. The Company computes Funds from Operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Funds from Operations."

  The Company intends to provide its stockholders with annual reports containing audited financial statements with a report thereon by the Company's independent auditors, together with management's discussion and analysis, as required under applicable Commission rules and regulations.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (based on the Combined Financial Statements of the Kilroy Group) as of September 30, 1996 on an historical basis, and on a pro forma basis as adjusted to give effect to the Formation Transactions, the Offering, the Financing and the application of the net proceeds therefrom as described under the caption "Use of Proceeds." The information set forth in the following table should be read in conjunction with the Combined Financial Statements of the Kilroy Group and notes thereto, the pro forma financial information of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" included elsewhere in this Prospectus.

                                                          SEPTEMBER 30, 1996
                                                        ------------------------
                                                        HISTORICAL    PRO FORMA
                                                        -----------   ----------
                                                        (DOLLARS IN THOUSANDS)
Debt:
  Mortgage Loans(1).................................... $   224,046   $   96,000
  Borrowings under Credit Facility(2)..................         --           --
                                                        -----------   ----------
Total debt.............................................     224,046       96,000
                                                        -----------   ----------
Minority interest in the Operating Partnership(3)......         --        27,313
                                                        -----------   ----------
Stockholders' equity (deficit):
  Preferred Stock, $.01 par value, 30,000,000 shares
   authorized, none issued or outstanding..............
  Common Stock, $.01 par value, 150,000,000 shares
   authorized, 12,600,000 shares issued and
   outstanding(3)(4)...................................         --           126
  Capital in excess of par value.......................         --       129,531
  Accumulated deficit..................................    (113,223)         --
                                                        -----------   ----------
Total stockholders' equity (deficit)...................    (113,223)     129,657
                                                        -----------   ----------
Total capitalization................................... $   110,823   $  252,970
                                                        ===========   ==========

--------
(1) The Company, on behalf of the Operating Partnership, has obtained written commitments for the Mortgage Loans, the closing of which is a condition to the consummation of the Offering. See "The Financing--The Mortgage Loans."
(2) The Company, on behalf of the Operating Partnership, currently is negotiating a $100.0 million Credit Facility, which the Company expects to enter into shortly after the consummation of the Offering. See "The Financing--The Credit Facility."
(3) Assumes no exchange of the Units to be issued to the Continuing Investors in connection with the Formation Transactions. If all of the Units were exchanged, 15,252,374 shares of Common Stock would be outstanding.
(4) Excludes 1,400,000 shares of the 1,500,000 shares of Common Stock reserved for issuance pursuant to the Stock Incentive Plan. See "Management--Stock Incentive Plan." Includes 100,000 restricted shares of Common Stock to be issued to an officer of the Company who is not a Continuing Investor.

                                   DILUTION

  Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution of the net tangible book value of their Common Stock from the initial public offering price. At September 30, 1996, the Company had a negative combined net tangible book value of approximately $113.2 million, or negative $42.69 per share of Common Stock (assuming the exchange of Units issued to Continuing Investors in connection with the Formation Transactions into shares of Common Stock on a one-for-one basis). After giving effect to the sale of the shares of Common Stock offered hereby at the initial public offering price of $23.00 per share of Common Stock, the deduction of underwriting discounts and commissions, advisory fees and estimated Offering expenses and the receipt by the Company of approximately $262.9 million in net proceeds from the Offering, the pro forma net tangible book value at September 30, 1996 would have been $129.7 million, or $10.29 per share of Common Stock. This amount represents an immediate increase in net tangible book value of $52.98 per Unit to Continuing Investors and an immediate dilution in pro forma net tangible book value of $12.71 per share of Common Stock to new public investors. The following table illustrates this per share dilution:

   Initial public offering price per share....................          $23.00
     Pro forma net tangible book value before the
      Offering(1)............................................. $(42.69)
     Increase in pro forma net tangible book value
      attributable to the Offering and Formation
      Transactions............................................   52.98
                                                               -------
   Pro forma net tangible book value after the Offering(2)....           10.29
                                                                        ------
   Dilution in pro forma net tangible book value to new
    investors(3)..............................................          $12.71
                                                                        ======

-------
(1) Net tangible book value per share of Common Stock before the Offering is determined by dividing net tangible book value (total tangible assets less total liabilities) of the Company by the number of shares of Common Stock of the Company representing the exchange in full of the Units to be issued to the Continuing Investors.
(2) Based on pro forma net tangible book value of approximately $129.7 million divided by 12,600,000 shares of Common Stock outstanding. There is no impact on dilution attributable to the exchange of Units to be issued to the Continuing Investors due to the effect of minority interest.
(3) Dilution is determined by subtracting pro forma net tangible book value per share of Common Stock after giving effect to the Formation Transactions and the Offering from the initial public offering price paid by a new investor for a share of Common Stock.

  The following table sets forth, on a pro forma basis giving effect to the Offering and the Formation Transactions: (i) the number of shares of Common Stock to be sold by the Company in the Offering and the number of Units issued to the Continuing Investors in connection with the Formation Transactions;
(ii) the net tangible book value as of September 30, 1996 of the assets contributed to the Operating Partnership in the Formation Transactions; and
(iii) the net tangible book value of the average contribution per share/Unit based on total contributions. See "Risk Factors--Immediate and Substantial Dilution."

                             SHARES/UNITS    BOOK VALUE OR CASH
                             ISSUED(1)(2)      CONTRIBUTIONS           AVERAGE PRICE
                          ------------------ ------------------------       PER
                            NUMBER   PERCENT  AMOUNT        PERCENT     SHARE/UNIT
                          ---------- ------- ----------     ---------  -------------
                                            (IN THOUSANDS)
New investors(2)........  12,600,000   82.6% $  287,500 (3)    192.0 %    $ 23.00
Units issued to
 Continuing Investors in
 connection with the
 Formation
 Transactions...........   2,652,374   17.4%   (137,795)(4)    (92.0)%    $(51.95)
                          ----------  -----  ----------      -------
    Total...............  15,252,374  100.0%   $149,705        100.0 %
                          ==========  =====  ==========      =======

-------
(1) Reflects the shares of Common Stock offered hereby and the Units to be issued to the Continuing Investors in exchange for assets contributed in connection with the Formation Transactions at the initial exchange ratio of one share of Common Stock for each Unit. There are, however, certain restrictions on the exchange of Units. See "Partnership Agreement of the Operating Partnership--Redemption/Exchange Rights."
(2) Includes 100,000 restricted shares of Common Stock that will be purchased by an officer of the Company, who is not a Continuing Investor, for $.01 per share ($1,000 in the aggregate) in connection with a grant pursuant to the Company's Stock Incentive Plan.
(3) This amount is based on the initial public offering price of $23.00.
(4) Based on the September 30, 1996 pro forma book value of the assets to be contributed to the Operating Partnership in connection with the Formation Transactions less $24.6 million attributable to underwriting discounts and commissions and estimated expenses of the Offering.

                            SELECTED FINANCIAL DATA

  The following table sets forth certain financial data on a pro forma basis for the Company, and on an historical basis for the Kilroy Group, which consist of the Combined Financial Statements of the Kilroy Group whose financial results will be consolidated in the historical and pro forma financial statements of the Company. The financial data should be read in conjunction with the historical and pro forma financial statements and notes thereto included in this Prospectus. The combined historical summary financial data as of December 31, 1994, 1995 and September 30, 1996 and for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1995 and 1996 have been derived from the Combined Financial Statements of the Kilroy Group audited by Deloitte & Touche LLP, independent public accountants, whose report with respect thereto is included elsewhere in this Prospectus. The selected combined historical financial and operating information as of December 31, 1993, 1992 and 1991 and for the years ended December 31, 1992 and 1991 have been derived from the unaudited Combined Financial Statements of the Kilroy Group and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the operating information for the unaudited periods. The pro forma data assume the completion of the Formation Transactions, including acquisition of the Acquisition Properties and the consummation of the Offering and the Financing and use of the aggregate net proceeds therefrom as described under "Use of Proceeds" as of the beginning of the periods presented for the operating data and as of the balance sheet date for the balance sheet data. The pro forma financial data do not give effect to the recent extension of the tenant lease with Hughes Space & Communications with respect to space leased in the Office Property located at 2250
E. Imperial Highway, El Segundo, California and a portion of the space leased in the Office Property located at 2240 E. Imperial Highway, El Segundo, California. The pro forma financial data are not necessarily indicative of what the actual financial position or results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations.

             THE COMPANY (PRO FORMA) AND KILROY GROUP (HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               NINE MONTHS ENDED
                                 SEPTEMBER 30,                              YEAR ENDED DECEMBER 31,
                         --------------------------------  --------------------------------------------------------------
                                    COMBINED HISTORICAL                            COMBINED HISTORICAL
                         PRO FORMA  ---------------------  PRO FORMA ----------------------------------------------------
                           1996        1996        1995      1995      1995       1994       1993       1992       1991
                         ---------  ------------ --------  --------- ---------  ---------  ---------  ---------  --------
STATEMENT OF OPERATIONS
 DATA:
 Rental income.......... $ 30,635   $   25,156   $ 24,056   $39,141  $  32,314  $  31,220  $  34,239  $  32,988  $ 29,300
 Tenant reimbursements..    3,326        2,583      2,377     3,886      3,002      1,643      4,916      5,076     5,416
 Parking income.........    1,317        1,317      1,193     1,582      1,582      1,357      1,360      1,286     1,358
 Development and
  management fees.......      --           580        926       --       1,156        919        751        882       779
 Sale of air rights.....      --           --       4,456     4,456      4,456        --         --         --        --
 Lease termination
  fees..................      --           --         --        100        100        300      5,190         48       --
 Other income...........      364           65        211       705        298        784        188        221       206
                         --------   ----------   --------   -------  ---------  ---------  ---------  ---------  --------
 Total revenues.........   35,642       29,701     33,219    49,870     42,908     36,223     46,644     40,501    37,059
                         --------   ----------   --------   -------  ---------  ---------  ---------  ---------  --------
 Property expenses......    6,411        5,042      5,045     8,668      6,834      6,000      6,391      6,384     6,971
 Real estate taxes
  (refunds).............    1,457          970      1,088     2,002      1,416       (448)     2,984      3,781     2,377
 General and
  administrative
  expense...............    3,107        1,607      1,554     4,143      2,152      2,467      1,113      1,115       841
 Ground lease...........      832          579        542     1,127        789        913        941        854       726
 Development expenses...      --           584        564       --         737        468        581        429       255
 Option buy-out cost....    3,150        3,150        --        --         --         --         --         --        --
 Interest expense.......    5,952       16,234     18,660     7,936     24,159     25,376     25,805     26,293    26,174
 Depreciation and
  amortization..........    7,668        6,838      7,171    10,580      9,474      9,962     10,905     10,325     9,116
                         --------   ----------   --------   -------  ---------  ---------  ---------  ---------  --------
 Total expenses.........   28,577       35,004     34,624    34,456     45,561     44,738     48,720     49,181    46,460
                         --------   ----------   --------   -------  ---------  ---------  ---------  ---------  --------
 Income (loss) before
  equity in income of
  subsidiary, minority
  interest and
  extraordinary item....    7,065       (5,303)    (1,405)   15,414     (2,653)    (8,515)    (2,076)    (8,680)   (9,401)
 Equity in income (loss)
  of subsidiary.........      (58)                    --        136        --         --         --         --        --
 Minority interest......   (1,219)                    --     (2,706)       --         --         --         --        --
 Extinguishment of
  debt..................      --        20,095     15,267       --      15,267      1,847        --         --        --
                         --------   ----------   --------   -------  ---------  ---------  ---------  ---------  --------
 Net income (loss)...... $  5,788   $   14,792   $ 13,862   $12,844  $  12,614  $  (6,668) $  (2,076) $  (8,680) $ (9,401)
                         ========   ==========   ========   =======  =========  =========  =========  =========  ========
 Pro forma net income
  per share(1).......... $   0.46                           $  1.02
                         ========                           =======
                                                                                       DECEMBER 31,
                                                                     ----------------------------------------------------
                          SEPTEMBER 30, 1996                                       COMBINED HISTORICAL
                         -----------------------                     ----------------------------------------------------
                                     COMBINED
                         PRO FORMA  HISTORICAL                         1995       1994       1993       1992       1991
                         ---------  ------------                     ---------  ---------  ---------  ---------  --------
BALANCE SHEET DATA:
 Real estate assets,
  before accumu-
  lated depreciation and
  amortization.......... $285,150   $  227,127                       $ 224,983  $ 223,821  $ 222,056  $ 221,423  $220,363
 Total assets...........  266,951      131,062                         132,857    143,251    148,386    161,008   169,147
 Mortgages and loans....   96,000      224,046                         233,857    250,059    248,043    250,792   245,645
 Total liabilities......  109,981      244,285                         254,683    273,585    263,346    263,156   254,786
 Minority interest......   27,313
 Stockholders' equity
  (deficit).............  129,657     (113,223)                       (121,826)  (130,334)  (114,960)  (102,148)  (85,639)

                           NINE MONTHS ENDED SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                          -----------------------------------  ------------------------------------------
                                        COMBINED HISTORICAL                    COMBINED HISTORICAL
                          PRO  FORMA   ----------------------  PRO FORMA  -------------------------------
                             1996         1996        1995       1995       1995       1994       1993
                          -----------------------  ----------  ---------  ---------  ---------  ---------
OTHER DATA:
 Funds from
  Operations(2).........     $18,228       $4,685      $1,310    $21,998     $2,365     $1,447     $3,639
 Cash flows from:
 Operating activities...         --         5,528       9,270        --      10,071      6,607     11,457
 Investing activities...         --        (2,140)       (446)       --      (1,162)    (1,765)     2,028
 Financing activities...         --        (3,388)     (8,824)       --      (8,909)    (4,842)   (13,485)
 Office Properties:
 Square footage.........   2,037,414    1,688,383   1,688,383  2,037,414  1,688,383  1,688,383  1,688,383
 Occupancy..............        79.8%        76.3%       72.8%      77.0%      72.8%      73.3%      81.0%
 Industrial Properties:
 Square footage.........   1,337,697      916,570     916,570  1,337,697    916,570    916,570    916,570
 Occupancy..............        93.7%        90.8%       98.4%      92.2%      98.4%      79.7%      77.6%

-------
(1) Pro forma net income per share equals pro forma net income divided by the 12,600,000 shares of Common Stock outstanding after the Offering.
(2) As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), Funds from Operations represents net income (loss) before minority interest of unit holders (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Non- cash adjustments to Funds from Operations were as follows: in all periods, depreciation and amortization; in 1996, 1995 and 1994, gains on extinguishment of debt; and in pro forma 1996 and 1995, non-cash compensation. Further, in 1996 and 1995 non-recurring items (sale of air rights and option buy-out cost) were excluded. Management considers Funds from Operations an appropriate measure of performance of an equity REIT because industry analysts have accepted it as such. The Company computes Funds from Operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. See notes
    (9), (10) and (11) under the caption "Distribution Policy" and the notes to the historical financial statements of the Kilroy Group. Funds from Operations should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with GAAP.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the "Selected Financial Data" and the Combined Financial Statements for the Kilroy Group and notes thereto appearing elsewhere in this Prospectus. The Combined Financial Statements of the Kilroy Group are comprised of the operations, assets and liabilities of the Properties other than the Acquisition Properties. As part of the Formation Transactions, the Properties will be contributed to the Operating Partnership, of which the Company will be the sole general partner and the beneficial owner of an approximately 82.6% interest. As a result, for accounting purposes, the financial information of the Operating Partnership and the Company will be consolidated.

RESULTS OF OPERATIONS

 Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

  Total revenues decreased $3.5 million, or 10.6%, for the nine months ended September 30, 1996 compared to the same period for 1995. Revenues from base rents increased $1.1 million, or 4.6%, to $25.2 million in the 1996 period compared to $24.1 million in the 1995 period. Rents from Office Properties increased $0.8 million during the nine months ended September 30, 1996 from the comparable period in 1995. Such increase was due to office space under lease increasing from 1,229,000 square feet at September 30, 1995 to 1,288,000 square feet at September 30, 1996. The majority of this increase relates to leasing at Kilroy Airport Center Long Beach. There was no significant change in rent per square foot during the 1996 period compared to the 1995 period. Rents from Industrial Properties increased a net $0.3 million during the nine months ended September 30, 1996 compared to the same period in 1995. The net increase was due to a lease with a Consumer Price Index ("CPI") increase and the effect of the 2260 E. El Segundo Boulevard Building being leased for the entire nine months ended September 30, 1996. Tenant reimbursements and parking revenues increased to $2.6 million and $1.3 million, respectively, in the 1996 period compared to $2.4 million and $1.2 million for the same period in 1995. The overall $0.3 million increase is primarily due to increased billable operating expenses resulting from new leases and parking income. Revenues for 1995 include a gain on the sale of air rights of $4.5 million at Kilroy Airport Center at El Segundo. See Note 2 to the Combined Financial Statements.

  Expenses in the nine months ended September 30, 1996 increased by $0.4 million, or 1.1%, to $35.0 million compared to $34.6 million in the 1995 period. During the nine months ended September 30, 1996, the Company accrued the costs of an option buy-out of $3.15 million for the cancellation of an option to purchase a 50% equity interest in Kilroy Airport Center at El Segundo. Interest expense decreased $2.5 million, or 13.4%, to $16.2 million in 1996 from $18.7 million in 1995, primarily as a result of the forgiveness and restructuring of certain debt in 1995 and 1996 (see Note 4 to the Combined Financial Statements).

  Net income was $14.8 million for the nine months ended September 30, 1996 compared to $13.9 million for the same period in 1995. The increase of $0.9 million is due primarily to a decrease in interest expense of $2.5 million, an increase in extraordinary gains of $4.8 million less the nonrecurring option buy-out cost of $3.15 million for the 1996 period and the sale of air rights of $4.5 million in 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Total revenues increased $6.7 million, or 18.5%, for the year ended December 31, 1995 compared to the year ended December 31, 1994. Revenues from base rents increased $1.1 million, or 3.5%, to $32.3 million in 1995 from $31.2 million in 1994. In 1995, rents from Industrial Properties increased $0.8 million from the year ended December 31, 1994, primarily due to the effect of 12-months' rental for the Property located at 2265 E. El Segundo Boulevard compared to four-months' rental in 1994. Office square footage and average rent per net rentable square foot remained relatively unchanged for the year ended December 31, 1995 compared to the year ended December 31, 1994. Industrial square footage under lease increased to 902,000 at December 31, 1995 as compared to 730,000 a year earlier. The 2260 E. El Segundo Boulevard building was leased in April 1995 after being vacant during 1994. The Company also leased the 1230 S. Lewis St. property in February 1995 at a rate of $6.11 per net rentable square foot, down from the rate of $6.43 in effect for the prior year. Tenant reimbursements increased to $3.0 million in 1995 from $1.6 million in 1994 due principally to the 1994 $1.5 million refund to tenants for property tax refunds. Parking revenues increased to $1.6 million in 1995 from $1.4 million in 1994 due to recognition of 12-months' parking income for Kilroy Airport Center Long Beach in 1995 compared to two months in 1994, together with increased tenant parking revenues at Kilroy Airport Center at El Segundo. Revenues for 1995 include a gain on the sale of air rights of $4.5 million referred to above. Other income decreased $0.5 million to $0.3 million during 1995 compared to 1994, primarily as a result of nonrecurring interest income of $0.4 million on the property tax refunds referred to below.

  Expenses in 1995 increased $0.8 million, or 1.8%, to $45.6 million. Property operating expenses increased $0.8 million, or 13.9%, primarily due to increased utility costs, increases in employee wages and benefits and a $0.3 million management fee paid to KI to cover costs of the loan renegotiation at Kilroy Airport Center at El Segundo. Real estate taxes increased $1.9 million, to $1.4 million in 1995 from a credit balance of $0.4 million in 1994, primarily due to the $2.4 million property tax refund recorded by the Company in 1994 and the effect of a reduction in aggregate assessed property values in 1995. General and administrative expenses decreased $0.3 million, or 12.0%, to $2.2 million in 1995 from $2.5 million in the 1994 period, primarily due to a $0.3 million penalty for late payment of property taxes in 1994. Interest expense decreased $1.2 million to $24.2 million in 1995 from $25.4 million in 1994 due to the September 1995 extension of the mortgage on Kilroy Airport Center at El Segundo at a lower interest rate and the forgiveness of certain debt, offset in part by the effect of higher interest rates on the variable rate mortgage secured by Kilroy Airport Center Long Beach. See Note 4 to the Combined Financial Statements. Ground lease expense decreased $0.1 million to $0.8 million in 1995, reflecting the effect of 12 months' reduction of ground rent for Phase III of Kilroy Airport Center Long Beach compared to six months in 1994. The $0.5 million decrease in depreciation and amortization to $9.5 million in 1995 results from certain assets becoming fully amortized.

  Net income increased $19.3 million to $12.6 million in 1995 compared to a net loss of $6.7 million in 1994, primarily due to the sale of air rights discussed above and a $13.4 million increase in gains on extinguishment of debt to $15.3 million in 1995 compared to $1.8 million in 1994.

 Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

  Total revenues decreased $10.4 million, or 22.3%, for the year ended December 31, 1994 compared to the year ended December 31, 1993. The primary reason for the decrease in revenue was the receipt of lease termination fees in 1993 of $5.2 million, of which $5.0 million related to a lease termination at the SeaTac Office Center and $0.2 million to the Kilroy Airport Center Long Beach. Revenues from base rents decreased $3.0 million, or 8.8%, to $31.2 million for the year ended December 31, 1994 compared to $34.2 million for the year ended December 31, 1993, due to the lease termination at the SeaTac Office Center referred to above (with $2.0 million in rental revenue in 1993), a lease renegotiation resulting in a lower rent rate effective June 1, 1994 for a lease on office space in the parking structure at Kilroy Airport Center at El Segundo, partially offset by continuing leasing activity at Kilroy Airport Center Long Beach. Office square footage under lease decreased to 1,239,000 at December 31, 1994 from 1,360,000 at December 31, 1993. The decrease is due primarily to the termination of the lease at the SeaTac Office Center (211,000 square feet) offset by 30,000 square feet of new leases elsewhere in the project and a 55,000 increase in square footage leased at Kilroy Airport Center Long Beach. Average office rent per square foot declined $2.33 per square foot in 1994 from 1993 due to the lease renegotiation referred to above and a softness in the Southern California rental market in 1994. Industrial rents decreased $0.2 million in 1994 primarily due to an extension of a lease at a reduced rate.

  Tenant reimbursements decreased to $1.6 million in 1994 from $4.9 million in 1993, due to a $1.5 million refund to tenants in 1994 for property tax refunds (for the tax years 1990 through 1994) and an approximate $1.5 million decrease due to the termination of the SeaTac Office Center lease referred to above. Tenant reimbursements consist of additional rental revenue from tenants covering operating expenses, such as utilities and property taxes, and are recorded as revenue in accordance with the lease terms. Other income increased $0.6 million, to $0.8 million in 1994 from $0.2 million in 1993, primarily as a result of interest income of $0.4 million on the property tax refunds referred to above.

  Expenses in 1994 decreased $4.0 million, or 8.2%, to $44.7 million compared to $48.7 million in 1993. Property expenses decreased $0.4 million, or 6.1%, due to the vacancy at SeaTac Office Center referred to above and the related reduction in expenses. Real estate taxes decreased $3.4 million to a credit balance of $0.4 million in 1994 from taxes of $3.0 million in 1993, primarily due to property tax refunds of $2.4 million (for the tax years 1990 through 1994) recorded by the Company in 1994 together with an approximate $1.0 million decrease resulting from a reduction in aggregate assessed value of the Properties during the year ended December 31, 1994. General and administrative expenses increased $1.4 million, to $2.5 million in 1994 from $1.1 million in 1993, principally due to a $0.6 million increase in the allowance for uncollectible rent attributable to a single tenant, a $0.3 million penalty in 1994 for late payment of property taxes and $0.2 million of expenses relating to a financing arrangement which was not consummated. Interest expense decreased $0.4 million, to $25.4 million in 1994 due to a decrease in the interest rate on the variable rate mortgage secured by Kilroy Airport Center Long Beach. Depreciation and amortization decreased $0.9 million to $10.0 million in 1994 as a result of certain assets becoming fully amortized.

  The net loss increased $4.6 million to $6.7 million in 1994 compared to a net loss of $2.1 million in 1993, due to lease termination fees of $5.2 million received in 1993 and the net effect of the items discussed above.

DEVELOPMENT AND MANAGEMENT FEES

  The Kilroy Group's third-party development activities are summarized below:

                                                  NINE MONTHS
                                                     ENDED         YEAR ENDED
                                                 SEPTEMBER 30,    DECEMBER 31,
                                                 -------------- ----------------
                                                  1996    1995   1995  1994 1993
                                                 ------  ------ ------ ---- ----
                                                         (IN THOUSANDS)
   Revenues.....................................   $580    $926 $1,156 $919 $751
   Expenses.....................................    584     564    737  468  581
                                                 ------  ------ ------ ---- ----
   Excess of revenues over expenses............. $   (4)   $362 $  419 $451 $170
                                                 ======  ====== ====== ==== ====

  Subsequent to the Formation Transactions, the Company's and the Kilroy Group's development activities will be conducted through Kilroy Services, Inc., See "Formation and Structure of the Company--Formation Transactions" and "Formation of Kilroy Services, Inc."

  The increases in revenues in 1994, as compared with 1993, and in 1995, as compared with 1994, was a result of the commencement of development services for the Riverside Judicial Center (commencing in 1994) and the Northrop Grumman Corporation's property located in Pico Rivera, California (the agreement for which commenced in 1995 and expires in February 1997). The $0.3 million decrease in revenues during the nine months ended September 30, 1996 compared with the same period in 1995 was primarily the result of a decrease in development services at the Calabasas Park Centre which was acquired by the stockholders of KI in 1996. Revenues from Calabasas Park Centre were $0.1 million, $0.4 million, $0.5 million, $0.7 million and $0.7 million for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993, respectively. The remainder of the decrease was due to the substantial completion of development services for the Riverside Judicial Center. A portion of the related expenses of development and management services are fixed in nature and have not fluctuated significantly, while the majority of the related expenses are variable in nature and fluctuate with the level of development and management activities. With the acquisition of Calabasas Park Centre by the Kilroy Group in 1996, and completion of the fee activities pursuant to the agreement with Northrop Grumman in February 1997, the Company does not expect significant fee activity from these sources.

ADOPTION OF SFAS NO. 121

  During 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." No impairments have been determined and, therefore, no real estate carrying amounts have been adjusted.

LIQUIDITY AND CAPITAL RESOURCES

  Upon the consummation of the Offering and the Formation Transactions and the use of proceeds therefrom, the Company will have (i) acquired the Acquisition Properties, (ii) reduced its total indebtedness by approximately $128.0 million and (iii) established working capital cash reserves of approximately $76 million and capital expenditure cash reserves of approximately $2.5 million. The Company is currently negotiating a $100.0 million Credit Facility, which the Company expects to enter into shortly after consummation of the Offering. The Credit Facility is expected to be used primarily to finance acquisitions of additional properties. The availability of funds under the Credit Facility is expected to be subject to, among other things, the value of the underlying collateral securing it. The Company expects that, initially, it will have approximately $50.0 million in availability under the Credit Facility. In connection with certain leases signed after September 30, 1996, the Company is obligated to fund approximately $2.0 million in tenant improvements and leasing commissions. This obligation will be assumed by the principals of KI. The Company presently expects to finance development activities from working capital and from funds from operations. See "The Financing--The Credit Facility." In addition, if the Offering is consummated on or before June 30, 1997, the Company will pay to Richard E. Moran Jr., the Company's Executive Vice President, Chief Financial Officer and Secretary, a bonus of $200,000, pursuant to the terms of his employment agreement. This obligation also will be assumed by the principals of KI. See "Management-- Executive Compensation."

  The Company anticipates that distributions will be paid from cash available for distribution, which is expected to exceed cash historically available for distribution as a result of the reduction in debt service anticipated to result from the repayment of indebtedness. The Company presently intends to make distributions quarterly, subject to the discretion of the Board of Directors. Amounts accumulated for distribution will be invested by the Company primarily in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, obligations of the Government National Mortgage Association, other governmental agency securities, certificates of deposit and interest-bearing bank deposits.

  The Company believes the Offering and the Formation Transactions will improve its financial performance through changes to its capital structure, principally the substantial reduction in its overall debt and its debt to equity ratio. Through the Formation Transactions, the Company will repay all of its existing mortgage debt of $224.0 million secured by the Properties (other than the Acquisition Properties) and will have debt outstanding of $96.0 million comprised of the $84.0 Million Loan and the $12.0 million SeaTac Loan. The $84.0 Million Loan amortizes over 25 years and matures in 2005. The SeaTac Loan matures in July 1997. Thus, total secured debt after the Formation Transactions (assuming no advances under the Credit Facility) will be reduced by approximately $128.0 million. This will result in a significant reduction in annual mortgage interest expense as a percentage of total revenue (15.9% on a pro forma basis as compared to 56.3% for the historical year ended December 31, 1995). Cash from operations required to fund interest expense will decrease substantially, although this reduction will be offset by the use of cash from operations to meet annual REIT distribution requirements. The market capitalization of the Company, based on the initial public offering price of $23.00 per share and the debt outstanding at the completion of the Offering, is expected to be approximately $446.8 million with total debt of approximately $96.0 million. As a result, the Company's debt to total market capitalization ratio will be approximately 21.5%.

  The Company was adversely impacted in 1993 and 1994 by the decline in market rental rates, higher vacancies and its higher leverage which prevented it from meeting certain of its financial obligations. Bank notes relating to properties other than the SeaTac Office Center aggregating $9.7 million and $23.7 million were in default as of December 31, 1995 and 1994, respectively. Past due interest relating to the notes was $2.9 million and $5.7 million as of December 31, 1995 and 1994, respectively. In addition, property taxes of $0.2 million, $0.5 million and $0.6 million were past due as of September 30, 1996, and December 31, 1995 and 1994, respectively. In June 1996, the Company repaid the principal of the bank notes relating to such properties, and the applicable accrued interest, and all but $40,000 of the property taxes, with the proceeds of a financing secured by certain of the Industrial Properties. With respect to the SeaTac Office Center, a high vacancy rate in 1993 resulted in insufficient cash flow to service the underlying debt on this property. The high vacancy rate has continued and a note payable to an insurance company having a principal balance of $20.2 million and accrued interest of $1.9 million, as of September 30, 1996, has been in default since October 1995. In October 1996, the Company successfully negotiated a discounted payoff with the lender and the ground lessor which provides for a payoff or purchase of the lender's note at a discount on or before February 10, 1997. The Company believes it will be able to meet this commitment irrespective of the consummation of the Offering based upon discussions with other sources of financing. Bank notes relating to the SeaTac Office Center aggregating $6.8 million were in default as of December 31, 1995 and 1994. Past due interest relating to these notes was $2.1 million and $1.4 million as of December 31, 1995 and 1994, respectively. In June 1996, the Company repaid the principal of the bank notes and the applicable accrued interest relating to the SeaTac Office Center with the proceeds of a financing secured by certain of the Industrial Properties.

  The Company expects to meet its short-term liquidity requirements generally through its initial working capital, net cash provided by operations and additional debt or equity financings. The Company estimates that for the 12 months ending September 30, 1997 it will incur approximately $1.1 million of expenses attributable to non-incremental revenue generating tenant improvements and leasing commissions and $310,000 of capital expenditures not reimbursed by tenants. The Company expects that it will incur tenant improvement and leasing commission costs in connection with the leasing-up of available space at the SeaTac Office Center. Based upon current market conditions, the Company estimates that such tenant improvements will be approximately $15.00 to $20.00 per net rentable square foot and leasing commissions will be approximately 6.0% to 7.0% of total lease payments made during the first four years of the lease term, and approximately 3.0% to 4.0% of total lease payments thereafter. As of December 31, 1996, approximately 330,000 net rentable square feet were available for lease at the SeaTac Office Center. In addition, the Company will set aside approximately $2.7 million of the net proceeds of the Offering for certain nonrecurring capital expenditures. See "Distribution Policy." From such $2.7 million capital expenditure cash reserves, the Company will pay to Hughes Space & Communications, in connection with Formation Transactions, the remaining balance of approximately $1.4 million in connection with the amendment and/or extension of leases of office space at the Office Properties located at Kilroy Airport Center, including $500,000 in connection with a tenant improvement allowance for the properties located at 2240 and 2250 E. Imperial Highway and the balance in connection with the cancellation of an option to purchase an equity interest in the Office Properties located at Kilroy Airport Center at El Segundo. In November 1996, $2.26 million of the option buy-out liability was paid by KI and its stockholders. Also from such $2.7 million capital expenditure cash reserves, in connection with the Financing, the Company will make earthquake-related improvements to certain of the Properties in an aggregate amount of approximately $600,000. The Company presently has no financial commitments in its capacity as a developer of real estate projects and believes that it will have sufficient capital resources to satisfy its obligations during the 12-month period following completion of the Offering, and that its net cash provided by operations will be adequate to meet both operating requirements and expected distributions by the Company in accordance with REIT requirements.

  The Company expects to meet certain of its long-term liquidity requirements, including the repayment of long-term debt of $84.0 million (less scheduled principal repayments) in 2005, the repayment of debt of $12.0 million in July 1997 and possible property acquisitions and development, through long-term secured and unsecured borrowings, including the Credit Facility, and the issuance of debt securities or additional equity securities of the Company or, possibly in connection with acquisitions of land or improved properties, the issuance of Units of the Operating Partnership.

  The Phase I environmental assessments of the Properties have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's financial condition or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. See "Risk Factors--Government Regulations--Environmental Matters" and "Business and Properties--Government Regulations--Environmental Matters."

HISTORICAL CASH FLOWS

  Historically, the Kilroy Group's principal sources of funding for operations and capital expenditures were cash flow from operating activities and secured debt financings. The Kilroy Group incurred net losses before extraordinary items in each of the last five years and for the nine-month period ended September 30, 1996.

However, after adding back depreciation and amortization, the Properties have generated positive net operating cash flows for the last four years.

  The Company's net cash provided by operating activities decreased to $6.6 million for the year ended December 31, 1994 from $11.5 million for the same period in 1993 primarily as a result of lease termination fees of $5.2 received in 1993. The Company's net cash from operating activities increased $3.5 million from the year ended December 31, 1994 compared to the same period in 1995, or from $6.6 million in 1994 to $10.1 million in 1995. The increase was primarily due to the sale of air rights in 1995 of $4.5 million. The Company's net cash from operating activities decreased $3.8 million to $5.5 million during the nine months ended September 30, 1996 compared with $9.3 million in the comparable 1995 period. The decrease was a result of the sale of air rights of $4.5 million in 1995, the option buy-out cost of $3.15 million in 1996, offset by an increase in total rent of $1.3 million in 1996 and a decrease in interest expense of $2.5 million in 1996.

  Net cash received from investing activities of $2.0 million for the year ended December 31, 1993 decreased to net cash used in investing activities of $1.8 million for the same period in 1994 due to the receipt in the 1993 period of a $2.7 million reimbursement of tenant improvements. Net cash used in investing activities decreased $0.6 million to $1.2 million for the year ended December 31, 1995 from $1.8 million for 1994 due to a decrease in the number of new lease transactions and the resulting decrease in the level of tenant improvements. Net cash used in investing activities increased $1.7 million to $2.1 million in the nine months ended September 30, 1996 from $0.4 million in the 1995 period primarily due to an increase in the number of new lease transactions and the resulting increase in the level of tenant improvements.

  The Company's cash flows used in financing activities decreased $8.7 million to $4.8 million from $13.5 million for the year ended December 31, 1993 as a result of net borrowings of $3.9 million during the year ended December 31, 1994 compared to a net repayment of $2.7 million of debt in the 1993 period, together with an decrease in deemed distributions to partners to $8.7 million during the year ended December 31, 1994 compared to $10.7 million in the 1993 period. Cash flows used in financing activities increased $4.1 million to $8.9 million for the year ended December 31, 1995 compared to net cash used in financing activities of $4.8 million for the same period in 1994 as result of net repayments of debt in the 1995 period compared to net borrowings in the 1994 period and a $4.6 million decrease in deemed distributions to partners. Cash flows used in financing activities was $3.4 million for the nine months ended September 30, 1996 consisting of net proceeds from issuance of debt of $2.8 million, less $6.2 million in distributions to partners.

FUNDS FROM OPERATIONS

  Industry analysts generally consider Funds from Operations, as defined by NAREIT, an alternative measure of performance of an equity REIT. Funds from Operations is defined by NAREIT to mean net income (loss) determined in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization (other than amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. The Company believes that in order to facilitate a clear understanding of the combined historical operating results of the Company, Funds from Operations should be examined in conjunction with net income (loss) as presented in the audited Combined Financial Statements and selected financial data included elsewhere in this Prospectus. The Company computes Funds from Operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Funds from Operations should not be considered as an alternative to net income (loss), as an indication of the Company's performance or to cash flows as a measure of liquidity or the ability to pay dividends or make distributions.

INFLATION

  The Company's leases with the majority of its tenants require the tenants to pay most operating expenses, including real estate taxes and insurance, and increases in common area maintenance expenses, which reduce the Company's exposure to increases in costs and operating expenses resulting from inflation.

                            BUSINESS AND PROPERTIES

GENERAL

  Upon the consummation of the Offering and the Formation Transactions, the Company (through the Operating Partnership) will own 14 Office Properties encompassing an aggregate of approximately 2.0 million rentable square feet and 12 Industrial Properties encompassing an aggregate of approximately
1.3 million rentable square feet. Eleven of the 14 of the Office Properties as well as 11 of the 12 Industrial Properties are located in prime Southern California suburban submarkets (including a complex of three Office Properties located adjacent to the Los Angeles International Airport, presently the nation's second largest air cargo port, and a complex of five Office Properties located adjacent to the Long Beach Municipal Airport). The Company also will own three Office Properties located adjacent to the Seattle-Tacoma International Airport in the State of Washington, and one Industrial Property located in Phoenix, Arizona. As of September 30, 1996, the Office Properties were approximately 79.8% leased to 130 tenants and the Industrial Properties were approximately 93.7% leased to 20 tenants. The Company has developed, managed and leased all but two of the 14 Office Properties and all but five of the 12 Industrial Properties. The Company believes that all of its Properties are well-maintained and, based on recent engineering reports, do not require significant capital improvements.

  In addition to the Office and Industrial Properties, the Company has development rights with respect to approximately 24 acres of developable land (net of acreage required for streets), located in Southern California. See "-- Development, Leasing and Management Activities." Upon consummation of the Offering, the Company also will have the option to purchase three office properties and 18 acres of undeveloped land currently beneficially owned and controlled by John B. Kilroy, Sr. and John B. Kilroy, Jr. which will not be contributed to the Operating Partnership immediately upon consummation of the Offering. The Company will have the right to acquire the option properties under the terms and conditions described below. All of these properties will be managed by the Company. See "--Excluded Properties."

  In general, the Office Properties are leased to tenants on a full service basis, with the landlord obligated to pay the tenant's proportionate share of taxes, insurance and operating expenses up to the amount incurred during the tenant's first year of occupancy ("Base Year") or a negotiated amount approximating the tenant's pro rata share of real estate taxes, insurance and operating expenses ("Expense Stop"). The tenant pays its pro rata share of increases in expenses above the Base Year or Expense Stop. All leases for the Industrial Properties are written on a triple net basis, with tenants paying their proportionate share of real estate taxes, operating costs and utility costs.

  The following table sets forth certain information (on a per net rentable square foot basis) regarding leasing activity at the Office Properties managed by the Company (i.e., all of the Office Properties other than the Thousand Oaks Office Property and the La Palma Business Center Office Property which are being acquired concurrently upon consummation of the Offering) since January 1, 1992 (based upon an average of all lease transactions during the respective periods):

                               OFFICE PROPERTIES

                              YEAR ENDED DECEMBER 31,             NINE-MONTH
                          ----------------------------------     PERIOD ENDED
                           1992     1993     1994     1995    SEPTEMBER 30, 1996
                          -------  -------  -------  -------  ------------------
Number of lease
 transactions during
 period(1)..............       27       19       36       27            31
Rentable square feet
 during period(1).......  221,946  127,126  354,018  105,544       341,940
Base rent ($)(1)(2).....    21.41    19.32    18.89    19.31         19.52
Tenant improvements
 ($)(3).................     9.04     6.82    15.01     7.30          8.99
Leasing commissions
 ($)(4).................     1.37     2.18     2.66     3.03          2.87
Other concessions
 ($)(5).................      --       --       --       --            --
Effective rent ($)(6)...    18.65    17.72    16.97    17.30         17.73
Expense Stop ($)(7).....     6.05     6.15     6.77     6.77          6.70
Effective equivalent
 triple net rent
 ($)(8).................    12.43    11.57    10.20    10.53         11.03
Occupancy rate at end of
 period (%).............     74.8%    76.1%    75.8%    75.6%         78.7%
--------
(1) Includes only office tenants with lease terms of 12 months or longer.
    Excludes leases for amenity, parking, retail and month-to-month office tenants.
(2) Equals aggregate base rent received over their respective terms from all lease transactions during the period, divided by the terms in months for such leases, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.
(3) Equals work letter costs net of estimated profit and overhead. Actual tenant improvements may differ from estimated work letter costs.
(4) Equals the aggregate of leasing commissions payable to employees and third parties based on standard commission rates and excludes negotiated commission discounts obtained from time to time.
(5) Includes moving expenses, furniture allowances and other concessions.
(6) Equals aggregate base rent received over their respective terms from all lease transactions during the period minus all tenant improvements, leasing commissions and other concessions from all lease transactions during the period, divided by the terms in months from such leases, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.
(7) Equals the amount of real estate taxes, operating costs and utility costs which the landlord is obligated to pay on an annual basis. The tenant is required to pay any increases above such amount.
(8) Equals effective rent minus Expense Stop.

  The following table sets forth certain information (on a per net rentable square foot basis) regarding leasing activity at the Thousand Oaks Office
Property since January 1, 1992 (based upon an average of all lease transactions during the respective periods):

                              YEAR ENDED DECEMBER 31,             NINE-MONTH
                          ----------------------------------     PERIOD ENDED
                           1992     1993     1994     1995    SEPTEMBER 30, 1996
                          -------  -------  -------  -------  ------------------
Number of lease
 transactions during
 period(1)..............      --         1        1        9             1
Rentable square feet
 during period(1).......      --     1,437    2,745   76,266         2,745
Base rent ($)(1)(2).....      --     25.01    23.40    23.09         24.00
Tenant improvements
 ($)(3).................      --     16.25      --      5.04           --
Leasing commissions
 ($)(4).................      --       --       --      4.90           --
Other concessions
 ($)(5).................      --       --       --       --            --
Effective rent ($)(6)...      --     22.73    23.40    21.42         24.00
Expense Stop ($)(7).....      --      6.45     6.16     6.49          6.16
Effective equivalent
 triple net rent
 ($)(8).................      --     16.28    17.24    14.93         17.84
Occupancy rate at end of
 period (%)(9)..........       NA       NA       NA    100.0%        100.0%

                                                       (footnotes on next page)

--------
(1) Includes only office tenants with lease terms of 12 months or longer. Excludes leases for amenity, parking, retail and month-to-month office tenants.
(2) Equals aggregate base rent received over their respective terms from all lease transactions during the period, divided by the terms in months for such leases, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.
(3) Equals work letter costs net of estimated profit and overhead. Actual tenant improvements may differ from estimated work letter costs.
(4) Equals the aggregate of leasing commissions payable to employees and third parties based on standard commission rates and excludes negotiated commission discounts obtained from time to time.
(5) Includes moving expenses, furniture allowances and other concessions.
(6) Equals aggregate base rent received over their respective terms from all lease transactions during the period minus all tenant improvements, leasing commissions and other concessions from all lease transactions during the period, divided by the terms in months from such leases, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.
(7) Equals the amount of real estate taxes, operating costs and utility costs which the landlord is obligated to pay on an annual basis. The tenant is required to pay any increases above such amount. Expense Stop for 1996 is estimated.
(8) Equals effective rent minus Expense Stop.
(9) Occupancy data is not available for the years ended December 31, 1992, 1993 and 1994.

  The following table sets forth certain information (on a per net rentable square foot basis) regarding leasing activity at 4175 E. La Palma Avenue, Building A, La Palma Business Center since January 1, 1992 (based upon an average of all lease transactions during the respective periods):

                              YEAR ENDED DECEMBER 31,          NINE-MONTH
                            ----------------------------      PERIOD ENDED
                             1992   1993   1994    1995   SEPTEMBER 30, 1996(1)
                            ------ ------ ------  ------  ---------------------
Number of lease
 transactions during
 period(2)................      NA    --       1       1              0
Rentable square feet
 during period(2).........      NA    --   3,348   2,038            --
Base rent ($)(2)(3).......      NA    --   19.36   16.48            --
Tenant improvements
 ($)(4)...................      NA    --     --     9.69            --
Leasing commissions
 ($)(5)...................      NA    --     --     2.06            --
Other concessions ($)(6)..      NA    --     --      --             --
Effective rent ($)(7).....      NA    --   19.36   14.17            --
Expense Stop ($)(8).......      NA    --    5.45    5.45            --
Effective equivalent tri-
 ple net rent ($)(9)......      NA    --   13.91    8.72            --
Occupancy rate at end of
 period (%)(2)(10)........      NA     NA   92.6%   93.2%          91.6%

--------
 (1) No leasing activity occurred during the nine-month period ended
     September 30, 1996.
 (2) Includes only office tenants with lease terms of 12 months or longer. Excludes leases for amenity, parking, retail and month-to-month office tenants.
 (3) Equals aggregate base rent received over their respective terms from all lease transactions during the period, divided by the terms in months for such leases, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.
 (4) Equals work letter costs net of estimated profit and overhead. Actual tenant improvements may differ from estimated work letter costs.
 (5) Equals the aggregate of leasing commissions payable to employees and third parties based on standard commission rates and excludes negotiated commission discounts obtained from time to time.
 (6) Includes moving expenses, furniture allowances and other concessions.
 (7) Equals aggregate base rent received over their respective terms from all lease transactions during the period minus all tenant improvements, leasing commissions and other concessions from all lease transactions during the period, divided by the terms in months from such leases, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.
 (8) Equals the amount of real estate taxes, operating costs and utility costs which the landlord is obligated to pay on an annual basis. The tenant is required to pay any increases above such amount.
 (9) Equals effective rent minus Expense Stop.
(10) Occupancy data is not available for the years ended December 31, 1992 and 1993.

  The following table sets forth certain information (on a per net rentable square foot basis) regarding leasing activity at the Industrial Properties (other than the Industrial Properties at the La Palma Business Center which are being acquired upon consummation of the Offering and the Industrial Property located at 12752-12822 Monarch Street, Garden Grove, California, which was acquired by KI on behalf of the Company prior to consummation of the Offering) since January 1, 1992 (based upon an average of all lease transactions during the respective periods):

                             INDUSTRIAL PROPERTIES

                              YEAR ENDED DECEMBER 31,              NINE-MONTH
                          ----------------------------------      PERIOD ENDED
                           1992     1993     1994     1995    SEPTEMBER 30, 1996(1)
                          -------  -------  -------  -------  ---------------------
Number of lease
 transactions during
 period.................        1        1        1        2             0
Net rentable square feet
 leased during period...  100,000   70,000   76,570  171,550           --
Base rent ($)(2)........     6.39     6.81     7.23     4.99           --
Tenant improvements
 ($)(3).................     5.87     0.14     4.49     2.00           --
Leasing commissions
 ($)(4).................     1.37     1.49     3.49     1.84           --
Other concessions
 ($)(5).................      --       --       --       --            --
Effective rent ($)(6)...     5.19     6.48     6.44     4.63           --
Expense stop ($)(7).....      --       --       --       --            --
Effective equivalent
 triple net rent
 ($)(8).................     5.19     6.48     6.44     4.63
Occupancy rate at end of
 period (%).............     86.0%    77.6%    79.7%    98.4%         90.8%

--------
(1) No leasing activity occurred during the nine-month period ended September 30, 1996.
(2) Equals aggregate base rent received over their respective terms from all lease transactions during the period, divided by the terms in months for such leases, multiplied by 12, divided by the total rentable square feet leased under all lease transactions during the period.
(3) Equals work letter costs net of estimated profit and overhead. Actual tenant improvements may differ from estimated work letter costs.
(4) Equals the aggregate of leasing commissions payable to employees and third parties based on standard commission rates and excludes negotiated commission discounts obtained from time to time.
(5) Includes moving expenses, furniture allowances and other concessions.
(6) Equals aggregate base rent received over their respective terms from all lease transactions during the period minus all tenant improvements, leasing commissions and other concessions from all lease transactions during the period, divided by the terms in months from such leases, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.
(7) Leases for all Industrial Properties are written on a triple net basis, providing for each tenant to be responsible, in addition to base rent, for its proportionate share of real estate taxes, operating costs, utility costs and other expenses without regard to a base year.
(8) Equals effective rent minus Expense Stop.

  The following table sets forth certain information (on a per net rentable square foot basis) regarding leasing activity at the La Palma Business Center and Monarch Street Industrial Properties since January 1, 1992 (based upon an average of all lease transactions during the respective periods):

                             INDUSTRIAL PROPERTIES

                                YEAR ENDED DECEMBER 31,          NINE-MONTH
                             ------------------------------     PERIOD ENDED
                              1992   1993   1994     1995    SEPTEMBER 30, 1996
                             -----  ------ ------   -------  ------------------
Number of lease
 transactions during
 period(1).................     NA       2     --         4              5
Rentable square feet during
 period(2).................     NA  63,094    --    229,952       107,381
Base rent ($)(2)...........     NA    7.37    --       3.66          4.72
Tenant improvements
 ($)(3)....................     NA    2.65    --       0.61          0.75
Leasing commissions
 ($)(4)....................     NA    3.61    --       0.55          1.25
Other concessions ($)(5)...     NA     --     --        --            --
Effective rent ($)(6)......     NA    7.37    --       3.48          4.34
Expense stop ($)(7)........     NA     --     --        --            --
Effective equivalent triple
 net rent ($)(8)...........     NA    7.37    --       3.48          4.34
Occupancy rate at end of
 period (%)(9).............     NA      NA   51.2%     78.7%        100.0%

--------
(1) Includes only industrial tenants with lease terms of 12 months or longer.
(2) Equals aggregate base rent received over their respective terms from all lease transactions during the period, divided by the terms in months for such leases, multiplied by 12, divided by the total rentable square feet leased under all lease transactions during the period.
(3) Equals work letter costs net of estimated profit and overhead. Actual tenant improvements may differ from estimated work letter costs.
(4) Equals the aggregate of leasing commissions payable to employees and third parties based on standard commission rates and excludes negotiated commission discounts obtained from time to time.
(5) Includes moving expenses, furniture allowances and other concessions.
(6) Equals aggregate base rent received over their respective terms from all lease transactions during the period minus all tenant improvements, leasing commissions and other concessions from all lease transactions during the period, divided by the terms in months from such leases, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.
(7) Leases for all Industrial Properties are written on a triple net basis, providing for each tenant to be responsible, in addition to base rent, for its proportionate share of real estate taxes, operating costs, utility costs and other expenses without regard to a base year.
(8) Equals effective rent minus Expense Stop.
(9) Occupancy data is not available for the years ending December 31, 1992 and 1993.

                     THE OFFICE AND INDUSTRIAL PROPERTIES

  The following table sets forth certain information relating to each of the Properties as of December 31, 1995, unless indicated otherwise. This table gives pro forma effect to a recent extension of one of the leases with Hughes Space & Communications with respect to two of the Office Properties located at Kilroy Airport Center at El Segundo as if such lease renewal had occurred on January 1, 1995. After completion of the Formation Transactions, the Company (through the Operating Partnership) will own a 100% interest in all of the Office and Industrial Properties other than the five Office Properties located at Kilroy Airport Center Long Beach and the three Office Properties located at the SeaTac Office Center, each of which are held subject to ground leases expiring in 2035 and 2064 (assuming the exercise of the Company's options to extend such lease), respectively.

                                                                                                     AVERAGE
                                                       PERCENTAGE                         PERCENTAGE  BASE
                                                NET      LEASED     1995                   OF 1995    RENT
                                             RENTABLE    AS OF      BASE        1995        TOTAL      PER     EFFECTIVE
                                              SQUARE    12/31/95    RENT      EFFECTIVE      BASE    SQ. FT.    RENT PER
        PROPERTY LOCATION         YEAR BUILT   FEET      (%)(1)   ($000)(2) RENT($000)(3)  RENT (%)  ($)(4)  SQ. FT. ($)(5)
        -----------------         ---------- --------- ---------- --------- ------------- ---------- ------- --------------
 Office Properties:
 Kilroy Airport Center at El
  Segundo
  2250 E. Imperial Highway(8)....     1983     291,187    80.9      4,316       4,042        11.5     18.32      17.16
  2260 E. Imperial Highway)(9)...     1983     291,187   100.0      7,160       6,545        19.1     24.59      22.48
  2240 E. Imperial Highway
  El Segundo, California(10).....     1983     118,933   100.0      1,130       1,121         3.0      9.50       9.43
 Kilroy Airport Center Long Beach
  3900 Kilroy Airport Way(11)....     1987     126,840    94.0      2,282       2,092         6.1     19.14      17.55
  3880 Kilroy Airport Way(11)....     1987      98,243   100.0      1,296       1,022         3.5     13.19      10.40
  3760 Kilroy Airport Way........     1989     165,278    92.1      3,372       2,807         9.0     22.16      18.45
  3780 Kilroy Airport Way........     1989     219,745    63.6      3,465       3,005         9.2     24.79      21.50
  3750 Kilroy Airport Way
  Long Beach, California.........     1989      10,457   100.0         75          28         0.2      7.21       2.66
 SeaTac Office Center
  18000 Pacific Highway..........     1974     207,092    58.7      1,799       1,510         4.8     14.80      12.42
  17930 Pacific Highway..........     1980     210,899     --         --          --          --        --         --
  17900 Pacific Highway
   Seattle, Washington...........     1980     113,605    87.7      1,896       1,820         5.0     19.02      18.26
 La Palma Business Center
  4175 E. La Palma Avenue
   Anaheim, California(11).......     1985      42,790    93.2        493         475         1.3     12.37      11.92
 2829 Townsgate Road
  Thousand Oaks, California(11)..     1990      81,158   100.0      1,888       1,760         5.0     23.26      21.69
 185 S. Douglas Street
  El Segundo, California(12).....     1978      60,000   100.0      1,313         898         3.5     21.89      14.96
                                             ---------   -----     ------      ------        ----     -----      -----
 Subtotal/Weighted Average                   2,037,414    77.0     30,485      27,125        81.2     19.44      17.30
                                             ---------   -----     ------      ------        ----     -----      -----
 Industrial Properties:
 2031 E. Mariposa Avenue
  El Segundo, California.........     1954     192,053   100.0      1,556       1,296         4.1      8.10       6.75
 3340 E. La Palma Avenue
  Anaheim, California............     1966     153,320   100.0        881         790         2.3      5.74       5.16
 2260 E. El Segundo Boulevard
  El Segundo, California(13).....     1979     113,820   100.0        553         510         1.5      4.86       4.48
 2265 E. El Segundo Boulevard
  El Segundo, California.........     1978      76,570   100.0        554         493         1.5      7.23       6.44
 1000 E. Ball Road
  Anaheim, California(14)........     1956     100,000   100.0        639         519         1.7      6.39       5.19
 1230 S. Lewis Street
  Anaheim, California............     1982      57,730   100.0        303         284         0.8      5.25       4.92
 12681/12691 Pala Drive
  Garden Grove, California ......     1970      84,700    82.6        476         454         1.3      6.81       6.48
             TENANTS LEASING
 PERCENTAGE   10% OR MORE OF
   LEASED     NET RENTABLE
   AS OF     SQUARE FEET PER
  9/30/96       PROPERTY
   (%)(6)   AS OF 9/30/96(7)
 ---------- ----------------
    83.9    Hughes Space &
            Communications
            (33.0%)
   100.0    Hughes Space &
            Communications
            (100.0%)

   100.0    Hughes Space &
            Communications
            (94.6%)
    94.0    McDonnell
            Douglas
            Corporation
            (50.9%), Olympus
            America, Inc.
            (18.6%)
   100.0    Devry, Inc.
            (100.0%)
    82.6    R.L. Polk & Co.
            (9.8%)
    92.2    SCAN Health Plan
            (20.4%), Zelda
            Fay Walls (12.7%)
   100.0    Oasis Cafe
            (37.1%),
            Keywanfar &
            Baroukhim
            (16.1%),
            SR Impressions
            (15.0%)
    60.0    Principal Mutual
            (8.8%),
            Lynden (8.8%),
            Rayonier (8.0%)
     --     --

    87.7    Key Bank
            (41.9%)(15),
            Northwest
            Airlines
            (24.9%),
            City of Sea Tac
            (17.2%)

    91.6    Peryam & Kroll
            (26.7%),
            DMV/VPI
            Insurance Group
            (26.5%),
            Midcom
            Corporation
            (15.5%)

   100.0    Worldcom, Inc.
            (34.2%), Data
            Select Systems,
            Inc. (13.0%),
            Pepperdine
            University
            (12.7%),
            Anheuser Busch,
            Inc. (12.0%)

   100.0    Northwest
            Airlines, Inc.
            (100%)
   ------
    79.8
   ------
            Mattel, Inc.
   100.0    (100%)
            Furon Co., Inc.
    59.2    (59.2%)
            Ace Medical Co.
   100.0    (100%)
   100.0    MSAS Cargo
            Intl., Inc.
            (100%)

   100.0    Allen-Bradley
            Company (100%)

   100.0    Extron
            Electronics (100%)

    82.6    Rank Video Services America, Inc.
            (82.6%)

                                                       (footnotes on next page)

                                                                                        AVERAGE
                                          PERCENTAGE                         PERCENTAGE  BASE                  PERCENTAGE
                                   NET      LEASED     1995                   OF 1995    RENT                    LEASED
                                RENTABLE    AS OF      BASE        1995        TOTAL      PER     EFFECTIVE      AS OF
                                 SQUARE    12/31/95    RENT      EFFECTIVE      BASE    SQ. FT.    RENT PER     9/30/96
  PROPERTY LOCATION  YEAR BUILT   FEET      (%)(1)   ($000)(2) RENT($000)(3)  RENT (%)  ($)(4)  SQ. FT. ($)(5)   (%)(6)
  -----------------  ---------- --------- ---------- --------- ------------- ---------- ------- -------------- ----------
2270 E. El
 Segundo
 Boulevard
 El Segundo,
 California.....        1975        7,500   100.0        129         129         0.3     17.17      17.17          --
5115 N. 27th
 Avenue
 Phoenix,
 Arizona(16)....        1962      130,877   100.0        640         612         1.7      4.89       4.68        100.0
12752-12822
 Monarch Street
 Garden Grove,
 CA(17).........        1970      277,037    76.4        727         715         1.9      3.43       3.38        100.0
4155 E. La Palma
 Avenue
 Anaheim,
 CA(11)(17).....        1985       74,618   100.0        325         237         0.9      4.36       3.18        100.0
4125 La Palma
 Avenue
 Anaheim,
 CA(11)(17).....         1985       69,472    65.6        319         302        0 .8      7.00       6.63        100.0
                                ---------   -----     ------      ------       -----     -----      -----        -----
Subtotal/Weighted
 Average                        1,337,697    92.2      7,102       6,341        18.8      5.76       5.14         93.7
                                ---------   -----     ------      ------       -----     -----      -----        -----
Office &                        3,375,111    83.0     37,587      33,466       100.0     13.42      11.95         85.3
 Industrial--All
 Properties
                                ---------   -----     ------      ------       -----     -----      -----        -----
                            TENANTS LEASING
                             10% OR MORE OF
                             NET RENTABLE
                       SQUARE FEET PER PROPERTY
  PROPERTY LOCATION        AS OF 9/30/96(7)
  -----------------    ------------------------
2270 E. El
 Segundo
 Boulevard
 El Segundo,
 California.....                  --
5115 N. 27th
 Avenue
 Phoenix,
 Arizona(16)....     Festival Markets, Inc. (100%)
12752-12822
 Monarch Street
 Garden Grove,
 CA(17).........     Cannon Equipment (60%),
                     Vanco (16.4%)
4155 E. La Palma
 Avenue
 Anaheim,
 CA(11)(17).....     Bond Technologies (29.6%),
                     NovaCare Orthotics (24.0%),
                     Specialty Restaurants Corp.
                      (21.7%)

4125 La Palma
 Avenue
 Anaheim,
 CA(11)(17).....     Household Finance
                     Corporation (59%), CSTS (34%)
Subtotal/Weighted
 Average

Office &
 Industrial--All
 Properties

-------
 (1) Based on all leases at the respective Properties in effect as of December 31, 1995.
 (2) Total base rent for the year ended December 31, 1995, determined in accordance with generally accepted accounting principles ("GAAP"). All leases at the Industrial Properties are written on a triple net basis. Unless otherwise indicated, all leases at the Office Properties are written on a full service gross basis, with the landlord obligated to pay the tenant's proportionate share of taxes, insurance and operating expenses up to the amount incurred during the tenant's first year of occupancy ("Base Year") or a negotiated amount approximating the tenant's pro rata share of real estate taxes, insurance and operating expenses ("Expense Stop"). Each tenant pays its pro rata share of increases in expenses above the Base Year or Expense Stop.
 (3) Aggregate base rent received over their respective terms from all leases in effect at December 31, 1995 minus all tenant improvements, leasing commissions and other concessions for all such leases, divided by the terms in months for such leases, multiplied by 12. Tenant improvements, leasing commissions and other concessions are estimated using the same methodology used to calculate effective rent for the Properties as a whole in the charts set forth under the caption "Business and Properties--General."
 (4) Base rent for the year ended December 31, 1995 divided by net rentable square feet leased at December 31, 1995.
 (5) Effective rent at December 31, 1995 divided by net rentable square feet leased at December 31, 1995.
 (6) Based on all leases at the respective Properties dated on or before September 30, 1996. Occupancy for all Properties at December 31, 1996 was approximately 88.2%.
 (7) Excludes office space leased by the Company.
 (8) For this Property, a lease with Hughes Space & Communications, for approximately 96,000 rentable square feet, and with SDRC Software Products Marketing Division, Inc., for approximately 6,800 rentable square feet, are written on a full service gross basis except that there is no Expense Stop.
 (9) For this Property, the lease with Hughes Space & Communications is written on a modified full service gross basis under which Hughes Space & Communications pays for all utilities and other internal maintenance costs with respect to the leased space and, in addition, pays its pro rata share of real estate taxes, insurance, and certain other expenses including common area expenses.
(10) For this Property, leases with Hughes Space & Communications for approximately 101,000 rentable square feet are written on a full service gross basis except that there is no Expense Stop.
(11) This Property is an Acquisition Property.
(12) For this Property, the lease is written on a triple net basis.
(13) This Industrial Property was vacant until April 1995. The tenant began paying rent in mid-October 1995 at an annual rate of $4.40 per rentable square foot.
(14) The tenant subleased this Industrial Property on May 15, 1996 to RGB Systems, Inc. (doing business as Extron Electronics), the tenant of the Property located at 1230 S. Lewis Street, Anaheim, California, which is adjacent to this Property. The sublease is at an amount less than the current lease rate, and the tenant is paying the difference between the current lease rate and the sublease rate. The lease and the sublease terminate in April 1998. Extron Electronics has executed a lease for this space from May 1998 through April 2005 at the current lease rate. Extron Electronics continues to occupy the space located at 1230 S. Lewis Street.
(15) This lease terminates on December 31, 1996.
(16) This Industrial Property was originally designed for multi-tenant use and currently is leased to a single tenant and utilized as an indoor multi-vendor retail marketplace.
(17) The leases for this Industrial Property are written on a modified triple net basis, with the tenants responsible for estimated allocated common area expenses.

OCCUPANCY AND RENTAL INFORMATION

  The following table sets forth the average percentage leased and average annual base rent per leased square foot for the Properties for the past three years:

                                                                      AVERAGE
                                                                       ANNUAL
                                                                     BASE RENT
                                                         AVERAGE    PER RENTABLE
                                                       PERCENTAGE      SQUARE
    YEAR                                              LEASED (%)(1)  FOOT($)(2)
    ----                                              ------------- ------------
    OFFICE:
     1995............................................     77.0         19.42
     1994............................................     70.9(3)      20.35(3)
     1993............................................     76.1(3)      21.87(3)
    INDUSTRIAL:
     1995............................................     81.5          6.52
     1994............................................     78.7(3)       6.71(3)
     1993............................................     81.8(3)       6.73(3)

--------
(1) Average of beginning and end-of-year aggregate percentage leased.
(2) Total base rent for the year, determined in accordance with GAAP, divided by the average of the beginning and end-of-year aggregate rentable square feet leased.
(3) Excludes data from the Thousands Oaks Office Property and the La Palma Business Center which are being acquired in connection with the Offering and the Industrial Property located at 12752-12822 Monarch Street, Garden Grove, California which was acquired by KI on behalf of the Company prior to consummation of the Offering.

LEASE EXPIRATIONS

  The following table sets out a schedule of the lease expirations for the Office Properties for each of the ten years beginning with 1996, assuming that none of the tenants exercises renewal options or termination rights:

                                        NET      PERCENTAGE OF    ANNUAL      AVERAGE ANNUAL
                                      RENTABLE    TOTAL LEASED     BASE        RENT PER NET
                                    AREA SUBJECT  SQUARE FEET   RENT UNDER RENTABLE SQUARE FOOT
                          NUMBER OF TO EXPIRING  REPRESENTED BY  EXPIRING     REPRESENTED BY
     YEAR OF LEASE        EXPIRING     LEASES       EXPIRING      LEASES         EXPIRING
       EXPIRATION         LEASES(1)  (SQ. FT.)    LEASES(%)(2)  ($000)(3)      LEASES($)(4)
     -------------        --------- ------------ -------------- ---------- --------------------
10/01/96-12/31/1996.....       7        83,080         5.26      $ 1,340          $16.13
               1997.....      16        61,854         3.92        1,226           19.82
               1998.....      20        85,138         5.39        1,942           22.80
               1999.....      29       261,082        16.53        4,507           17.26
               2000.....      24       149,969         9.50        3,300           22.00
               2001(4)..      20       289,383        18.32        5,105           17.64
               2002.....       2        83,047         5.26        1,606           19.34
               2003.....       3        17,574         1.11          346           19.72
               2004.....       4       311,491        19.72        7,731           24.82
               2005 and
 beyond.................      10       236,731        14.99        4,174           17.63
                             ---     ---------       ------      -------          ------
  Totals................     135     1,579,349       100.00      $31,278          $19.80
                             ===     =========       ======      =======          ======

--------
(1) Includes office tenants only. Excludes leases for amenity, retail, parking and month-to-month office tenants. Some tenants have multiple leases.
(2) Excludes all space vacant as of December 31, 1995 unless a lease for a replacement tenant has been dated on or before September 30, 1996.
(3) Determined based upon aggregate base rent to be received over the term divided by the term in months multiplied by 12, including all leases dated on or before September 30, 1996. Certain leases became effective subsequent to September 30, 1996.
(4) Includes Hughes Space & Communications leases of 96,133 and 11,556 net rentable square feet at Kilroy Airport Center at El Segundo. These leases expire in October 2001 and are at a triple net base rental rate of $14.04 per square foot.

  The following table sets out a schedule of the lease expirations for the Industrial Properties for each of the ten years beginning with 1996, assuming that none of the tenants exercises renewal options or termination rights:

                                       NET      PERCENTAGE OF    ANNUAL      AVERAGE ANNUAL
                                     RENTABLE    TOTAL LEASED     BASE        RENT PER NET
                                   AREA SUBJECT  SQUARE FEET   RENT UNDER RENTABLE SQUARE FOOT
                         NUMBER OF TO EXPIRING  REPRESENTED BY  EXPIRING     REPRESENTED BY
     YEAR OF LEASE       EXPIRING     LEASES       EXPIRING      LEASES         EXPIRING
       EXPIRATION         LEASES    (SQ. FT.)    LEASES(%)(1)  ($000)(2)       LEASES($)
     -------------       --------- ------------ -------------- ---------- --------------------
10/01/96-12/31/1996.....      0           --           --           --             --
1997....................      0           --           --           --             --
1998....................      1        70,000         5.61          476           6.81
1999....................      1        22,888         1.83           78           3.41
2000....................      3       210,464        16.86        1,594           7.58
2001....................      4       189,667        15.19          918           4.84
2002....................      0           --           --           --             --
2003....................      4       252,966        20.26        1,204           4.76
2004....................      1        76,570         6.13          554           7.23
2005 and beyond.........      6       425,787        34.12        2,317           5.44
                            ---     ---------       ------       ------          -----
    Totals..............     20     1,248,342       100.00       $7,141          $5.72
                            ===     =========       ======       ======          =====

--------
(1) Excludes all space vacant as of December 31, 1995 unless a lease for a replacement tenant has been dated on or before September 30, 1996.
(2) Determined based upon aggregate base rent to be received over the term divided by the term in months multiplied by 12, including all leases dated on or before September 30, 1996.

  The following table sets forth detailed lease expiration information for each of the Properties for leases in place as of September 30, 1996, assuming that none of the tenants exercise renewal options or terminations rights, if any, at or prior to the scheduled expirations:

OFFICE PROPERTIES

                                                                             YEAR OF LEASE EXPIRATION
                  ----------------------------------------------------------------------------------------------
                   1996(1)       1997        1998        1999        2000        2001        2002        2003
                  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
2250 E. Imperial
Highway
El Segundo, CA
 Square Footage
 of Expiring
 Leases..........      1,317       4,385      23,033      29,148      18,201     112,715      18,517
 Percentage of
 Total Leased Sq.
 Ft..............       0.58%       1.92%      10.07%      12.74%       7.96%      49.28%       8.10%
 Annualized Base
 Rent of Expiring
 Leases.......... $   24,496  $   83,025  $  464,705  $  695,821  $  302,853  $1,653,035  $  456,220
 Percentage of
 Total Annualized
 Base Rent.......       0.59%       1.99%      11.16%      16.70%       7.27%      39.68%      10.95%
 Number of Leases
 Expiring........          1           3           6           4           2           3           1
2260 E. Imperial
Highway
El Segundo, CA
 Square Footage
 of Expiring
 Leases..........
 Percentage of
 Total Leased Sq.
 Ft..............
 Annualized Base
 Rent of Expiring
 Leases..........
 Percentage of
 Total Annualized
 Base Rent.......
 Number of Leases
 Expiring........
2240 E. Imperial
Highway
El Segundo, CA
 Square Footage
 of Expiring
 Leases..........                                        100,978                  15,898
 Percentage of
 Total Leased Sq.
 Ft..............                                          86.40%                  13.60%
 Annualized Base
 Rent of Expiring
 Leases..........                                     $1,085,716              $  196,670
 Percentage of
 Total Annualized
 Base Rent.......                                          84.66%                  15.34%
 Number of Leases
 Expiring........                                              1                       2
3900 Kilroy
Airport Way
Long Beach, CA
 Square Footage
 of Expiring
 Leases..........                             26,356      12,406       6,811                  64,530
 Percentage of
 Total Leased Sq.
 Ft..............                              22.10%      10.41%       5.71%                  54.12%
 Annualized Base
 Rent of Expiring
 Leases..........                         $  516,551  $  221,992  $  124,105              $1,149,922
 Percentage of
 Total Annualized
 Base Rent.......                              22.63%       9.73%       5.44%                  50.39%
 Number of Leases
 Expiring........                                  2           2           1                       1
3880 Kilroy
Airport Way
Long Beach, CA
 Square Footage
 of Expiring
 Leases..........
 Percentage of
 Total Leased Sq.
 Ft..............
 Annualized Base
 Rent of Expiring
 Leases..........
 Percentage of
 Total Annualized
 Base Rent.......
 Number of Leases
 Expiring........

                  ----------------------------------------------------------
                     2004        2005       2006        2009        TOTAL
                  ----------  ---------- ----------  ----------  -----------
2250 E. Imperial
Highway
El Segundo, CA
 Square Footage
 of Expiring
 Leases..........     21,418                                         228,734
 Percentage of
 Total Leased Sq.
 Ft..............       9.35%                                            100%
 Annualized Base
 Rent of Expiring
 Leases.......... $  485,244                                     $ 4,165,399
 Percentage of
 Total Annualized
 Base Rent.......      11.66%                                            100%
 Number of Leases
 Expiring........          2                                              22
2260 E. Imperial
Highway
El Segundo, CA
 Square Footage
 of Expiring
 Leases..........    286,151                                         286,151
 Percentage of
 Total Leased Sq.
 Ft..............     100.00%                                            100%
 Annualized Base
 Rent of Expiring
 Leases.......... $7,160,207                                     $ 7,160,207
 Percentage of
 Total Annualized
 Base Rent.......     100.00%                                            100%
 Number of Leases
 Expiring........          1                                               1
2240 E. Imperial
Highway
El Segundo, CA
 Square Footage
 of Expiring
 Leases..........                                                    116,876
 Percentage of
 Total Leased Sq.
 Ft..............                                                        100%
 Annualized Base
 Rent of Expiring
 Leases..........                                                $ 1,282,386
 Percentage of
 Total Annualized
 Base Rent.......                                                        100%
 Number of Leases
 Expiring........                                                          3
3900 Kilroy
Airport Way
Long Beach, CA
 Square Footage
 of Expiring
 Leases..........                             9,128                  119,231
 Percentage of
 Total Leased Sq.
 Ft..............                              7.66%                     100%
 Annualized Base
 Rent of Expiring
 Leases..........                        $  269,532              $ 2,282,102
 Percentage of
 Total Annualized
 Base Rent.......                             11.81%                     100%
 Number of Leases
 Expiring........                                 1                        7
3880 Kilroy
Airport Way
Long Beach, CA
 Square Footage
 of Expiring
 Leases..........                                        98,243       98,243
 Percentage of
 Total Leased Sq.
 Ft..............                                        100.00%         100%
 Annualized Base
 Rent of Expiring
 Leases..........                                    $1,296,270  $ 1,296,270
 Percentage of
 Total Annualized
 Base Rent.......                                        100.00%         100%
 Number of Leases
 Expiring........                                             1            1

----
(1) Represents lease expirations data from October 1, 1996 to December 31,
    1996.

                                                                             YEAR OF LEASE EXPIRATION
                  ----------------------------------------------------------------------------------------------
                   1996(1)       1997        1998        1999        2000        2001        2002       2003
                  ----------  ----------  ----------  ----------  ----------  ----------  ---------- ----------
 3760 Kilroy
  Airport Way
  Long Beach, CA
 Square Footage
  of Expiring
  Leases.........     12,545       8,698      23,598      46,675      19,385      27,470                  4,892
 Percentage of
  Total Leased
  Sq. Ft.........       8.76%       6.07%      16.47%      32.58%      13.53%      19.17%                  3.41%
 Annualized Base
 Rent of Expiring
 Leases.......... $  334,440  $  194,155  $  529,690  $  947,293  $  412,749  $  560,406             $  100,330
 Percentage of
 Total Annualized
 Base Rent.......      10.86%       6.31%      17.20%      30.77%      13.41%      18.20%                  3.26%
 Number of Leases
 Expiring........          2           1           4           9           3           3                      1
3780 Kilroy
Airport Way
Long Beach, CA
 Square Footage
 of Expiring
 Leases..........                 22,469       2,088       4,339      74,093      28,251                  9,439
 Percentage of
 Total Leased Sq.
 Ft..............                  11.47%       1.07%       2.22%      37.82%      14.42%                  4.82%
 Annualized Base
 Rent of Expiring
 Leases..........             $  532,872  $   47,606  $   89,709  $1,816,896  $  638,222             $  209,299
 Percentage of
 Total Annualized
 Base Rent.......                  11.85%       1.06%       1.99%      40.40%      14.19%                  4.65%
 Number of Leases
 Expiring........                      4           1           2           7           5                      1
3750 Kilroy
Airport Way
Long Beach, CA
 Square Footage
 of Expiring
 Leases..........                                                      1,570       1,685
 Percentage of
 Total Leased Sq.
 Ft..............                                                      22.01%      23.62%
 Annualized Base
 Rent of Expiring
 Leases..........                                                 $   37,155  $   11,400
 Percentage of
 Total Annualized
 Base Rent.......                                                      49.28%      15.12%
 Number of Leases
 Expiring........                                                          1           1
18000 Pacific
 Highway
Seattle, WA
 Square Footage
 of Expiring
 Leases..........     21,669      14,633       5,171       8,941       8,678      20,974                  3,243
 Percentage of
 Total Leased Sq.
 Ft. ............      19.99%      13.50%       4.77%       8.25%       8.01%      19.35%                  2.99%
 Annualized Base
 Rent of Expiring
 Leases.......... $  313,357  $  209,460  $   81,505  $  119,698  $  132,601  $  383,924             $   36,845
 Percentage of
 Total Annualized
 Base Rent.......      18.33%      12.25%       4.77%       7.00%       7.76%      22.46%                  2.16%
 Number of Leases
 Expiring........          3           3           4           6           4           2                      1
17930 Pacific
 Highway
Seattle, WA
 Square Footage
 of Expiring
 Leases..........
 Percentage of
 Total Leased Sq.
 Ft. ............
 Annualized Base
 Rent of Expiring
 Leases..........
 Percentage of
 Total Annualized
 Base Rent.......
 Number of Leases
 Expiring........

                   ----------------------------------------------------------
                      2004        2005        2006        2009       TOTAL
                   ----------  ----------  ----------  ---------- -----------
 3760 Kilroy
  Airport Way
  Long Beach, CA
 Square Footage
  of Expiring
  Leases.........                                                     143,263
 Percentage of
  Total Leased
  Sq. Ft.........                                                         100%
 Annualized Base
 Rent of Expiring
 Leases..........                                                 $ 3,079,063
 Percentage of
 Total Annualized
 Base Rent.......                                                         100%
 Number of Leases
 Expiring........                                                          23
3780 Kilroy
Airport Way
Long Beach, CA
 Square Footage
 of Expiring
 Leases..........       3,922                  51,290                 195,891
 Percentage of
 Total Leased Sq.
 Ft..............        2.00%                  26.18%                    100%
 Annualized Base
 Rent of Expiring
 Leases..........  $   85,656              $1,077,090             $ 4,497,350
 Percentage of
 Total Annualized
 Base Rent.......        1.90%                  23.95%                    100%
 Number of Leases
 Expiring........           1                       2                      23
3750 Kilroy
Airport Way
Long Beach, CA
 Square Footage
 of Expiring
 Leases..........                   3,878                               7,133
 Percentage of
 Total Leased Sq.
 Ft..............                   54.37%                                100%
 Annualized Base
 Rent of Expiring
 Leases..........              $   26,839                         $    75,394
 Percentage of
 Total Annualized
 Base Rent.......                   35.60%                                100%
 Number of Leases
 Expiring........                       1                                   3
18000 Pacific
 Highway
Seattle, WA
 Square Footage
 of Expiring
 Leases..........                              25,087                 108,396
 Percentage of
 Total Leased Sq.
 Ft. ............                               23.14%                    100%
 Annualized Base
 Rent of Expiring
 Leases..........                          $  432,104             $ 1,709,494
 Percentage of
 Total Annualized
 Base Rent.......                               25.28%                    100%
 Number of Leases
 Expiring........                                   2                      25
17930 Pacific
 Highway
Seattle, WA
 Square Footage
 of Expiring
 Leases..........                                                         --
 Percentage of
 Total Leased Sq.
 Ft. ............                                                         --
 Annualized Base
 Rent of Expiring
 Leases..........                                                         --
 Percentage of
 Total Annualized
 Base Rent.......                                                         --
 Number of Leases
 Expiring........                                                         --

------
(1) Represents lease expirations data from October 1, 1996 to December 31,
    1996.

                                                                              YEAR OF LEASE EXPIRATION
                   ----------------------------------------------------------------------------------------------
                    1996(1)       1997        1998        1999        2000        2001        2002        2003
                   ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
17900 Pacific
 Highway
Seattle, WA
 Square Footage
  of Expiring
  Leases.........      47,549                              23,772
 Percentage of
  Total Leased
  Sq. Ft. .......       47.73%                              23.86%
 Annualized Base
  Rent of
  Expiring
  Leases.........  $  667,587                          $  512,695
 Percentage of
  Total
  Annualized Base
  Rent...........       37.03%                              28.44%
 Number of Leases
  Expiring.......           1                                   3
4175 E. La Palma
 Avenue
Anaheim, CA
 Square Footage
  of Expiring
  Leases.........                   8,924       1,300                   2,038      22,390
 Percentage of
  Total Leased
  Sq. Ft. .......                   25.75%       3.75                    5.88%      64.61%
 Annualized Base
  Rent of
  Expiring
  Leases.........              $  141,093  $   48,113              $   19,595  $  348,230
 Percentage of
  Total
  Annualized Base
  Rent...........                   25.33%       8.64                    3.52%      62.52%
 Number of Leases
  Expiring.......                       4           1                       1           3
2829 Townsgate
 Road
Thousand Oaks, CA
 Square Footage
  of Expiring
  Leases.........                   2,745       3,592      34,823      19,193
 Percentage of
  Total Leased
  Sq. Ft. .......                    3.38%       4.43%      42.91%      23.65%
 Annualized Base
  Rent of
  Expiring
  Leases.........              $   65,064  $   84,384  $  834,132  $  454,075
 Percentage of
  Total
  Annualized Base
  Rent...........                    3.45%       4.47%      44.18%      24.05%
 Number of Leases
  Expiring.......                       1           1           2           5
185 S. Douglas
 Street
El Segundo, CA
 Square Footage
  of Expiring
  Leases.........                                                                  60,000
 Percentage of
  Total Leased
  Sq. Ft. .......                                                                  100.00%
 Annualized Base
  Rent of
  Expiring
  Leases.........                                                              $1,313,418
 Percentage of
  Total
  Annualized Base
  Rent...........                                                                 100.00%
 Number of Leases
  Expiring.......                                                                       1
OFFICE SUBTOTALS
 Square Footage
  of Expiring
  Leases.........      83,080      61,854      85,138     261,082     149,969     289,383      83,047      17,574
 Percentage of
  Aggregate
  Leased
  Sq. Ft. .......        5.26%       3.92%       5.39%      16.53%       9.50%      18.32%       5.26%       1.11%
 Annualized Base
  Rent of
  Expiring
  Leases.........  $1,339,880  $1,225,669  $1,772,554  $4,507,056  $3,300,029  $5,105,305  $1,606,142  $  346,474
 Percentage of
  Aggregate
  Annualized Base
  Rent...........        4.31%       3.94%       5.70%      14.49%      10.61%      16.41%       5.16%       1.11%
 Number of Leases
  Expiring.......           7          16          19          29          24          20           2           3

                    -----------------------------------------------------------
                       2004        2005        2006        2009        TOTAL
                    ----------  ----------  ----------  ----------  -----------
17900 Pacific
 Highway
Seattle, WA
 Square Footage
  of Expiring
  Leases.........                   28,300                               99,621
 Percentage of
  Total Leased
  Sq. Ft. .......                    28.41%                                 100%
 Annualized Base
  Rent of
  Expiring
  Leases.........               $  622,317                          $ 1,802,599
 Percentage of
  Total
  Annualized Base
  Rent...........                    34.52%                                 100%
 Number of Leases
  Expiring.......                        1                                    5
4175 E. La Palma
 Avenue
Anaheim, CA
 Square Footage
  of Expiring
  Leases.........                                                        34,652
 Percentage of
  Total Leased
  Sq. Ft. .......                                                           100%
 Annualized Base
  Rent of
  Expiring
  Leases.........                                                   $   557,031
 Percentage of
  Total
  Annualized Base
  Rent...........                                                           100%
 Number of Leases
  Expiring.......                                                             9
2829 Townsgate
 Road
Thousand Oaks, CA
 Square Footage
  of Expiring
  Leases.........                   20,805                               81,158
 Percentage of
  Total Leased
  Sq. Ft. .......                    25.64%                                 100%
 Annualized Base
  Rent of
  Expiring
  Leases.........               $  450,288                          $ 1,887,943
 Percentage of
  Total
  Annualized Base
  Rent...........                    23.85%                                 100%
 Number of Leases
  Expiring.......                        2                                   11
185 S. Douglas
 Street
El Segundo, CA
 Square Footage
  of Expiring
  Leases.........                                                        60,000
 Percentage of
  Total Leased
  Sq. Ft. .......                                                           100%
 Annualized Base
  Rent of
  Expiring
  Leases.........                                                   $ 1,313,418
 Percentage of
  Total
  Annualized Base
  Rent...........                                                           100%
 Number of Leases
  Expiring.......                                                             1
OFFICE SUBTOTALS
 Square Footage
  of Expiring
  Leases.........      311,491      52,983      85,505      98,243    1,579,349
 Percentage of
  Aggregate
  Leased
  Sq. Ft. .......        19.72%       3.35%       5.41%       6.22%         100%
 Annualized Base
  Rent of
  Expiring
  Leases.........   $7,731,107  $1,099,444  $1,778,726  $1,296,270  $31,108,655
 Percentage of
  Aggregate
  Annualized Base
  Rent...........        24.85%       3.53%       5.72%       4.17%         100%
 Number of Leases
  Expiring.......            4           4           5           1          134

------
(1) Represents lease expirations data from October 1, 1996 to December 31,
    1996.

INDUSTRIAL PROPERTIES

                                                                              YEAR OF LEASE EXPIRATION
                   ----------------------------------------------------------------------------------------
                    1996(1)      1997       1998       1999       2000        2001       2002       2003
                   ---------- ---------- ---------- ---------- ----------  ---------- ---------- ----------
2031 E. Mariposa
 Avenue
El Segundo, CA
 Square Footage
  of Expiring
  Leases.........                                                 192,053
 Percentage of
  Total Leased
  Sq. Ft. .......                                                  100.00%
 Annualized Base
  Rent of
  Expiring
  Leases.........                                              $1,556,321
 Percentage of
  Total
  Annualized Base
  Rent...........                                                  100.00%
 Number of Leases
  Expiring.......                                                       1
3332 E. La Palma
 Avenue
Anaheim, CA
 Square Footage
  of Expiring
  Leases.........
 Percentage of
  Total Leased
  Sq. Ft. .......
 Annualized Base
  Rent of
  Expiring
  Leases.........
 Percentage of
  Total
  Annualized Base
  Rent...........
 Number of Leases
  Expiring.......
2260 E. El
 Segundo
 Boulevard
El Segundo, CA
 Square Footage
  of Expiring
  Leases.........
 Percentage of
  Total Leased
  Sq. Ft. .......
 Annualized Base
  Rent of
  Expiring
  Leases.........
 Percentage of
  Total
  Annualized Base
  Rent...........
 Number of Leases
  Expiring.......
2265 E. El
 Segundo
 Boulevard
El Segundo, CA
 Square Footage
  of Expiring
  Leases.........
 Percentage of
  Total Leased
  Sq. Ft. .......
 Annualized Base
  Rent of
  Expiring
  Leases.........
 Percentage of
  Total
  Annualized Base
  Rent...........
 Number of Leases
  Expiring.......
1000 E. Ball Road
Anaheim, CA
 Square Footage
  of Expiring
  Leases.........
 Percentage of
  Total Leased
  Sq. Ft. .......
 Annualized Base
  Rent of
  Expiring
  Leases.........
 Percentage of
  Total
  Annualized Base
  Rent...........
 Number of Leases
  Expiring.......


                   ----------------------------------------------------------
                      2004        2005        2006        2009       TOTAL
                   ----------  ----------  ----------  ---------- -----------
2031 E. Mariposa
 Avenue
El Segundo, CA
 Square Footage
  of Expiring
  Leases.........                                                     192,053
 Percentage of
  Total Leased
  Sq. Ft. .......                                                         100%
 Annualized Base
  Rent of
  Expiring
  Leases.........                                                 $ 1,556,321
 Percentage of
  Total
  Annualized Base
  Rent...........                                                         100%
 Number of Leases
  Expiring.......                                                           1
3332 E. La Palma
 Avenue
Anaheim, CA
 Square Footage
  of Expiring
  Leases.........                  90,746                              90,746
 Percentage of
  Total Leased
  Sq. Ft. .......                  100.00%                                100%
 Annualized Base
  Rent of
  Expiring
  Leases.........              $  543,180                         $   543,180
 Percentage of
  Total
  Annualized Base
  Rent...........                  100.00%                                100%
 Number of Leases
  Expiring.......                       1                                   1
2260 E. El
 Segundo
 Boulevard
El Segundo, CA
 Square Footage
  of Expiring
  Leases.........                             113,820                 113,820
 Percentage of
  Total Leased
  Sq. Ft. .......                              100.00%                    100%
 Annualized Base
  Rent of
  Expiring
  Leases.........                          $  553,300             $   553,300
 Percentage of
  Total
  Annualized Base
  Rent...........                              100.00%                    100%
 Number of Leases
  Expiring.......                                   1                       1
2265 E. El
 Segundo
 Boulevard
El Segundo, CA
 Square Footage
  of Expiring
  Leases.........      76,570                                          76,570
 Percentage of
  Total Leased
  Sq. Ft. .......      100.00%                                            100%
 Annualized Base
  Rent of
  Expiring
  Leases.........  $  553,934                                     $   553,934
 Percentage of
  Total
  Annualized Base
  Rent...........      100.00%                                            100%
 Number of Leases
  Expiring.......           1                                               1
1000 E. Ball Road
Anaheim, CA
 Square Footage
  of Expiring
  Leases.........                 100,000                             100,000
 Percentage of
  Total Leased
  Sq. Ft. .......                  100.00%                                100%
 Annualized Base
  Rent of
  Expiring
  Leases.........              $  639,432                         $   639,432
 Percentage of
  Total
  Annualized Base
  Rent...........                  100.00%                                100%
 Number of Leases
  Expiring.......                       1                                   1

------
(1) Represents lease expirations data from October 1, 1996 to December 31,
    1996.

                                                                             YEAR OF LEASE EXPIRATION
                  ------------------------------------------------------------------------------------------
                   1996(1)      1997       1998        1999        2000       2001        2002       2003
                  ---------- ---------- ----------  ----------  ---------- ----------  ---------- ----------
1230 S. Lewis
 Street
Anaheim, CA
 Square Footage
  of Expiring
  Leases.........
 Percentage of
  Total Leased
  Sq. Ft. .......
 Annualized Base
  Rent of
  Expiring
  Leases.........
 Percentage of
  Total
  Annualized Base
  Rent...........
 Number of Leases
  Expiring.......
12681/12691 Pala
 Drive
Garden Grove, CA
 Square Footage
  of Expiring
  Leases.........                           70,000
 Percentage of
  Total Leased
  Sq. Ft. .......                           100.00%
 Annualized Base
  Rent of
  Expiring
  Leases.........                       $  476,358
 Percentage of
  Total
  Annualized Base
  Rent...........                           100.00%
 Number of Leases
  Expiring.......                                1
2270 E. El
 Segundo
 Boulevard
El Segundo, CA
 Square Footage
  of Expiring
  Leases.........
 Percentage of
  Total Leased
  Sq. Ft. .......
 Annualized Base
  Rent of
  Expiring
  Leases.........
 Percentage of
  Total
  Annualized Base
  Rent...........
 Number of Leases
  Expiring.......
5115 N. 27th
 Avenue
Phoenix, AZ
 Square Footage
  of Expiring
  Leases.........                                                             130,877
 Percentage of
  Total Leased
  Sq. Ft. .......                                                              100.00%
 Annualized Base
  Rent of
  Expiring
  Leases.........                                                          $  640,348
 Percentage of
  Total
  Annualized Base
  Rent...........                                                              100.00%
 Number of Leases
  Expiring.......                                                                   1
12752-12822
 Monarch Street
Garden Grove, CA
 Square Footage
  of Expiring
  Leases.........                                       22,888                 42,608                165,981
 Percentage of
  Total Leased
  Sq. Ft.........                                         8.26%                 15.38%                 59.91%
 Annualized Base
  Rent of
  Expiring
  Leases.........                                   $   78,060             $  136,171             $  592,548
 Percentage of
  Total
  Annualized Base
  Rent...........                                         8.28%                 14.45%                 62.89%
 Number of Leases
  Expiring.......                                            1                      2                      1


                  ---------------------------------------------------------
                     2004       2005        2006        2009       TOTAL
                  ---------- ----------  ----------  ---------- -----------
1230 S. Lewis
 Street
Anaheim, CA
 Square Footage
  of Expiring
  Leases.........                57,730                              57,730
 Percentage of
  Total Leased
  Sq. Ft. .......                100.00%                                100%
 Annualized Base
  Rent of
  Expiring
  Leases.........            $  302,930                         $   302,930
 Percentage of
  Total
  Annualized Base
  Rent...........                100.00%                                100%
 Number of Leases
  Expiring.......                     1                                   1
12681/12691 Pala
 Drive
Garden Grove, CA
 Square Footage
  of Expiring
  Leases.........                                                    70,000
 Percentage of
  Total Leased
  Sq. Ft. .......                                                       100%
 Annualized Base
  Rent of
  Expiring
  Leases.........                                               $   476,358
 Percentage of
  Total
  Annualized Base
  Rent...........                                                       100%
 Number of Leases
  Expiring.......                                                         1
2270 E. El
 Segundo
 Boulevard
El Segundo, CA
 Square Footage
  of Expiring
  Leases.........                                                       --
 Percentage of
  Total Leased
  Sq. Ft. .......                                                       --
 Annualized Base
  Rent of
  Expiring
  Leases.........                                                       --
 Percentage of
  Total
  Annualized Base
  Rent...........                                                       --
 Number of Leases
  Expiring.......                                                       --
5115 N. 27th
 Avenue
Phoenix, AZ
 Square Footage
  of Expiring
  Leases.........                                                   130,877
 Percentage of
  Total Leased
  Sq. Ft. .......                                                       100%
 Annualized Base
  Rent of
  Expiring
  Leases.........                                               $   640,348
 Percentage of
  Total
  Annualized Base
  Rent...........                                                       100%
 Number of Leases
  Expiring.......                                                         1
12752-12822
 Monarch Street
Garden Grove, CA
 Square Footage
  of Expiring
  Leases.........                            45,560                 277,037
 Percentage of
  Total Leased
  Sq. Ft.........                             16.45%                    100%
 Annualized Base
  Rent of
  Expiring
  Leases.........                        $  135,432             $   942,211
 Percentage of
  Total
  Annualized Base
  Rent...........                             14.37%                    100%
 Number of Leases
  Expiring.......                                 1                       5

------
(1) Represents lease expirations data from October 1, 1996 to December 31,
    1996.

                                                                             YEAR OF LEASE EXPIRATION
                  ----------------------------------------------------------------------------------------------
                   1996(1)       1997        1998        1999        2000        2001        2002        2003
                  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
4155 E. La Palma
 Avenue
Anaheim, CA
 Square Footage
  of Expiring
  Leases.........                                                     18,411      16,182                  22,094
 Percentage of
  Total Leased
  Sq. Ft.........                                                      24.67%      21.69%                  29.61%
 Annualized Base
  Rent of
  Expiring
  Leases.........                                                 $   37,970  $  141,574              $  145,820
 Percentage of
  Total
  Annualized Base
  Rent...........                                                       8.12%      30.29%                  31.20%
 Number of Leases
  Expiring.......                                                          2           1                       1
4125 E. La Palma
 Avenue
Anaheim, CA
 Square Footage
  of Expiring
  Leases.........                                                                                         64,891
 Percentage of
  Total Leased
  Sq. Ft.........                                                                                         100.00%
 Annualized Base
  Rent of
  Expiring
  Leases.........                                                                                     $  465,407
 Percentage of
  Total
  Annualized Base
  Rent...........                                                                                         100.00%
 Number of Leases
  Expiring.......                                                                                              2
INDUSTRIAL
 SUBTOTALS
 Square Footage
  of Expiring
  Leases.........                             70,000      22,888     210,464     189,667                 252,966
 Percentage of
  Aggregate
  Leased
  Sq. Ft. .......                               5.61%       1.83%      16.86%      15.19%                  20.26%
 Annualized Base
  Rent of
  Expiring
  Leases.........                         $  476,358  $   78,060  $1,594,291  $  918,093              $1,203,775
 Percentage of
  Aggregate
  Annualized Base
  Rent...........                               6.67%       1.09%      22.33%      12.86%                  16.86%
 Number of Leases
  Expiring.......                                  1           1           3           4                       4
PORTFOLIO TOTALS
 Square Footage
  of Expiring
  Leases.........     83,080      61,854     155,138     283,970     360,433     479,050      83,047     270,540
 Percentage of
  Aggregate
  Leased
  Sq. Ft. .......       2.94%       2.19%       5.49%      10.04%      12.75%      16.94%       2.94%       9.57%
 Annualized Base
  Rent of
  Expiring
  Leases......... $1,339,880  $1,225,669  $2,248,912  $4,585,116  $4,894,320  $6,023,398  $1,606,142  $1,550,249
 Percentage of
  Aggregate
  Annualized Base
  Rent...........       3.50%       3.20%       5.88%      11.99%      12.80%      15.75%       4.20%       4.05%
 Number of Leases
  Expiring.......          7          16          20          30          27          24           2           7


                  -----------------------------------------------------------
                     2004        2005        2006        2009        TOTAL
                  ----------  ----------  ----------  ----------  -----------
4155 E. La Palma
 Avenue
Anaheim, CA
 Square Footage
  of Expiring
  Leases.........                             17,931                   74,618
 Percentage of
  Total Leased
  Sq. Ft.........                              24.03%                     100%
 Annualized Base
  Rent of
  Expiring
  Leases.........                         $  142,080              $   467,444
 Percentage of
  Total
  Annualized Base
  Rent...........                              30.40%                     100%
 Number of Leases
  Expiring.......                                  1                        5
4125 E. La Palma
 Avenue
Anaheim, CA
 Square Footage
  of Expiring
  Leases.........                                                      64,891
 Percentage of
  Total Leased
  Sq. Ft.........                                                         100%
 Annualized Base
  Rent of
  Expiring
  Leases.........                                                 $   465,407
 Percentage of
  Total
  Annualized Base
  Rent...........                                                         100%
 Number of Leases
  Expiring.......                                                           2
INDUSTRIAL
 SUBTOTALS
 Square Footage
  of Expiring
  Leases.........     76,570     248,476     177,311                1,248,342
 Percentage of
  Aggregate
  Leased
  Sq. Ft. .......       6.13%      19.90%      14.22%                     100%
 Annualized Base
  Rent of
  Expiring
  Leases......... $  553,934  $1,485,542  $  830,812              $ 7,140,865
 Percentage of
  Aggregate
  Annualized Base
  Rent...........       7.76%      20.80%      11.63%                     100%
 Number of Leases
  Expiring.......          1           3           3                       20
PORTFOLIO TOTALS
 Square Footage
  of Expiring
  Leases.........    388,061     301,459     262,816      98,243    2,827,691
 Percentage of
  Aggregate
  Leased
  Sq. Ft. .......      13.72%      10.66%       9.29%       3.47%         100%
 Annualized Base
  Rent of
  Expiring
  Leases......... $8,285,041  $2,584,986  $2,609,538  $1,296,270  $38,249,521
 Percentage of
  Aggregate
  Annualized Base
  Rent...........      21.66%       6.76%       6.82%       3.39%         100%
 Number of Leases
  Expiring.......          5           7           8           1          154

------
(1) Represents lease expirations data from October 1, 1996 to December 31,
    1996.

TENANT INFORMATION

  The Company's tenants include significant corporate and other commercial enterprises representing a range of industries including, among others, satellite communications, manufacturing, entertainment, banking, insurance, telecommunications, health care, computer software, finance, engineering, technology, legal and accounting. The following table sets forth information as to the Company's largest tenants based upon annualized rental revenues for the year ended December 31, 1995:

                                         PERCENTAGE OF
                            TENANT         COMPANY'S
                            ANNUAL           TOTAL                        LEASE
                          BASE RENTAL     BASE RENTAL  INITIAL LEASE    EXPIRATION
                         REVENUE($)(2)    REVENUES(%)     DATE(3)          DATE
                         -------------   ------------- -------------- --------------
Office Tenants(1):
-----------------
  Hughes Aircraft
   Corporation's Space &
   Communications
   Company(4)...........  $ 9,757,877(5)     25.32        August 1984   January 1999
  Northwest Airlines:
    El Segundo..........    1,313,418         3.41        August 1978  February 2001
    Seattle.............      622,317         1.62           May 1980     April 2005
  Devry, Inc............    1,296,270         3.36      November 1994   October 2009
  McDonnell Douglas
   Corporation..........    1,149,922         2.98      February 1992   January 2002
  SCAN(6)...............      941,325         2.44      February 1996       May 2006
  Zelda Fay Walls(7)....      823,896         2.14        August 1989    August 2000
  Worldcom, Inc.........      674,592         1.75       January 1995  December 1999
  The Walls Group.......      456,220         1.18       October 1991 September 2002
  Olympus America,
   Inc..................      443,375         1.15     September 1993  December 1998
  SITA..................      378,359         0.98          June 1984       May 1999
                          -----------        -----
    Total...............  $17,857,571        46.33
                          ===========        =====
                                         PERCENTAGE OF
                            TENANT         COMPANY'S
                            ANNUAL           TOTAL                        LEASE
                          BASE RENTAL     BASE RENTAL  INITIAL LEASE    EXPIRATION
                         REVENUE($)(2)    REVENUES(%)     DATE(3)          DATE
                         -------------   ------------- -------------- --------------
Industrial Tenants(1):
---------------------
  Mattel, Inc...........  $ 1,556,321         4.04           May 1990   October 2000
  Festival Markets......      640,348         1.66           May 1991       May 2001
  Allen-
   Bradley/Rockwell.....      639,432         1.66           May 1992     April 1998
  Cannon Equipment......      592,548         1.54        August 1995      July 2003
  MSAS Cargo
   International Inc....      553,934         1.44     September 1994    August 2004
  Ace Medical...........      553,300         1.44         April 1995     April 2006
  Furon, Inc. ..........      543,180         1.41      February 1990      July 2005
  Rank Video Services...      476,358         1.24       October 1984       May 1998
  Household Finance
   Corporation..........      319,199         0.83          June 1993  November 2003
  Extron................      302,930         0.79      February 1995   January 2005
                          -----------        -----
    Total...............  $ 6,177,550        16.05
                          ===========        =====

--------
(1) Table excludes the lease with LACTC (total annual base rent of $449,935) which expired on April 30, 1996, the lease with Cerplex Group, Inc./Incert (total annual base rent of $337,530) which expired on June 30, 1996 and the lease with Key Bank of Washington (total annual base rent of $667,587) which expired on December 31, 1996.
(2) Determined in accordance with GAAP.
(3) Represents date of first relationship between tenant and the Kilroy Group.
(4) Includes Hughes Space & Communication's leases at Kilroy Airport Center at El Segundo of (i) 96,133 and 11,556 net rentable square feet which expire in October 2001, (ii) 286,151 net rentable square feet which expires in July 2004 and (iii) 100,978 net rentable square feet which expires in January 1999.

                                             (footnotes continued on next page)

(5) Tenant annual base rental revenue for Hughes Space & Communications gives pro forma effect to the recent extension of the tenant lease with respect to 96,133 rentable square feet of office space located at 2250 E. Imperial Highway (along with 11,556 rentable square feet located at 2240 E. Imperial Highway) as if such lease renewal had occurred on January 1, 1995. See "Business and Properties--Kilroy LAX."
(6) Tenant executed leases during 1995 representing approximately 44,825 square feet effective on February 15, 1996. Base rental revenue figure included on a contract basis.
(7) The term of this lease has been extended to 2007 and, effective February 1, 1997, annual base rent under this lease will be $672,000.

OFFICE PROPERTIES

  All but two of the Office Properties are Class A office buildings. Each of the Kilroy LAX, Kilroy Long Beach and SeaTac (each as defined) Office Properties was designed and developed to above-standard specifications to accommodate the long-term needs of tenants and include features such as extra-floor loading capacity and extra-high ceilings. Each of the Kilroy LAX, Kilroy Long Beach and SeaTac Office Properties also was designed with an emphasis on long-term operating efficiency and tenant comfort and includes above-standard climate controls, on-site management and security, covered parking, heliports and retail services, all in professionally landscaped environments. In addition, each of the Kilroy LAX and Kilroy Long Beach Office Properties offers tenants redundant telecommunications capability and utility leads. The Office Properties range in size from two to 12 stories and are easily accessible from major highways and all but two (Westlake Plaza and the Office Property located at the La Palma Business Center) are easily accessible from major airports. Management believes that as a result of these factors the Office Properties in the Southern California Area achieve among the highest rent, occupancy and tenant retention rates when compared to other properties within their respective submarkets and in neighboring submarkets. Management believes that the location, quality of construction and amenities at the complexes as well as the Company's reputation for providing a high level of tenant service have enabled the Company to attract and retain a national tenant base.

  Kilroy LAX. The Company developed, owns, leases and manages three Office Properties at Kilroy Airport Center at El Segundo ("Kilroy LAX"), a Class A high-rise, multi-tenant corporate office complex situated in what the Company considers to be the premier location in El Segundo immediately adjacent to Los Angeles International Airport ("LAX"), the new light rail system servicing Los Angeles County and the new I-105 Freeway with a freeway off-ramp and freeway on-ramp providing immediate access to and from the project's parking facilities. Kilroy LAX was built in 1983 to high quality specifications to address the anticipated demands of the submarket's aerospace and high technology tenants. The Company believes Kilroy LAX has the premier location in the El Segundo office submarket for a number of reasons, including:
(i) unobstructed views of LAX, West Los Angeles and Downtown Los Angeles; (ii) excellent access to LAX, the new I-105 Freeway and the new light rail system;
(iii) close proximity to corporate office users including Hughes Space & Communications and its satellite manufacturing facility, and other related enterprises such as DirectTV; and (iv) for tenants with their names on the Property, visibility to freeway and airline travelers.

  The complex is comprised of two 12-story towers and a 13-level parking structure with two floors of office space on top, encompassing an aggregate of approximately 701,000 rentable square feet, of which 93.3% was leased as of September 30, 1996. Kilroy LAX features fiber optic/telecommunications dual redundancy (one of the few properties in Southern California so equipped) and multiple lead-lines for both water and power, thereby mitigating the risk of temporary loss of such services to the facility. The Property was designed and constructed with above-standard floor loadings and floor-to-ceiling heights to accommodate the weight and raised floors requirements of computer and other equipment. The facility is climate controlled in smaller areas which, while increasing tenant comfort, allows for separate thermostat controls for areas housing temperature sensitive equipment and reduces costs for after-hour operations. The facility was designed toward tenant efficiency and convenience and features an above-standard ratio of elevators to rentable square feet and provides 24-hour on-site security and management, private dual heliports, shuttle service to LAX and on-site retail, banking and dining facilities. In addition, the two 12-story towers are joined by an atrium and are professionally landscaped creating a pleasant environment. In addition, the facility has been recognized by the local utility for its energy efficient heating, ventilating and air conditioning systems which reduce operating costs for both the Company and its tenants. Management believes because of these and other high quality features, Kilroy LAX continues to attract long-term major corporate tenants at rates above those offered by other facilities in the El Segundo and neighboring submarkets. The occupancy rates for Kilroy LAX as of the years ended December 31, 1993 through 1995, and the nine-month period ended September 30, 1996, were 90.8%, 91.6%, 92.1% and 93.3%, respectively.

  Major tenants of the facility include Hughes Space & Communications (the Company's largest tenant), the Federal Aviation Administration and Realtime Associates. Hughes Space & Communications has been a tenant at Kilroy LAX since its opening and, over the past five years, has consolidated operations into its owned facilities in El Segundo (which includes its satellite manufacturing facility) and into leased facilities at Kilroy LAX which also serves as its headquarters. In addition, Hughes Space & Communications has invested substantial amounts in tenant improvements, including approximately $3.3 million during the year ended December 31, 1994 and $23.5 million since 1984, and repeatedly has renewed leases at the facilities, including one lease for approximately 101,000 rentable square feet which has been renewed twice. Hughes Space and Communications is a major employer and owner of technical facilities in El Segundo, including facilities for the development of satellite technology and its applications, such as DirecTV.

  Because the book value of the Office Property located at 2240 E. Imperial Highway will be in excess of 10% of the Company's total assets, additional information regarding this Property is presented below. The information presented below gives pro forma effect to the recent extension of the tenant lease with Hughes Space & Communications with respect to this Office Property as if such lease renewal had occurred on January 1, 1995.

  The Office Property located at 2240 E. Imperial Highway had an occupancy rate of 100.0% for each of the years ended December 31, 1991 through 1995. As of September 30, 1996, Hughes Space & Communications occupied approximately 94.6% of the Property's net rentable square feet under two leases. Under the principal lease for this space, Hughes Space & Communications commenced occupancy of 101,000 square feet on August 11, 1986 and renewed the lease on February 1, 1989 and again on June 1, 1994. In connection with the latter renewal, Hughes made a one time payment of $4,000,000 to the Company in consideration of a lease amendment to relieve Hughes Space & Communications of the obligation to remove certain tenant improvements upon termination of the lease. The current lease term under this lease expires on January 31, 1999, subject to a five-year option to renew at fair market value, but not less than $15.84 per annum per net rentable square foot, on a triple net basis. Hughes Space & Communications also leases 11,556 rentable square feet (along with the 96,133 rentable square feet located at 2250 E. Imperial Highway) under a second lease which expires October 31, 2001, at an annualized triple net base rental rate of $14.04 and, for the first year of the lease term, the tenant's allocable share of operating costs shall not exceed $7.32 per rentable square foot. The lease also is subject to a five-year option to renew at fair market value, adjusted bi-annually for CPI adjusted increases in base rent. The total annual rental income per net rentable square foot for the years ended
December 31, 1991 through December 31, 1995 was $23.17, $24.42, $25.22, $17.15 and $11.83, respectively.

  The following table sets forth for such Property for each of the ten years following the date of Offering (i) the number of tenants whose leases will expire, (ii) the total net rentable square feet covered by such leases,
(iii) the percentage of total leased net rentable square feet represented by such leases, (iv) the annual base rent represented by such leases and (v) the average annual rent per net rentable square foot represented by such leases.

                                                   PERCENTAGE OF
                                                   TOTAL LEASED                           AVERAGE ANNUAL
                                                   NET RENTABLE                              RENT PER
                                    NET RENTABLE    SQUARE FEET                            NET RENTABLE
        YEAR OF          NUMBER OF SQUARE FOOTAGE   REPRESENTED                            SQUARE FOOT
         LEASE            LEASES     SUBJECT TO     BY EXPIRING  ANNUAL BASE RENT UNDER   REPRESENTED BY
       EXPIRATION        EXPIRING  EXPIRING LEASES   LEASES(%)   EXPIRING LEASES ($)(1) EXPIRING LEASES($)
       ----------        --------- --------------- ------------- ---------------------- ------------------
10/31/96-12/31/96.......      0            --            --                   --                 --
1997....................      0            --            --                   --                 --
1998....................      0            --            --                   --                 --
1999....................      1(2)     100,978          86.4           $1,085,716             $10.75
2000....................      0            --
2001....................      2(3)      15,898          13.6              196,670              12.37
2002....................      0            --            --                   --                 --
2003....................      0            --            --                   --                 --
2004....................      0            --            --                   --                 --
2005....................      0            --            --                   --                 --
                            ---        -------         -----           ----------
    Totals..............      3        116,876(4)      100.0           $1,282,386             $10.97
                            ===        =======         =====           ==========

--------
(1) Determined based upon aggregate base rent to be received over the term divided by the term in months multiplied by 12, including all leases dated on or before September 30, 1996.
(2) The terms of this lease are described in the text preceding this table.
(3) The terms of a lease representing 11,556 rentable square feet are described in the text preceding this table.
(4) The aggregate square footage reflected in each of the respective leases differs from the actual aggregate square footage for this Property of 118,933 as shown on the table under the caption "The Office and Industrial Properties." Subsequent to the execution of the leases, the Property was remeasured at a larger aggregate number of square feet than is reflected in the executed leases.

  The Company's tax basis in the Property for federal income tax purposes as of December 31, 1995 was approximately $4.1 million (net of accumulated depreciation and reductions in depreciable basis). The Property is depreciated using the modified accelerated cost recovery system straight-line method, based on an estimated useful life ranging from 31 1/2 years to 39 years, depending upon the date of certain capitalized improvements to the Property. For the year ended December 31, 1995, the estimated average depreciation rate for this Property under the modified accelerated cost recovery system was 4.3%. For the 12-month period ending September 30, 1996, the Company was assessed property taxes on this Property at an effective annual rate of approximately 1.0%. Property taxes on this Property for the 12-month period ending September 30, 1996 totaled approximately $130,000. Management does not believe that any capital improvements made during the 12-month period immediately following the Offering should result in an increase in annual property taxes.

  Because the gross revenues for the Office Property located at 2250 E. Imperial Highway for the year ended December 31, 1995 were in excess of 10% of the aggregate gross revenues for all of the Properties, additional information regarding this Property is presented below. The information presented below gives pro forma effect to the recent extension of the tenant lease with Hughes Space & Communications with respect to this Office Property as if such lease renewal had occurred on January 1, 1995.

  The Office Property located at 2250 E. Imperial Highway had an occupancy rate of 84.0%, 82.5%, 77.8%, 79.8% and 80.9% as of the years ended December 31, 1991 through 1995, respectively. As of September 30, 1996, Hughes Space & Communications occupied 33% of the Property's net rentable square feet. The Property's other tenants include companies engaged in the communications, technology, transportation and healthcare industries. Hughes Space & Communications commenced occupancy of 96,133 rentable square feet on

November 1, 1986 and has entered into an agreement to renew this space (along with the 11,556 square feet located at 2240 E. Imperial Highway) through October 31, 2001, at a triple net annual base rental rate of $14.04 per square foot and, for the first year of the lease term, the tenant's allocable share of operating costs shall not exceed $7.32 per rentable square foot. The lease also is subject to a five-year option to renew at fair market value, adjusted bi-annually for CPI increases in base rent. The total annual rental income per net rentable square foot for the years ended December 31, 1991 through December 31, 1995 was $17.82, $18.73, $19.62, $18.89 and $18.86, respectively.
The following table sets forth for such Property for each of the ten years following the date of the Offering (i) the number of tenants whose leases will expire, (ii) the total net rentable square feet covered by such leases, (iii) the percentage of total leased net rentable square feet represented by such leases, (iv) the annual base rent represented by such leases and (v) the average annual rent per net rentable square foot represented by such leases.

                                                    PERCENTAGE OF
                                                    TOTAL LEASED                          AVERAGE ANNUAL
                                                    NET RENTABLE                             RENT PER
                                     NET RENTABLE    SQUARE FEET                           NET RENTABLE
                          NUMBER OF SQUARE FOOTAGE   REPRESENTED       ANNUAL BASE         SQUARE FOOT
                           LEASES     SUBJECT TO     BY EXPIRING       RENT UNDER         REPRESENTED BY
YEAR OF LEASE EXPIRATION  EXPIRING  EXPIRING LEASES LEASES(%)(1)  EXPIRING LEASES($)(2) EXPIRING LEASES($)
------------------------  --------- --------------- ------------- --------------------- ------------------
10/1/96-12/31/96........       1          1,317           0.6          $   24,496             $18.60
1997....................       3          4,385           1.9              83,025              18.93
1998....................       6         23,033          10.1             464,705              20.18
1999....................       4         29,148          12.7             695,821              23.87
2000....................       2         18,201           8.0             302,853              16.64
2001....................       3        112,715          49.3           1,653,035              14.67
2002....................       1         18,517           8.1             456,220              24.64
2003....................       0            --            --                  --                 --
2004....................       2         21,418           9.3             485,244              22.66
2005....................       0            --            --                  --                 --
                             ---        -------         -----          ----------
    Totals..............      22        228,734         100.0          $4,165,399             $18.21
                             ===        =======         =====          ==========

--------
(1) Excludes all space vacant as of December 31, 1995 unless a lease for a replacement tenant has been dated on or before September 30, 1996.
(2) Determined based upon aggregate base rent to be received over the term divided by the term in months multiplied by 12, including all leases dated on or before September 30, 1996. Certain leases became effective subsequent to September 30, 1996.

  The Company's tax basis in the Property for federal income tax purposes as of December 31, 1995 was approximately $2.0 million (net of accumulated depreciation and reductions in depreciable basis), and was fully depreciated for federal tax purposes. For the 12-month period ending September 30, 1996, the Company was assessed property taxes on this Property at an effective annual rate of approximately 1.0%. Property taxes on this Property for the 12-month period ending September 30, 1996 totaled approximately $240,000. Management does not believe that any capital improvements made during the 12-month period immediately following the Offering should result in an increase in annual property taxes.

  Because the 1995 gross revenues for the Office Property located at 2260 E. Imperial Highway were in excess of 10% of the aggregate gross revenues for all of the Properties, additional information regarding this Property is presented below.

  The Office Property located at 2260 E. Imperial Highway had an occupancy rate of 100.0% for the years ended December 31, 1991 through 1995. As of September 30, 1996, Hughes Space & Communications occupied 100.0% of the Property's net rentable square feet. Hughes Space & Communications commenced occupancy of the entire building on August 1, 1984. This lease runs through July 31, 2004 with CPI adjusted increases in base rent every two years. The next CPI adjustment is scheduled to occur on August 1, 1998 and provides for an increase in base rent to the extent that such CPI adjustment exceeds a minimum floor of 1.86% compounded annually. The remaining CPI adjustments scheduled for August 1, 2000 and August 1, 2002, respectively, provide for similar increases to the extent that the CPI adjustment exceeds a minimum floor of 3% compounded annually. The total annual rental income per net rentable square foot was $25.35, $26.16, $26.66, $24.59 and $24.59 for the years ended December 31, 1991 through December 31, 1995, respectively. The following table sets forth for such Property for each of the ten years following the date of Offering (i) the number of tenants whose leases will expire, (ii) the total net rentable square feet covered by such leases, (iii) the percentage of total leased net rentable square feet represented by such leases, (iv) the annual base rent represented by such leases and (v) the average annual rent per net rentable square foot represented by such leases.

                                                    PERCENTAGE OF
                                                    TOTAL LEASED                          AVERAGE ANNUAL
                                                    NET RENTABLE                             RENT PER
                                     NET RENTABLE    SQUARE FEET                           NET RENTABLE
                          NUMBER OF SQUARE FOOTAGE   REPRESENTED       ANNUAL BASE         SQUARE FOOT
                           LEASES     SUBJECT TO     BY EXPIRING       RENT UNDER         REPRESENTED BY
YEAR OF LEASE EXPIRATION  EXPIRING  EXPIRING LEASES   LEASES(%)   EXPIRING LEASES($)(1) EXPIRING LEASES($)
------------------------  --------- --------------- ------------- --------------------- ------------------
10/01/96-12/31/96.......       0            --            --           $      --              $  --
1997....................       0            --            --                  --                 --
1998....................       0            --            --                  --                 --
1999....................       0            --            --                  --                 --
2000....................       0            --            --                  --                 --
2001....................       0            --            --                  --                 --
2002....................       0            --            --                  --                 --
2003....................       0            --            --                  --                 --
2004....................       1(2)     286,151         100.0          $7,160,207             $25.02
2005....................       0            --            --                  --                 --
                             ---        -------         -----          ----------
    Totals..............       1        286,151(3)      100.0          $7,160,207             $25.02
                             ===        =======         =====          ==========

--------
(1) Determined based upon aggregate base rent to be received over the term divided by the term in months multiplied by 12, including all leases dated on or before September 30, 1996.
(2) The terms of this lease are described in the text preceding this table.
(3) The square footage reflected in the lease differs from the actual square footage for this Property of 291,187 as shown on the table under the caption "The Office and Industrial Properties." Subsequent to the execution of the lease, the Property was remeasured at a larger aggregate number of square feet than is reflected in the executed lease.

  The Company's tax basis in the Property for federal income tax purposes as of December 31, 1995 was approximately $2.0 million (net of accumulated depreciation and reductions in depreciable basis), and was fully depreciated for federal tax purposes. For the 12-month period ending September 30, 1996, the Company was assessed property taxes on this Property at an effective annual rate of approximately 1.0%. Property taxes on this Property for the 12-month period ending September 30, 1996 totaled approximately $275,000. Management does not believe that any capital improvements made during the 12-month period immediately following the Offering should result in an increase in annual property taxes.

  Kilroy Long Beach. The Company developed, owns, leases and manages the three Office Properties which comprise Phase II of Kilroy Airport Center Long Beach ("Kilroy Long Beach Phase II"), part of a planned four-phase, 53-acre Class A corporate office headquarters, business park and retail and entertainment center strategically located adjacent to the San Diego freeway (Interstate 405, the major coastal north-south highway in Southern California between Los Angeles and Orange Counties) (the "I-405 Freeway") and immediately adjacent to the Long Beach Airport. The Company has sole development rights for the remaining 24 developable acres. Upon consummation of the Offering, the Company also will own the two office buildings comprising Kilroy Long Beach Phase I ("Kilroy Long Beach Phase I") which were developed by the Company and which have been leased and managed by the Company since their inception. See "-- Acquisition Properties--Kilroy Long Beach Phase I." Kilroy Long Beach Phase II includes an eight-story and a six-story office building, and a multi-level parking structure with retail facilities on the ground floor, encompassing an aggregate of approximately 395,000 net rentable square feet, of which 88.4% was leased as of September 30, 1996. The facility is the only GTE SmartPark in Los Angeles County and offers tenants an array of advanced telecommunications functions through a pre-laid fiber optic network, emergency backup loop and ISDN interfaces. The facility also includes state-of-the-art mechanical and electrical systems designed to accommodate the highest tenant demands including above-standard floor-to-ceiling heights and floor loading and four high-speed passenger elevators. Each of the office structures offers efficient 28,000 square foot floors. Other amenities include a spacious lobby with an atrium, and a central courtyard with a fountain and pedestrian arcade. The facility also features 24-hour on-site security and management, a fitness center, group conference facilities, helipad facilities, and various retail and business services including banking facilities, dining facilities and printer services. The occupancy rates for Kilroy Long Beach Phase II as of the years ended December 31, 1993 through 1995, and the nine month period ended September 30, 1996, were 64.8%, 78.7%, 76.5% and 88.3%, respectively. Major tenants include AIG Claim Services, Inc., Assistance in Marketing, Inc., CompuServe, Inc., Employer's Health Insurance, Co., GTE Directories Sales Corporation, Great Northern Insured Annuities Corp., Great Western Bank, HealthNet, Mutual of America Life Insurance Company, North American Title Company, The Prudential Insurance Company of America, R.L. Polk & Company, SCAN Health Plan, Senn-Delaney Leadership Consulting Group, Inc., 20th Century Industries, UniCare Financial Corporation, Unihealth and Zelda Fay Walls.

  Kilroy Airport Center Long Beach was developed in response to a desire by the City of Long Beach to promote development in the airport area. Phase I of the project, two office buildings encompassing approximately 225,000 rentable square feet, was developed by the Company in 1987 and was sold in 1993. The Company has entered into an agreement to reacquire the Phase I Office Properties. As of September 30, 1996 the Phase I Office Properties were 96.6% leased to eight tenants with total annual rental income per leased net rentable square foot of $15.67 (calculated on the basis of base rent of signed leases at September 30, 1996, adjusted for contractual increases in base rent in effect during the 12-month period ending September 30, 1996). Major tenants include McDonnell Douglas Corporation, Olympus America, Inc. and Devry, Inc. See "--Acquisition Properties--Kilroy Long Beach Phase I." The Company has overseen and continues to oversee all leasing and management of Phase I.

  Kilroy Long Beach Phase II was developed by the Company in 1989/1990 and encompasses an aggregate of approximately 395,000 net rentable square feet. Phases III and IV are planned for future development. See "--Development, Leasing and Management Activities--Kilroy Airport Center Long Beach."

  Kilroy Airport Center Long Beach is subject to three long-term ground leases under which the Company is ground lessee (assuming the assignment to the Company of the approximately 14-acre parcel in connection with the acquisition of Kilroy Long Beach Phase I). The City of Long Beach is the ground lessor with respect to Kilroy Long Beach Phases I through III and the Board of Water Commissioners of the City of Long Beach, acting on behalf of the City of Long Beach, is the ground lessor with respect to Kilroy Long Beach Phase IV. The basic term under each of the ground leases expires on July 17, 2035. Primary rent under the leases for Kilroy Long Beach Phases I, II, III and IV is currently approximately $338,000 per year, $295,000 per year, $75,000 per year and $77,000 per year, respectively, with such amounts adjusted periodically to take account of changes in the fair market rental value of the land underlying each lease.

  Because the book value of the Office Property located at 3780 Kilroy Airport Way will be in excess of 10% of the Company's total assets, additional information regarding this Property is presented below.

  The Office Property located at 3780 Kilroy Airport Way had an occupancy rate of 70.2%, 70.5%, 69.1%, 78.6% and 63.6% as of the years ended December 31,
1991 through 1995, respectively. As of September 30, 1996, SCAN Health Plan, a group health insurer, and Zelda Fay Walls, an operator of executive office suites, occupied approximately 20.4% and 12.7%, respectively, of the Property's net rentable square feet. The Property's other tenants include companies engaged in the insurance, healthcare, finance, high technology, law and accounting industries. Base rent under the SCAN Health Plan lease is $941,325 per year. The lease expires on August 31, 2000, subject to two successive five-year options to renew. Base rent under the Zelda Fay Walls lease is currently $823,896 per year although the tenant has been paying only approximately $640,200 since August 1993 and the balance is expensed quarterly by the Company as an increase to its bad debt reserve. Effective February 1, 1997, annual base rent under the lease will be $672,000, and the term of the lease has been extended to 2007, subject to a five-year option to renew. The total annual rental income per net rentable square foot for the years ended December 31, 1991 through 1995 was $13.02, $17.53, $19.76, $20.54 and $18.55, respectively. The following table sets forth for such Property for each of the ten years following the date of Offering (i) the number of tenants whose leases will expire, (ii) the total net rentable square feet covered by such leases, (iii) the percentage of total leased net rentable square feet represented by such leases, (iv) the annual base rent represented by such leases and (v) the average annual rent per net rentable square foot represented by such leases.

                                                    PERCENTAGE OF
                                                    TOTAL LEASED                          AVERAGE ANNUAL
                                                    NET RENTABLE                             RENT PER
                                     NET RENTABLE    SQUARE FEET                           NET RENTABLE
                          NUMBER OF SQUARE FOOTAGE   REPRESENTED       ANNUAL BASE         SQUARE FOOT
                           LEASES     SUBJECT TO     BY EXPIRING       RENT UNDER         REPRESENTED BY
YEAR OF LEASE EXPIRATION  EXPIRING  EXPIRING LEASES LEASES(%)(1)  EXPIRING LEASES($)(2) EXPIRING LEASES($)
------------------------  --------- --------------- ------------- --------------------- ------------------
10/1/96-12/31/96........      --            --            --           $      --              $  --
1997....................       4         22,469          11.5             532,872              23.72
1998....................       1          2,088           1.1              47,606              22.80
1999....................       2          4,339           2.2              89,709              20,68
2000....................       7         74,093          37.8           1,816,896              24.52
2001....................       5         28,251          14.4             638,222              22.59
2002....................      --            --            --                  --                 --
2003....................       1          9,439           4.8             209,299              22.17
2004....................       1          3,922           2.0              85,656              21.84
2005 and beyond.........       2         51,290          26.2           1,077,090              21.00
                             ---        -------        ------          ----------
    Totals..............      23        195,891        100.00          $4,497,350             $22.96
                             ===        =======        ======          ==========

--------
(1) Excludes all space vacant as of December 31, 1995 unless a lease for a replacement tenant has been dated on or before September 30, 1996.
(2) Determined based upon aggregate base rent to be received over the term divided by the term in months multiplied by 12, including all leases dated on or before September 30, 1996. Certain leases became effective subsequent to September 30, 1996.

  The Company's tax basis in the Property for federal income tax purposes was $11.4 million (net of accumulated depreciation) as of December 31, 1995. The Property is depreciated using the modified accelerated cost recovery system straight-line method, based on an estimated useful life ranging from 31 1/2 years to 39 years, depending upon the date of certain capitalized improvements to the Property. For the year ended December 31, 1995, the estimated average depreciation rate for this Property under the modified accelerated cost recovery system was 3.4%. For the 12-month period ending September 30, 1996, the Company was assessed property taxes on this Property at an effective annual rate of approximately 1.2%. Property taxes on this Property for the 12-month period year ending September 30, 1996 totaled $162,000. Management does not believe that any capital improvements made during the 12-month period immediately following the Offering should result in an increase in annual property taxes.

  SeaTac Office Center at Seattle-Tacoma International Airport. The Kilroy Group developed and operates the SeaTac Office Center ("SeaTac"), south of Seattle in SeaTac, Washington, a Class A office development in the Southend submarket of the Puget Sound region. SeaTac is comprised of two 12-story towers (constructed in 1977 and 1980, respectively) and a 4-level office and garage structure with two floors of office space on top (constructed in 1980), all with views of the Olympic and Coastal mountain ranges. The site is located directly across from the Seattle-Tacoma International Airport. The facility currently contains an aggregate of approximately 530,000 square feet of office space. Current zoning permits up to an additional 500,000 square feet of development. The facility features 24-hour on-site security and management, parking for over 1,900 vehicles, computer training and consultation, travel agencies and a 24-hour restaurant. As of September 30, 1996, SeaTac had approximately 308,000 rentable square feet of available office space. Major tenants include First

Nationwide Mortgage Corporation, Lynden, Inc., National Chemsearch, Northwest Airlines, Inc., Rayonier, Inc., Seattle-First National Bank and Transamerica Financial Services, Inc.

  SeaTac is situated on an approximately 17-acre site subject to two long-term ground leases and an airspace lease. The initial term of the ground leases runs through December 31, 2032, and may be extended for an additional period of thirty years. Payments under the ground leases are subject to adjustment for increases in the CPI every five years. Payments under the airspace lease are made monthly. Aggregate payments under the two ground leases and the airspace lease for the year ended December 31, 1995 totaled approximately $285,000. As of September 30, 1996, the SeaTac Properties were encumbered by a first mortgage loan having an outstanding principal balance of $20,162,000. The loan bears interest at a rate of 9.75% per year and is scheduled to mature on May 15, 2001. See "Note 4. Debt" to the Combined Financial Statements of the Kilroy Group.

INDUSTRIAL PROPERTIES

  Like the Office Properties, the Industrial Properties developed by the Company (the Industrial Properties other than the Acquisition Properties) were designed and developed to provide above-standard quality and meet the long-term needs of tenants. The Company was among the first Southern California developers to air-condition its Industrial Properties, increasing each facility's multidimensional use while providing environments for increased tenant operating efficiency and comfort. While most of the buildings are occupied by a single tenant, the Industrial Properties developed by the Company were designed for multi-tenant operations and can be reconfigured for such use. The Industrial Properties, all but one of which are located in Southern California, are primarily comprised of single-story, tilt-up concrete buildings ranging in size from approximately 57,000 to 277,000 square feet. The Industrial Properties feature high-tech assembly areas and supporting office space for management and administrative functions.

  The Industrial Property leases are written on a triple net basis with initial terms of three to eleven years and options to renew for up to an additional five years at the then current fair market value. The leases generally provide for rent increases based on the applicable regional CPI or contain specific contractual increases. The leases do not contain purchase options.

  Certain of the Industrial Properties can support additional development and the Company presently is planning to develop in the next two years, subject to substantial pre-leasing, approximately 105,000 square feet of additional leasable area. The Company anticipates that any such development would be funded with amounts available under the Credit Facility. There can be no assurance, however, that the Company will be able to successfully develop any of the Industrial Properties, or obtain financing for any such development on terms favorable to the Company. See "Risk Factors--Real Estate Financing Risks" and "--No Limitation on Debt."

DEVELOPMENT, LEASING AND MANAGEMENT ACTIVITIES

  Since 1947, the Company and its affiliates have developed millions of square feet of office and industrial space, including high technology facilities, primarily located in Southern California, for its own portfolio and for third parties. Development activities include site selection, land entitlement, project design and construction, build-to-suit activities and tenant renovations. The Company has successfully developed numerous sophisticated development projects for some of the nation's most prominent corporations both in Southern California and around the country. The Company's extensive experience has enabled it to form key alliances with major corporate tenants, municipalities and landowners in Southern California. The Company's relationships with tenants and users has enabled it to receive fees in connection with its role as developer of various projects, or, in the case of Kilroy Long Beach, to develop the land for its own account where such development will result in a favorable risk-adjusted return on investment. In connection with the Formation Transactions, the Company will succeed to the Kilroy Group's rights in and to the Development Properties.

  The Company or the Operating Partnership will be the manager of the Properties and may provide building management services for independent building owners for terms that vary in length but which generally provide for management fees of 4% to 5% of collected revenue and may also provide for reimbursement of expenses. The Services Company will provide development services for the Company and the Operating Partnership, as well as for third parties, at market rates.

  The following is a description of the Development Properties as presently contemplated.

  Kilroy Airport Center Long Beach. In conjunction with the Company's role as master ground lessee of Kilroy Long Beach, the Company manages all ongoing leasing and development activities for the four-phase, approximately 53-acre office and retail development project, including sole development rights to the approximately 24 remaining developable acres. To date the Company has developed Phases I and II. See "--Office Properties--Kilroy Airport Center Long Beach" and "Acquisition Properties." Current development activities are focused on Phase III of the project ("Kilroy Long Beach Phase III") which will be developed and owned by the Company. Kilroy Long Beach Phase III presently is contemplated to initially include a seven-story office building with approximately 186,000 rentable square feet and a five-story office building with approximately 132,000 rentable square feet. In addition, Kilroy Long Beach Phase III may be developed, subject to site plan approval by the City of Long Beach, to include an additional office building with up to 150,000 rentable square feet of space. The Company is currently in discussions with several prospective tenants for office space presently planned to be included in Kilroy Long Beach Phase III. Development of Kilroy Long Beach Phase III is subject to substantial predevelopment leasing activity and, therefore, the timing for the commencement of development is uncertain.

  Kilroy Long Beach also is planned to include Phase IV ("Kilroy Long Beach Phase IV"), which will be developed and owned by the Company. Kilroy Long Beach Phase IV presently is contemplated to include an aggregate of up to 550,000 rentable square feet of office and retail space including high quality retail and specialty shops, sit-down and convenience restaurants and, subject to site-plan approval by the City of Long Beach, a multitheater and virtual reality entertainment center. Development of Kilroy Long Beach Phase IV is subject to substantial predevelopment leasing activity and, therefore, the timing for the commencement of development is uncertain.

  To date the Company has invested approximately $8.8 million in infrastructure improvements which are in place for Kilroy Long Beach Phases III and IV and has available an additional approximately $1.4 million of revenue bond proceeds held by the City of Long Beach which the Company believes is sufficient to provide for further traffic mitigation improvements, if any, which may be required by the City in connection with the future development. Because of the over 900,000 aggregate rentable square feet entitled at Kilroy Long Beach Phases III and IV, and the significant infrastructure improvements already in place, the Company believes that Kilroy Long Beach offers substantial opportunity for tenant expansion from a location servicing both Los Angeles and Orange Counties. See "--Office Properties-- Kilroy Long Beach."

  Kilroy Long Beach Phase III and Phase IV will be developed by the Company or the Services Company for the benefit of the Company. Prior to the Formation Transactions, the Kilroy Group and its affiliates acquired construction materials at a cost of approximately $6.5 million in connection with the development of Kilroy Long Beach Phase III. These construction materials will not be contributed to the Company and the Company will have no obligation to purchase the materials from the Kilroy Group or to in any way use the materials in the development and completion of the project. Any decision on the part of the Company to purchase the materials from the Kilroy Group in the future will be determined by a majority of the Independent Directors.

  Kilroy Airport Center Long Beach is subject to three long-term ground leases under which the Company is ground lessee. The City of Long Beach is the ground lessor with respect to Kilroy Long Beach Phase III and the Board of Water Commissioners of the City of Long Beach, acting on behalf of the City of Long Beach, is the ground lessor with respect to Kilroy Long Beach Phase IV. The basic term under each of the ground leases expires on July 17, 2035. Primary rent under the leases for Kilroy Long Beach Phases III and IV is currently approximately $75,000 per year and $76,764 per year, respectively, with such amounts adjusted periodically to take account of changes in the fair market rental value of the land underlying each lease.

  Riverside Judicial Center. In a unique "public-private partnership" with the City of Riverside Redevelopment Agency and the County of Riverside, the Company has substantially completed for a fee a comprehensive master planning, design, entitlement and development effort for the initial phase of a multi-jurisdictional judicial center complex (the "Riverside Judicial Center") in downtown Riverside that is expected to serve the entire greater Riverside and San Bernardino area. Riverside is located approximately 56 miles east of Los Angeles. The project currently includes a United States Bankruptcy Court and administrative complexes. In addition, future development at the site may also include a United States District Court. Construction of the Riverside Judicial Center began in February 1996. Upon consummation of the Formation Transactions, the Services Company will be assigned the Development Management Agreement in connection with the project.

  Northrop Grumman. The Company has been retained on a fee basis by Northrop Grumman Corporation ("Northrop Grumman") to undertake a comprehensive, multi-phased effort to analyze, entitle and manage the future reuse, planning, entitlement, marketing and disposition of the approximately 200-acre property located in the City of Pico Rivera, located approximately 13 miles east of Los Angeles, which currently serves as Northrop Grumman's headquarters for activities related to the U.S Air Force's B-2 "Stealth" Bomber Program. Early stages of the project are underway, including the execution of a Memorandum of Understanding with the City of Pico Rivera and a community outreach program and submission of a conceptual reuse plan to the City of Pico Rivera. The agreement runs through February 15, 1997.

ACQUISITION PROPERTIES

  The Company has entered into agreements to acquire from non-affiliated third parties four office properties and two industrial properties upon consummation of the Offering, and will acquire one Industrial Property which was purchased from a non-affiliated third party by KI on behalf of the Company prior to consummation of the Offering and will be assigned to the Company upon consummation of the Offering (collectively, the "Acquisition Properties"). In the event one or more of the Acquisition Properties are purchased, the Company expects to finance the acquisition cost (approximately $49.0 million in the aggregate) with long-term borrowings under the $84.0 Million Loan, new mortgage financing and/or the proceeds of the Offering. Acquisition of each of these properties is subject to the satisfactory completion of certain closing conditions. Although each of the acquisitions is expected to be completed prior to or concurrent with consummation of the Offering there is no assurance that any of the Acquisition Properties will be acquired. In addition, concurrent with the Offering the Company will assume and repay out of the Offering proceeds the indebtedness incurred by KI (on behalf of the Company) to acquire the Industrial Property located at 12752-12822 Monarch Street, Garden Grove, California (including expenses at closing). Unless otherwise indicated, all calculations and information contained in this Prospectus give pro forma effect to the acquisition of the Acquisition Properties.

  Kilroy Long Beach Phase I. Two of the Acquisition Properties comprise Kilroy Long Beach Phase I, a Class A office complex which includes a two-story office building and a combination two/three-story office building encompassing an aggregate of 225,000 rentable square feet. The Company has entered into an agreement for the purchase of these Office Properties for an aggregate purchase price of $23.5 million. Kilroy Long Beach Phase I was developed by the Company in 1987 and sold by the Company to the current owner, a non-affiliated third party, in 1993. The Company has overseen all leasing and management activity at the property since its development. As of September 30, 1996, the properties were 96.6% leased to eight tenants at an average annual base rent per net rentable square foot of $15.90. See "--Office Properties-- Kilroy Long Beach."

  Thousand Oaks Office Property. Another Acquisition Property is a stand-alone three-story Class A office property located in Thousand Oaks, California, which encompasses approximately 81,100 rentable square feet and, as of September 30, 1996, was 100.0% leased to eleven tenants at an average annual base rent per net rentable square foot of $23.26. The Company has entered into an agreement with a non-affiliated third party for the purchase of this Office Property for a purchase price of $13.2 million.

  Anaheim Office and Industrial Properties. The Company also has entered into an agreement to purchase one office and two industrial properties located at 4123-4175 East La Palma Avenue, Anaheim, California. The Office Property consists of approximately 42,800 rentable square feet. At September 30, 1996, the Office Property was 91.6% leased to 11 tenants at an average annual base rent per net rentable square foot of $12.37. The Industrial Properties comprise an aggregate of approximately 144,000 rentable square feet. At September 30, 1996, each of the Industrial Properties was 100% leased with an aggregate annual base rent per net rentable square foot of $4.47. Pursuant to the terms of the purchase agreement, the Company will acquire all of these properties for an aggregate purchase price of $12.2 million in cash.

  12752-12822 Monarch Street, Garden Grove, California. On behalf of the Company, in December 1996 KI purchased an industrial building located at 12752-12822 Monarch Street, Garden Grove, California. The building contains an aggregate of approximately 277,000 rentable square feet. As of September 30, 1996, the property was 100% leased to five tenants at an average annual base rent per net rentable square foot of $3.38. Pursuant to the terms of the purchase agreement, the Property was acquired on behalf of the Company for a purchase price of $9.1 million in cash and will be transferred to the Company concurrent with the Offering. The Company will assume and repay out of the net proceeds of the Offering the debt and expenses incurred by KI in connection with the acquisition. The purchase was completed on behalf of the Company in December 1996 because of the closing schedule required by the seller.

THE COMPANY'S SOUTHERN CALIFORNIA SUBMARKETS*

  The Company believes that Los Angeles, Orange and Ventura Counties have been and will continue to be excellent markets in which to own and operate Class A office, industrial and retail property over the long term. The Company believes that these counties are attractive for a number of reasons:

  . These counties, together with Riverside and San Bernardino Counties, comprise the second largest Consolidated Metropolitan Statistical Area in the United States (the "Southern California Area") and rank as the world's 12th largest economy;

  .  The continuing expansion of the service-producing sector of the economy;

  . Employment sectors using Class A office and industrial properties continue to expand with the Southern California Area's continuing growth in foreign trade and diversification of industries;

  . Since 1992 there has been virtually no increase in the Southern California Area's inventory of office space; and

  . The Southern California Area's demand for quality industrial space has spurred new construction of industrial properties.
--------
* The Company retained Robert Charles Lesser & Co. ("Lesser"), nationally recognized experts in real estate consulting and urban economics, to study the Company's Southern California submarkets, and the discussion of such submarkets below and under the caption "Prospectus Summary--The Company's Southern California Submarkets" is based upon Lesser's findings. While the Company believes that these estimates of economic trends are reasonable, there can be no assurance that these trends will in fact continue.

  As of December 31, 1995, the Southern California Area had a total population of approximately 15.6 million people which accounted for approximately 5.9% of the total U.S. population. Annual population growth in the Southern California Area since 1990 has averaged approximately 217,000 persons. Of the approximately 15.6 million people in the Southern California Area, approximately 9.2 million persons lived in Los Angeles
County and approximately 2.6 million persons lived in Orange County. Annual estimated growth in population in these counties over the next five years is expected to be approximately 94,000 and 32,000 persons, respectively. The following table presents the total population as a proportion of the United States population for the Southern California Area and California for 1980, 1990 and 1995 and the estimated population for 2000 and 2010.

             TOTAL POPULATION AS A PROPORTION OF THE UNITED STATES
                    SOUTHERN CALIFORNIA AREA AND CALIFORNIA
                                   1980-2010

                              [CHART APPEARS HERE]

                             1980     1990     1995     2000     2010
California                 10.50%   12.00%   12.30%   12.70%   13.50%
Southern California Area    3.65%    5.80%    5.90%    6.10%    6.30%

  Increasing Employment. The Southern California Area economy experienced significant recessionary conditions during the 1990-1993 period. While the Southern California Area lagged behind the rest of the country in entering the recession, it also lagged in the economic recovery, in part due to the cutbacks in the aerospace and defense industries. Employment growth recovered in 1995. The passage of the North American Free Trade Agreement (NAFTA) in the first quarter of 1995 and the General Agreement on Tariffs and Trade (GATT) in the fourth quarter of 1994 provide optimism for new jobs and economic growth for California. In 1995, the Southern California Area experienced a net increase in employment with the addition of approximately 113,000 jobs, representing an approximately 1.9% increase over the prior year. Of the total, approximately 61,000 jobs (approximately 53.9% of the total) were created in Los Angeles County. Employment in the Southern California Area is expected to increase during 1996 through 1998, with an expected average increase of approximately 125,000 to 135,000 jobs annually, representing an annual growth rate of approximately 2.1% to 2.2%, nearly twice the expected national growth rate of 1.2%. The following table shows the annual non-agricultural change in jobs for the Southern California Area for the period from 1980 through 1995, and the expected change in jobs for the period from 1996 through 1998.

                   ANNUAL NON-AGRICULTURAL EMPLOYMENT CHANGE
                           SOUTHERN CALIFORNIA AREA
                                   1980-1998

                             [CHART APPEARS HERE]

                             ANNUAL CHANGE IN JOBS
                          Southern California Area
                            1980             -0-
                            1981            67,900
                            1982          (127,300)
                            1983            42,100
                            1984           222,700
                            1985           190,800
                            1986           188,500
                            1987           194,700
                            1988           189,300
                            1989           155,700
                            1990            90,600
                            1991          (173,000)
                            1992          (189,000)
                            1993          (102,500)
                            1994            29,200
                            1995           112,800
                            1996           124,448
                            1997           127,062
                            1998           135,907

  Unemployment rate in the Southern California Area is moving downward from its 1993 peak. For the U.S., the 1995 unemployment rate was approximately 6.2% versus approximately 7.7% in California. By comparison, the 1993 unemployment rates for the U.S. and California were approximately 6.9% and 9.2%, respectively. While the unemployment rate in the Southern California Area has been declining in the last couple of years, it probably will remain higher than the unemployment rate for the nation as a whole. Within the Southern California Area, the 1995 unemployment rates vary from a low of approximately 5.4% in Orange County to a high of approximately 8.7% in Riverside and San Bernardino Counties. Los Angeles County's unemployment rate stood at approximately 7.7%--the same as California's.

  Diversification of Industries. Los Angeles and Orange Counties are widely regarded as major centers for corporate and international business and the growth of international trade through the Los Angeles-Long Beach port complex, which presently ranks as the largest commercial port in the United States, is driving the growth of business in the surrounding area. While the southern coastal Los Angeles County market, including the El Segundo and Long Beach submarkets, has historically been, and continues to be, associated with the aerospace and defense industries, the downsizing of those industries has resulted in the region becoming more diversified, with major corporations in emerging industries such as telecommunications and healthcare. The Company believes this diversity, which is reflected in the Company's tenant base, has strengthened these submarkets in which the Properties are located.

  Foreign Trade. The growth in the region's employment is attributable in part to the increase in the volume of trade in the region's ports and airports, which at the end of 1995 accounted for over 12.0% of the total trading volume in the United States and which has grown at an average annual rate of approximately 11.4% during the ten-year period ended in 1994 compared to an approximately 8.0% growth rate nationally during the same period. In addition, during 1995 the trading volume among the region's ports and airports increased another approximately 16.0%, further securing the region's position as the nation's leader in international trade activity.

The following table shows the growth in the Los Angeles Customs District's share of U.S. Trade for the period from 1972 through 1995.

               LOS ANGELES CUSTOMS DISTRICT SHARE OF U.S. TRADE
                                   1972-1995

                             [CHART APPEARS HERE]

                               1972          6%
                               1973          6%
                               1974          7%
                               1975          6%
                               1976          7%
                               1977          7%
                               1978          7%
                               1979          7%
                               1980          8%
                               1981          8%
                               1982          8%
                               1983          9%
                               1984          9%
                               1985         11%
                               1986         12%
                               1987         12%
                               1988         12%
                               1989         12%
                               1990         12%
                               1991         12%
                               1992         12%
                               1993         12%
                               1994         13%
                               1995         12%

  Growing Service Economy. Over the last 15 years the composition of employment in the Southern California Area has shifted, generally mirroring national patterns. The goods-producing sector (mining, construction and manufacturing) has declined from an approximately 28.7% share in 1980 to approximately 20.1% in 1995. Within this sector, manufacturing accounted for the entire decline. Correspondingly, the services-producing sector (transportation, communications and utilities; wholesale and retail trade; finance, insurance and real estate services; and government) has expanded from approximately 71.3% of total employment in 1980 to approximately 79.9% in 1995. The following table presents the total employment growth from 1980 to 1995 for various employment sectors in the Southern California Area.

             TOTAL NON-AGRICULTURAL EMPLOYMENT GROWTH BY INDUSTRY
                           SOUTHERN CALIFORNIA AREA
                                   1980-1995

                             [CHART APPEARS HERE]

                Mining                                    -10.2
                Construction                               16.9
                Manufacturing                              -260
                Transportation and Public Utilities        38.2
                Wholesale and Retail Trade                238.5
                F.I.R.E.                                   32.9
                Services                                  697.6
                Government                                138.5
                Goods Producing Employment               -253.3
                Service Producing Employment             1145.7

  In particular, the entertainment industry now accounts for over 200,000 jobs in the region. The following table shows the growth of tourism and entertainment-related jobs for the period from 1972 through 1995.

               GROWTH OF TOURISM AND ENTERTAINMENT-RELATED JOBS
                           SOUTHERN CALIFORNIA AREA
                                   1972-1995

                             [CHART APPEARS HERE]

                   YEAR       Thousands of Jobs     % Change
                   1972             110                ---
                   1973             120                9.1%
                   1974             120                0.0%
                   1975             123                2.5%
                   1976             130                5.7%
                   1977             140                7.7%
                   1978             145                3.6%
                   1979             150                3.4%
                   1980             148               -1.3%
                   1981             165               11.5%
                   1982             167                1.2%
                   1983             175                4.8%
                   1984             180                2.9%
                   1985             190                5.6%
                   1986             200                5.3%
                   1987             218                9.0%
                   1988             225                3.2%
                   1989             242                7.6%
                   1990             254                5.0%
                   1991             262                3.1%
                   1992             245               -6.5%
                   1993             251                2.4%
                   1994             263                4.8%
                   1995             297               12.9%

  In addition, recent developments in the Southern California Area aerospace industry, such as additional orders for the McDonnell Douglas C-17 military cargo jets and the announcements of new orders for McDonnell Douglas airliners by commercial carriers and the hiring of up to 700 employees by TRW Corporation, should help to stabilize related employment. The following table shows the number of jobs in the aerospace/high technology industries in the Southern California Area for the period from 1988 through 1995.

                  AEROSPACE/HIGH TECHNOLOGY EMPLOYMENT TRENDS
                           SOUTHERN CALIFORNIA AREA
                                   1988-1995

                             [CHART APPEARS HERE]

                              1988   1989   1990   1991  1992  1993   1994 1995
Aerospace/High Technology    274.2  265.6  253.3  228.6  199  168.7  146.7  135

  Office Submarkets. Total office space in the Southern California Area amounts to approximately 229.2 million square feet. The Southern California Area is the second largest office market in the country after the New York City Metro Area (with over approximately 800 million square feet). Los Angeles County comprises two-thirds of the metro office inventory, roughly 156.1 million square feet; Orange County accounts for approximately 54.2 million square feet.

  Vacancy rates in the office space market in the Southern California Area are trending downward from a high in 1991 and 1992 of approximately 19.7% to a level at the end of 1996 of approximately 16.7%. At September 30, 1996, the vacancy rate for the Southern California Office Properties was approximately 6.9%. The following table shows the U.S. and Southern California Area office vacancy rates for the period from 1988 through 1996.

                         OFFICE MARKET VACANCY TRENDS
                     SOUTHERN CALIFORNIA AREA VERSUS U.S.
                                   1988-1996

                             [CHART APPEARS HERE]

                                 VACANCY RATE
                                                         SOUTHERN
                                                        CALIFORNIA
                                           U.S.            AREA
                                          -----         ----------
              1988                        18.2%             0.0%
              1989                        18.6%            17.2%
              1990                        19.5%             0.0%
              1991                        19.4%            19.8%
              1992                        18.7%            19.7%
              1993                        17.0%            19.2%
              1994                        15.5%            18.3%
              1995                        14.1%            17.8%
              1996                        12.8%            16.7%

   Net absorption in the Southern California Area in 1996 amounted to approximately 3.1 million square feet, up from last year's total of 2.2 million and 1994's total of 2.7 million and nearly double 1993's total of approximately 1.7 million square feet. By comparison, absorption in the Southern California Area ranged from approximately 11.1 million to 11.7 million square feet during the mid- to late 1980s. Annual increases in employment during the 1980s fluctuated between approximately 160,000 and 200,000 jobs per year, as opposed to job losses during 1991 to 1994. The following table shows the annual absorption of office space in the Southern California Area for each of the years from 1986 through 1996.

                     ANNUAL NET ABSORPTION OF OFFICE SPACE
                           SOUTHERN CALIFORNIA AREA
                                   1986-1996

                             [CHART APPEARS HERE]

                                1986     11,116
                                1987     11,684
                                1988     11,687
                                1989     11,260
                                1990      7,635
                                1991      5,005
                                1992      3,301
                                1993      1,689
                                1994      2,657
                                1995      2,153
                                1996      3,140

  No Additional Supply of Office Space. During the last five years new construction of office space in the Southern California Area has decreased substantially. The following table shows the additions in square footage to the Southern California office market for each of the last eight years.

          ADDITIONS TO THE SOUTHERN CALIFORNIA AREA'S OFFICE MARKET*

                             [CHART APPEARS HERE]

                               Year     Square Feet
                               1989       21,097
                               1990       11,033
                               1991        9,384
                               1992        3,188
                               1993          720
                               1994            0
                               1995            0
                               1996            0

--------
* Square feet shown in thousands. The above table represents additions to the Southern California Area's office market net of office space removed from service. In 1994 and 1995, the total square footage in the market decreased by approximately 2.0 million square feet and approximately 1.3 million square feet, respectively.

  The addition in the near-term of any new speculative office space to the market remains unlikely as effective rents for multi-tenant properties are currently well below the level needed to make new construction economically feasible.

  El Segundo Office Submarket. In the El Segundo submarket the Company owns and operates three Office Properties at Kilroy LAX, and one stand alone two-story office building. The aggregate rentable square feet of the Office Properties in the El Segundo submarket represent approximately 22% of the approximately 3.4 million rentable square feet of all Class A office properties located in this submarket as of December 31, 1996.

  The El Segundo submarket is an approximately 5.4 square mile area in the southwestern coastal section of Los Angeles County. The El Segundo submarket has the advantages of proximity to LAX without the disadvantages of being located within the City of Los Angeles, as is the case with the submarket located on the northeast side of LAX (the "LAX/Century Boulevard submarket"). The El Segundo submarket has a highly qualified computer and technology-based work force. El Segundo's tax structure is as much as $6.00 per square foot per annum lower than neighboring Los Angeles, principally attributable to lower gross receipts and utility taxes. As a result, the El Segundo submarket has historically enjoyed higher rental occupancy and tenant retention rates than neighboring submarkets, such as LAX/Century Boulevard, Torrance and Carson.

  The El Segundo submarket tenant base has broadened from its historic concentration of aerospace industry tenants. A number of major corporations have a significant presence in the El Segundo submarket, including Xerox Corporation, Mattel, Inc., Chevron USA, Inc., AT&T, TRW Corporation and Hughes Space & Communications.

  Management believes that because of the high quality and strategic location of the four Office Properties located in the El Segundo submarket, the El Segundo Office Properties have had higher occupancy and tenant retention than other properties within this submarket and have achieved higher rental rates. The vacancy rate of Class A office buildings in the El Segundo submarket was approximately 19.8% as of September 30, 1996 as compared to approximately 7.0% for the Company's El Segundo Office Properties as a whole as of September 30, 1996. The average asking annual rental rate in the El Segundo submarket as of September 30, 1996 was approximately $22.00 per square foot for Class A office buildings compared to an average asking annual rental rate of $24.00 per square foot for the Company's El Segundo Office Properties as of September 30, 1996. No new office buildings are under construction and, to the Company's knowledge, no new construction is presently projected in the near future in the El Segundo submarket. The following tables show the comparative vacancy rates of Class A office space in the El Segundo submarket and Kilroy LAX, and the comparative mean asking rents of Class A office space in the El Segundo submarket and Kilroy LAX, respectively.

                       HISTORICAL CLASS A OFFICE VACANCY
                  KILROY PROPERTIES VERSUS EL SEGUNDO CLASS A
                  1990-1996 (1996 FIGURES AS OF SEPTEMBER 30)

                             [CHART APPEARS HERE]

                 Year      Kilroy Properties     El Segundo Class A
                 1990           8.0%                     8.3%
                 1991           6.9%                     4.4%
                 1992           6.8%                     8.5%
                 1993           5.5%                     5.5%
                 1994           4.3%                    19.5%
                 1995           4.3%                    10.8%
                 1996           7.2%                    19.8%

                        HISTORICAL CLASS A OFFICE RENTS
                  KILROY PROPERTIES VERSUS EL SEGUNDO CLASS A
                  1990-1996 (1996 FIGURES AS OF SEPTEMBER 30)

                             [CHART APPEARS HERE]

                          Kilroy Properties      El Segundo Class A
                          Mean Asking Rents       Mean Asking Rents
                 1990          $23.30                  $22.30
                 1991          $23.85                  $22.65
                 1992          $23.91                  $22.55
                 1993          $23.70                  $21.30
                 1994          $23.40                  $21.80
                 1995          $23.40                  $21.10
                 1996          $23.40                  $22.00

  Through September 30, 1996, net absorption of Class A office space in the El Segundo submarket was a negative 357,000 square feet, principally the result of the 500,000 net rentable square feet of office space owned by an unaffiliated third-party located at 200 North Sepulveda Boulevard and vacated by Hughes Electronics early in 1996. During the same period, Hughes Space & Communications extended leases for office space located at Kilroy LAX covering over 107,000 net rentable square feet. Local brokers indicate that the office space located at 200 North Sepulveda Boulevard is among the lower quality Class A buildings in the El Segundo submarket and is not conducive to most tenants seeking a better quality Class A product as offered at Kilroy LAX. During the year ended 1996, rents at Kilroy LAX remained relatively unaffected by the addition of the lower quality space to the vacant inventory.

  Management believes that the submarket's expanding economy, the availability of large blocks of office space and lower rental rates than those offered in the nearby West Los Angeles office submarket should apply some short-term upward pressure on rents for quality Class A office space by as much as 5.0% within the next year. Rental rates at lower quality (non-Class A) buildings are expected to be flat until vacancies drop to a level of at least 15%.

  Long Beach Airport Area Office Submarket. Upon consummation of the Offering and the Formation Transactions, the Company will own five Office Properties at Kilroy Long Beach Phases I and II which represent approximately 42% of the total rentable square feet of all Class A office properties located in the Long Beach Airport area submarket.

  The Long Beach Airport area submarket is strategically located near the border of Los Angeles and Orange Counties, adjacent to the I-405 Freeway and is in close proximity to several other freeways which serve the area. The submarket is also near the Long Beach Airport which, through AmericaWest Airlines, provides commercial airline access to all regions of the country. The Long Beach Airport area submarket provides tenants with the ability to draw a workforce from and to provide services to clients in both Los Angeles and Orange Counties, making it an ideal location for companies operating in both counties to consolidate their operations to a convenient single location. In addition, portions of the submarket, including the Properties located at Kilroy Airport Center Long Beach, are located within a favorable tax zone which permits qualifying tenants to receive a variety of tax credits and deductions not available in neighboring submarkets. The submarket also offers tenants a secure environment within a first class office park with the potential for substantial expansion, whereas the Long Beach central business district submarket is hampered by traffic congestion and limited opportunities for tenant expansion.

  As of September 30, 1996, the vacancy rate of Class A office buildings in the Long Beach Airport area submarket was approximately 16.6% as compared to approximately 8.6% for the Company's Long Beach Office Properties. For the year ended December 31, 1996, the submarket experienced net absorption of approximately 20,000 rentable square feet of office space, as compared to approximately 458,000 rentable square feet for the year ended December 31, 1995, of which 275,000 rentable square feet was attributable to two leases entered into by McDonnell Douglas at the Long Beach Airport Business Park. As of December 31, 1996 and 1995, the mean asking annual rental rate in the Long Beach Airport area submarket was approximately $22.00 and $24.40, respectively, per rentable square foot for Class A office buildings compared to the mean asking annual rental rate at Kilroy Long Beach of $24.00 and $24.30, respectively, per rentable square foot.

  The decrease in the submarket's vacancy rate, the indications of improvement in the submarket's aerospace industry and the present difficulty in locating large blocks of contiguous space should apply some short-term upward pressure on rents for Class A office space within the next two years. Available space for technology companies is particularly difficult to find and buildings which offer current telephone communication capabilities and electrical support are more likely to benefit earlier.

  Thousand Oaks Submarket. Upon consummation of the Offering and the Formation Transactions, the Company will own a stand-alone three-story office building located in Thousand Oaks, California. The City of Thousand Oaks has approximately 112,600 residents, and is located 40 miles northwest of Los Angeles in

Ventura County, which is located along the coast immediately north of Los Angeles County. As of December 31, 1995, Ventura County had a population of approximately 720,000 persons. The County is home to companies in various industries including high technology, pharmaceuticals and finance. As of December 31, 1996, the vacancy rate of office space in the Ventura County office submarket was approximately 13.6%. During the years ended December 31, 1996 and 1995, there was net absorption in the Ventura County office submarket of approximately 79,000 and 157,000 rentable square feet of office space, respectively. The average annual effective gross rent for office space in the Ventura County office submarket as of December 31, 1996 was $17.76 per square foot, an increase of 17.5% over 1995.

 Industrial Submarkets.

  As of December 31, 1996, available industrial space in the Southern California Area totaled approximately 1.2 billion square feet. Vacancy rates in the industrial space market in the Southern California Area have declined from a high of approximately 13.8% in 1992 to approximately 7.6% at December 31, 1996. At September 30, 1996, the vacancy rate for the Industrial Properties was approximately 6.3%. The following table shows the U.S. and Southern California Area industrial vacancy rates for the period from 1991 through 1996.

                       INDUSTRIAL MARKET VACANCY TRENDS
                     U.S. AND THE SOUTHERN CALIFORNIA AREA
                                   1991-1996

                             [CHART APPEARS HERE]

                             1991     1992     1993     1994    1995    1996
U.S.                         7.9%     8.7%     8.3%     7.4%    6.9%    7.7%
Southern California Area    13.0%    13.8%    13.5%    12.6%    9.2%    7.6%

  Much of the existing space on the market in the Southern California Area is considered to be functionally obsolete due to its age, services, and/or configuration. As a result, the Southern California Area inventory for industrial space is beginning to experience a modest growth in new construction primarily of build-to-suit. In addition, speculative construction also grew modestly in 1996 with approximately 7.0 million square feet of new construction representing approximately 0.6% of the region's inventory. However, this amount still is relatively modest when compared to 1989 levels when new construction for the year reached approximately 34.0 million square feet, and the existing building inventory was approximately 1.0 billion square feet.

  El Segundo Industrial Submarket. The Company owns four Industrial Properties located in the City of El Segundo, which contain an aggregate of approximately 390,000 rentable square feet. The El Segundo industrial submarket is part of the South Bay industrial market which includes the cities of Torrance, Carson and Long Beach. At September 30, 1996, the Company's El Segundo Industrial Properties were 98.1% leased to three tenants. At December 31, 1996, the South Bay industrial market contained approximately 185 million rentable square feet of industrial space, with a vacancy rate of approximately 8.0%.

  Orange County Industrial Submarket. Upon consummation of the Offering, the Company will own seven Industrial Properties in Orange County, five of which are in the City of Anaheim and two of which are in the City of Garden Grove. The seven Industrial Properties located in Orange County contain an aggregate of approximately 816,877 rentable square feet. At September 30, 1996, the Company's Orange County Industrial Properties were 90.5% leased to 14 tenants. At December 31, 1996, the Orange County industrial submarket contained approximately 207 million rentable square feet, with a vacancy rate of approximately 8.8%. The low current vacancy rate in the Southern California industrial submarket as a whole is likely to put upward pressure on rents for Southern California Class A buildings during 1996, with increases by as much as 9% by the end of 1997.

SEATTLE MARKET

  As of 1995, the population of the Seattle metropolitan statistical area ("Seattle MSA") was 2.2 million making it the 21st largest in the country. The median per capita personal income in 1995 for the Seattle MSA was $28,329, which is 22% above the national level.

  The Seattle MSA has the 15th largest employment level in the nation. Since 1985, employment has grown at an average annual rate of 3.2%. Industries concentrated in Seattle include aircraft manufacturing, aircraft parts, computer and data processing and healthcare. The largest employers in the greater Seattle area are Boeing Co., The University of Washington, Safeway Inc., Microsoft Corp. and Group Health Cooperative of Puget Sound.

  As of December 31, 1992, the vacancy rate for office space in the Seattle MSA was 13.2%. Since then, this rate has steadily declined to a level of 12% as of December 31, 1994 and 9.1% as of June 30, 1996. The Seattle MSA's aggregate office space of 51.3 million square feet made it the 14th largest in the nation and, as of June 30, 1996, it contained 35.2 million square feet of Class A office space with a vacancy rate of 8.7%. Over the last three years only 581,000 square feet of office space has been added to the Seattle MSA.

EXCLUDED PROPERTIES

  The Company will hold options to acquire (i) parcels comprising an aggregate of approximately 18 acres located at Calabasas Park Centre, in Calabasas, California and (ii) a three-building office complex located on North Sepulveda Boulevard in El Segundo, California at the respective purchase price for each of the properties as discussed below. The office complex was developed and has been leased and managed by the Kilroy Group and each option property is currently owned by a partnership beneficially owned and controlled by John B. Kilroy, Sr. and John B. Kilroy, Jr. The option for Calabasas Park Centre is exercisable on or before the first anniversary of the Offering. The option for the office complex located on North Sepulveda Boulevard in El Segundo is exercisable on or before the seventh anniversary of the consummation of the Offering. The purchase price for each of the properties will be payable in cash, provided, however, that if the option for the office complex in El Segundo is exercised after the first anniversary of the consummation of the Offering, the purchase price will be payable in cash or Units at the election of the seller. The Company intends to account for acquisitions of Excluded Properties, if any, using the purchase accounting method.

  In the event that the owner of a property receives an offer from a third party for the master lease or purchase of such property, such owner may give notice to the Company, which notice shall include the proposed purchase price, leasing terms and/or other economic terms of the proposed transfer or lease of such property. The Company shall then have 60 days to give notice of its election to acquire or lease such property at the lower of the applicable option price or the proposed purchase price or lease terms. In the event that the Company does not give such notice, the option to acquire such property shall be suspended and the owner may proceed with the sale or lease of such parcel pursuant to the terms of such offer, provided that the economic terms may be up to 5% below that described in such notice; provided, however, that with respect to any sale of the approximately 18 acres located at Calabasas Park Centre discussed below, the Company shall have the right to acquire at the option price the owners' rights and related monetary obligations under the respective sales agreement. In the event the owners of such property (i) have not entered into a letter of intent for the sale or lease of such property within 180 days following the notice to the Company referenced above, or (ii) have not completed the sale of the respective property within 270 days following such notice, then the Company's option with respect to such property shall be reinstated, up to the expiration date of the option. The Company's options shall be subject to any arrangements entered into by the Kilroy Group in connection with any financing, recapitalization or leasing of the properties including, without limitation, any rights of the lender(s) with respect to such properties with respect to a transfer pursuant to the applicable option. In addition, the office complex will be managed by the Operating Partnership pursuant to a management agreement on market terms.

  Calabasas Park Centre. Kilroy Calabasas Associates, a limited partnership, beneficially owned 49.0% by John B. Kilroy, Sr. and 51.0% by John B. Kilroy, Jr., and controlled by both of them, owns Calabasas Park Centre, an approximately 66-acre site (representing approximately 45 developable acres net of acreage required for streets and contractually required open areas) in the City of Calabasas located immediately west of the San Fernando Valley, which is presently entitled for over one million rentable square feet of office, retail and hotel development, and for which future entitlements are expected to include residential development. The property has substantially all significant infrastructure improvements in place. Kilroy Calabasas Associates is actively marketing for sale various parcels totaling approximately 27 acres for neighborhood retail, hotel and residential development, of which approximately 1.7 acres is proposed to be dedicated to the City of Calabasas for civic use. Because these 27 acres are not planned for development for office or industrial use, management believes that such parcels are not appropriate for inclusion in the Company's portfolio. Kilroy Calabasas Associates has received offers with respect to certain parcels and is pursuing such offers in the ordinary course of business, although there is no assurance that any such transactions will be completed in the near term. John B. Kilroy, Sr. and John B. Kilroy, Jr. each expect to spend an immaterial amount of time in connection with any entitlement, marketing and sales of parcels of Calabasas Park Centre. The remaining approximately 18 acres for which the Company has been granted an option is entitled for over 500,000 rentable square feet for office, hotel and limited retail use. Because of the uncertainty that such 18 acres will be used primarily as office space, this property is not appropriate for inclusion in the Company's portfolio at this time. In addition, both John B. Kilroy, Sr. and John B. Kilroy, Jr. have agreed not to sell any of the parcels at Calabasas Park Centre to a real estate investment trust with an existing portfolio of office or industrial properties unless first offered to the Company on the same economic terms. See "Policies with Respect to Certain Activities--Conflicts of Interest Policies-- Noncompetition Agreements."

  Pursuant to the terms of the applicable option agreement, the purchase price for the parcels located at Calabasas Park Centre will be equal to the total accumulated costs, as of the date such option is exercised, in connection with acquisition of rights with respect to, and the entitlement and development of such property, including, without limitation, property taxes, predevelopment and entitlement costs and fees, and related bond financing costs.

  North Sepulveda Boulevard, El Segundo. The Kilroy Group developed and operates a three-building office complex located on an over 3.5-acre parcel in El Segundo, California, adjacent to LAX. The complex is comprised of an 11-story office building (constructed in 1972), an eight-story office building (constructed in 1962) and a seven-level parking structure with retail space on the ground floor (constructed in 1972), encompassing an aggregate of approximately 360,000 rentable square feet of office space and approximately 5,600 rentable square feet of retail space. The properties have convenient access to LAX and the I-105 Freeway. As of September 30, 1996, the office space was 100% leased to Hughes Space & Communications (of which approximately 60% is occupied) at an average annual triple net base rent per net rentable square foot of $21.06, subject to a lease scheduled to expire on February 28, 1998. Management believes that in light of the near-term expiration of the current lease and the uncertainty of whether the current rental rate will approximate market rental rates at the time of expiration, this office complex is not appropriate for inclusion in the Company's portfolio at this time. The property is owned by Kilroy Airport Imperial Co., a limited partnership, beneficially owned by John B. Kilroy, Sr. and by John B. Kilroy, Jr. (who have an approximately 65.1% interest and an 18.2% interest, respectively), and controlled by both of them. In addition, each of Patrice Bouzaid, Susan Hahn, Anne McCahon and Dana Pantuso, the daughters of John B. Kilroy, Sr., have an approximately 4.2% interest in the limited partnership. Each of Messrs. Kilroy expects to spend an immaterial amount of time in connection with the management of the property.

  As of September 30, 1996, the office complex was encumbered by a first mortgage loan having an outstanding principal balance of approximately $61.4 million. The loan bears interest at a rate of 9.63% per year and is scheduled to mature on February 1, 2005. This property is also encumbered by a second mortgage loan having an outstanding principal balance as of September 30, 1996 of $3.4 million. This loan bears interest at a rate of 9.75% per year and is scheduled to mature on February 28, 1998.

  Pursuant to the terms of the applicable Option Agreement, the purchase price for the North Sepulveda Boulevard properties is equal to the sum of (i) the then outstanding mortgage indebtedness secured by the respective properties, plus (ii) $1, plus (iii) the aggregate amount of capital contributed by the beneficial owners of the property, net of actual cash distributions distributed in respect of such beneficial owners, during the period beginning on the date of the consummation of the Offering and ending on the date of exercise of the option, plus (iv) an annualized return of 8.0% on the amount in excess of $5.0 million, if any, as determined pursuant to clause (iii) preceding. The Company's option to purchase the North Sepulveda Boulevard properties is subject to a right of first offer held by Hughes Space & Communications.

  Other Excluded Properties. In addition to the properties described above, the Company will not acquire the following properties, each of which is owned and controlled by John B. Kilroy, Sr. and John B. Kilroy, Jr.: (i) an approximately three-acre undeveloped parcel located in Tampa, Florida, which management believes is not appropriate for inclusion in the Company's portfolio because of the long-term uncertainty of demand for office and industrial property in the local market; and (ii) an approximately one-half-acre parcel located in Santa Ana, California which management believes is not appropriate for inclusion in the Company's portfolio because the parcel is subject to an easement for railroad use, making the property undesirable for development for office or industrial use. Each of John B. Kilroy, Sr. and John
B. Kilroy, Jr. will spend an immaterial amount of time managing these properties.

INSURANCE

  Management believes that the Properties are covered by adequate comprehensive liability, rental loss, and all-risk insurance, provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. There are, however, certain types of losses which may be either uninsurable or not economically insurable, such as losses due to floods, riots or acts of war. Should an uninsured loss occur, the Company could lose both its invested capital in and anticipated profits from the property.

UNINSURED LOSSES FROM SEISMIC ACTIVITY

  The Properties are located in areas that are subject to seismic activity. Although the Company expects to have earthquake insurance on certain of the Properties, should any Property sustain damage as a result of an earthquake, or should losses exceed the amount of such coverage, the Company may incur uninsured losses or losses due to deductibles or co-payments on insured losses.

  All of the Properties were reviewed by an independent engineering consultant. Each of the Office Properties located at Kilroy LAX, Kilroy Long Beach and the SeaTac Office Center was reviewed as part of the respective office complex ("Office Complex") in which each is located and the following data summarizes the findings with respect to each Office Complex taken as a whole. The review of each of the Properties and Office Complexes included a review of the probable loss associated with certain seismic activity for the "as-is" building shell construction. The estimated property damage loss associated with building shell construction and related business interruption for the Office Complexes and each of the other Properties was estimated based upon site-specific seismic ground motion intensities expected to occur at least once during 50-year and 200-year time periods. For 50-year seismic ground motion intensity, these property damage loss evaluations indicate that none of the Office Complexes would be expected to incur property damage losses in excess of approximately 10% of their respective estimated replacement cost value ("RCV") and only two of the Industrial Properties would be expected to incur property damage losses in excess of approximately 10% of the RCV. The two Industrial Properties, located at 12691 Pala Drive, Garden Grove, California and 1230 South Lewis Street, Anaheim, California, are expected to incur 50-year property damage losses of approximately 13% and approximately 14%, respectively, of their RCVs. For seismic ground motion intensities expected to occur at least once in a 200-year period, these property damage loss evaluations indicate that only one of the Office Properties (including the Office Complexes) would be expected to incur property damage losses in excess of approximately 21% of its RCV. Specifically, the Office Property located at 185 South Douglas Street, El Segundo, California is expected to incur a 200-year property damage loss of approximately 40% of its estimated RCV. With respect to the Industrial Properties, only four would be expected to incur 200-year property damage losses in excess of 25% of their respective RCVs. Specifically, Industrial Properties located at 12691 Pala Drive, Garden Grove, California; 1230 South Lewis Street, Anaheim, California; 2260 E. El Segundo Boulevard, El Segundo, California; and 2270 E. El Segundo Boulevard, El Segundo, California, each would be expected to experience property damage losses of approximately 40% of its respective estimated RCV during a 200-year seismic disturbance.

  The Company has insurance for loss in the event of damage to the Properties from earthquake activity, which consists of primary loss insurance of $1.0 million and $10.0 million supplemental coverage for losses in excess of $11.0 million. Both the primary loss and supplemental coverage are subject to deductibles equal to 25% of the insurable values for each location per occurrence and, for the primary coverage, a minimum deductible of $250,000 (to the extent that such amount is greater than 25% of the insurable values at such location) for each location per occurrence. The Company's earthquake insurance might not be sufficient for replacement.

GOVERNMENT REGULATIONS

  Many laws and governmental regulations are applicable to the Properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently.

  Costs of Compliance with Americans with Disabilities Act. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation, effective beginning in 1992, are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA might require removal of structural barriers to handicapped access in certain public areas where such removal is "readily achievable." Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. The impact of application of the ADA to the Company's properties, including the extent and timing of required renovations, is uncertain. If required changes involve a greater amount of expenditures than the Company currently anticipates or if the changes must be made on a more accelerated schedule than the Company currently anticipates, the Company's ability to make expected distributions to stockholders could be adversely affected.

  Environmental Matters. Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment, an owner or operator of real estate may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. These laws often impose liability without regard to whether the owner was responsible for, or even knew of, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial and, the presence of such substances may adversely affect the owner's ability to rent or sell the property or to borrow using such property as collateral. In addition, the presence of such substances may expose it to liability resulting from any release or exposure of such substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances at another location may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental penalties and injuries to persons and property.

  The Company believes that the Properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its present properties.

  All of the Properties were subject to Phase I or similar environmental assessments by independent environmental consultants in connection with the formation of the Company. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. In connection with the preparation of the Phase I environmental survey with respect to Kilroy Long Beach Phase I, interviews of certain individuals formerly employed at the site documented in a historical site assessment survey revealed the site's possible prior use as a Nike missile storage facility. Further investigation performed by the Company's environmental consultants and by the Company did not reveal any additional information with respect to such use of the site. The Company's investigation included whether the site might have been used previously for the storage of missiles containing nuclear warheads, and did not reveal any facts that would indicate that the prior use of the site would result in a material risk of environmental liability. Consequently, the Company does not believe that this site constitutes a risk of a liability that would have a material adverse effect on the Company's financial condition or results of operations taken as a whole. In connection with the preparation of the Phase I environmental survey with respect to the Industrial Property located at 12752-12822 Monarch Street, soil sampling revealed trace elements of contamination with cleaning solvents. However, based on the level of contamination noted in the environmental survey, management does not believe that such contamination will have a material adverse effect on the Company's financial condition or results of operations, taken as a whole. None of the Company's environmental assessments of the other Properties has revealed any environmental liability that the Company believes would have a material adverse effect on the Company's financial condition or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nonetheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds the Company's budgets for such items, the Company's ability to make expected distributions to stockholders could be adversely affected.

  Other Regulations. The Properties are also subject to various federal, state and local regulatory requirements such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The

Company believes that the Properties are currently in material compliance with all such regulatory requirements. However, the requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's Funds from Operations and expected distributions.

  The City of Los Angeles has enacted certain regulations relating to the repair of welded steel moment frame buildings located in certain areas damaged as a result of the Northridge Earthquake. As currently enacted, such regulations do not apply to the Properties. There can be no assurance, however, that similar regulations will not be adopted by other cities in which the Properties are located or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have a material adverse effect on the Company's Funds from Operations and cash available for distribution.

  Except as described in this Prospectus, there are no other laws or regulations which have a material effect on the Company's operations, other than typical state and local laws affecting the development and operation of real property, such as zoning laws. See "Risk Factors--Government Regulations," "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws," "Partnership Agreement of Operating Partnership," "Federal Income Tax Consequences" and "ERISA Considerations."

MANAGEMENT AND EMPLOYEES

  The Operating Partnership has been structured as the entity through which the Company will conduct substantially all of its operations. The Services Company has been structured as an entity through which the Company will conduct substantially all of its development activities and related operations. The Company generally has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, but not of the Services Company.

  The Company (primarily through the Operating Partnership and the Services Company) initially will employ approximately 47 persons. The Company, the Operating Partnership and the Services Company will employ substantially all of the professional employees of KI that are currently engaged in asset management and administration. The Operating Partnership will employ approximately 18 on-site building employees who currently provide services for the Properties. The Company, the Operating Partnership and the Services Company believe that relations with their employees are good.

LEGAL PROCEEDINGS

  Neither the Company nor any of the Properties is subject to any material litigation nor, to the Company's knowledge, is any material litigation threatened against any of them, other than routine litigation arising in the ordinary course of business, which is expected to be covered by liability insurance. In May 1994, KI permitted an uncontested foreclosure by the Bank of America on a five-story office building located in El Segundo, California as part of an overall renegotiation of KI's loans and lines of credit. In July 1993, KI sold Kilroy Long Beach Phase I to the mortgagee thereof, at a purchase price slightly in excess of the outstanding balance of such mortgage. KI continued to lease and manage such facility after such sale. In December 1994, the owner of Hidden River Corporate Park located in Tampa, Florida permitted the uncontested foreclosure of the deeds of trust and certain other property pledged as collateral to secure certain development loans related to such property. KI developed the property, an approximately 210-acre office park, and at the time of the foreclosure John B. Kilroy, Sr. and John B. Kilroy, Jr. were limited partners in the company which owned the property.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

  The Company's policies with respect to the following activities have been determined by the Board of Directors of the Company and may be amended or revised from time to time at the discretion of the Board of Directors, without a vote of the stockholders of the Company, if they determine in the future that such a change is in the best interests of the Company and its stockholders.

INVESTMENT POLICIES

  Investment in Real Estate or Interests in Real Estate. The Company will conduct all its investment activities through the purchase of interests in the Operating Partnership until all Units have been redeemed or exchanged for shares of Common Stock and the Operating Partnership ceases to exist. During such period, the proceeds of all equity capital raised by the Company will be contributed to the Operating Partnership in exchange for Units in the Operating Partnership. The investment objectives of the Company are to achieve stable cash flow available for distributions and, over time, to increase cash flow and portfolio value by actively managing the Properties, developing properties, acquiring additional properties that, either as acquired or after value-added activities by the Company (such as improved management and leasing services and renovations), will produce additional cash flows and by extending its management, development and leasing business with third-parties. The Company's policy is to develop and acquire properties primarily for generation of current income and appreciation of long-term value.

  The Company expects to pursue its investment objectives primarily through the ownership of quality office, industrial and retail properties. The Properties will initially consist of 14 Office Properties and 12 Industrial Properties. The Company currently contemplates developing and acquiring additional office buildings and industrial buildings primarily in Southern California, although future investments could be made outside of such area or in different property categories if the Board of Directors determines that such acquisitions and developments would be desirable. The Company will not have any limit on the amount or percentage of its assets invested in any single property or group of related properties. The Board of Directors may establish limitations as it deems appropriate from time to time. No limitations have been set on the number of properties in which the Company will seek to invest or on the concentration of investments in any one geographic region.

  The Company may develop, purchase or lease income-producing properties for long-term investment and expand, improve or sell its properties, in whole or in part, when circumstances warrant. The Company may also participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments by the Company may be subject to existing or future mortgage financing and other indebtedness which will have priority over the equity interests of the Company.

  As the sole general partner of the Operating Partnership, the Company will also determine the investment policies of the Operating Partnership. Under the Partnership Agreement, all future investments must be made through the Operating Partnership. See "Partnership Agreement of the Operating Partnership--Management."

  Investments in Real Estate Mortgages. While the Company will emphasize equity real estate investments, the Company may, in its discretion, invest in mortgages and other real estate interests consistent with the Company's qualification as a REIT. The Company has not previously invested in mortgages and does not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if the Company concludes that it may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participations. Investments in real estate mortgages run the risk that one or more borrowers may default under such mortgages and that the collateral securing such mortgages may not be sufficient to enable the Company to recoup its full investment.

  Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the percentage of ownership limitations and gross income tests necessary for the Company to qualify and maintain its status as a REIT, the Company may invest in securities of other entities engaged in real estate activities or securities of other issuers. See "Federal Income Tax Considerations--Taxation of the Company." Except for its investment in the Services Company, the Company does not currently intend to invest in the securities of other issuers except in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties) and in connection with the acquisition of substantially all of the economic interest in a real estate-related operating business where such investments would be consistent with the Company's investment policies. Investment in these securities is also subject to the Company's policy not to be treated as an investment company under the Investment Company Act of 1940. The risks of investing in real estate-related operating businesses include the risk that contracts with third parties may be terminated by such third parties, not renewed upon expiration or renewed on less favorable terms, and the risk that fee income will decrease as a result of a decline in general real estate market conditions.

DISPOSITIONS

  The Company has no current intention to cause the disposition of any of the Properties, although it reserves the right to do so if the Board of Directors determines that such action would be in the best interests of the Company. The disposition of the Office Property located at 2260 E. Imperial Highway at Kilroy LAX in El Segundo is subject to the approval of limited partners of the Operating Partnership. See "Partnership Agreement of the Operating Partnership--Certain Limited Partner Approval Rights."

FINANCING

  The Company has established its debt policy relative to the market capitalization of the Company rather than to the book value of its assets, a ratio that is frequently employed. Upon completion of the Offering and the Formation Transactions, the debt to total market capitalization ratio (i.e., the total consolidated debt of the Company as a percentage of the market value of the issued and outstanding shares of Common Stock and Units plus total consolidated debt) of the Company will be approximately 21.5%. This ratio will fluctuate with changes in the price of the Common Stock (and the issuance of additional shares of Common Stock) and differs from the debt-to-book capitalization ratio, which is based upon book value. As the debt-to-book capitalization ratio may not reflect the current income potential of a company's assets and operations, the Company believes that debt-to-total market capitalization ratio provides a more appropriate indication of leverage for a company whose assets are primarily income-producing real estate. The total market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. Although the Company will consider factors other than total market capitalization in making decisions regarding the incurrence of indebtedness (such as the purchase price of properties to be acquired with debt financing, the estimated market value of such properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service), there can be no assurance that the ratio of indebtedness to total market capitalization (or to any other measure of asset value) will be consistent with the expected level of distributions to the Company's stockholders.

  The Board of Directors has adopted a policy of limiting the Company's indebtedness to approximately 50% of its total market capitalization, but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, that the Company may incur. In addition, the Company may from time to time modify its debt policy in light of then current economic conditions, relative costs of debt and equity capital, market values of its properties, general conditions in the market for debt and equity securities, fluctuations in the market price of its Common Stock, growth and acquisition opportunities, the Company's continued REIT qualification requirements and other presently unknown factors which may arise in the future which, in the judgment of the Board of Directors, require a revision in such policy. Accordingly, the Company may increase or decrease its debt to market capitalization ratio beyond the limits described above.

  To the extent that the Board of Directors decides to obtain additional capital, the Company may raise such capital through additional equity offerings (including offerings of senior or convertible securities and preferred stock), sales of investments, bank and other institutional borrowings, the issuance of debt securities (which may be convertible into or exchangeable for shares of Common Stock or be accompanied by warrants to purchase shares of Common Stock) or retention of cash flow (subject to provisions in the Code concerning taxability of undistributed REIT income), or a combination of these methods. In the event that the Board of Directors determines to raise additional equity capital, the Board has the authority, without stockholder approval, to issue additional shares of Common Stock or other capital stock (including securities senior to the Common Stock) of the Company in any manner, and on such terms and for such consideration, it deems appropriate, including in exchange for property. Existing stockholders would have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a stockholder's investment in the Company. As long as the Operating Partnership is in existence, the net proceeds of the sale of Common Stock by the Company will be contributed to the Operating Partnership as a contribution to capital in exchange for a number of Units in the Operating Partnership equal to the number of shares of Common Stock sold by the Company. The Company presently anticipates that any additional borrowings would be made by the Operating Partnership, although the Company might incur indebtedness, the proceeds of which would be re-loaned to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. See "Partnership Agreement of the Operating Partnership--Capital Contribution."

  Borrowings may be unsecured or may be secured by any or all of the assets of the Company, the Operating Partnership or any existing or new property-owning partnership and may have full or limited recourse to all or any portion of the assets of the Company, the Operating Partnership or any existing or new property-owning partnership. Indebtedness incurred by the Company may be in the form of bank borrowings, purchase money obligations to the sellers of the properties, publicly or privately placed debt instruments or financing from institutional investors or other lenders. There are no limits on the number or amount of mortgages or interests which may be placed on any one property. In addition, such indebtedness may be recourse to all or any part of the property of the Company or may be limited to the particular property for which the indebtedness relates. The proceeds from any borrowings by the Company may be used for working capital, to refinance existing indebtedness, to finance the acquisition, expansion or development of properties and for the payment of distributions.

  The Board of Directors also has the authority to cause the Operating Partnership to issue additional Units in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. See "Partnership Agreement of the Operating Partnership--Issuance of Additional Units."

  In the future, the Company may seek to extend, expand, reduce or renew the Mortgage Loans, the proposed Credit Facility, or obtain new credit facilities or lines of credit, subject to its general policy of debt capitalization. Future mortgage loans, credit facilities and lines of credit may be used for the purpose of making acquisitions or capital improvements, providing working capital or meeting the taxable income distribution requirements for REITs under the Code if the Company has taxable income without receipt of cash sufficient to enable the Company to meet such distribution requirements.

WORKING CAPITAL RESERVES

  The Company will maintain working capital reserves (and when not sufficient, access to borrowings) in amounts that the Board of Directors determines from time to time to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments.

CONFLICT OF INTEREST POLICIES

  Directors and officers of the Company may be subject to certain conflicts of interests in fulfilling their responsibilities to the Company. The Company has adopted certain policies designed to minimize potential conflicts of interest.

  Terms of Transfers. The terms of the transfers of the Properties to the Operating Partnership by the Continuing Investors, and the terms of each of the option agreements relating to the Excluded Properties, were not determined through arm's-length negotiation. Partners and affiliates of the Kilroy Group who are directors and officers of the Company had a substantial economic interest in the entities transferring the Properties and granting the options. Consequently, such directors and officers may be subject to a conflict of interest with respect to their obligations as management of the Company to enforce the terms of the agreements relating to such transfers, including the indemnification provisions thereof. However, the Independent Directors must approve any transactions between the Company and members of the Kilroy Group including the enforcement of the terms of the transfers. See "Risk Factors--Conflicts of Interests" and "Management."

  Sale or Refinancing of Properties. The sale of certain of the Properties may cause adverse tax consequences to members of the Kilroy Group, as compared to the effects on the Company. In addition, a significant reduction in debt encumbering such Properties could cause adverse tax consequences to the members of the Kilroy Group, as compared to the effects on the holders of Units or shares of Common Stock. As a result, certain officers and directors who are members of the Kilroy Group might not favor such a sale of the Properties or a significant reduction in debt even though such sale or debt reduction could be beneficial to the Company. The decision as to whether to proceed with any such sale or debt reduction would be made by the Board of Directors, subject to the obligation of the Operating Partnership to use its commercially reasonable efforts to cooperate with the limited partners to minimize any taxes payable in connection with any repayment, refinancing, replacement or restructuring of indebtedness, or any sale, exchange or any other disposition of assets, of the Operating Partnership. In addition, the Partnership Agreement provides that if the limited partners own at least 5% of the outstanding Units (including Units held by the Company), the Company shall not, on behalf of the Operating Partnership, prior to the seventh anniversary of the consummation of the Offering, sell the Office Property located at 2260
E. Imperial Highway, at Kilroy LAX, other than incident to a merger or sale of substantially all of the Company's assets. See "Partnership Agreement of the Operating Partnership--Transferability of Interests" and "--Certain Limited Partner Approval Rights."

  Noncompetition Agreements. John B. Kilroy, Sr. has agreed, during the term of his service as a member of the Company's Board of Directors, not to conduct property development, acquisition or management activities with respect to office and industrial property in greater Southern California or in any other market in which the Company owns, develops or manages property. John B. Kilroy, Sr. will not be restricted, however, from continuing to own, manage and lease certain other existing real estate investments owned by him including, without limitation, certain properties described under "Business and Properties--Excluded Properties."

  John B. Kilroy, Jr. has agreed, during the term of his employment agreement and for one year thereafter (unless terminated by the Company without "cause" or he terminates his employment for "good reason" or following a "change of control," as such terms are defined in his employment agreement), and for so long as he is a member of the Company's Board of Directors, not to conduct property development, acquisition, sale or management activities in any market. Notwithstanding the foregoing, John B. Kilroy, Jr. will not be restricted from continuing to own, manage, lease, transfer and exchange certain existing real estate investments owned by him described under the caption "Business and Properties--Excluded Properties" or owning interests in real property not competitive with the Company. See "Management--Employment Agreements."

  In addition, with respect to the property located at Calabasas Park Centre, each of Mr. John B. Kilroy, Sr. and Mr. John B. Kilroy, Jr. has agreed to be limited solely to activities related to the marketing, entitlement and sale of such properties. Such properties are being actively marketed for sale and are expected to be sold in the ordinary course of business. Mr. John B. Kilroy, Sr. and Mr. John B. Kilroy, Jr. each will spend an immaterial amount of time in connection with the sale of such properties. In addition, each has agreed not to sell such properties located at Calabasas Park Centre to a real estate investment trust with an existing portfolio of office or industrial properties unless first offered to the Company on the same economic terms.

  License Agreement. The Continuing Investors who are members of the Kilroy family will enter into a license agreement (the "License Agreement") pursuant to which such Continuing Investors will grant to the Company the nonexclusive right to use the Kilroy name in connection with the acquisition, development, leasing and management of commercial properties. Pursuant to the terms of the License Agreement, each of the Continuing Investors will retain the right to use the Kilroy name for commercial endeavors, including in connection with real estate transactions. Such activities will be subject to the limitations set forth in the agreements described under the caption "--Noncompetition Agreements."

  Policies Applicable to All Directors. Under the Company's Articles of Incorporation and Maryland law, a contract or transaction between the Company and any of its directors or between the Company and any other corporation, firm or other entity in which any of its directors is a director, officer, stockholder, member or partner or has a material financial interest is not void or voidable solely because of such interest if (i) the contract or transaction is approved, after disclosure of the interest, by the affirmative vote of a majority of the disinterested directors, or by the affirmative vote of a majority of the votes cast by disinterested stockholders, or (ii) the contract or transaction is established to have been fair and reasonable to the Company.

  The Company's Articles of Incorporation and Bylaws provide that a majority of the Company's Board of Directors must be Independent Directors. See "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws--Board of Directors."

OTHER POLICIES

  The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company does not intend (i) to invest in the securities of other issuers (other than the Operating Partnership and the Services Company) for the purpose of exercising control over such issuer, (ii) to underwrite securities of other issuers or
(iii) to trade actively in loans or other investments.

  The Company has authority to offer shares of Common Stock or other securities and to repurchase or otherwise reacquire shares of Common Stock or any other securities in the open market or otherwise and may engage in such activities in the future. The Company may, under certain circumstances, purchase shares of Common Stock in the open market, if such purchases are approved by the Board of Directors. The Board of Directors has no present intention of causing the Company to repurchase any of the shares of Common Stock, and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code and the Treasury Regulations. Although it may do so in the future, except in connection with the Formation Transactions, the Company has not issued Common Stock or any other securities in exchange for property, nor has it reacquired any of its Common Stock or any other securities. The Company expects to issue shares of Common Stock to holders of Units upon exercise of their exchange rights in the Partnership Agreement of the Operating Partnership. The Company has not made loans to other entities or persons, including its officers and directors. The Company may in the future make loans to joint ventures in which it participates in order to meet working capital needs. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than the Operating Partnership, nor has the Company invested in the securities of other issuers other than the Operating Partnership and the Services Company for the purposes of exercising control, and does not intend to do so.

  At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the Board of Directors of the Company determines that it is no longer in the best interests of the Company to qualify as a REIT and such determination is approved by the affirmative vote of holders owning at least two-thirds of the shares of the Company's capital stock outstanding and entitled to vote thereon.

                                 THE FINANCING

THE MORTGAGE LOANS

  The Company, on behalf of the Operating Partnership, has obtained written commitments for mortgage loans totaling $96.0 million (the "Mortgage Loans") from Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan & Co., the closing of which is a condition to the consummation of the Offering. The proceeds of the Mortgage Loans principally will be used to repay existing indebtedness on the Properties. The Mortgage Loans consist of the $84.0 Million Loan and the $12.0 million SeaTac Loan.

  The $84.0 Million Loan will require monthly principal and interest payments based on a fixed rate equal to the sum of the interest rate for U.S. Treasury Securities maturing 8 years from the date of the closing of the $84.0 Million Loan plus 1.75%, and will amortize over a 25-year period, maturing in 2005. The $84.0 Million Loan will be secured by cross-collateralized and cross-defaulted mortgages on certain of the Properties. The $84.0 Million Loan may not be repaid during the first four years of the loan term. Thereafter the loan may be repaid in whole or in part, subject to a prepayment premium. The $84.0 Million Loan will require reserves for current taxes and insurance, capital expenditures and tenant improvements and leasing commissions. Upon consummation of the Offering, an improvements and repairs reserve of approximately $1.2 million will be established, which reserve will be released upon completion of the improvements; a replacement reserve will be funded monthly at an annual rate of approximately $.20 per square foot of the collateral; and a reserve of approximately $888,000 will be established to make certain earthquake-related structural modifications. A tenant improvement and leasing commission reserve will commence in January 1998; the Company presently anticipates that the average balance of this reserve will be approximately $1.0 million in each of the first four years of the reserve. In addition, the $84.0 Million Loan will include customary representations and warranties and will require the borrower to comply with the following affirmative and negative covenants: limitations on the incurrence of additional indebtedness; limitations on advances to and investments in others (including the guaranty of any obligations of another person); limitations on the transfer or sale of assets including the collateral; limitations on merger and acquisition transactions; maintenance of minimum levels of insurance; maintenance of collateral; and other customary covenants. The Company anticipates that the $84.0 Million Loan will be incurred by a limited partnership which is wholly-owned by the Company and the Operating Partnership and which will be structured to be a "bankruptcy remote" financing vehicle. The Properties to be used as collateral for the $84.0 Million Loan will be transferred to that limited partnership. Subject to certain limited exceptions, the $84.0 Million Loan will be non-recourse to the Company.

  The SeaTac Loan will bear interest at a variable rate equal to the 30-day London interbank overnight rate ("LIBOR") plus 3.0%, and matures in July 1997. The SeaTac Loan will require monthly payments of interest. The SeaTac Loan will be secured by the ground leasehold interest in the SeaTac Office Center. Principal and interest under the SeaTac Loan will be full recourse to the Company. SeaTac's occupancy rate was approximately 42.1% at September 30, 1996. The Company excluded the SeaTac Office Center from the collateral pool for the $84.0 Million Loan to provide flexibility to incur additional debt secured by the SeaTac Office Center if the Company leases additional space at this Property. In connection with the $84.0 Million Loan, the Company will pay fees equal .50% of the total principal amount, or $420,000, and will reimburse the lender for its costs and expenses. In connection with the SeaTac Loan, the Company will pay fees equal to 1.5% of the total principal amount, or $180,000, and will reimburse the lender for its costs and expenses.

  The Mortgage Loans may, at the discretion of the lender, be included in a future securitized financing transaction.

THE CREDIT FACILITY

  The Company, on behalf of the Operating Partnership is currently negotiating with Morgan Guaranty Trust Company of New York, on behalf of the proposed lenders, a two-year, $100.0 million revolving credit facility (the "Credit Facility") which the Company and the Operating Partnership expect to enter into shortly after the

Offering. There can be no assurance that the Company and the Operating Partnership will enter into the Credit Facility. The Credit Facility is expected to be used primarily to finance acquisitions of additional properties. Payment of principal and interest is expected to be secured by certain Properties other than Properties securing the Mortgage Loans. In addition, borrowings under the Credit Facility are expected to be recourse obligations to the Operating Partnership and the Company.

  Availability under the Credit Facility would be subject to the value of the underlying collateral securing it. The Company expects that, initially, approximately $50.0 million of the total amount of the Credit Facility would be available to the Operating Partnership. The Operating Partnership's ability to borrow under the Credit Facility is expected to be subject to its compliance with the following covenants on an ongoing basis: a ratio of Net Operating Cash Flow (as defined below) to Debt Service (as defined below) of 1.75-to-1; a loan to collateral value ratio of not more than 60.0%; a ratio of debt to tangible fair market value of real property assets owned by the Operating Partnership of not more than 50%; a ratio of earnings before income taxes, depreciation and amortization to Debt Service of at least 2-to-1; limitations on distributions to 95% of funds from operations; consolidated tangible net worth of the Operating Partnership of not less than 90.0% of the Operating Partnership's consolidated tangible net worth as of the closing date for the Credit Facility; maintenance of the Company's status as a REIT for federal income tax purposes and compliance with all applicable regulations in connection with such status; maintenance of collateral; a limit on total development projects to 20% of total assets; limitations on the incurrence of additional indebtedness; and other customary covenants. "Debt Service" means, measured as of the last day of each calender quarter, an amount equal to the interest actually payable by the Operating Partnership on the loans for the previous four consecutive quarters including the quarter then ended. "Net Operating Cash Flow" means, as of the first day of each month for the immediately preceding month, all property income as shown on the Operating Partnership's financial statements, less all operating expenses of the Operating Partnership during such period, which operating expenses shall not include (i) depreciation, amortization or other non-cash expenses, (ii) income taxes, (iii) all costs and expenses (including, without limitation, attorneys' fees and disbursements and other professional fees and expenses) incurred in connection with the transactions contemplated by the Credit Facility, or (iv) capital expenditures. The Credit Facility is expected to require monthly interest only (LIBOR based) payments on the total borrowings outstanding under the Credit Facility. The Company and the Operating Partnership anticipate that the Credit Facility will be either extended, renewed or refinanced through the issuance of debt or equity securities at its maturity. The Company and the Operating Partnership will be responsible for payment of the lender's fees and expenses associated with providing the Credit Facility. In connection with the Credit Facility, the Operating Partnership will pay fees equal to 1.0% of the total commitment under the Credit Facility, or $1.0 million, and will reimburse the lenders for its costs and expenses.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Upon consummation of the Offering, the Board of Directors will consist of five members, including a majority of directors who are Independent Directors. Directors of the Company will be divided into three classes serving staggered three-year terms (except initial terms expiring in 1998 and 1999) with directors serving until the election and qualification of their successors. The first annual meeting of stockholders of the Company after the Offering will be held in 1998. Each of the proposed directors named below has been nominated for election upon the consummation of the Offering and has consented to serve. See "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws--Board of Directors." Subject to rights pursuant to any employment agreements, officers of the Company serve at the pleasure of the Board of Directors.

  The following table sets forth certain information with respect to the directors, proposed directors and executive officers of the Company immediately following the completion of the Formation Transactions and consummation of the Offering:

                                                                         TERM
           NAME            AGE                POSITION                  EXPIRES
           ----            ---                --------                  -------
 John B. Kilroy, Sr.......  74 Chairman of the Board of Directors        1999
 John B. Kilroy, Jr.......  48 President, Chief Executive Officer and    2000
                               Director
 Jeffrey C. Hawken........  37 Executive Vice President and Chief
                               Operating Officer
 Campbell Hugh Greenup....  43 General Counsel
 Richard E. Moran Jr......  45 Executive Vice President, Chief
                               Financial Officer and Secretary
 A. Christian Krogh.......  48 Vice President, Asset Management
 William P. Dickey........  53 Director Nominee                          1998
 Matthew J. Hart..........  44 Director Nominee                          1999
 Dale F. Kinsella.........  48 Director Nominee                          2000

  The following is a biographical summary of the experience of the directors, proposed directors and executive officers of the Company:

    JOHN B. KILROY, SR., age 74, founded, in 1947, the businesses which were incorporated in 1952 as the entity today known as Kilroy Industries. Mr. Kilroy has served as Kilroy Industries' President from its incorporation until 1981, and as its Chairman of its Board of Directors since 1954. Mr. Kilroy is a nationally recognized member of the real estate community, providing the Company with strategic leadership and a broadly-based network of relationships. Mr. Kilroy is a trustee of the Independent Colleges of Southern California, serves on the Board of Directors of Pepperdine University, and is a past trustee of Harvey Mudd College.

    JOHN B. KILROY, JR., age 48, has been responsible for the overall management of all facets of KI and its various affiliates since 1981. Mr. Kilroy has been involved in all aspects of commercial and industrial real estate acquisition, sales, development, construction, leasing, financing, and entitlement since 1967 and has worked for KI for over twenty-five years. Mr. Kilroy became President of KI in 1981 and was elected Chief Executive Officer in 1991. Prior to that time he held positions as Executive Vice President and Vice President--Leasing & Marketing. He is a member of the National Realty Committee and the Urban Land Institute, and is a trustee of the El Segundo Employers Association, and a past trustee of Viewpoint School, the Jefferson Center For Character Education and the National Fitness Foundation.

    JEFFREY C. HAWKEN, age 37, has been responsible for the management and operations of KI's real estate portfolio. Mr. Hawken's activities have included leasing, asset and facility management, with an emphasis on quality of service, operational cost reduction and code compliance. He has also served on KI's acquisitions and executive committees. Mr. Hawken joined KI in 1980, as a Senior Financial Analyst, and has been involved in property and asset management with the Company since May 1983. Since that time, he attained the designation of Real Property Administrator (RPA) through the Building Owner's and Manager's Association (BOMA).

    CAMPBELL HUGH GREENUP, age 43, has over 14 years of experience in the real estate industry.Mr. Greenup joined KI in 1986 as Assistant General Counsel and had responsibility for a significant portion of the Company's legal affairs, including transaction negotiation and documentation. In addition, he has been responsible for all the Company's development activities, including land acquisition and entitlement, project development, leasing and disposition. In this role, he was also President of Kilroy Technologies Company, LLC, the Kilroy services entity, and directed all of the Company's fee development activities. Mr. Greenup is a member of the American Bar Association, the Urban Land Institute-IOPC Gold Committee, the National Association of Corporate Real Estate Executives and the Los Angeles County Beach Advisory Commission.

    RICHARD E. MORAN JR., age 45, was Executive Vice President, Chief Financial Officer and Secretary of the Irvine Apartment Communities, Inc. from 1993 to 1996. Mr. Moran was affiliated with The Irvine Company from 1977 to 1993. He served as Treasurer of The Irvine Company from 1983 to 1993, was named Vice President in 1984, Senior Vice President in 1990, and Executive Vice President Corporate Finance in 1992. Previously, he was a certified public accountant with Coopers & Lybrand. He is a member of the Urban Land Institute. Mr. Moran received his Master of Business Administration degree from the Harvard University Graduate School of Business Administration and his undergraduate degree from Boston College.

    A. CHRISTIAN KROGH, age 48, has over 20 years of experience in the real estate industry. Mr. Krogh joined KI in 1990 as Treasurer and was responsible for all cash flow forecasting, preparing variance reports, monitoring short-term cash needs and investments, interfacing with lenders, performing credit analysis for prospective tenants, interfacing with asset management on the day-to-day activities of the Company, as well as other traditional treasurer's functions. Mr. Krogh also was responsible for overseeing KI's personnel functions, obtaining and monitoring property insurance and coordinating employee benefit programs. In the 15 years prior to joining KI Mr. Krogh held similar positions with two other real estate companies.

    WILLIAM P. DICKEY, age 53, has agreed to serve as a member of the Board of Directors of the Company commencing upon the consummation of the Offering. Mr. Dickey has been the president of The Dermot Company, Inc., a real estate investment and management company since 1990. From 1986 to 1990,Mr. Dickey was a managing director of real estate for CS First Boston Corporation. Prior to 1986, Mr. Dickey was a partner at the New York law firm of Cravath, Swaine & Moore, where he started as an associate beginning in 1974. Mr. Dickey is a member of the board of directors of Horizon Group, Inc., a REIT which invests primarily in factory outlet centers, Price Enterprises, Inc., a REIT which invests primarily in shopping centers, and Mezzanine Capital Property Investors, Inc., a REIT which invests primarily in the East Coast office/mixed use space, and is a member of the board of trustees of Retail Property Trust, a REIT which invests primarily in regional malls. Mr. Dickey received his undergraduate degree from the United States Air Force Academy, his Masters Degree from Georgetown University and his Juris Doctor Degree from Columbia Law School.

    MATTHEW J. HART, age 44, has agreed to serve as a member of the Board of Directors of the Company commencing upon the consummation of the Offering. Mr. Hart joined Hilton Hotels Corporation in 1996 and is its Executive Vice President and Chief Financial Officer. Mr. Hart is primarily responsible for Hilton's corporate finance and development activities. Prior to joining Hilton, Mr. Hart was Senior Vice President and Treasurer of The Walt Disney Company from 1995 to 1996. From 1981 to 1995, Mr. Hart was employed by Host Marriott Corporation (formerly known as Marriott Corporation), most recently as its Executive Vice President and Chief Financial Officer. He was responsible for the company's corporate and project financing activities, as well as the corporate control and the corporate tax functions. Before joining Marriott Corporation, Mr. Hart had been a lending officer with Bankers Trust Company in New York. Mr. Hart is a member of the board of directors of First Washington Realty Trust, Inc., a REIT which invests primarily in retail properties. Mr. Hart received his undergraduate degree from Vanderbilt University and a Masters of Business Administration from Columbia University.

    DALE F. KINSELLA, age 48, has agreed to serve as a member of the Board of Directors of the Company commencing upon the consummation of the Offering. For the past eight years, Mr. Kinsella has been a partner with the Los Angeles law firm of Kinsella, Boesch, Fujikawa & Towle. Mr. Kinsella received his undergraduate degree from the University of Santa Barbara and his Juris Doctor Degree from the University of California at Los Angeles.

COMMITTEES OF THE BOARD OF DIRECTORS

  Audit Committee. Promptly following the consummation of the Offering, the Board of Directors will establish an audit committee (the "Audit Committee"). The Audit Committee will be established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee will initially consist of two or more Independent Directors.

  Independent Committee. Promptly following the consummation of the Offering, the Board of Directors will establish an independent committee (the "Independent Committee") consisting solely of Independent Directors. The Independent Committee will be established to approve transactions between the Company and John B. Kilroy, Sr. or John B. Kilroy, Jr. and their respective affiliates.

  Executive Committee. Promptly following the consummation of the Offering, the Board of Directors will establish an executive committee (the "Executive Committee"). Subject to the Company's conflict of interest policies, the Executive Committee will be granted the authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company (and, consistent with the Partnership Agreement of the Operating Partnership, to cause the Operating Partnership to take such actions.) The Executive Committee will include John
B. Kilroy, Sr., John B. Kilroy, Jr. and at least one Independent Director.

  Executive Compensation Committee. Promptly following the consummation of the Offering, the Board of Directors will establish an executive compensation committee (the "Executive Compensation Committee") to establish remuneration levels for executive officers of the Company and implementation of the Company's Stock Incentive Plan (as defined) and any other incentive programs. The Executive Compensation Committee will initially consist of two or more Independent Directors.

  The membership of the committees of the Board of Directors will be established after the completion of the Formation Transactions and the Offering. The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

COMPENSATION OF DIRECTORS

  The Company intends to pay its Independent Directors annual compensation of $12,000 for their services. In addition, Independent Directors will receive $1,000 for each committee meeting chaired by such director. Independent Directors also will be reimbursed for reasonable expenses incurred to attend director and committee meetings. Officers of the Company who are directors will not be paid any director's fees. Each Independent Director will receive, upon initial election to the Board of Directors, an option to purchase 10,000 shares of Common Stock which will vest pro rata in annual installments over a three-year period. Each Independent Director also will receive an option to purchase 1,000 shares of Common Stock on each anniversary of his election to the Board of Directors, which options also will vest pro rata in annual installments over a three-year period. All stock options will be issued pursuant to the Stock Incentive Plan at an exercise price equal to or greater than the fair market value of the Common Stock at the date of grant.

EXECUTIVE COMPENSATION

  Since the Company has no operating history, meaningful individual compensation information for executive officers is not available for prior periods. The compensation table below sets forth the annual base salary rates and other compensation expected to be paid in 1997 to the Chief Executive Officer and the Company's other executive officers who are expected to have a total annual salary and bonus in excess of $100,000. The Company has entered into employment agreements with certain of its executive officers as described below. See "--Employment Agreements."

                                                              LONG-TERM
                                                             COMPENSATION
                                                      -----------------------------
                                 ANNUAL COMPENSATION  RESTRICTED      SECURITIES
   NAME AND PRINCIPAL            -------------------    STOCK         UNDERLYING
        POSITION         YEAR(1)   SALARY    BONUS     AWARD(S)     OPTIONS/SARS(2)
   ------------------    ------- ---------- --------- ----------    ---------------
John B. Kilroy, Jr. ....  1997     $200,000   $   (3)        --         250,000
 Director, President and
 Chief Executive Officer
Jeffrey C. Hawken.......  1997      175,000       (3)        --         150,000
 Executive Vice
 President and
 Chief Operating Officer
Richard E. Moran Jr. ...  1997      200,000       (3) $2,299,000(4)     150,000
 Executive Vice
 President,
 Chief Financial Officer
 and Secretary
Campbell Hugh Greenup...  1997      165,000       (3)        --         100,000
 General Counsel

--------
(1) Amounts given are annualized projections for the year ending December 31, 1997.
(2) Options to purchase an aggregate of 900,000 shares of Common Stock will be granted to directors, executive officers and other employees of the Company upon consummation of the Offering. Such options will vest pro rata in annual installments over a three-year-period. An additional 500,000 shares of Common Stock will be reserved for issuance under the Stock Incentive Plan. See "--Stock Incentive Plan."
(3) Under the terms of each executive officer's respective employment agreement, each executive officer is entitled to receive an annual bonus in an amount up to 100% of such executive's base salary. The amount of any such bonus will be determined by the Executive Compensation Committee of the Board of Directors. In addition, Mr. Moran will receive a bonus of $200,000 if the Offering is consummated on or before June 30, 1997. Mr. Moran's bonus payable upon consummation of the Offering is an obligation of the principals of KI. See "--Employment Agreements."
(4) Pursuant to Mr. Moran's employment agreement, concurrent with the consummation of the Offering he will receive 100,000 restricted shares of Common Stock under the Stock Incentive Plan with an aggregate value of $2.3 million against the payment of $1,000 therefor. The restricted stock will vest in equal annual installments pro rata over a five-year period, subject to certain acceleration provisions. See "Management--Employment Agreements." Mr. Moran will be entitled to receive distributions in respect of such restricted stock.

EMPLOYMENT AGREEMENTS

  Each of John B. Kilroy, Jr., Jeffrey C. Hawken, Richard E. Moran Jr. and Campbell Hugh Greenup will enter into an employment agreement with the Company which will be effective as of the consummation of the Offering. The employment agreements will have an initial term of three years and will be subject to automatic one-year extensions following the expiration of the initial term. The employment agreements provide for annual base compensation in the amounts set forth in the Executive Compensation table with the amount of any bonus to be determined by the Executive Compensation Committee, up to 100% of the applicable annual base compensation. Under the terms of his employment agreement, Mr. Moran will receive a bonus of $200,000 if the Offering is consummated on or before June 30, 1997. Mr. Moran's bonus payable upon consummation of the Offering is an obligation of the principals of KI.

  The employment agreements entitle the executives to participate in the Company's Stock Incentive Plan (each executive will initially be allocated the number of stock options and/or restricted stock set forth in the Executive Compensation table) and to receive certain other insurance benefits. The employment agreements also provide that in the event of death, the executive's estate will receive monthly payments of the executive's annual salary, plus one-twelfth of any bonus to be received, for a period equal to the lesser of the term remaining under the employment agreement or one year. In addition, in the event of a termination by the Company without "cause," a termination of employment resulting from "disability," a termination by the executive for "good reason," or, in the case of Mr. Kilroy and Mr. Moran, a termination pursuant to a "change of control" of the Company (as such terms are defined in the respective employment agreements), the terminated executive will be entitled to (i) severance (the "Severance Amount") and (ii) continued receipt of certain benefits including medical insurance, life and disability insurance and the receipt of other customary benefits established by the Company for its executive employees for two years following the date of termination (collectively, the "Severance Benefits"). The Severance Amount is equal to the sum of two times the executive's average annual base compensation and two times the highest annual bonus received during the preceding 36-month period. "Disability" means a physical or mental disability or infirmity which, in the opinion of a physician selected by the Board of Directors, renders the executive unable to perform his duties for six consecutive months or for shorter periods aggregating 180 business days in any twelve-month period (but only to the extent that such definition does not violate the Americans with Disabilities Act). "Cause," as defined under the terms of the respective employment agreements, means (a) the executive's conviction for commission of a felony or a crime involving moral turpitude, (b) the executive's willful commission of any act of theft, embezzlement or misappropriation against the Company; or (c) the executive's willful and continued failure to substantially perform the executive's duties (other than such failure resulting from the executive's incapacity due to physical or mental illness), which is not remedied within a reasonable time. "Good reason" means (a) the Company's material breach of any of its obligations under the employment agreement (subject to certain notice and cure provisions) or (b) any removal of the executive from one or more of the appointed offices or any material alteration or diminution in the executive's authority, duties or responsibilities, without "cause" and without the executive's prior written consent. "Change of Control" means (a) the event by which the individuals constituting the board of directors as of the date of the Company's initial public offering of Common Stock cease for any reason to constitute at least a majority of the Company's board of directors; provided, however, that if the election, or nomination for election by the Company's stockholders of any new director was approved by a vote of at least a majority of the members of the original board of directors, such new director shall be considered a member of the original board of directors, (b) an acquisition of any voting securities of the Company by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange
Act) of 20% or more of the combined voting power of the Company's then outstanding voting securities unless such acquisition was approved by a vote of at least one more than a majority of the original board of directors; or
(c) approval by the stockholders of the Company of (i) a merger, consolidation, share exchange or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; (ii) a complete liquidation or dissolution of the Company; or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

STOCK INCENTIVE PLAN

  The Company has established the Stock Incentive Plan to enable executive officers, key employees and directors of the Company, the Operating Partnership and the Services Company to participate in the ownership of the Company. The Stock Incentive Plan is designed to attract and retain executive officers, other key employees and directors of the Company, the Operating Partnership and the Services Company and to provide incentives to such persons to maximize the Company's cash flow available for distribution. The Stock Incentive

Plan provides for the award to such executive officers and employees of the Company, the Operating Partnership and the Services Company (subject to the Ownership Limit, or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors) of a broad variety of stock-based compensation alternatives such as nonqualified stock options, incentive stock options, restricted stock and stock appreciation rights, and provides for the grant to Independent Directors and directors of the Services Company (subject to the Ownership Limit, or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors) of nonqualified stock options.

  Stock Options. Promptly after the closing of the Offering, the Company expects to issue to certain officers, directors and key employees of the Company, the Operating Partnership and the Services Company options to purchase, subject to the Ownership Limit, or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors, 900,000 shares of Common Stock pursuant to the Stock Incentive Plan. The term of each of such option will be ten years from the date of grant. Each such option will vest 33 1/3% per year over three years and is exercisable at a price per share equal to the initial public offering price per share of Common Stock in the Offering. The following table below sets forth the expected allocation of the options to such persons.

     NAME                                                                OPTIONS
     ----                                                                -------
     John B. Kilroy, Sr.................................................  15,000
     John B. Kilroy, Jr................................................. 250,000
     Jeffrey C. Hawken.................................................. 150,000
     Richard E. Moran Jr. .............................................. 150,000
     Campbell Hugh Greenup.............................................. 100,000
     Independent Directors (as a group).................................  30,000
     Other employees (as a group)....................................... 205,000

  An additional 500,000 shares of Common Stock will be reserved for issuance under the Stock Incentive Plan. There is no limit on the number of awards that may be granted to any one individual so long as the (i) aggregate fair market value (determined at the time of grant) of shares with respect to which an incentive stock option is first exercisable by an optionee during any calendar year cannot exceed $100,000, (ii) the grant does not violate the Ownership Limit or cause the Company to fail to qualify as a REIT for federal income tax purposes and (iii) the maximum number of shares of Common Stock for which stock options and stock appreciation rights may be issued during any fiscal year to any participant in the Stock Incentive Plan shall not exceed 300,000. See "Description of Capital Stock--Restrictions on Ownership and Transfer." To the extent permitted by the foregoing, the option grants shown in the above table will include incentive stock options.

  Restricted Stock. Restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Executive Compensation Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock will have voting rights and will receive distributions prior to the time when the restrictions lapse. The Company will issue 100,000 restricted shares of Common Stock reserved for issuance under the Stock Incentive Plan, to Richard E. Moran Jr. upon consummation of the Offering.

  Administration of the Stock Incentive Plan. The Stock Incentive Plan is administered by the Board of Directors and/or the Executive Compensation Committee. No person is eligible to serve on the Executive Compensation Committee unless such person is then an Independent Director. The Committee has complete discretion to determine (subject to (a) the Ownership Limit contained in the Articles of Incorporation of the Company and (b) a limit against granting options or stock appreciation rights for more than 300,000 shares to any person in any fiscal year) which eligible individuals are to receive option or other stock grants, the number of shares subject to each such grant, the status of any granted option as either an incentive option or a non-qualified stock option under the federal tax laws, the exercise schedule to be in effect for the grant, the maximum term for which any granted option is to remain outstanding and subject to the specific terms of the Stock Incentive Plan, any other terms of the grant.

  Eligibility. All employees of the Company may, at the discretion of the Executive Compensation Committee, be granted incentive and non-qualified stock options to purchase shares of Common Stock at any exercise price not less than 100% of the fair market value of such shares on the grant date. Directors of the Company, employees of the Operating Partnership, employees and directors of the Services Company, consultants and other persons who are not regular salaried employees of the Company are not eligible to receive incentive stock options, but are eligible to receive non-qualified stock options. In addition, all employees and consultants of the Company, the Operating Partnership and the Services Company are eligible for awards of restricted stock and grants of stock appreciation rights.

  Number of Shares Subject to Stock Incentive Plan. The Company has reserved up to 1,500,000 shares of Common Stock for issuance pursuant to the Stock Incentive Plan, 100,000 of which will be issued, and options covering 900,000 of which will be granted, under the Stock Incentive Plan upon the consummation of the Offering.

  Purchase Price of Shares Subject to Options. The price of the shares of Common Stock subject to each option shall be set by the Executive Compensation Committee; provided, however, that the price per share of an option shall be not less than 100% of the fair market value of such shares on the date such option is granted; provided, further, that, in the case of an incentive stock option, the price per share shall not be less than 110% of the fair market value of such shares on the date such option is granted in the case of an individual then owning (within the meaning of Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company, any subsidiary or any parent corporation ("greater than 10% stockholders").

  Non-Assignability. Options may be transferred only by will or by the laws of descent and distribution. During a participant's lifetime, options are exercisable only by the participant.

  Terms and Exercisability of Options. Unless otherwise determined by the Board of Directors or the Executive Compensation Committee, all options granted under the Stock Incentive Plan are subject to the following conditions: (i) options will be exercisable in installments, on a cumulative basis, at the rate of thirty-three and one-third percent (33 1/3%) each year beginning on the first anniversary of the date of the grant of the option, until the options expire or are terminated, and (ii) following an optionee's termination of employment, the optionee shall have the right to exercise any outstanding vested options for a specified period.

  Options are not assignable or transferable by the optionee except by will or the laws of inheritance following the optionee's death. The optionee has no stockholder rights with respect to the shares subject to his or her outstanding options until such options are exercised and the purchase price is paid for the shares.

  To the extent that the aggregate fair market value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an optionee during any calendar year (under the Stock Incentive Plan and all other incentive stock option plans of the Company, any subsidiary and any parent corporation) exceeds $100,000, such options shall be taxed as non-qualified stock options. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted. For this purpose, the fair market value of stock shall be determined as of the time that the option with respect to such stock is granted.

  Options are exercisable in whole or in part by written notice to the Company, specifying the number of shares being purchased and accompanied by payment of the purchase price for such shares. The option price may be paid:
(i) in cash or by certified or cashier's check payable to the order of the Company, (ii) by delivery of shares of Common Stock of the Company already owned by, and in the possession of, the optionee or (iii) if authorized by the Board of Directors or the Executive Compensation Committee or if specified in the option agreement for the option being exercised, by a recourse promissory note made by the optionee in favor of the Company or through installment payments to the Company.

  On the date the option price is to be paid, the optionee (or his or her successor) must make full payment to the Company of all amounts that must be withheld by the Company for federal, state or local tax purposes.

  Termination of Employment; Death or Permanent Disability. If a holder of an option ceases to be employed by the Company for any reason other than the optionee's death or permanent disability, such optionee's stock option shall expire three months after the date of such cessation of employment unless by its terms it expires sooner; provided, however, that during such period after cessation of employment, such stock option may be exercised only to the extent it was exercisable according to such option's terms on the date of cessation of employment. If an optionee dies or becomes permanently disabled while the optionee is employed by the Company, such optionee's option shall expire twelve months after the date of such optionee's death or permanent disability unless by its terms it expires sooner. During such period after death, such stock option may, to the extent it remains unexercised upon the date of such death, be exercised by the person or persons to whom the optionee's rights under such stock option are transferred under the laws of descent and distribution.

  Acceleration of Exercisability. In the event that the Company is acquired by merger, consolidation or asset sale, each outstanding option which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will, at the election of the Board of Directors (or if so provided in an option or other agreement with an optionee), automatically accelerate in full.

  Adjustments. In the event any change is made to the Common Stock issuable under the Stock Incentive Plan by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustment will be made to (i) the maximum number and class of shares issuable under the Stock Incentive Plan and (ii) the number and/or class of shares and price per share in effect under each outstanding option.

  Amendments to the Stock Incentive Plan. The Board of Directors may at any time suspend or terminate the Stock Incentive Plan. The Board of Directors or Executive Compensation Committee may also at any time amend or revise the terms of the Stock Incentive Plan, provided that no such amendment or revision shall, unless appropriate stockholder approval of such amendment or revision is obtained, (i) increase the maximum number of shares which may be acquired pursuant to options granted under the Stock Incentive Plan (except for adjustments as described in the foregoing paragraph) or (ii) change the minimum purchase price required under the Stock Incentive Plan.

  Termination. The Stock Incentive Plan will terminate ten years from the date the Offering is consummated, unless sooner terminated by the Board of Directors.

  Registration Statement on Form S-8. After the consummation of the Offering, the Company expects to cause to be filed with the Securities and Exchange Commission a Registration Statement on Form S-8 covering the restricted shares of Common Stock and the shares of Common Stock underlying options granted under the Stock Incentive Plan.

 FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS IN THE STOCK INCENTIVE PLAN

  The following summary of the material federal income tax consequences to participants in the Stock Incentive Plan is based on current law, is for general information only and is not tax advice. The summary does not purport to discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances.

  A participant may be subject to state or local taxation in various state or local jurisdictions in which he or she works or resides. State and local tax treatment of the participants are not discussed in this summary, and such state and local tax treatment may not conform to the federal income tax consequences discussed in this summary.

  Non-Qualified Stock Options. A participant who is granted non-qualified stock options does not realize income as a result of the grant of such options. However, the participant normally realizes compensation income at the time the options are exercised, in the amount by which the fair market value of the Common Stock on the date the options are exercised exceeds the option exercise price paid. This compensation income is taxable at ordinary income rates, and the Company is required to withhold taxes on the amount treated as ordinary income to the participant.

  The participant's tax basis for Common Stock acquired upon the exercise of a non-qualified stock option is the price paid to exercise the option plus the amount of ordinary income realized by the participant as a result of the exercise of the option. Any appreciation in the value of such Common Stock may qualify for capital gains treatment, provided that applicable holding period requirements are satisfied.

  The tax consequences resulting from a participant's exercise of non-qualified options by surrendering Common Stock already owned by the participant are not completely certain. In published rulings, the Internal Revenue Service (the "IRS") has taken the position that, to the extent that the number of shares acquired is equivalent to the number of shares surrendered, the participant recognizes no gain and the participant's basis in the shares acquired upon such exercise is equal to the participant's basis in the surrendered shares, that any additional shares acquired upon such exercise is compensation to the participant taxable under the rules described above, and that the participant's basis in any such additional shares will be their fair market value.

  Incentive Stock Options. A participant who is granted incentive stock options is not treated as having received taxable income upon either the grant or the exercise of the options. Instead, such participant is taxed at the time of the sale or other taxable disposition of the Common Stock acquired pursuant to the exercise of the option. Generally, such participants pay taxes at long-term capital gains rates on the difference between the amount realized on the sale or other disposition of the shares and the option exercise price. To qualify for such capital gains treatment, the participant (i) must not sell or dispose of the shares earlier than two years from the date of grant of the incentive stock option or one year from the date of transfer of the shares to the participant upon exercise, and (ii) must be an employee of the Company at all times during the period beginning with the date of the grant of the option and ending three months before the date of exercise. If the shares of stock are sold or otherwise disposed of before the end of the one-year period or the two-year period, a portion of the gain, if any, may be treated as compensation taxable as ordinary income rather than as capital gain.

  The tax consequences resulting from a participant's exercise of incentive stock options by surrendering shares of Common Stock already owned by the participant are not completely certain. In published rulings and proposed regulations, the IRS has taken the position that generally the participant recognizes no income upon such stock-for-stock exercise, that to the extent that the number of shares acquired is equivalent to the number of shares surrendered, the participant's basis in the shares acquired upon such exercise is equal to the participant's basis in the surrendered shares increased by any compensation income recognized by the participant, that the participant's basis in any additional shares acquired by such exercise is zero, and that any sale or other disposition of the acquired shares within the one-year period or the two-year period described above is viewed as a disposition of the shares with the lowest basis first.

  Alternative minimum tax must be paid when it exceeds a taxpayer's regular federal income tax. Alternative minimum tax is calculated based on alternative minimum taxable income, which is taxable income for federal income tax purposes, modified by certain adjustments and increased by tax preference items. For purposes of the foregoing, the difference between the exercise price and the fair market value of shares of Common Stock acquired pursuant to the exercise of an incentive stock option is classified as alternative minimum taxable income for the year of exercise. For alternative minimum tax purposes (but not for regular income tax purposes), the participant's basis in the acquired shares is the fair market value of the shares at the time the incentive stock option is exercised. A disqualifying disposition of the acquired shares during the same year in which the incentive stock option was exercised will cancel the alternative minimum taxable income generated upon exercise of the incentive stock option. Should there be a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition will not be considered income for alternative minimum tax purposes.

 FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

  The following summary of the material federal income tax consequences to the Company is based on current law, is for general information only and is not tax advice.

  Section 162(m) Limitation. Subject to a limited number of exceptions,
Section 162(m) of the Code denies a deduction to a publicly held corporation for payments of remuneration to certain employees to the extent the employee's remuneration for the taxable year exceeds $1,000,000. For this purpose, remuneration attributable to stock options is included within the $1,000,000 limitation. However, to the extent that the remuneration is payable solely on account of the attainment of one or more performance goals and certain other procedural requirements are met, then such remuneration is not subject to the $1,000,000 limitation.

  The Company has attempted to structure the Stock Incentive Plan in such a manner that the remuneration attributable to the stock options will not be subject to the $1,000,000 limitation. The Company has not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

  Non-Qualified Stock Options. Subject to the limitations set forth in Code
Section 162(m) and discussed above, the Company is entitled to deduct from its taxable income the amount that the participant is required to include in ordinary income at the time of such inclusion.

  Incentive Stock Options. The Company is not entitled to any deduction on account of the grant of the incentive stock options or the participant's exercise of the option to acquire Common Stock. However, in the event of a subsequent disqualifying disposition of such shares under circumstances resulting in taxable compensation to the participant, subject to the limitations set forth in Code Section 162(m) and discussed above, the Company is entitled to a tax deduction equal to the amount treated as taxable compensation to the participant.

SECTION 401(K) PLAN

  Effective upon the consummation of the Offering, the Company intends to establish the Company's Section 401(k) Savings/Retirement Plan (the "Section 401(k) Plan") to cover eligible employees of the Company and any designated affiliate.

  The Section 401(k) Plan will permit eligible employees of the Company to defer up to 15% of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the Section 401(k) Plan. The Company currently does not intend to make matching contributions to the Section 401(k) Plan; however, it reserves the right to make matching contributions or discretionary profit sharing contributions in the future.

INDEMNIFICATION

  For a description of the limitation of liability and indemnification rights of the Company's officers and directors, see "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws--Limitation of Directors' and Officers' Liability" and "--Indemnification Agreements."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Certain directors and executive officers of the Company (or members of their immediate families) and persons who will hold more than 5% of the outstanding shares of Common Stock (or interests exchangeable therefor) have direct or indirect interests in transactions which have been or will be consummated by the Company, the Operating Partnership or the Services Company, including the transfer of certain Properties to the Operating Partnership by the Continuing Investors, the grant of options with respect to the Excluded Properties and, if exercised, the purchase by the Company of one or more of the Excluded Properties from the respective Continuing Investors, the repayment of certain indebtedness encumbering the Properties and the performance of management and leasing activities by the Operating Partnership and certain development and other activities by the Services Company at the Excluded Properties. See "Formation Transactions." In addition, John B. Kilroy, Sr. has contributed $1,000 to the Company in exchange for an aggregate of 50 shares of Common Stock, and upon consummation of the Offering, John B. Kilroy, Jr. and John B. Kilroy, Sr. each will have contributed cash to the Services Company, which, upon consummation of the Offering and the Formation Transactions, will represent a 5.0% economic interest in the Services Company.

PARTNERSHIP AGREEMENT

  Concurrently with the completion of the Offering, the Company will enter into the Partnership Agreement of the Operating Partnership with the various limited partners of the Operating Partnership. See "Partnership Agreement of Operating Partnership." John B. Kilroy, Sr. and John B. Kilroy, Jr., who are limited partners of the Operating Partnership, are directors and/or officers of the Company.

ASSIGNMENT OF LEASE; VARIOUS SERVICES PROVIDED BY THE SERVICES COMPANY TO THE KILROY GROUP

  Concurrently with the completion of the Offering, KI will assign to the Operating Partnership all of its interest as a tenant in a lease with a partnership affiliated with the Continuing Investors covering the space currently serving as the headquarters of KI at Kilroy LAX in El Segundo, California. The Company, the Operating Partnership and the Services Company will occupy such space, with the Company and the Services Company subleasing some of such space from the Operating Partnership and paying rent to the Operating Partnership therefor, at rates which the Company believes are equal to the fair rental value of the space.

  Pursuant to management agreements, the Operating Partnership will provide management and leasing services, and the Services Company will provide development services, with respect to the Excluded Properties, each of which is beneficially owned and controlled by John B. Kilroy, Sr. and John B. Kilroy, Jr., for fees equivalent to the fair market value of such services. See "Business and Properties--Development, Management and Leasing--Excluded Properties."

BENEFITS OF THE FORMATION TRANSACTIONS TO CERTAIN EXECUTIVE OFFICERS

  In connection with the Formation Transactions, John B. Kilroy, Sr., Chairman of the Company's Board of Directors, will receive Units, the repayment of a personal loan and the termination of guarantees of loans secured by certain of the Properties. Also in connection with the Formation Transactions, John B. Kilroy, Jr. will receive Units, as well as the termination of guarantees of loans secured by certain of the Properties and certain benefits under his employment agreement with the Company. See "Use of Proceeds". In addition, each of John B. Kilroy, Sr. and John B. Kilroy, Jr. own and control Kilroy Calabasas Associates, a California limited partnership, and Kilroy Airport Imperial Co., a California limited partnership, which, upon the exercise of certain options by the Company, may transfer certain of the Excluded Properties to the Operating Partnership in exchange for cash or Units. In the event that the Independent Directors determine to cause the Company to exercise its options to purchase these properties, John B. Kilroy, Sr. and John B. Kilroy, Jr. will receive the consideration paid therefor. See "Business and Properties--Development, Management and Leasing--Excluded Properties."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth the beneficial ownership of shares of Common Stock immediately following the consummation of the Offering and the Formation Transactions for (i) each person who is expected to be the beneficial owner of 5% or more of the outstanding Common Stock immediately following the consummation of the Offering, (ii) directors, proposed directors and the executive officers of the Company, and (iii) directors, proposed directors and executive officers of the Company as a group. Except for the restricted Common Stock owned by Mr. Moran and the 50 shares of Common Stock owned by John B. Kilroy, Sr. (which will be repurchased upon consummation of the Offering), none of the persons or entities listed below currently owns any shares of Common Stock, but rather owns Units exchangeable for shares of Common Stock. See "Partnership Agreement of the Operating Partnership--Redemption/Exchange Rights." This table assumes that (i) the Formation Transactions and the Offering are completed and (ii) the Underwriters' over-allotment option will not be exercised. Each person named in the table has sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. This table reflects the ownership interests each of the following persons would have if each person exchanged all of his Units for shares of Common Stock at an initial exchange ratio of one Unit for each share of Common Stock (without regard to the Ownership Limit and the prohibition on redemption or exchange of Units until two years after the date of the Offering). See "Partnership Agreement of the Operating Partnership-- Redemption/Exchange Rights." Unless otherwise indicated, the address of each named person is c/o Kilroy Realty Corporation, 2250 East Imperial Highway, Suite 1200, El Segundo, California 90245.

                                                             PERCENTAGE OF
                                     NUMBER OF SHARES     OUTSTANDING SHARES
   NAME OF BENEFICIAL OWNER        BENEFICIALLY OWNED(1) OF COMMON STOCK(1)(2)
   ------------------------        --------------------- ---------------------
   John B. Kilroy, Sr ............       1,253,926(3)             8.22%
   John B. Kilroy, Jr. ...........       1,253,926(3)             8.22%
   Jeffrey C. Hawken..............             --                  --
   Richard E. Moran Jr. ..........         100,000(4)             0.66%
   Campbell Hugh Greenup..........             --                  --
   William P. Dickey..............           2,000(5)             0.01%
   Matthew J. Hart................           5,000(5)             0.03%
   Dale F. Kinsella...............             --                  --
   All directors and executive
    officers as a group
    (8 persons)...................       2,614,852               17.14%

--------
(1) Includes the Units to be beneficially owned by KI which are allocated to John B. Kilroy, Sr. and John B. Kilroy, Jr., the only shareholders of KI, in accordance with their respective percentage ownership of KI. Excludes options to purchase 695,000 shares of Common Stock granted to executive officers and directors at the consummation of the Offering.
(2) Assuming exchange of the 2,652,374 Units outstanding upon consummation of the Offering.
(3) One-half of these Units have been pledged to secure certain indemnification obligations to the Company arising in connection with the Formation Transactions. See "Certain Relationships and Related Transactions."
(4) Represents 100,000 restricted shares of Common Stock granted under the Stock Incentive Plan to Richard E. Moran Jr. pursuant to the terms of his employment agreement, which shares will vest in five equal annual installments over a five-year period. See "Management--Employment Agreements."
(5) Represents shares to be purchased by the director in the Offering at the offering price.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of the terms of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

GENERAL

  Under the Articles of Incorporation, the authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, par value $.01 per share, and 30,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). Upon completion of the Offering and Formation Transactions, there will be 12,600,000 shares of Common Stock issued and outstanding (including 100,000 restricted shares of Common Stock granted to an officer of the Company who is not a Continuing Investor and excluding the 1,875,000 shares which are subject to the Underwriters' over-allotment option and shares that may be issued upon the exchange of outstanding Units), and no shares of Preferred Stock will be issued and outstanding.

COMMON STOCK

  Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to stockholders for a vote, including the election of directors, and, except as otherwise required by law and except as provided in any resolution adopted by the Board of Directors with respect to any other class or series of stock establishing the designation, powers, preferences and relative, participating, optional or other special rights and powers of such series, the holders of such shares will possess the exclusive voting power, subject to the provisions of the Company's Articles of Incorporation regarding the ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors described below. Holders of shares of Common Stock will have no conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company or cumulative voting rights in the election of directors. All shares of Common Stock to be issued and outstanding following the consummation of the Offering will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Articles of Incorporation regarding ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors described below, distributions may be paid to the holders of shares of Common Stock if and when authorized and declared by the Board of Directors of the Company out of funds legally available therefor. The Company intends to make quarterly distributions, beginning with distributions for the portion of the quarter from the consummation of the Offering through March 31, 1997. See "Distribution Policy."

  Under Maryland law, stockholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company, including debts and liabilities arising out of its status as general partner of the Operating Partnership.

  Subject to the provisions of the Articles of Incorporation regarding the ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors described below, all shares of Common Stock will have equal distribution, liquidation and voting rights, and will have no preference or exchange rights. See "--Restrictions on Ownership and Transfer."

  Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Under the MGCL, the term "substantially all of the Company's assets" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. The Articles of Incorporation of the Company do not provide for a lesser percentage in any such situation.

  The Articles of Incorporation authorize the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock will be ChaseMellon Shareholder Services.

PREFERRED STOCK

  Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. No Preferred Stock is currently issued or outstanding. Prior to the issuance of shares of each series, the Board of Directors is required by the MGCL and the Company's Articles of Incorporation to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because the Board of Directors has the power to establish the preferences, powers and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change of control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. The Board of Directors has no present plans to issue any Preferred Stock.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  Ownership Limits. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

  Because the Company expects to qualify as a REIT, the Articles of Incorporation contain restrictions on the ownership and transfer of Common Stock which are intended to assist the Company in complying with these requirements. The Ownership Limit set forth in the Company's Articles of Incorporation provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 7.0% (by number or value, whichever is more restrictive) of the outstanding shares of Common Stock. The constructive ownership rules are complex, and may cause shares of Common Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 7.0% of the shares of Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, Common

Stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 7.0% of the outstanding Common Stock and thus violate the Ownership Limit, or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors. The Board of Directors may, but in no event will be required to, waive the Ownership Limit with respect to a particular stockholder if it determines that such ownership will not jeopardize the Company's status as a REIT and the Board of Directors otherwise decides such action would be in the best interest of the Company. As a condition of such waiver, the Board of Directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Company. The Board of Directors has obtained such undertakings and representations from John B. Kilroy, Sr. and John B. Kilroy, Jr. and has waived the Ownership Limit with respect to the actual and constructive ownership (and to any constructive ownership of securities therefrom) of Common Stock by John B. Kilroy, Sr. and John B. Kilroy, Jr. Consequently, John B. Kilroy, Sr., John B. Kilroy, Jr., members of their families and entities (including the Operating Partnership) which are deemed to own the Kilroys' Common Stock under the constructive ownership rules of the Code will be permitted to own, in the aggregate, actually or constructively, up to 21% (by number of shares or value, whichever is more restrictive) of the outstanding Common Stock. See "Description of Capital Stock--Restrictions on Ownership and Transfer--Ownership Limits."

  The Company's Articles of Incorporation further prohibits (i) any person from actually or constructively owning shares of stock of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, and (ii) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of stock of the Company that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Articles of Incorporation. Amendments to the Articles of Incorporation require the affirmative vote of holders owning at least two-thirds of the shares of the Company's capital stock outstanding and entitled to vote thereon.

  Pursuant to the Articles of Incorporation, if any purported transfer of Common Stock of the Company or any other event would otherwise result in any person violating the Ownership Limit or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the Ownership Limit or such other limit, and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such excess shares (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors, and distribute to the Prohibited Transferee or Prohibited Owner an amount equal to the lesser of the price paid by the Prohibited Transferee or Prohibited Owner for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the Market Price (as defined in the Company's Articles of Incorporation) of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Transferee or Prohibited Owner, as applicable, prior to the discovery by the Company that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors, then the Articles of Incorporation provide that the transfer of the excess shares will be void.

  In addition, shares of stock of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Transferee or Prohibited Owner.

  If any purported transfer of shares of Common Stock would cause the Company to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

  All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of stockholders.

  Under the Articles of Incorporation, every owner of a specified percentage (or more) of the outstanding shares of Common Stock must file a completed questionnaire with the Company containing information regarding their ownership of such shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of the Company's shares. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of Common Stock on the Company's status as a REIT and to ensure compliance with the Ownership Limit, or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors.


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

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
              THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

  The following paragraphs summarize certain provisions of the MGCL and the Company's Articles of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and the Company's Articles of Incorporation and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

BOARD OF DIRECTORS

  The Company's Articles of Incorporation provide that the number of directors of the Company shall be established by the Bylaws but shall not be less than the minimum number required by the MGCL, which in the case of the Company is three. The Bylaws currently provide that the Board of Directors will consist of not fewer than five nor more than 13 members. Any vacancy (except for a vacancy caused by removal) will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors or, in the case of a vacancy resulting from an increase in the number of directors, by a majority of the entire Board of Directors. A vacancy resulting from removal will be filled by the stockholders at the next annual meeting of stockholders or at a special meeting of the stockholders called for that purpose. The Articles of Incorporation and Bylaws provide that a majority of the Board must be "Independent Directors." An "Independent Director" is a director who is not an employee, officer or affiliate of the Company or a subsidiary or division thereof, or a relative of a principal executive officer, or who is not an individual member of an organization acting as advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Company in addition to director's fees.

  Pursuant to the Articles of Incorporation, the directors are divided into three classes as nearly equal in size as practicable. One class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1998, another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1999 and another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 2000. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified and the directors in the other two classes will continue in office. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

  The classified director provision could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS

  While the Company's Articles of Incorporation and the MGCL empower the stockholders to fill vacancies in the Board of Directors that are caused by the removal of a director, the Company's Articles of Incorporation preclude stockholders from removing incumbent directors except upon a substantial affirmative vote. Specifically, the Company's Articles of Incorporation provide that a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Under the MGCL, the term "cause" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation.

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

This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between the Company and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the Company's shares, or an affiliate of the Company who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the Company's then outstanding shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of the Company's voting stock and (ii) two-thirds of the votes entitled to be cast by holders of outstanding shares of the Company's voting stock other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the Company's stockholders receive a minimum price (as defined in the MGCL) for their shares of stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Company's Board of Directors has resolved to opt out of the business combinations provisions of the MGCL, and such resolutions also require that any decision to opt back in be subject to the approval of holders of a majority of the shares of Common Stock. As a result of the Company's decision to opt out of the business combinations provisions of the MGCL, an Interested Stockholder would be able to effect a "business combination" without complying with the requirements set forth above. The decision to opt out of the provisions may have the effect of making it easier for stockholders who become Interested Stockholders to consummate a business combination involving the Company. However, no assurance can be given that any such business combination would be consummated or, if consummated, would result in a purchase of shares of Common Stock from any stockholder at a premium.

CONTROL SHARE ACQUISITIONS

  The MGCL provides that "control shares" of the Company acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the Company may itself present the question at any stockholders' meeting.

  If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the Company may redeem any or all of the control shares (except those for which voting rights have previously

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

been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

  The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Company's Articles of Incorporation or Bylaws. The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of stock. Although there can be no assurance that such provision will not be amended or eliminated at any time in the future, the Company's Board of Directors has resolved that the provision may not be amended or eliminated without the approval of the holders of at least a majority of the shares of Common Stock. As a result of the Company's decision to opt out of the "control share acquisition" provisions of the MGCL, stockholders who acquire a substantial block of Common Stock are not precluded from exercising full voting rights with respect to their shares on all matters without first obtaining the approval of other stockholders entitled to vote. This may have the effect of making it easier for any such control share stockholder to effect a business combination with the Company. However, no assurance can be given that any such business combination would be consummated or, if consummated, would result in a purchase of shares of Common Stock from any stockholder at a premium.

AMENDMENT TO THE ARTICLES OF INCORPORATION AND BYLAWS

  The Company's Articles of Incorporation may not be amended without the affirmative vote of at least two-thirds of the shares of capital stock outstanding and entitled to vote thereon voting together as a single class. Other than provisions of the Bylaws (i) opting out of the control share acquisition statute, (ii) requiring approval by the Independent Directors for selection of operators of the Properties or of transactions involving John B. Kilroy, Sr. and John B. Kilroy, Jr. and their affiliates and (iii) those governing amendment of the Bylaws, each of which may be amended only with the approval of a majority of the shares of capital stock entitled to vote, the Company's Bylaws may be amended by the vote of a majority of the Board of Directors or the shares of the Company's capital stock entitled to vote thereon.

MEETINGS OF STOCKHOLDERS

  The Company's Bylaws provide for annual meetings of stockholders, commencing with the year 1998, to elect the Board of Directors and transact such other business as may properly be brought before the meeting. Special meetings of stockholders may be called by the President, the Board of Directors or the Chairman of the Board and shall be called at the request in writing of the holders of 50% or more of the outstanding stock of the Company entitled to vote.

  The MGCL provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  The Company's Bylaws provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(a) pursuant to the Company's notice of the meeting, (b) by or at the direction of the Board of Directors or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and (ii) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders.

  The provisions in the Company's Articles of Incorporation on classification of the Board of Directors and amendments to the Articles of Incorporation and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

DISSOLUTION OF THE COMPANY

  Under the MGCL, the Company may be dissolved by (i) the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at any annual or special meeting of stockholders, and (ii) upon proper notice, stockholder approval by the affirmative vote of the holders of two-thirds of the total number of shares of capital stock outstanding and entitled to vote thereon voting as a single class.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

  The Company's officers and directors are and will be indemnified under Maryland law, the Company's Articles of Incorporation of the Company and the Partnership Agreement of the Operating Partnership against certain liabilities. The Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland.

  The MGCL permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

  The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions, and the Articles of Incorporation of the Company contain this provision. The law does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (i) it is proved that the person actually received an improper personal benefit in money, property or services, (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was committed in bad faith or was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or failure to act was unlawful. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.


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

  The Partnership Agreement also provides for indemnification of the Company, as general partner, and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Articles of Incorporation, and limits the liability of the Company and its officers and directors to the Operating Partnership and the partners of the Operating Partnership to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under the Company's Articles of Incorporation. See "Partnership Agreement of the Operating Partnership--Indemnification."

  Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEMNIFICATION AGREEMENTS

  The Company will enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements will require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

              PARTNERSHIP AGREEMENT OF THE OPERATING PARTNERSHIP

  The following summary of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement") and the descriptions of certain provisions set forth elsewhere in this Prospectus, are qualified in their entirety by reference to the Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

MANAGEMENT

  The Operating Partnership is organized as a Delaware limited partnership pursuant to the terms of the Partnership Agreement. The Company will be the sole general partner of, and will initially hold approximately 82.6% of the economic interests in, the Operating Partnership. The Company will conduct substantially all of its business through the Operating Partnership, except for development and certain other services (which will be conducted through the Services Company) in order to preserve the Company's REIT status. The Operating Partnership will own a 95.0% economic interest in the Services Company. Generally, pursuant to the Partnership Agreement, the Company, as the sole general partner of the Operating Partnership, will have full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions and refinancings and to cause changes in the Operating Partnership's line of business and distribution policies.

  The Continuing Investors, as limited partners of the Operating Partnership, will have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership, except as provided in the Partnership Agreement and as required by applicable law.

INDEMNIFICATION

  To the extent permitted by law, the Partnership Agreement provides for indemnification of the Company, as general partner, its officers and directors and such other persons as the Company may designate to the same extent indemnification is provided to officers and directors of the Company in its Articles of Incorporation, and limits the liability of the Company and its officers and directors to the Operating Partnership to the same extent liability of officers and directors of the Company is limited under the Articles of Incorporation.

TRANSFERABILITY OF INTERESTS

  Except for a transaction described in the following two paragraphs, the Partnership Agreement provides that the Company may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership, without the consent of the holders of at least 60% of the partner interests (including the interests of the Company, which will represent approximately 82.6% of the total partner interests upon consummation of the Offering). Pursuant to the Partnership Agreement, the limited partners have agreed not to transfer, assign, sell, encumber or otherwise dispose of, without the consent of the Company, their interest in the Operating Partnership, other than to family members or accredited investors who agree to assume the obligations of the transferor under the Partnership Agreement subject to a right of first refusal for the benefit of the Company. The Continuing Investors are subject to additional restrictions on their ability to transfer shares of Common Stock. See "Underwriting."

  The Company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification, recapitalization or change of its outstanding equity interests (each a "Termination Transaction") unless the Termination Transaction has been approved by holders of at least 60% of the Units (including Units held by the Company, which will represent approximately 82.6% of all Units outstanding upon consummation of the Offering) and in connection with which all limited partners either will receive, or will have the right to elect to receive, for each Unit an amount of cash, securities or other property equal to the product of the number of shares of Common Stock into which each Unit is then exchangeable and the greatest amount of cash, securities or other property paid to the holder of one share of Common Stock in consideration of one share of Common Stock pursuant to the Termination Transaction. If, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of Common Stock, each holder of Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its right to redemption and received shares of Common Stock in exchange for its Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

  The Company may also merge or otherwise combine its assets with another entity if the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the surviving entity are held directly or indirectly by the Operating Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Operating Partnership (in each case, the "Surviving Partnership"); (ii) the limited partners own a percentage interest of the Surviving Partnership based on the relative fair market value of the net assets of the Operating Partnership and the other net assets of the Surviving Partnership immediately prior to the consummation of such transaction; (iii) the rights, preferences and privileges of the limited partners in the Surviving Partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the Surviving Partnership; and (iv) such rights of the limited partners include the right to exchange their interests in the Surviving Partnership for at least one of the following: (a) the consideration available to such persons pursuant to the preceding paragraph, or (b) if the ultimate controlling person of the Surviving Partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the Common Stock. For purposes of this paragraph, the determination of relative fair market values and rights, preferences and privileges of the limited partners shall be reasonably determined by the Company's Board of Directors as of the time of the Termination Transaction and, to the extent applicable, the values shall be no less favorable to the limited partners than the relative values reflected in the terms of the Termination Transaction.

  In respect of any transaction described in the preceding two paragraphs, the Company is required to use its commercially reasonable efforts to structure such transaction to avoid causing the limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in such transaction. The Operating Partnership will also use commercially reasonable efforts to cooperate with the limited partners to minimize any taxes payable in connection with any repayment, refinancing, replacement or restructuring of indebtedness, or any sale, exchange or any other disposition of assets, of the Operating Partnership.

ISSUANCE OF ADDITIONAL UNITS

  As sole general partner of the Operating Partnership, the Company has the ability to cause the Operating Partnership to issue additional Units representing general and limited partnership interests in the Operating Partnership, including preferred Units of limited partnership interests.

CAPITAL CONTRIBUTION

  The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowings or capital contributions, the Company may borrow such funds from a financial institution or other lender or through public or private debt offerings and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. As an alternative to borrowing funds required by the Operating Partnership, the Company may contribute the amount of such required funds as an additional capital contribution to the Operating Partnership. If the Company so contributes additional capital to the Operating Partnership, the Company's partnership interest in the Operating Partnership will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company. See "Policies With Respect to Certain Activities--Financing."

AWARDS UNDER STOCK INCENTIVE PLAN

  If options granted in connection with the Stock Incentive Plan are exercised at any time or from time to time, or restricted shares of Common Stock are issued under the Stock Incentive Plan, the Partnership Agreement requires the Company to contribute to the Operating Partnership as an additional contribution the exercise price received by the Company in connection with the issuance of shares of Common Stock to such exercising participant or the proceeds received by the Company upon issuance of the shares. Upon such contribution the Company will be issued a number of Units in the Operating Partnership equal to the number of shares of Common Stock so issued.

REDEMPTION/EXCHANGE RIGHTS

  Limited partners will have rights to require the Operating Partnership to redeem part or all of their Units for cash (based upon the fair market value of an equivalent number of shares of Common Stock at the time of such redemption) or the Company may elect to exchange such Units for shares of Common Stock (on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events), provided, however, that if the Company does not elect to exchange such Units for shares of Common Stock, a holder of Units that is a corporation or a limited liability company may require the Company to issue Common Stock in lieu thereof, subject to the Ownership Limit or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors, as applicable. The Company presently anticipates that it will elect to issue Common Stock in exchange for Units in connection with each such redemption request, rather than having the Operating Partnership pay cash. With each such redemption or exchange, the Company's percentage ownership interest in the Operating Partnership will increase. This redemption/exchange right may be exercised by limited partners from time to time, in whole or in part, subject to the limitations that such right may not be exercised (i) prior to the expiration of two years following the consummation of the Offering or (ii) at any time to the extent such exercise would result in any person actually or constructively owning Common Stock in excess of the Ownership Limit or such other amount as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors, as applicable, assuming Common Stock was issued in such exchange. See "Description of Capital Stock-- Restrictions on Ownership and Transfer." In addition, under certain circumstances 50% of the Units received by John B. Kilroy, Sr., John B. Kilroy, Jr. and Kilroy Industries may be redeemed prior to the second anniversary of the consummation of the Offering in connection with the obligation of such Continuing Investors to indemnify the Company in connection with the Formation Transactions. See "Formation and Structure of the Company-- Allocation of Consideration in the Formation Transactions."

REGISTRATION RIGHTS

  For a description of certain registration rights held by the Continuing Investors, see "Shares Available for Future Sale--Redemption/Exchange Rights/Registration Rights."

TAX MATTERS

  Pursuant to the Partnership Agreement, the Company will be the tax matters partner of the Operating Partnership and, as such, will have authority to make tax elections under the Code on behalf of the Operating Partnership.

  The net income or net loss of the Operating Partnership will generally be allocated to the Company and the limited partners in accordance with their respective percentage interests in the Operating Partnership, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations promulgated thereunder. See "Federal Income Tax Consequences--Tax Aspects of the Operating Partnership."

OPERATIONS

  The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability. The Partnership Agreement provides that the net operating cash revenues of the Operating Partnership, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by the Company (but not less frequently than quarterly) pro rata in accordance with the partners' respective percentage interests. Pursuant to the Partnership Agreement, the Operating Partnership will assume and pay when due, or reimburse the Company for payment of, all expenses it incurs relating to the ownership and operation of, or for the benefit of, the Operating Partnership and all costs and expenses relating to the operations of the Company.

DUTIES AND CONFLICTS

  Except as otherwise set forth in "Policies with Respect to Certain Activities--Conflicts of Interest Policies" and "Management--Employment Agreements," any limited partner of the Operating Partnership may engage in other business activities outside the Operating Partnership, including business activities that directly compete with the Operating Partnership.

CERTAIN LIMITED PARTNER APPROVAL RIGHTS

  The Partnership Agreement provides that if the limited partners own at least 5% of the outstanding Units (including Units held by the Company), the Company shall not, on behalf of the Operating Partnership, take any of the following actions without the prior consent of the holders of more than 50% (excluding Units held by the Company) of the Units representing limited partner interests: (i) dissolve the Operating Partnership, other than incident to a merger or sale of substantially all of the Company's assets; or (ii) prior to the seventh anniversary of the consummation of the Offering, sell the Office Property located at 2260 E. Imperial Highway, at Kilroy LAX, other than incident to a merger or sale of substantially all of the Company's assets.

TERM

  The Operating Partnership will continue in full force and effect for 99 years or until sooner dissolved pursuant to the terms of the Partnership Agreement.

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                       SHARES AVAILABLE FOR FUTURE SALE

GENERAL

  Upon the consummation of the Offering and the Formation Transactions, the Company will have outstanding 12,600,000 shares of Common Stock (including 100,000 restricted shares of Common Stock issued to an officer of the Company who is not a Continuing Investor and excluding the 1,875,000 shares which are subject to the Underwriters' over-allotment option), of which the 12,500,000 issued in the Offering (or 14,375,000 if the Underwriters' overallotment option is exercised in full) will be freely tradeable in the public market by persons other than "affiliates" of the Company without restriction or registration under the Securities Act.

  Each of the Continuing Investors has agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any Units or shares of Common Stock or other capital stock of the Company, or any securities convertible or exercisable or exchangeable for any Units or shares of Common Stock or other capital stock for a period of two years from the date of this Prospectus, and the Company has agreed not to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any (other than pursuant to the Stock Incentive Plan) shares of Common Stock or other capital stock of the Company, or any securities convertible or exercisable or exchangeable for any Units or shares of Common Stock or other capital stock of the Company, for a period of 180 days from the date of this Prospectus, in each case without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, subject to certain limited exceptions. Notwithstanding the foregoing, 50% of the Units received by John B. Kilroy, Sr., John B. Kilroy, Jr. and Kilroy Industries in connection with the Formation Transactions will be pledged to secure their indemnification obligations pursuant to an agreement with the Company. See "Formation and Structure of the Company."

  The shares of Common Stock owned by "affiliates" of the Company, the 100,000 restricted shares of Common Stock issued to an officer of the Company who is not a Continuing Investor and the shares of Common Stock issuable upon exchange of Units (other than those issued pursuant to registration rights, as described below), will be subject to Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with them in accordance with Rule 144) who has beneficially owned "restricted shares" (defined generally as shares acquired from the issuer or an affiliate in a non-public transaction) for at least two years, as well as any person who purchased unrestricted shares on the open market who may be deemed an affiliate of the Company, would be entitled to sell, subject to certain manner of sale, public information and notice requirements, within any three-month period, a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding number of shares of Common Stock or 1% of the average weekly trading volume of those shares during the four calendar weeks preceding each such sale. After restricted shares are held for three years, a person who is not then deemed an affiliate of the Company is entitled to sell such shares under Rule 144 without regard to these volume limitations. Sales of shares of Common Stock by affiliates of the Company will continue to be subject to the volume limitations, unless resold under an effective registration statement under the Securities Act. The Commission has stated that it will re-issue a notice of proposed rulemaking which, if adopted in the form expected to be proposed, would shorten the applicable holding period under Rule 144(d) and Rule 144(k) to one and two years, respectively (from the current two- and three-year periods described above). The Company cannot predict whether such amendments will be proposed or adopted or the effect thereof on the trading market for its Common Stock.

  The Company has established the Stock Incentive Plan for the purpose of attracting and retaining executive officers, directors and other key employees. See "Management--Stock Incentive Plan." Upon the consummation

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

of the Offering, the Company will issue in the aggregate options to purchase 900,000 shares of Common Stock to executive officers, directors and certain key employees and has reserved 500,000 additional shares of Common Stock for future issuance under the Stock Incentive Plan.

  Prior to the date of this Prospectus, there has been no public market for the shares of Common Stock. The shares of Common Stock have been approved for listing on the NYSE, subject to official notice of issuance. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock (including sales pursuant to Rule 144) or the availability of shares of Common Stock for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Common Stock (including shares of Common Stock issued upon the exercise of options or the exchange of Units), or the perception that such sales could occur, could adversely affect prevailing market prices of the shares of Common Stock and impair the Company's ability to obtain additional capital through the sale of equity securities. See "Risk Factors--Shares Available for Future Sale." For a description of certain restrictions on transfers of Common Stock held by certain stockholders of the Company, see "Underwriting" and "Description of Capital Stock--Restrictions on Ownership and Transfer."

REDEMPTION/EXCHANGE RIGHTS/REGISTRATION RIGHTS

  Each limited partner of the Operating Partnership will have the right to require the Operating Partnership to redeem part or all of their Units for cash (based on the fair market value of an equivalent number of shares of Common Stock at the time of such redemption) or, at the election of the Company, to exchange such Units for shares of Common Stock, at any time beginning two years after the completion of the Offering subject to the obligation of John B. Kilroy, Sr., John B. Kilroy, Jr. and Kilroy Industries, with respect to 50% of their Units, to indemnify the Company in connection with the Formation Transactions. See "Formation and Structure of the Company-- Allocation of Consideration in the Formation Transactions." If the Company does not elect to exchange such Units for shares of Common Stock, a Unitholder that is a corporation or a limited liability company may require the Company to issue shares of Common Stock in lieu of cash, subject to the Ownership Limit or such other amount as provided in the Company's Articles of Incorporation, as applicable. Upon completion of the Formation Transactions, an aggregate of approximately 2,652,374 Units will be held by limited partners of the Operating Partnership. If the Company elects to exchange Units for Common Stock, each Unit will be exchangeable for one share of Common Stock, subject to adjustment in the event of stock splits, distribution of rights, extraordinary dividends and similar events.

  In order to protect the Company's status as a REIT, a holder of Units is prohibited from exchanging such Units for shares of Common Stock, to the extent that as a result of such exchange any person would own or would be deemed to own, actually or constructively, more than 7.0% of the Common Stock, except to the extent such holder has been granted an exception to the Ownership Limit. See "Description of Capital Stock--Restrictions on Ownership and Transfer."

  The Company has granted the Continuing Investors receiving Units in connection with the Formation Transactions certain registration rights (collectively, the "Registration Rights") with respect to the shares of Common Stock acquired upon exchange of Units or otherwise (the "Registrable Shares"). The Company has agreed to file and generally keep continuously effective beginning two years after the completion of the Offering a registration statement covering the issuance of shares of Common Stock upon exchange of Units and the resale thereof. In addition, the Company has granted the Continuing Investors piggyback registration rights with respect to shares of Common Stock acquired by them by any means. The Company also has agreed to provide the Registration Rights to any other person who may become an owner of Units, provided such person provides the Company with satisfactory undertakings. The Company will bear expenses incident to its registration obligations upon exercise of the Registration Rights, including the payment of federal securities law and state Blue Sky registration fees, except that it will not bear any underwriting discounts or commissions or transfer taxes relating to registration of Registrable Shares.


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

REINVESTMENT AND SHARE PURCHASE PLAN

  The Company is considering the adoption of a Distribution Reinvestment and Share Purchase Plan that would allow stockholders to automatically reinvest cash distributions on their outstanding shares of Common Stock and/or Units to purchase additional shares of Common Stock at a discounted price and without the payment of any brokerage commission or service charge. Stockholders would also have the option of investing limited additional amounts by making cash payments. No decision has been made yet by the Company whether or not to adopt such a plan and there can be no assurance that such a plan will ever be adopted by the Company.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following summary of material federal income tax considerations regarding the Company and the Offering is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Latham & Watkins, tax counsel to the Company, as to the material federal income tax considerations relevant to purchasers of the Common Stock. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders subject to special treatment under the federal income tax laws, including, without limitation, certain financial institutions, life insurance companies, dealers in securities or currencies, stockholders holding Common Stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations (except to the extent discussed under the heading "-- Taxation of Tax-Exempt Stockholders") or foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "Taxation of Non-U.S. Stockholders"). In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to prospective stockholders.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  General. The Company plans to make an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1997. The Company believes that, commencing with its taxable year ending December 31, 1997, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code commencing with such taxable year, and the Company intends to continue to operate in such a manner, but no assurance can be given that it will operate or continue to operate in such a manner so as to qualify or remain qualified.

  These sections of the Code and the corresponding Treasury Regulations are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

  Latham & Watkins has acted as tax counsel to the Company in connection with the Offering and the Company's election to be taxed as a REIT. In the opinion of Latham & Watkins, commencing with the Company's taxable year ending December 31, 1997, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various factual assumptions relating to the organization and operation of the Company, the Operating Partnership and the Services Company, and is conditioned upon certain representations made by the Company as

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

to factual matters. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in this Prospectus and assumes that the actions described in this Prospectus are completed in a timely fashion. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "--Failure to Qualify."

  If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows. First, the Company will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired by the Company through foreclosure or otherwise after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association; (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions
(v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and
(vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition
(vi).

  The Company believes that upon consummation of the Offering it will have issued sufficient shares of Common Stock with sufficient diversity of ownership pursuant to the Offering to allow it to satisfy conditions (v) and
(vi). In addition, the Company's Articles of Incorporation provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Description of Capital Stock-- Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate. See "--Failure to Qualify." In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company will have a calendar taxable year.

  Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets and items of income of the Operating Partnership (including the Operating Partnership's share of such items of any subsidiary partnerships) will be treated as assets and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "--Tax Aspects of the Operating Partnership." The Company has direct control of the Operating Partnership and intends to operate it consistent with the requirements for qualification as a REIT.

  Income Tests. In order to maintain its qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, subject to certain exceptions in the year in which the Company is liquidated, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. For purposes of applying the 30% gross income test, the holding period of Properties acquired by the Operating Partnership in the Formation Transactions will be deemed to have commenced on the date of acquisition.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as

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

"rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not; (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above); (ii) rent any property to a Related Party Tenant (unless the Company determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a
REIT); (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue.

  The Services Company will receive fees in exchange for the performance of certain development activities. Such fees will not accrue to the Company, but the Company will derive its allocable share of dividends from the Services Company through its interest in the Operating Partnership, which qualify under the 95% gross income test, but not the 75% gross income test. The Company believes that the aggregate amount of any nonqualifying income in any taxable year will not exceed the limit on nonqualifying income under the gross income tests.

  The Operating Partnership will receive fees in exchange for the performance of certain management activities for third parties with respect to properties in which the Operating Partnership does not own an interest, including certain of the Excluded Properties. Such fees will result in nonqualifying income to the Company under the 95% and 75% gross income tests. The Company believes that the aggregate amount of nonqualifying income, including such fees, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests.

  The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company would not qualify as a REIT. As discussed above in "Federal Income Tax Considerations--Taxation of the Company--General," even if these relief provisions apply, a 100% tax would be imposed on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company failed the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. No similar mitigation provision provides relief if the Company fails the 30% gross income test. In such case, the Company would cease to qualify as a REIT.

  Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including the Company's share of any such gain realized by the Operating Partnership) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that

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

depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties as are consistent with the Operating Partnership's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax.

  Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including its allocable share of the assets held by the Operating Partnership) must be represented by real estate assets including (i) its allocable share of real estate assets held by partnerships in which the Company owns a direct or indirect interest (such as the Operating Partnership) and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) public debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets (including its allocable share of the assets held by the Operating Partnership) may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

  As described above, the Operating Partnership owns 100% of the non-voting preferred stock of the Services Company, and by virtue of its ownership of interests in the Operating Partnership, the Company will be considered to own its pro rata share of such stock. See "Structure and Formation of the Company." The Operating Partnership does not and will not own any of the voting securities of the Services Company, and therefore the Company will not be considered to own more than 10% of the voting securities of the Services Company. In addition, the Company believes (and has represented to tax counsel to the Company for purposes of its opinion, as described above) that the value of its pro rata share of the securities of the Services Company to be held by the Operating Partnership will not exceed, at the closing of the Offering, 5% of the total value of the Company's assets, and will not exceed such amount in the future. Latham & Watkins, in rendering its opinion as to the qualification of the Company as a REIT, is relying on the representation of the Company to such effect. No independent appraisals have been obtained to support this conclusion. There can be no assurance that the IRS will not contend that the value of the securities of the Services Company held by the Company (through the Operating Partnership) exceeds the 5% value limitation.

  The 5% value test must be satisfied not only on the date that the Company (directly or through the Operating Partnership) acquires securities in the Services Company, but also each time the Company increases its ownership of securities of the Services Company (including as a result of increasing its interest in the Operating Partnership as a result of Company capital contributions to the Operating Partnership or as limited partners exercise their redemption/exchange rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in the Operating Partnership's overall interest in the Services Company.

  After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company increasing its interest in the Operating Partnership), the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.


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

  Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and by excluding the Company's net capital gain) and (b) 95% of the excess of the net income, if any, from foreclosure property over the tax imposed on such income, minus (ii) the excess of the sum of certain items of noncash income (i.e., income attributable to leveled stepped rents, original issue discount or purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of "REIT Taxable Income" as described in clause (i)(a) above. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. Such distributions are taxable to holders of Common Stock (other than tax-exempt entities, as discussed below) in the year in which paid, even though such distributions relate to the prior year for purposes of the Company's 95% distribution requirement. The amount distributed must not be preferential--i.e., each holder of shares of Common Stock must receive the same distribution per share. A REIT may have more than one class of capital stock, as long as distributions within each class are pro rata and non-preferential. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

  It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings, to pay dividends in the form of taxable stock dividends.

  If the Company fails to meet the 95% distribution test due to certain adjustments (e.g., an increase in the Company's income or a decrease in its deduction for dividends paid) by reason of a judicial decision or by agreement with the IRS, the Company may pay a "deficiency dividend" to holders of shares of Common Stock in the taxable year of the adjustment, which dividend would relate back to the year being adjusted. In such case, the Company would also be required to pay interest to the IRS and would be subject to any applicable penalty provisions.

  Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

FAILURE TO QUALIFY

  If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure

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to qualify as a REIT would reduce the cash available for distribution by the
Company to its stockholders. In addition, if the Company fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

  As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

  As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction otherwise available with respect to dividends received by U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder has held his shares of Common Stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of Common Stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as long-term capital gains (or short-term capital gain if the shares have been held for one year or less), provided that the shares have been held as a capital asset. Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

  Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of Common Stock, however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the 28% maximum capital gains rate by the amount of such gain with respect to such Common Stock.

  Upon any sale or other disposition of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock that have been held for six months or less (after applying certain holding

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period rules) will be treated as a long-term capital loss, to the extent of capital gain dividends received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

  The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

  The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its shares of Common Stock as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business, the dividend income from the Company will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Common Stock will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

  For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

  Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

  A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of Common Stock contained in the Articles of Incorporation, the Company does not expect to be classified as a "pension held REIT."

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

TAXATION OF NON-U.S. STOCKHOLDERS

  The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances, including, for example, if the investment in the Company is connected to the conduct by a Non-U.S. Stockholder of a U.S. trade or business. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Common Stock, including any reporting requirements.

  Distributions. Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption discussed above.

  Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholders's Common Stock, but rather will reduce the adjusted basis of such stock. For FIRPTA withholding purposes (discussed below), such distributions (i.e., distributions that are not made out of earnings and profits) will be treated as consideration for the sale or exchange of shares of Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, they will give rise to gain from the sale or exchange of his stock, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend for withholding purposes. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

  Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless
(i) investment in the Common Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to such gain (except

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that a stockholder that is a foreign corporation may also be subject to the
30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

  Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be entitled to offset its gross income by allowable deductions and would pay tax on the resulting taxable income at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation and is not entitled to treaty relief or exemption, as discussed above. The Company is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability. To the extent that such withholding exceeds the actual tax owed by the Non-U.S. Stockholder, the Non-U.S. Stockholder may claim a refund from the IRS.

  The Company or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares of Common Stock on behalf of a Non-U.S. Stockholder will bear the burden of withholding, provided that the Company has properly designated the appropriate portion of a distribution as a capital gain dividend.

  Sale of Common Stock. Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of shares of Common Stock generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The Common Stock will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non- U.S. Stockholders. The Company believes that at the closing of the Offering it will be a "domestically controlled REIT," and therefore that the sale of shares of Common Stock will not be subject to taxation under FIRPTA. However, because the shares of Common Stock will be publicly traded, no assurance can be given that the Company will continue to be a "domestically-controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of shares of Common Stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

  If the Company does not qualify as or ceases to be a "domestically-controlled REIT," gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Common Stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" unless the shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange) and the selling Non-U.S. Stockholder held no more than 5% (after applying certain constructive ownership rules) of the shares of Common Stock during the shorter of (i) the period during which the taxpayer held such shares, or (ii) the 5-year period ending on the date of the disposition of such shares. If gain on the sale or exchange of shares of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price.


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  Backup Withholding Tax and Information Reporting. Backup withholding tax
(which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

  New Proposed Regulations. The United States Treasury has recently issued proposed Treasury Regulations regarding the withholding and information reporting rules discussed above. In general, the proposed Treasury Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed Treasury Regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

  General. Substantially all of the Company's investments will be held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Operating Partnership. See "--Taxation of the Company."

  Entity Classification. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership was treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and preclude the Company from satisfying the asset tests and possibly the income tests (see "--Taxation of the Company--Asset Tests" and "--Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See "Federal Income Tax Consequences-- Taxation of the Company--Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, a change in the Operating Partnership's status for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distributions.

  The IRS recently finalized and published certain Treasury Regulations (the "Final Regulations") which provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") may elect to be taxed as a partnership for federal income tax purposes. The Final Regulations apply for tax periods beginning on or after January 1, 1997 (the "Effective Date"). Unless it

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elects otherwise, an Eligible Entity in existence prior to the Effective Date will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to the Effective Date. In addition, an Eligible Entity which did not exist, or did not claim a classification, prior to the Effective Date, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Company has not requested, and does not intend to request, a ruling from the IRS that the Operating Partnership will be treated as a partnership for federal income tax purposes. However, in connection with the closing of the Formation Transactions, Latham & Watkins will deliver an opinion to the Company stating that based on the provisions of the Partnership Agreement, certain factual assumptions and representations described in the opinion and the Final Regulations, the Operating Partnership will be treated as a partnership for federal income tax purposes (and not as an association or a publicly traded partnership taxable as a corporation). Unlike a private letter ruling, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Operating Partnership could be treated as a corporation for federal income tax purposes.

  Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of
Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  The Partnership Agreement provides that net income or net loss of the Operating Partnership will generally be allocated to the Company and the limited partners in accordance with their respective percentage interests in the Operating Partnership. Notwithstanding the foregoing, such agreement provides that certain interest deductions and income from the discharge of certain indebtedness of the Operating Partnership, attributable to loans transferred to the Operating Partnership by certain Continuing Investors, will be allocated disproportionately to such Continuing Investors. In addition, allocations of net income or net loss will be subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations promulgated thereunder.

  Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at such time (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the Partnership Agreement requires that such allocations be made in a manner consistent with
Section 704(c) of the Code.

  In general, the principals of KI and other Continuing Investors who are limited partners of the Operating Partnership will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to such limited partners, and the Company will generally be allocated only its share of capital gains

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

attributable to appreciation, if any, occurring after the closing of the Formation Transactions. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Operating Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Taxation of the Company--Annual Distribution Requirements."

  Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the "traditional method" or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have not yet decided which will be used to account for Book-Tax Differences with respect to the Properties initially contributed to the Operating Partnership.

  With respect to any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership, such property will initially have a tax basis equal to its fair market value, and
Section 704(c) of the Code will not apply.

  Basis in Operating Partnership Interest. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

  If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Operating Partnership. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a constructive cash distribution to the partners), exceeds the Company's adjusted tax basis, such excess distributions (including such constructive distributions) will constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), such distributions and constructive distributions will constitute long-term capital gain.

SERVICES COMPANY

  A portion of the cash to be used by the Operating Partnership to fund distributions to partners, and in turn to fund distributions by the Company to its stockholders, is expected to come from the Services Company, through dividends on nonvoting preferred stock to be held by the Operating Partnership. The Services Company will not qualify as a REIT and will pay federal, state and local income taxes on its taxable income at normal corporate rates. The federal, state and local income taxes that the Services Company is required to pay will reduce the cash available for distribution by the Company to its stockholders.

  As described above, the value of the Company's indirect interest in the securities of the Services Company held by the Operating Partnership cannot exceed 5% of the value of the Company's total assets at the end of any calendar quarter in which the Company acquires such securities or increases its interest in such securities (including as a result of the Company increasing its interest in the Operating Partnership). See "--Taxation of the Company--Asset Tests." This limitation may restrict the ability of the Services Company to increase the size of its business unless the value of the assets of the Company or the Operating Partnership is increasing at a commensurate rate.

                            OTHER TAX CONSEQUENCES

  The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                             ERISA CONSIDERATIONS

  The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser (including, with respect to the discussion contained in "--Status of the Company, the Operating Partnership and the Partnerships under ERISA," to a prospective purchaser that is not an employee benefit plan, another tax-qualified retirement plan or an individual retirement account ("IRA")). This discussion does not propose to deal with all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan shareholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of
Section 4975 of the Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to state law requirements) in light of their particular circumstances.

  A FIDUCIARY MAKING THE DECISION TO INVEST IN SHARES OF COMMON STOCK ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS AN ERISA PLAN, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA OR OTHER EMPLOYEE BENEFIT PLAN IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE, AND (TO THE EXTENT NOT PRE-EMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF SHARES OF COMMON STOCK BY SUCH PLAN OR IRA. Plans should also consider the entire discussion under the heading "Federal Income Tax Considerations," as material contained therein is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase the Common Stock.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS AND IRAS

  Each fiduciary of an employee benefit plan subject to Title I of ERISA (an "ERISA Plan") should carefully consider whether an investment in shares of Common Stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require
(i) an ERISA Plan's investments to be prudent and in the best interests of the ERISA Plan, its participants and beneficiaries, (ii) an ERISA Plan's investments to be diversified in order to reduce the risk of large losses, unless it is clearly prudent not to do so, (iii) an ERISA Plan's investments to be authorized under ERISA and the terms of the governing documents of the ERISA Plan and (iv) that the fiduciary not cause the ERISA Plan to enter into transactions prohibited under Section 406 of ERISA. In determining whether an investment in shares of Common Stock is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA Plan, and the liquidity and current return of the ERISA Plan's portfolio. A fiduciary should also take into account the nature of the Company's business, the length of the Company's operating history and other matters described under "Risk Factors."

  The fiduciary of an IRA or of an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents, not prohibited under Section 4975 of the Code and permitted under applicable state law.

STATUS OF THE COMPANY, THE OPERATING PARTNERSHIP AND THE SERVICES COMPANY UNDER ERISA

  A prohibited transaction may occur if the assets of the Company are deemed to be assets of the investing Plans and disqualified persons deal with such assets. In certain circumstances where a Plan holds an interest in an entity, the assets of the entity are deemed to be Plan assets (the "look-through rule"). Under such circumstances, any person that exercises authority or control with respect to the management or disposition of such assets is a Plan fiduciary. Plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations, effective March 13, 1987 (the "Regulations"), that outline the circumstances under which a Plan's interest in an entity will be subject to the look-through rule.

  The Regulations apply only to the purchase by a Plan of an "equity interest" in an entity, such as common stock of a REIT. However, the Regulations provide an exception to the look-through rule for equity interests that are "publicly-offered securities."

  Under the Regulations, a "publicly-offered security" is a security that is
(i) freely transferable, (ii) part of a class of securities that is widely-held and (iii) either (a) part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or (b) sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such longer period allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Generally, if the security is part of an offering in which the minimum investment is $10,000 or less, any restriction on or prohibition against any transfer or assignment of such security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not of itself prevent the security from being considered freely transferable. A class of securities is considered "widely-held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.

  The Company anticipates that the Common Stock will meet the criteria of the publicly-offered securities exception to the look-through rule. First, the Company anticipates that the Common Stock will be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those required under federal tax laws to maintain the Company's status as a REIT. Second, the Company believes that the Common Stock will be held by 100 or more investors and that at least 100 or more of these investors will be independent of the Company and of one another. Third, the Common Stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and will be registered under the Exchange Act within 120 days after the end of the fiscal year of the Company during which the offering of such securities to the public occurs. Accordingly, the Company believes that if a Plan purchases the Common Stock, the Company's assets should not be deemed to be Plan assets and, therefore, that any person who exercises authority or control with respect to the Company's assets should not be a Plan fiduciary.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), for whom Prudential Securities Incorporated ("Prudential Securities"), Donaldson, Lufkin & Jenrette Securities Corporation, J.P. Morgan Securities Inc. and Smith Barney Inc. are acting as representatives ("Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names:

                                                                    NUMBER OF
                                                                     SHARES
      UNDERWRITER                                                TO BE PURCHASED
      -----------                                                ---------------
   Prudential Securities Incorporated...........................    1,565,000
   Donaldson, Lufkin & Jenrette Securities Corporation..........    1,565,000
   J.P. Morgan Securities Inc. .................................    1,565,000
   Smith Barney Inc. ...........................................    1,565,000
   Bear, Stearns & Co. Inc. ....................................      240,000
   Alex. Brown & Sons Incorporated..............................      240,000
   Cowen & Company..............................................      240,000
   Credit Suisse First Boston Corporation.......................      240,000
   Dean Witter Reynolds Inc. ...................................      240,000
   Dillon, Read & Co. Inc. .....................................      240,000
   EVEREN Securities, Inc. .....................................      240,000
   Goldman, Sachs & Co. ........................................      240,000
   Hambrecht & Quist LLC........................................      240,000
   Lehman Brothers Inc. ........................................      240,000
   Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.........................................      240,000
   Montgomery Securities........................................      240,000
   Oppenheimer & Co., Inc. .....................................      240,000
   PaineWebber Incorporated.....................................      240,000
   Robertson, Stephens & Company LLC............................      240,000
   Salomon Brothers Inc ........................................      240,000
   Advest, Inc. ................................................      120,000
   Crowell, Weedon & Co. .......................................      120,000
   Dain Bosworth Incorporated...................................      120,000
   First of Michigan Corporation................................      120,000
   Furman Selz LLC..............................................      120,000
   Janney Montgomery Scott Inc. ................................      120,000
   Jefferies & Company, Inc. ...................................      120,000
   Legg Mason Wood Walker, Incorporated.........................      120,000
   McDonald & Company Securities, Inc. .........................      120,000
   Principal Financial Securities, Inc. ........................      120,000
   Raymond James & Associates, Inc. ............................      120,000
   The Robinson-Humphrey Company, Inc. .........................      120,000
   Sutro & Co. Incorporated.....................................      120,000
   Tucker Anthony Incorporated..................................      120,000
   Wedbush Morgan Securities....................................      120,000
   Baird, Patrick & Co., Inc. ..................................       60,000
   Bishop, Rosen & Co., Inc. ...................................       60,000
   Doft & Co., Inc. ............................................       60,000
   Genesis Merchant Group Securities............................       60,000
   C.L. King & Associates, Inc. ................................       60,000
   Pennsylvania Merchant Group Ltd..............................       60,000
   Sands Brothers & Co., Ltd. ..................................       60,000
   The Seidler Companies Incorporated...........................       60,000
   Van Kasper & Company.........................................       60,000
   The Williams Capital Group, L.P. ............................       60,000
                                                                   ----------
       Total....................................................   12,500,000
                                                                   ==========

  The Company is obligated to sell, and the Underwriters are obligated to purchase, all of the shares of Common Stock offered hereby if any are purchased.

  The Underwriters, through their Representatives, have advised the Company that they propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow to selected dealers a concession of $0.85 per share, and that such dealers may re-allow a concession of $0.10 per share to certain other dealers. After the initial public offering, the offering price and the concessions may be changed by the Representatives.

  The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 1,875,000 additional shares of Common Stock at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of shares of Common Stock offered hereby. To the extent such option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to 12,500,000.

  The Company has agreed to indemnify the several Underwriters against or to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act. The Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Nevertheless, the Underwriters may seek to enforce such indemnification and rights to contribution which are expressly provided under the Act.

  The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Each of the Continuing Investors has agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, pledge, grant of any option to purchase or other sale or disposition) of any Units or shares of Common Stock or other capital stock of the Company, or any securities convertible or exercisable or exchangeable for any Units or shares of Common Stock or other capital stock for a period of two years from the date of this Prospectus, and the Company has agreed not to offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any (other than pursuant to the Stock Incentive Plan) shares of Common Stock or other capital stock of the Company, or any securities convertible or exercisable or exchangeable for any Units or shares of Common Stock or other capital stock of the Company, for a period of 180 days from the date of this Prospectus, in each case without the prior written consent of Prudential Securities, on behalf of the Underwriters, subject to certain limited exceptions. Notwithstanding the foregoing, 50% of the Units received by John
B. Kilroy, Sr., John B. Kilroy, Jr. and Kilroy Industries in connection with the Formation Transactions will be pledged to secure their indemnification obligations pursuant to an agreement with the Company. See "Formation and Structure of the Company."

  The shares of Common Stock have been approved for listing on the NYSE. In order to meet one of the requirements for listing the shares of Common Stock on the NYSE, the Underwriters have undertaken to sell (i) lots of 100 or more shares to a minimum of 2,000 beneficial holders, (ii) a minimum of 1.1 million shares and (iii) shares with a minimum aggregate market value of $40.0 million.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price has been determined through negotiations between the Company and the Representatives. Among the factors considered in such determination were prevailing market conditions, dividend yields and financial characteristics of publicly traded REITs that the Company and the Representatives believe to be comparable to the Company, the present state of the Company's financial and business operations, the Company's management, estimates of the business and earnings potential of the Company and the prospects for the industry in which the Company operates.

  An affiliate of J.P. Morgan & Co. is expected to provide the Mortgage Loans and the proposed Credit Facility. In such event, the Company will pay (i) a debt placement fee to an affiliate of J.P. Morgan & Co. for (a) the $84.0 Million Loan equal to 0.5% of the principal amount thereof and (b) the SeaTac Loan equal to 1.5% of the principal amount thereof, and (ii) an origination fee to an affiliate of J.P. Morgan & Co. for the proposed Credit Facility equal to 1.0% of the maximum amount available thereunder. It is expected that an affiliate of Prudential Securities will participate in the Credit Facility.

  Upon consummation of the Offering, Prudential Securities will receive approximately $31.0 million of the net proceeds from the Offering as repayment of indebtedness, fees and related interest expected to be accrued and unpaid as of such date. See "Use of Proceeds."

  The Prudential Insurance Company of America, an affiliate of Prudential Securities, is a tenant in one of the Office Properties located in Kilroy Long Beach, leasing approximately 2,189 square feet of space.

  The Company will pay to the Representatives advisory fees equal, in the aggregate, to 0.75% of the gross proceeds received by the Company in the Offering, for investment banking services relating to, among other things, the structuring of the Formation Transactions and the Offering.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Offering will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Legal matters relating to Maryland law, including the validity of the issuance of the shares of Common Stock offered hereby, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Certain legal matters will be passed upon for the Underwriters by Kaye, Scholer, Fierman, Hays & Handler, LLP, New York, New York. In addition, the description of federal income tax consequences contained in this Prospectus under "Federal Income Tax Consequences" is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Latham & Watkins, special tax counsel to the Company as to the material federal income tax consequences of the Offering.

                                    EXPERTS

  The financial statements of Kilroy Realty Corporation as of September 30, 1996, the Kilroy Group as of September 30, 1996, December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1995 and 1996 and the Acquisition Properties for the year ended December 31, 1995 and the nine months ended September 30, 1996 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance on the reports of such firm, given upon their authority as experts in auditing and accounting.

  In addition, certain statistical information provided under the captions "Prospectus Summary--The Company's Southern California Submarkets" and "Business and Properties--The Company's Southern California Submarkets" has been prepared by Robert Charles Lesser & Co., and is included herein in reliance upon the authority of such firm as expert in, among other things, real estate consulting and urban economics.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street N.W., Washington, D.C. 20599, a Registration Statement (of which this Prospectus is a part) on Form S-11 under the Securities Act and the rules and regulations promulgated thereunder with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and financial statements thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, copies of which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, or by way of the Commission's Internet address, http://www.sec.gov.

  Following the consummation of the Offering, the Company will be required to file reports and other information with the Commission pursuant to the Exchange Act. In addition to applicable legal or New York Stock Exchange requirements, if any, the Company intends to furnish its stockholders with annual reports containing consolidated audited financial statements with a report thereon by the Company's independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                                   GLOSSARY

  "Acquisition Properties" means the two office buildings and related assets that comprise Kilroy Long Beach Phase I, the Thousand Oaks Office Property and the Office and Industrial Properties located at 4123-4175 East La Palma, Anaheim, California that are expected to be acquired by the Company concurrently with the completion of the Offering, including, with respect to Kilroy Long Beach Phase I, the ground lease with respect thereto, and the Industrial Property located at 15752-12822 Monarch Street, Garden Grove, California which was purchased by KI on behalf of the Company prior to consummation of the Offering and will be assigned to the Company upon consummation of the Offering.

  "ADA" means the Americans with Disabilities Act, enacted on July 26, 1990.

  "Audit Committee" means the audit committee of the Board of Directors.

  "base rent" means gross rent excluding payments by tenants on account of real estate taxes, operating expenses and utility expenses.

  "Class A office buildings" means office buildings that have excellent location and access, attract major corporate tenants, have high quality finishes, are well maintained, professionally managed and are either new buildings or buildings that are competitive with new buildings.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "Common Stock" means common stock, par value $.01 per share, of the Company.

  "Company" means Kilroy Realty Corporation and its consolidated subsidiaries and the Services Company.

  "Continuing Investors" shall mean the persons and entities receiving Units in connection with the Formation Transactions. See "Note 1. Organization and Basis of Presentation" to the Combined Financial Statements of the Kilroy Group.

  "Credit Facility" means the $100.0 million revolving credit facility that the Company expects to enter into shortly after consummation of the Offering.

  "$84.0 Million Loan" means the $84.0 million mortgage loan secured by certain of the Properties.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Executive Committee" means the executive committee of the Board of Directors.

  "Formation Transactions" means those transactions relating to the organization of the Company and its subsidiaries, including the transfer of the Properties and other assets to the Company, as described under "Formation and Structure of the Company--Formation Transactions."

  "Funds from Operations" means, in accordance with the resolution adopted by the Board of Governors of NAREIT in its March 1995 White Paper, net income
(loss) computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

  "Independent Director" means a director of the Company who is not an employee, officer or affiliate of the Company or a subsidiary or division thereof, or a relative of a principal executive officer, and who is not an individual member of an organization acting as advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Company in addition to director's fees.

  "Industrial Properties" means the 12 industrial properties in which the Company will have an ownership interest upon completion of the Offering, including the Industrial Property located at 15752-12822 Monarch Street, Garden Grove, California which was purchased by KI on behalf of the Company prior to consummation of the Offering and will be assigned to the Company upon consummation of the Offering.

  "IRAs" means individual retirement accounts.

  "IRS" means the Internal Revenue Service.

  "KI" means Kilroy Industries, a California corporation, that operated the Company's business prior to the consummation of the Offering and the Formation Transactions.

  "Kilroy Group" means KI and the partnerships and trusts affiliated with KI that prior to the Offering owned the Properties (other than the Acquisition Properties) and other assets being transferred to the Company in the Formation Transactions. See "Note 1. Organization and Basis of Presentation" of the historical financial statements of the Kilroy Group.

  "Kilroy Realty Corporation" means Kilroy Realty Corporation, a Maryland corporation with its principal office at 2250 East Imperial Highway, Suite 1200, El Segundo, California 90245.

  "LAX" means Los Angeles International Airport.

  "look-through rule" means the ERISA rule providing that in certain circumstances where a Plan holds an interest in an entity, the assets of the entity are deemed to be the Plan's assets.

  "MGCL" means the Maryland General Corporation Law.

  "Mortgage Loans" means the $96.0 million mortgage loans, the closing of which is a condition to the completion of the Offering, to be obtained by the Company concurrently with the consummation of the Offering.

  "NAREIT" means the National Association of Real Estate Investment Trusts.

  "net absorption" means, with respect to a specified market area, the net increase in occupied rentable space.

  "NYSE" means the New York Stock Exchange, Inc.

  "Offering" means the initial public offering of shares of Common Stock of Kilroy Realty Corporation pursuant to and as described in this Prospectus.

  "Office Properties" means the 14 office properties in which the Company will have an ownership interest upon completion of the Offering, including consummation of the Formation Transactions and acquisition of the Acquisition Properties.

  "Omnibus Agreement" means the agreement by and among each of the Continuing Investors and the Company pursuant to which the Continuing Investors will contribute their interests in the Properties (other than the Acquisition Properties), and certain other assets, in exchange for Units representing limited partnership interests in the Operating Partnership.

  "Operating Partnership" means Kilroy Realty, L.P., a Delaware limited partnership with its office at 2250 East Imperial Highway, Suite 1200, El Segundo, California 90245, organized in the Formation Transactions and through which all of the Company's interests in the Properties will be held and real estate activities will be conducted.

  "Ownership Limit" means the restriction contained in the Company's Articles of Incorporation providing that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 7.0% (by number or value, whichever is more restrictive) of the outstanding shares of Common Stock.

  "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended from time to time.

  "Partnerships" means those corporations, general and limited partnerships and trusts affiliated with Kilroy Industries whose Properties are being acquired by the Operating Partnership.

  "Plans" means employee benefit plans and IRAs.

  "Preferred Stock" means shares of preferred stock, par value $.01 per share, of the Company.

  "Properties" means the real property and related assets owned by the Partnerships and contributed to the Company by the Continuing Investors in connection with the Formation Transactions, including, but not limited to, real property and the Acquisition Properties.

  "Prospectus" means this prospectus relating to the sale of up to 12,500,000 shares of Common Stock of the Company in the Offering, plus the 1,875,000 shares subject to the Underwriters' over-allotment option.

  "Regulations" means regulations issued by the United States Department of Labor defining "plan assets."

  "REIT" means a real estate investment trust as defined in Section 856 of the Code which meets the requirements for qualification as a REIT described in Sections 856 through 860 of the Code.

  "Related Party Tenant" means a tenant of a REIT in which the REIT, or an owner of 10% or more of the REIT, actually or constructively owns a 10% or greater ownership interest.

  "rentable square feet" means a building's usable area plus common areas and penetrations, expressed collectively in square feet which are allocated pro rata to tenants.

  "Representatives" means Prudential Securities Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, J.P. Morgan Securities Inc. and Smith Barney Inc., as representatives of the Underwriters.

  "Rule 144" means Rule 144 promulgated under the Securities Act.

  "SeaTac Loan" means the $12.0 million mortgage loan secured by the SeaTac Office Center.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Services Company" means Kilroy Services, Inc., a Maryland corporation with its principal office at 2250 East Imperial Highway, El Segundo, CA 90245, which will perform the Company's development activities and third party development services, and the economic value of which will be owned 95.0% by the Operating Partnership and 5.0% collectively by John B. Kilroy, Sr. and John B. Kilroy, Jr.

  "Southern California Area" means the counties of Los Angeles, Orange, Riverside, San Bernardino and Ventura.

  "Stock Incentive Plan" means the Company's stock incentive plan, as further described in this Prospectus under the caption entitled "Management--Stock Incentive Plan."

  "Thousand Oaks Office Property" means the office building and related realty located at 2829 Townsgate Road, Thousand Oaks, California.

  "Treasury Regulations" means regulations of the U.S. Department of Treasury under the Code.

  "triple net basis lease" means a lease pursuant to which a tenant is responsible for the base rent in addition to the costs and expenses in connection with and related to property taxes, insurance and repairs and maintenance applicable to the leased space.

  "Underwriters" means each of the Underwriters named in the section of this Prospectus entitled "Underwriting."

  "Underwriting Agreement" means the Underwriting Agreement between the Company and the Representatives relating to the purchase of the Common Stock offered hereby.

  "Units" means limited and general partnership interests representing an ownership interest in the Operating Partnership.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Kilroy Realty Corporation
 Pro Forma (Unaudited):
  Pro Forma Condensed Consolidated Balance Sheet as of September 30,
   1996...................................................................  F-2
  Notes to Pro Forma Condensed Consolidated Balance Sheet.................  F-3
  Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 1996 and the year ended December 31, 1995...  F-5
  Notes to Pro Forma Condensed Consolidated Statements of Operations......  F-7
 Historical:
  Independent Auditors' Report............................................  F-8
  Balance Sheet as of September 30, 1996..................................  F-9
  Notes to Balance Sheet.................................................. F-10
Kilroy Group (Predecessor Affiliates)
  Independent Auditors' Report............................................ F-12
  Combined Balance Sheets as of September 30, 1996, and December 31, 1995
   and 1994............................................................... F-13
  Combined Statements of Operations for the nine months ended September
   30, 1996 and 1995 and the three years ended December 31, 1995, 1994 and
   1993................................................................... F-14
  Combined Statements of Accumulated Deficit for the three years ended
   December 31, 1995, 1994 and 1993 and nine months ended September 30,
   1996................................................................... F-15
  Combined Statements of Cash Flows for the nine months ended September
   30, 1996 and 1995 and the three years ended December 31, 1995, 1994 and
   1993................................................................... F-16
  Notes to Combined Financial Statements.................................. F-17
Acquisition Properties
  Independent Auditors' Report............................................ F-27
  Combined Historical Summaries of Certain Revenues and Certain Expenses
   for the nine months ended September 30, 1996 and for the year ended
   December 31, 1995...................................................... F-28
  Notes to Combined Historical Summaries of Certain Revenues and Certain
   Expenses............................................................... F-29

                           KILROY REALTY CORPORATION

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              SEPTEMBER 30, 1996
                                  (UNAUDITED)
                            (DOLLARS IN THOUSANDS)

  This unaudited pro forma condensed consolidated balance sheet is presented as if (i) the transfer of the Properties and business and operations of the Kilroy Group pursuant to the Formation Transactions and (ii) the Offering, the Mortgage Loans and use of proceeds to repay indebtedness and purchase the Acquisition Properties had each occurred on September 30, 1996. Such pro forma information is based upon the historical balance sheet of the Kilroy Group at September 30, 1996. The acquisition of the Properties (other than the Acquisition Properties) and business and operations of the Kilroy Group will be recorded by the Company at the historical cost reflected in the Kilroy Group financial statements. The historical cost basis, similar to a pooling of interests, will be used because these Properties have been under the common control of John B. Kilroy, Sr. and John B. Kilroy, Jr. The purchase of the Acquisition Properties will be accounted for as a purchase transaction. Future acquisitions, including the possible purchase of Excluded Properties, will be accounted as purchase transactions. This pro forma condensed balance sheet should be read in conjunction with the pro forma condensed statement of operations of the Company and the historical combined financial statements and notes thereto of the Kilroy Group and the historical combined summaries of certain revenues and certain expenses of the Acquisition Properties included elsewhere in this Prospectus. See "The Company" and "Use of Proceeds."

  The unaudited pro forma condensed balance sheet is not necessarily indicative of what the actual financial position of the Company would have been assuming the Company had been formed and the consummation of the Formation Transactions, the Offering and the Mortgage Loans and the use of proceeds thereof, and the acquisition of the Acquisition Properties at September 30, 1996, nor does it purport to represent the future financial position of the Company.

                                                       SEPTEMBER 30, 1996
                                        -------------------------------------------------------
                                                                                  KILROY REALTY
                          KILROY REALTY   KILROY                                   CORPORATION
                           CORPORATION    GROUP     ACQUISITION     PRO FORMA       PRO FORMA
                           HISTORICAL   HISTORICAL  PROPERTIES     ADJUSTMENTS    CONSOLIDATED
                          ------------- ----------  -----------    -----------    -------------
                               (A)         (B)
         ASSETS
Rental properties, net
 of accumulated
 depreciation and
 amortization...........    $     --    $ 119,405    $ 58,022 (C)   $     --        $177,427
Cash and cash
 equivalents............            1                 (58,022)(C)     135,744 (D)     77,723
Tenant receivables,
 net....................                    3,363                                      3,363
Deferred charges and
 other assets, net of
 accumulated
 amortization...........                    8,294                         144 (E)      8,438
                            ---------   ---------    --------       ---------       --------
   Total................    $       1   $ 131,062         --        $ 135,888       $266,951
                            =========   =========    ========       =========       ========
     LIABILITIES AND
      STOCKHOLDERS'
    EQUITY (DEFICIT)
Liabilities:
 Debt...................    $     --    $ 224,046                   $(128,046)(F)   $ 96,000
 Accounts payable and
  accrued expenses......                    2,600                                      2,600
 Accrued construction
  costs.................                      460                        (460)(G)
 Accrued property
  taxes.................                    1,007                                      1,007
 Accrued interest
  payable...............                    3,538                      (3,538)(H)
 Accrued cost of option
  buy-out and tenant
  improvements..........                    3,650                      (2,260)(I)      1,390
 Rent received in
  advance and tenant
  security deposits.....                    8,984                                      8,984
                            ---------   ---------    --------       ---------       --------
   Total liabilities....                  244,285                    (134,304)       109,981
                            ---------   ---------    --------       ---------       --------
Minority interest.......                                               27,313 (J)     27,313
                            ---------   ---------    --------       ---------       --------
Stockholders' equity
 (deficit):
 Common stock...........            1                                     125 (K)        126
 Additional paid-in
  capital...............                                              270,067 (K)    129,531
                                                                      (27,313)(J)
                                                                     (113,223)(L)
 Accumulated deficit....                 (113,223)                    113,223 (L)
                            ---------   ---------    --------       ---------       --------
   Total stockholders'
    equity (deficit)....            1    (113,223)                    242,879        129,657
                            ---------   ---------    --------       ---------       --------
   Total................    $       1   $ 131,062                   $ 135,888       $266,951
                            =========   =========    ========       =========       ========

                           KILROY REALTY CORPORATION

      NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

PRO FORMA ADJUSTMENTS

  These pro forma adjustments are to reflect the Offering, the Formation Transactions, including the transfer of the Properties (other than the Acquisition Properties), the purchase of the Acquisition Properties and the Mortgage Loans and the use of proceeds thereof.

(A) Reflects Kilroy Realty Corporation audited balance sheet as of September 30, 1996.

(B) Reflects Kilroy Group audited historical combined balance sheet as of September 30, 1996.

(C) Reflects the cost of the Acquisition Properties.

  The Acquisition Properties, all of which will be acquired from unaffiliated third parties, are as follows:

     PROPERTY                  CASH PURCHASE PRICE            SELLER
     --------                  -------------------            ------
     Westlake Plaza Centre....       $13,235       Westlake Plaza Partners
     Long Beach Phase I.......        23,488       The Northwestern Mutual Life
                                                   Insurance Company
     La Palma Business
      Center..................        12,208       Horowitz Brothers 1975 Trust
     Monarch Building.........         9,091       ARGO REO Limited Partnership
                                     -------
         Total................       $58,022
                                     =======

  The acquisition of the Acquisition Properties will be accounted for as purchase transactions. The operations of the Sellers were not acquired and land and buildings were the only assets purchased. The cost of the properties will be allocated as follows:

      Land............................................................. $19,297
      Buildings and improvements.......................................  38,725
                                                                        -------
                                                                        $58,022
                                                                        =======

(D) The adjustment to pro forma cash and cash equivalents was determined as follows:

   . Net proceeds from the Offering after underwriting discount and estimated issuance costs of $24,572............................ $ 262,928
   . Net proceeds from the $84.0 Million Loan bearing interest at
     8.2% and the $12.0 million SeaTac Loan bearing interest at 30-
     day LIBOR plus 300 basis points after estimated issuance cost
     of $600........................................................    95,400
                                                                     ---------
   . Net proceeds...................................................   358,328
   . Repayment of mortgage debts net of forgiveness of $4,062 and including $338 of additional loan fees ........................  (220,322)
   . Purchase of Acquisition Properties.............................   (58,022)
   . Payment of accrued interest....................................      (912)
   . Payment of debt issuance costs.................................    (1,350)
                                                                     ---------
   Net increase in cash and cash equivalents........................ $  77,722
                                                                     =========

(E) Reflects the net increase as follows:

   . Issuance costs of the Mortgage Loans and the $100 million
     Credit Facility................................................ $   1,950
   . Write-off of loan costs relating to repayment of mortgage
     debt...........................................................    (1,806)
                                                                     ---------
   Net increase in deferred charge.................................. $     144
                                                                     =========

                           KILROY REALTY CORPORATION

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                    BALANCE SHEET (UNAUDITED)--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(F) Reflects the net decrease as follows:

   . Issuance of $84.0 Million Loan payable monthly until maturity in 2005....................................................... $  84,000
   . Issuance of $12.0 million SeaTac Loan.........................    12,000
   . Repayment of mortgage debt from net proceeds of the Offering and the Mortgage Loans........................................  (224,046)
                                                                    ---------
   Net decrease in mortgage debt................................... $(128,046)
                                                                    =========

(G) Amount represents a liability for construction costs which will not be assumed by Kilroy Realty Corporation.

(H) Amount represents accrued interest which will not be assumed by Kilroy Realty Corporation ($732) and accrued interest forgiven ($1,894) and paid ($912) in connection with the repayment of mortgage debt.

(I) Amount represents the portion of accrued cost of option buy-out which will not be assumed by Kilroy Realty Corporation.

(J) Reflects the estimated minority interest of the Continuing Investors in the Operating Partnership computed as follows:

   Pro forma total assets............................................. $266,950
   Pro forma total liabilities........................................ (109,981)
                                                                       --------
   Pro forma net book value of Operating Partnership.................. $156,969
                                                                       ========
   Minority interest of Continuing Investors at 17.4%................. $ 27,313
                                                                       ========

(K) Reflects the issuance of 12,500,000 shares of Common Stock, par value $.01 per share, at an assumed initial Offering price of $23.00 per share. The following table sets forth the adjustments to additional paid-in capital:

   . Net proceeds from the Offering of Common Stock after
     underwriting discounts and commissions and estimated issuance costs of $24,572................................................  $262,928
     Less: par value of Common Stock of 12,500,000 shares at $.01 per
     share...........................................................      (125)
   . Accrued interest which will not be assumed by Kilroy Realty
     Corporation.....................................................       732
   . Write-off of loan costs relating to repayment of mortgage debt..    (1,806)
   . Portion of liability for option buy-out cost which will not be
     assumed by Kilroy Realty Corporation............................     2,260
   . Net gain on repayment of mortgage debt and accrued interest.....     5,618
   . Liability for construction costs which will not be assumed by
     Kilroy Realty Corporation.......................................       460
                                                                       --------
   Net adjustment to additional paid-in capital......................  $270,067
                                                                       ========

(L) Reflects the reclassification of the accumulated deficit.

                           KILROY REALTY CORPORATION

     PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

     NINE MONTHS ENDED SEPTEMBER 30, 1996 AND YEAR ENDED DECEMBER 31, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The unaudited pro forma condensed consolidated statements of operations are presented as if (i) the transfer of the Properties (other than the Acquisition Properties) and business and operations of the Kilroy Group pursuant to the Formation Transactions and (ii) the Offering and the Mortgage Loans, and the use of proceeds thereof to repay indebtedness and purchase the Acquisition Properties, each had occurred on January 1, 1995. Such pro forma information is based upon the historical results of operations of the Kilroy Group for the nine months ended September 30, 1996, and the year ended December 31, 1995. This pro forma condensed consolidated statement of operations should be read in conjunction with the pro forma condensed consolidated balance sheet of the Company and the historical combined financial statements and notes thereto of the Kilroy Group and the historical combined summaries of certain revenues and certain expenses of the Acquisition Properties and notes thereto included elsewhere in this Prospectus. Reference is also made to "The Company" and "Use of Proceeds."

  The unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of what the actual results of operations of the Company would have been assuming the Company had been formed and the consummation of the Formation Transactions, the Offering and the Mortgage Loans and the use of proceeds thereof, and the acquisition of the Acquisition Properties at January 1, 1995, nor does it purport to represent the results of operations of future periods of the Company.

                           KILROY REALTY CORPORATION

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               NINE MONTHS ENDED SEPTEMBER 30, 1996
                    ----------------------------------------------------------------
                      KILROY                                            COMPANY PRO
                      GROUP    ACQUISITION  PRO FORMA     PRO FORMA        FORMA
                    HISTORICAL PROPERTIES   SUBSIDIARY   ADJUSTMENTS    CONSOLIDATED
                    ---------- -----------  ----------   -----------    ------------
REVENUES:
 Rental income....   $25,156     $5,875                   $   (396)(A)   $   30,635
 Tenant
  reimbursements..     2,583        743                                       3,326
 Parking..........     1,317                                                  1,317
 Development and
  management
  fees............       580                  $(580)(B)
 Lease termination
  fees............
 Sale of air
  rights..........
 Other income.....        65        299                                         364
                     -------     ------       -----       --------       ----------
  Total revenues..    29,701      6,917        (580)          (396)          35,642
                     -------     ------       -----       --------       ----------
EXPENSES:
 Property
  expenses........     5,042      1,315                         54 (C)        6,411
 Real estate
  taxes...........       970        417                         70 (D)        1,457
 General and
  administrative..     1,607        200                      1,300 (E)        3,107
 Ground lease.....       579        253                                         832
 Option buy-out
  cost............     3,150                                                  3,150
 Development and
  management
  expenses........       584                   (584)(B)
 Interest
  expense.........    16,234                               (10,282)(F)        5,952
 Depreciation and
  amortization....     6,838        830(G)                                    7,668
                     -------     ------       -----       --------       ----------
  Total expenses..    35,004      3,015        (584)        (8,858)          28,577
                     -------     ------       -----       --------       ----------
 Income (loss)
  from operations
  before equity in
  income
  of subsidiaries
  and minority
  interest........    (5,303)     3,902           4          8,462            7,065
 Equity in income
  of subsidiary...                                             (58)(B)          (58)
 Minority
  interest........                                          (1,219)(H)       (1,219)
                     -------     ------       -----       --------       ----------
  Net income
   (loss)            $(5,303)    $3,902       $   4       $  7,185       $    5,788
                     =======     ======       =====       ========       ==========
Average number of
 shares
 outstanding......                                                       12,600,000
                                                                         ==========
Net income per
 common share(I)..                                                       $     0.46
                                                                         ==========
                                   YEAR ENDED DECEMBER 31, 1995
                    -----------------------------------------------------------------
                      KILROY                                             COMPANY PRO
                      GROUP    ACQUISITION  PRO FORMA      PRO FORMA        FORMA
                    HISTORICAL PROPERTIES   SUBSIDIARY    ADJUSTMENTS    CONSOLIDATED
                    ---------- ------------ ------------- -------------- ------------
REVENUES:
 Rental income....   $ 32,314    $7,355                    $   (528)(A)   $   39,141
 Tenant
  reimbursements..      3,002       884                                        3,886
 Parking..........      1,582                                                  1,582
 Development and
  management
  fees............      1,156                $(1,156)(B)
 Lease termination
  fees............        100                                                    100
 Sale of air
  rights..........      4,456                                                  4,456
 Other income.....        298       407                                          705
                     --------    ------      -------       --------       ----------
  Total revenues..     42,908     8,646       (1,156)          (528)          49,870
                     --------    ------      -------       --------      -----------
EXPENSES:
 Property
  expenses........      6,834     1,882                         (48)(C)        8,668
 Real estate
  taxes...........      1,416       495                          91 (D)        2,002
 General and
  administrative..      2,152       303                       1,688 (E)        4,143
 Ground lease.....        789       338                                        1,127
 Option buy-out
  cost............
 Development and
  management
  expenses........        737                   (737)(B)
 Interest
  expense.........     24,159                               (16,223)(F)        7,936
 Depreciation and
  amortization....      9,474     1,106(G)                                    10,580
                     --------    ------      -------       --------       ----------
  Total expenses..     45,561     4,124         (737)       (14,492)          34,456
                     --------    ------      -------       --------       ----------
 Income (loss)
  from operations
  before equity in
  income
  of subsidiaries
  and minority
  interest........     (2,653)    4,522         (419)        13,964           15,414
 Equity in income
  of subsidiary...                                              136 (B)          136
 Minority
  interest........                                           (2,706)(H)       (2,706)
                     --------    ------      -------       --------       ----------
  Net income
   (loss)            $(2,653)    $4,522      $  (419)      $ 11,394       $   12,844
                     =======     ======      =======       ========       ==========
Average number of
 shares
 outstanding......                                                        12,600,000
                                                                          ==========
Net income per
 common share(I)..                                                        $     1.02
                                                                          ==========

                           KILROY REALTY CORPORATION

      NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (UNAUDITED) (DOLLARS IN THOUSANDS)

(A) Represents the elimination of rental income received from Kilroy
    Industries.

(B) Represents the elimination of the Services Company's gross revenues and expenses and the recording of the equity in income of the Services Company net of income taxes.

                                                  NINE MONTHS      YEAR ENDED
                                              ENDED SEPTEMBER 30, DECEMBER 31,
                                                     1996             1995
                                              ------------------- ------------
   Development and management fees...........        $ 580           $1,156
   Development and management expenses.......         (584)            (737)
   Elimination of nonrecurring Services
    Company expenses.........................           80
                                                     -----           ------
                                                        76              419
   Elimination of management fees earned on
    one of the Acquisition Properties........         (137)            (181)
                                                     -----           ------
                                                       (61)             238
   Income tax expense........................                           (95)
                                                     -----           ------
   Estimated service company net income
    (loss)...................................          (61)             143
                                                     -----           ------
   At 95% economic interest..................        $ (58)          $  136
                                                     =====           ======

(C) Represents the elimination of management fees charged to the Kilroy Group by Kilroy Industries and the reclassification of expenses which previously had not been allocated to individual properties.

(D) Represents incremental property taxes on the Acquisition Properties due to change of ownership.

(E) Represents the estimated incremental increases in other general and administrative expenses, including, without limitation, the incremental general and administrative expenses to be incurred as a public company, increases in other G&A expenses, less the effect of the reclassification of property expenses which previously had not been allocated to individual properties.

(F) Reflects reduction of interest expenses associated with the mortgage debts assumed to be repaid using net proceeds from the Offering:

                                                  NINE MONTHS      YEAR ENDED
                                              ENDED SEPTEMBER 30, DECEMBER 31,
                                                     1996             1995
                                              ------------------- ------------
   . Interest expense on the Mortgage Loans
     (fixed interest rate of 8.2% on $84,000
     with 25-year amortization; variable
     interest rate of LIBOR plus 3.0% on
     $12,000)................................      $  5,896         $  7,861
   . Amortization of the issuance costs on
     the Mortgage Loans......................            56               75
   . Interest expense on debt assumed to be
     retired.................................       (16,234)         (24,159)
                                                   --------         --------
     Net interest expense reduction..........      $(10,282)        $(16,223)
                                                   ========         ========

(G) Represents depreciation expense calculated based on the cost of the Acquisition Properties' buildings depreciated on the straight-line method over a 35 year life.

(H) Represents the income allocated to the 17.4% minority interest (Units) in the Operating Partnership owned by Continuing Investors.

(I) Pro forma net income per share of Common Stock is based upon 12,500,000 shares of Common Stock assumed to be outstanding in connection with the Offering and 100,000 restricted shares of Common Stock granted to an officer of the Company.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Kilroy Realty Corporation:

  We have audited the accompanying balance sheet of Kilroy Realty Corporation (the "Company") as of September 30, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company at September 30, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Los Angeles, California
October 25, 1996

                           KILROY REALTY CORPORATION

                                 BALANCE SHEET

                               SEPTEMBER 30, 1996

      ASSETS
      Cash............................................................... $1,000
                                                                          ======
      STOCKHOLDER'S EQUITY
      Common Stock, $.01 par value, 10,000,000 shares authorized;
       50 shares issued and outstanding.................................. $1,000
                                                                          ======



                          See notes to balance sheet.

                           KILROY REALTY CORPORATION

                            NOTES TO BALANCE SHEET

                              SEPTEMBER 30, 1996

1. FORMATION OF THE COMPANY

  Kilroy Realty Corporation (the "Company") was incorporated in Maryland on September 13, 1996. The Company will file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the "Offering") of 12,500,000 shares of Common Stock. The Company has been formed to succeed to the business of the Kilroy Group consisting of a portfolio of 19 office and industrial properties (the "Kilroy Properties") and the real estate ownership, acquisition, development, leasing and management businesses historically conducted by Kilroy Industries and related partnerships. The Company's assets will be owned and controlled by, and all of its operations will be conducted through, Kilroy Realty, L.P. (the "Operating Partnership") and other subsidiaries. The Company will control, as the sole general partner, and will initially own an approximately 84.6% interest in, the Operating Partnership. The Operating Partnership will conduct certain development services through Kilroy Services, Inc. ("Services Company"). John B. Kilroy, Sr. and John B. Kilroy, Jr. together will own 100% of the voting common stock representing a 5% economic interest in the Services Company. The Operating Partnership will own 100% of the nonvoting preferred stock representing 95% of the economic interest in the Services Company. The nonvoting preferred stock will not have any voting rights except as provided by law, will not be convertible or exchangeable into other securities of the Company, will have no redemption rights or any appraisal rights except as provided by law and the holders thereof will have no preemptive rights to subscribe for any securities of the Company. Holders of the nonvoting preferred stock will participate in all distributions from the Services Company and receive 95% of all distributions, if and when such distributions are authorized and declared by the Services Company's board of directors out of funds legally available therefor. Upon dissolution, holders of nonvoting preferred stock will be entitled to receive preferential liquidating distributions in an amount equal to 95% of the value of the Services Company's assets. The Operating Partnership's investment in the Services Company will be accounted for under the equity method. As of October 25, 1996, the Services Company had not yet been formed.

  Prior to and simultaneous with the consummation of the Offering, the Company, the Operating Partnership and the Continuing Investors intend to engage in certain formation transactions (the "Formation Transactions") summarized as follows:

    (i) The Continuing Investors will contribute all of their interests in the Kilroy Properties to the Operating Partnership in exchange for units representing limited partnership interests in the Operating Partnership ("Units"). The transfer of the Kilroy Properties, which are under the common control of John B. Kilroy, Sr. and John B. Kilroy, Jr., to the Operating Partnership will be accounted for at the historical cost of the Continuing Investors' interests therein similar to a pooling of interests;

    (ii) The Company will sell shares of Common Stock in the Offering and will contribute the net proceeds from the Offering (estimated to be approximately $262.9 million after deduction of estimated offering expenses) to the Operating Partnership in exchange for Units in the Operating Partnership. The Operating Partnership will use substantially all of such net proceeds, together with the net proceeds of borrowings under the Mortgage Loans, discussed below, for the repayment of certain existing mortgage and loan indebtedness on the Kilroy Properties, the acquisition of certain properties (the "Acquisition Properties") and additions to working capital cash reserves;

    (iii) The Operating Partnership will enter into an $84.0 million secured mortgage financing and a $12.0 million secured mortgage financing (the "Mortgage Loans"), which will be nonrecourse obligations of the Operating Partnership; and

    (iv) The Company will amend its charter and authorize 150,000,000 shares of Common Stock, $.01 par value per share, and 30,000,000 shares of Preferred Stock, par value $.01 per share.

                           KILROY REALTY CORPORATION

                              SEPTEMBER 30, 1996

2. INCOME TAXES

  It is the intent of the Company to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally will not be subject to federal income tax to the extent that it distributes at least 95% of its REIT taxable income to its stockholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

3. OFFERING COSTS

  In connection with the Offering, affiliates have or will incur legal, accounting and related costs which will be reimbursed by the Company upon the consummation of the Offering. These costs will be deducted from the gross proceeds of the Offering.

4. STOCK INCENTIVE PLAN AND RESTRICTED STOCK GRANT

  Prior to the consummation of the Offering, the Company intends to adopt and have its shareholders approve a stock incentive plan (the "Stock Incentive Plan"), for the purpose of attracting and retaining executive officers, directors and employees. A maximum of 1,500,000 shares of Common Stock (subject to adjustment) will be reserved by the Company for issuance under the Stock Incentive Plan, including 100,000 restricted shares of Common Stock which will be issued to an officer of the Company upon consummation of the Offering and which will vest in equal annual installments over a three-year period.


                                    ******

                         INDEPENDENT AUDITORS' REPORT

To the Partners of Kilroy Group:

  We have audited the accompanying combined balance sheets of Kilroy Group (described in Note 1) as of September 30, 1996 and December 31, 1995 and 1994, and the related combined statements of operations, accumulated deficit, and cash flows for the nine months ended September 30, 1996 and each of the three years in the period ended December 31, 1995 and the combined statements of operations and cash flows for the nine months ended September 30, 1995. These financial statements are the responsibility of the management of Kilroy Group. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Kilroy Group as of September 30, 1996 and December 31, 1995 and 1994, and the results of its operations and its cash flows for the nine months ended September 30, 1996 and 1995 and for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Los Angeles, California
December 20, 1996

                                  KILROY GROUP

                            COMBINED BALANCE SHEETS

               SEPTEMBER 30, 1996 AND DECEMBER 31, 1995 AND 1994
                                 (IN THOUSANDS)

                                                             DECEMBER 31,
                                            SEPTEMBER 30, --------------------
                                                1996        1995       1994
                                            ------------- ---------  ---------
                  ASSETS
RENTAL PROPERTIES (Notes 1, 2, 4, 5, 6 and
 9):
  Land.....................................   $  12,490   $  12,490  $  12,490
  Buildings and improvements...............     214,637     212,493    211,331
                                              ---------   ---------  ---------
    Total rental properties................     227,127     224,983    223,821
  Accumulated depreciation and
   amortization............................    (107,722)   (101,774)   (93,475)
                                              ---------   ---------  ---------
    Rental properties, net.................     119,405     123,209    130,346
TENANT RECEIVABLES, NET (Note 2)...........       3,363       3,973      3,961
DEFERRED CHARGES AND OTHER ASSETS, NET
 (Notes 2, 3 and 7)........................       8,294       5,675      8,944
                                              ---------   ---------  ---------
TOTAL......................................   $ 131,062   $ 132,857  $ 143,251
                                              =========   =========  =========
    LIABILITIES AND ACCUMULATED DEFICIT
LIABILITIES:
  Debt (Notes 4, 8 and 9)..................   $ 224,046   $ 233,857  $ 250,059
  Accounts payable and accrued expenses....       2,600       2,590      3,482
  Accrued construction costs (Note 2)......         460         874        --
  Accrued property taxes (Note 2)..........       1,007       1,399      1,563
  Property tax refund payable to tenants
   (Note 3)................................         --          --       1,500
  Accrued interest payable (Note 4)........       3,538       7,251      8,057
  Accrued cost of option buy-out and tenant
   improvements (Note 5)...................       3,650         --         --
  Rents received in advance and tenant
   security deposits (Note 2)..............       8,984       8,712      8,924
                                              ---------   ---------  ---------
    Total liabilities......................     244,285     254,683    273,585
COMMITMENTS AND CONTINGENCIES (Note 6).....
ACCUMULATED DEFICIT (Note 1)...............    (113,223)   (121,826)  (130,334)
                                              ---------   ---------  ---------
TOTAL......................................   $ 131,062   $ 132,857  $ 143,251
                                              =========   =========  =========



                  See notes to combined financial statements.

                                  KILROY GROUP

                       COMBINED STATEMENTS OF OPERATIONS

               NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                     NINE MONTHS
                                   ENDED SEPTEMBER
                                         30,               DECEMBER 31,
                                   -----------------  -------------------------
                                    1996      1995     1995     1994     1993
                                   -------  --------  -------  -------  -------
REVENUES (Notes 2 and 5):
 Rental income (Note 7)..........  $25,156  $ 24,056  $32,314  $31,220  $34,239
 Tenant reimbursements (Note 3)..    2,583     2,377    3,002    1,643    4,916
 Parking.........................    1,317     1,193    1,582    1,357    1,360
 Development and management
  fees...........................      580       926    1,156      919      751
 Sale of air rights (Note 2).....      --      4,456    4,456      --       --
 Lease termination fees..........      --        --       100      300    5,190
 Other income (Note 3)...........       65       211      298      784      188
                                   -------  --------  -------  -------  -------
   Total revenues................   29,701    33,219   42,908   36,223   46,644
                                   -------  --------  -------  -------  -------
EXPENSES:
 Property expenses (Notes 2 and
  7).............................    5,042     5,045    6,834    6,000    6,391
 Real estate taxes (Note 3)......      970     1,088    1,416     (448)   2,984
 General and administrative......    1,607     1,554    2,152    2,467    1,113
 Ground leases (Note 6)..........      579       542      789      913      941
 Development and management
  expenses.......................      584       564      737      468      581
 Option buy-out cost (Note 5)....    3,150       --       --       --       --
 Interest expense................   16,234    18,660   24,159   25,376   25,805
 Depreciation and amortization...    6,838     7,171    9,474    9,962   10,905
                                   -------  --------  -------  -------  -------
   Total expenses................   35,004    34,624   45,561   44,738   48,720
                                   -------  --------  -------  -------  -------
LOSS BEFORE EXTRAORDINARY GAINS..   (5,303)   (1,405)  (2,653)  (8,515)  (2,076)
EXTRAORDINARY GAINS
 (Note 4)........................   20,095    15,267   15,267    1,847      --
                                   -------  --------  -------  -------  -------
NET INCOME (LOSS)................  $14,792  $ 13,862  $12,614  $(6,668) $(2,076)
                                   =======  ========  =======  =======  =======



                  See notes to combined financial statements.

                                  KILROY GROUP

                   COMBINED STATEMENTS OF ACCUMULATED DEFICIT

                YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

BALANCE, JANUARY 1, 1993............................................ $(102,148)
  Deemed and actual distributions to partners, net of
   contributions....................................................   (10,736)
  Net loss..........................................................    (2,076)
                                                                     ---------
BALANCE, DECEMBER 31, 1993..........................................  (114,960)
  Deemed and actual distributions to partners, net of
   contributions....................................................    (8,706)
  Net loss..........................................................    (6,668)
                                                                     ---------
BALANCE, DECEMBER 31, 1994..........................................  (130,334)
  Deemed and actual distributions to partners, net of
   contributions....................................................    (4,106)
  Net income........................................................    12,614
                                                                     ---------
BALANCE, DECEMBER 31, 1995..........................................  (121,826)
  Deemed and actual distributions to partners, net of
   contributions....................................................    (6,189)
  Net income........................................................    14,792
                                                                     ---------
BALANCE, SEPTEMBER 30, 1996......................................... $(113,223)
                                                                     =========


                  See notes to combined financial statements.

                                  KILROY GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

               NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                 NINE MONTHS
                                    ENDED
                                SEPTEMBER 30,            DECEMBER 31,
                             --------------------  ---------------------------
                               1996       1995       1995      1994     1993
                             ---------  ---------  ---------  -------  -------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss).......... $  14,792  $  13,862  $  12,614  $(6,668) $(2,076)
 Adjustment to reconcile net
  income (loss) to net cash
  provided by (used in)
  operating activities:
  Depreciation and
   amortization.............     6,838      7,171      9,474    9,962   10,905
  Net (increase) decrease:
   Provision for bad debts..       920        839      1,000      909      350
   Extraordinary gains......   (20,095)   (15,267)   (15,267)  (1,847)     --
  Changes in assets and
   liabilities:
   Tenant receivables.......      (310)      (571)    (1,012)    (760)    (695)
   Deferred charges and
    other assets, net ......    (1,688)     2,331      2,095   (3,212)      34
   Accounts payable and
    accrued expenses........        10      1,519       (892)   2,274     (698)
   Accrued construction
    costs...................      (414)       --         874      --       --
   Accrued property taxes...      (392)      (671)      (164)  (2,411)   1,676
   Property tax refund
    payable to tenants......       --      (1,500)    (1,500)   1,500      --
   Accrued interest
    payable.................     1,945      2,274      3,061    1,846    1,368
   Accrued cost of option
    buy-out and tenant
    improvements............     3,650        --         --       --       --
   Rents received in advance
    and tenant security
    deposits................       272       (717)      (212)   5,014      593
                             ---------  ---------  ---------  -------  -------
    Net cash provided by
     operating activities...     5,528      9,270     10,071    6,607   11,457
                             ---------  ---------  ---------  -------  -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Expenditures for rental
  properties................    (2,140)      (446)    (1,162)  (1,765)    (633)
 Reimbursement of tenant
  improvements..............       --         --         --       --     2,661
                             ---------  ---------  ---------  -------  -------
    Net cash (used in)
     provided by investing
     activities.............    (2,140)      (446)    (1,162)  (1,765)   2,028
                             ---------  ---------  ---------  -------  -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Net proceeds received from
  debt......................    21,057        489        625   11,127    7,191
 Principal payments on
  debt......................   (18,256)    (2,207)    (5,428)  (7,263)  (9,940)
 Deemed and actual
  distributions to
  partners..................    (6,189)    (7,106)    (4,106)  (8,706) (10,736)
                             ---------  ---------  ---------  -------  -------
    Net cash (used in)
     provided by financing
     activities............. $  (3,388) $  (8,824) $  (8,909)  (4,842) (13,485)
                             =========  =========  =========  =======  =======
SUPPLEMENTAL CASH FLOW
 INFORMATION:
 Cash paid during the period
  for interest.............. $ (14,289) $ (16,386) $ (21,098) (23,530) (24,437)
                             =========  =========  =========  =======  =======

                  See notes to combined financial statements.

                                 KILROY GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

               NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AND
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1. ORGANIZATION AND BASIS OF PRESENTATION

  Organization--Kilroy Group (not a legal entity) consists of the combination of Kilroy Industries ("KI") and general and limited partnerships, a limited liability company and trusts, the properties of which are under common control of KI and/or its stockholders, John B. Kilroy, Sr. and John B. Kilroy, Jr. The entities referred to collectively as Kilroy Group ("KG") are engaged in the acquisition, development, ownership and operation of 19 office and industrial properties (the "Kilroy Properties") located in California, Washington and Arizona. KI has historically provided acquisition, financing, construction and leasing services with respect to the Kilroy Properties. KI has also provided development services to third-party owners of properties for a fee.

  The names of the corporation, partnerships and trusts which directly own the Kilroy Properties are as follows:

                        PERCENTAGE OWNERSHIP
                         OF PROPERTY BY KI,
                        JOHN B. KILROY, SR.,
                               AND/OR
     ENTITY NAME        JOHN B. KILROY, JR.                PROPERTY                       LOCATION
     -----------        --------------------               --------                       --------
OFFICE:
Kilroy Airport
 Associates                   100%           Kilroy Airport Center at El Segundo:
                                              2240 E. Imperial Highway            El Segundo, California
                                              2250 E. Imperial Highway            El Segundo, California
                                              2260 E. Imperial Highway            El Segundo, California
Kilroy Long Beach
 Partner II                    99%(1)        Kilroy Airport Center Long Beach:
                                              3750 Kilroy Airport Way             Long Beach, California
                                              3760 Kilroy Airport Way             Long Beach, California
                                              3780 Kilroy Airport Way             Long Beach, California
Kilroy Freehold
 Industrial
 Development
 Organization
 ("K-FIDO")                    83%(2)        185/181 S. Douglas Street            El Segundo, California
SeaTac Properties Ltd.         99%(1)        SeaTac Office Center:
                                              17900 Pacific Highway               Seattle, Washington
                                              17930 Pacific Highway               Seattle, Washington
                                              18000 Pacific Highway               Seattle, Washington
INDUSTRIAL:
Kilroy Industries             100%           2031 E. Mariposa Avenue              El Segundo, California
Kilroy Building 73
 Partnership                  100%           3332 E. La Palma Avenue              Anaheim, California
K-FIDO                         83%(2)        2260 E. El Segundo Boulevard         El Segundo, California
K-FIDO                         83%(2)        2265 E. El Segundo Boulevard         El Segundo, California
K-FIDO                         83%(2)        2270 E. El Segundo Boulevard         El Segundo, California
A-102 Trust                    20%(2)        5115 N. 27th Avenue                  Phoenix, Arizona
KI 1979 Trust                  85%(2)        1000 E. Ball Road                    Anaheim, California
KI 1979 Trust                  85%(2)        1230 S. Lewis Street                 Anaheim, California
Kilroy Garden Grove
 Associates                   100%           12681/12691 Pala Drive               Garden Grove, California

--------
(1) The balance of the ownership interests are held by Marshall L. McDaniel (representing an aggregate interest of approximately 1%).
(2) The balance of the ownership interests are held by the four adult daughters of John B. Kilroy, Sr.

                                 KILROY GROUP

  The development services of KG relating to non-owned properties have been conducted by KI and Kilroy Technologies Company, LLC, both wholly-owned by John B. Kilroy, Sr. and John B. Kilroy, Jr.

  Certain of the named entities are owned by other entities. The Kilroy Properties are ultimately owned beneficially in the proportions identified above.

  Basis of Presentation--The accompanying combined financial statements of KG have been presented on a combined basis because of the common ownership and management and because the entities are expected to be the subject of a business combination with Kilroy Realty Corporation (the "Company"), a recently formed Maryland corporation which is expected to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Concurrently with the business combination, the Company intends to raise capital through an initial public offering of Common Stock, mortgage loans and a credit facility to be secured by mortgage liens on the properties. The business combination has been structured to allow the beneficial owners of the Kilroy Properties (including members of KG) to receive limited partnership interests in Kilroy Realty, L.P. (the "Operating Partnership") aggregating a 17.4% interest. The Company will be the managing general partner of the Operating Partnership, which will hold the operating assets and will manage the Kilroy Properties. Certain other properties and operations affiliated with KI have been excluded as they are not compatible with the investment purposes of the Company. Deemed and actual cash distributions to partners, net of contributions, included in the combined statements of accumulated deficit generally represent distributions of the cash flows generated by KG, and advances to partners and KI, as well as related-party transactions (see
Note 7).

2. SIGNIFICANT ACCOUNTING POLICIES

  Rental Properties--Rental properties are stated at historical cost less accumulated depreciation, which, in the opinion of KG's management, is not in excess of net realizable value. Net realizable value does not purport to represent fair market value. Costs incurred for the acquisition, renovation and betterment of the properties are capitalized. Maintenance and repairs are charged to expense as incurred.

  During 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Under this standard, if impairment conditions exist, the Company makes an assessment of the recoverability of the carrying amounts of individual properties by estimating the future undiscounted cash flows, excluding interest charges, on a property by property basis. If the carrying amount exceeds the aggregate future cash flows, the Company would recognize an impairment loss to the extent the carrying amount exceeds the fair value of the property. Any long-lived assets to be disposed of are to be valued at estimated fair value less costs to sell. Based on such periodic assessments, no impairments have been determined and, therefore, no real estate carrying amounts have been adjusted.

  Depreciation and Amortization--The cost of buildings and improvements are depreciated on the straight-line method over estimated useful lives, as follows:

  Buildings--25 to 40 years
  Tenant improvements--shorter of lease term or useful lives ranging from 5 to 20 years

  Deferred Charges--Deferred charges include deferred leasing costs and loan fees. Leasing costs include leasing commissions that are amortized on the straight-line basis over the initial lives of the leases, which range from 5 to 10 years. Deferred loan fees are amortized on a straight-line basis over the terms of the respective loans, which approximates the effective interest method.

  Accrued Property Taxes--As of September 30, 1996 and December 31, 1995 and 1994, $202,000, $696,000 and $783,000, respectively, of accrued property taxes were past due.

                                 KILROY GROUP

  Revenue Recognition and Tenant Receivables--Leases with tenants are accounted for as operating leases. Minimum annual rentals are recognized on a straight-line basis over the lease term. Unbilled deferred rent represents the amount that expected straight-line rental income exceeds rents currently due under the lease agreement. Total tenant receivables consists of the following amounts:

                                                               DECEMBER 31,
                                                SEPTEMBER 30, ---------------
                                                    1996       1995     1994
                                                ------------- -------  ------
                                                       (IN THOUSANDS)
   Tenant rent and reimbursements receivable...    $ 3,889    $ 3,171  $1,981
   Allowance for uncollectible rent............     (2,757)    (1,837)   (837)
   Unbilled deferred rent......................      2,231      2,639   2,817
                                                   -------    -------  ------
   Tenants receivables, net....................    $ 3,363    $ 3,973  $3,961
                                                   =======    =======  ======

  Included in tenant rent and reimbursements receivable are additional rentals based on common area maintenance expenses and certain other expenses that are accrued in the period in which the related expenses are incurred.

  Rents Received in Advance and Tenant Security Deposits--The balances as of September 30, 1996 and December 31, 1995 and 1994 include a $4,000,000 payment received from a tenant in connection with the tenant's obligation to remove tenant improvements upon termination of the lease. Such payment is nonrefundable and will be recognized as income, net of the costs of removal of improvements, upon termination of the lease. The related lease expires in 1999, subject to a five-year option to renew.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Parking--The Kilroy Airport Center--LAX and the SeaTac Office Center include parking facilities. KG records as revenue the gross parking receipts. KG contracts with parking management companies to operate the parking facilities, and such contract costs are included in property expenses.

  Development Services--Development and management fees represent fees earned by KG for supervision services provided for building development and management of nonowned properties. Fees are typically a percentage of total development costs plus reimbursement for certain expenses. Unreimbursed expenses are recorded as development expenses and include items such as wages, equipment rental, supplies, etc.

  Sale of Air Rights--In 1995, based on an agreement between KG and the California Transportation Commission, KG received $4,456,000, net of related expenses, for granting temporary construction and permanent air right easements over a portion of its property for the construction of a freeway on-ramp. In connection with this transaction, KG accrued $874,000 as of December 31, 1995 for the costs of restoration of the property after construction of the on-ramp.

                                 KILROY GROUP

3. DEFERRED CHARGES AND OTHER ASSETS

  Deferred charges and other assets are summarized as follows:

                                                              DECEMBER 31,
                                              SEPTEMBER 30, -----------------
                                                  1996        1995     1994
                                              ------------- --------  -------
                                                      (IN THOUSANDS)
   Deferred assets:
     Deferred financing costs................    $ 2,631    $  3,436  $ 3,333
     Deferred leasing costs (Note 7).........     11,069      11,327   10,650
                                                 -------    --------  -------
       Total deferred assets.................     13,700      14,763   13,983
   Accumulated amortization..................     (6,791)    (10,142)  (8,934)
                                                 -------    --------  -------
   Deferred assets, net......................      6,909       4,621    5,049
   Prepaid expenses..........................      1,385       1,054    1,075
   Property tax refunds receivable...........       ---         ---     2,820
                                                 -------    --------  -------
       Total deferred charges and other
        assets...............................    $ 8,294    $  5,675  $ 8,944
                                                 =======    ========  =======

  Property tax refunds, which were collected in 1995, relate to appeals filed by KG in the fourth quarter of 1994 for refunds of property taxes paid in 1990 through 1994 and include related interest income of $441,000. Such amounts were recorded as a reduction of property taxes and as other income during the year ended December 31, 1994. Of these property tax recoveries, approximately $1,500,000 was refunded to tenants of the related properties and has been recorded as a reduction to tenant reimbursements income during the year ended December 31, 1994.

4. DEBT
  Debt consists of the following:

                                                                DECEMBER 31,
                                                SEPTEMBER 30, -----------------
                                                    1996        1995     1994
                                                ------------- -------- --------
                                                        (IN THOUSANDS)
   Bank notes payable, due in December 1994,
    bearing interest at prime (8.5% at
    December 31, 1995)(a).....................        ---     $ 16,536 $ 30,536
   Bank notes payable, due in January 1999,
    bearing interest at LIBOR + 1.15% (6.4% at
    September 30, 1996 and 6.9% at December
    31, 1995).................................    $ 56,168      54,811   54,186
   Notes payable to finance company and
    related pension funds, maturing in 1997
    and 1998, bearing interest at rates from
    8.5% to 12.7%(b)(c).......................      28,537      33,447   33,705
   Note payable to insurance company, maturing
    April 2001, bearing interest at 9.75%(d)..      20,162      20,162   21,173
   Notes payable to insurance companies,
    maturing March 2006, bearing interest at
    9.5%(c)...................................       1,989      10,722   11,170
   Note payable to insurance company due April
    2002, bearing interest at 9.25%(e)........      94,799      97,283   98,347
   Notes payable to underwriter due in June
    1997, bearing
    interest at LIBOR + 3% (8.5% at September
    30, 1996)(c)..............................      21,525         --       --
   Bank notes payable, due in July 2008,
    bearing interest at 10%...................         866         896      942
                                                  --------    -------- --------
                                                  $224,046    $233,857 $250,059
                                                  ========    ======== ========

--------
(a) In September 1995, a note payable to a bank of $14,000,000 due in December 1994 and accrued interest payable of $3,867,000 was retired by a cash payment of $2,600,000. KG recorded an extraordinary gain of

                                  KILROY GROUP

    $15,267,000 as a result of this transaction. The remaining notes payable of $16,536,000 were in default as of December 31, 1995 and 1994. Past due interest on the remaining notes, approximately $5,003,000 at December 31, 1995, is included in accrued interest. See discussion below under (c) regarding settlement of this loan and accrued interest.

(b) During the nine months ended September 30, 1996, three of the notes payable totaling $16,608,000 were amended to extend the maturity dates from 1996 to 1997 and 1998. In May, 1996, an additional note with a principal balance of $2,500,000 which was due in February 1996 was amended to extend the maturity date from February 1996 to 1997. During June 1996, notes payable of $5,765,000 were amended to extend the maturity date from June 1996 to April 1998.

(c) On June 20, 1996, KG obtained a mortgage loan of $21,525,000 from one of the underwriters of the proposed public offering of common stock referred to in Note 1. Such loan is due on June 20, 1997 and bears interest at 3% above LIBOR. Fees of $2,279,000 were incurred in connection with obtaining this loan. An additional fee of $337,500 is payable if the loan is not repaid within 150 days after June 20, 1996. The proceeds were used to pay:
    $2,100,000 as settlement of bank notes with an aggregate principal balance of $16,536,000 and $5,659,000 of unpaid interest, a note payable to an insurance company with a principal balance of $8,549,000 and a note payable to a finance company with a principal balance of $4,600,000. The forgiveness of $20,095,000 has been recorded as an extraordinary gain.

(d) KG is not currently making the required monthly principal installments of $239,000 on this note and accrued interest of $1,894,000 is unpaid as of September 30, 1996. The SeaTac Office Center is pledged as collateral for the note payable. On October 25, 1996, KG and the insurance company entered into a forbearance agreement which provides KG with the exclusive right to purchase the note payable for $16,100,000 on or before January 31, 1997. In the event KG does not acquire the loan, the fee owner of the property has the right from February 1, 1997 through February 28, 1997 to pay off the loan on the same terms and conditions. In the event KG is unable to acquire the loan on or prior to January 31, 1997, the fee owner has assigned its rights to KG for the period February 1, 1997 to February 10, 1997. If KG fails to perform any of its obligations under the agreement, an event of default shall occur and the insurance company shall have the right to pursue any and all remedies available under the agreement and the note payable, including foreclosure. It is contemplated that a portion of the proceeds from the initial public offering referred to in Note 1, will be used to purchase this note. KG believes it will be able to meet this commitment irrespective of the consummation of the Offering referred to in
    Note 1 based upon discussions with other sources of financing.

(e) Under an agreement with the insurance company, monthly payments of principal and interest are calculated based on gross receipts from leases of the property that secures the loan. All receipts from the property are deposited into a lock box account from which all operating costs, which must be approved by the lender, are to be paid. Monthly installments of principal and interest of $881,475 and property taxes are payable from the lockbox account and any deficiency must be funded by KG. There are certain provisions in the agreement that may require additional payments of principal.

  In 1994, two notes payable to insurance companies, with an aggregate unpaid balance of $6,782,000 were paid after forgiveness of $1,847,000 of principal by the lenders, which has been recorded as an extraordinary gain.

  The notes payable are secured by deeds of trust on all Kilroy Properties and the assignment of certain rents and leases associated with the related properties. The notes are generally due in monthly installments of principal and interest or interest only. As of September 30, 1996, approximately $37.2 million of notes payable are guaranteed by certain members of KG. Several notes contain restrictive covenants with which KG has complied as well as penalties for early repayment of principal equal to a percentage of the unpaid balance.

                                 KILROY GROUP

  Aggregate future principal payments on notes payable are as follows:

                                                      SEPTEMBER 30, DECEMBER 31,
     YEAR ENDING                                          1996          1995
     -----------                                      ------------- ------------
                                                            (IN THOUSANDS)
      1996...........................................   $     41      $  4,301
      1997...........................................     64,174        69,935
      1998...........................................     10,317        10,626
      1999...........................................     58,658        57,301
      2000...........................................      2,722         2,722
      Thereafter.....................................     88,134        88,972
                                                        --------      --------
        Total........................................   $224,046      $233,857
                                                        ========      ========

5. FUTURE MINIMUM RENT

  KG has operating leases with tenants that expire at various dates through 2006 and are either subject to scheduled fixed increases or adjustments based on the Consumer Price Index. Generally, the leases grant tenants renewal options. Leases also provide for additional rents based on certain operating expenses as well as sales volume of certain retail space within the office buildings. Future minimum rent to be received under operating leases, excluding tenant reimbursements of certain costs, are as follows as of:

                                                                   DECEMBER 31,
     YEAR ENDING                                                      1995
     -----------                                                   ------------
                                                                  (IN THOUSANDS)
      1996.......................................................    $ 33,359
      1997.......................................................      33,013
      1998.......................................................      30,750
      1999.......................................................      26,999
      2000.......................................................      23,297
      Thereafter.................................................      67,612
                                                                     --------
        Total....................................................    $215,030
                                                                     ========

  Rental revenue from one tenant, Hughes Electronic Corporation's Space & Communications Company ("Hughes"), was $8,161,142, $10,817,000, $11,395,000
and $12,258,000 for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively. Future minimum rents from this tenant are $66,949,000 at December 31, 1995.

  On September 18, 1996, KG and Hughes amended the terms of certain of their lease agreements. Such amendments included the extension of one lease through October 31, 2001 and a $500,000 allowance for tenant improvements. In addition, KG agreed to pay Hughes $3,150,000 in consideration for the cancellation of an option to purchase a 50% equity interest in Kilroy Airport Center at El Segundo which has been reflected in the statement of operations for the nine months ended September 30, 1996. In November 1996, $2,260,000 of the total liability of $3,650,000 was paid by KI and its stockholders. The remaining balance is payable in monthly installments of $100,000 commencing in January 1997.

  The majority of Kilroy Properties are located in Southern California. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory and social factors affecting the communities and industries in which the tenants operate.

                                 KILROY GROUP

6. COMMITMENTS AND CONTINGENCIES

  Operating Leases--KG has noncancelable ground lease obligations on Kilroy Airport Center--Long Beach with an initial lease period expiring on July 31, 2035, classified as an operating lease. Further, KG has noncancelable ground lease obligations on the SeaTac Office Center expiring on December 31, 2032 with an option to extend the leases for an additional 30 years. Rentals are subject to adjustment every five years based on the variation of the Consumer Price Index. The minimum commitment under these leases at December 31, 1995 is as follows:

     YEAR ENDING
     -----------                                                  (IN THOUSANDS)
      1996.......................................................    $   743
      1997.......................................................        743
      1998.......................................................        761
      1999.......................................................        923
      2000.......................................................      1,056
      Thereafter.................................................     35,737
                                                                     -------
        Total....................................................    $39,963
                                                                     =======

  Litigation--KG is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. While the resolution of these matters cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material adverse effect on the financial position or results of operations of KG.

7. RELATED-PARTY TRANSACTIONS

  KI provides management, legal, accounting and general administrative services pursuant to agreements that provide for management fees based upon a percentage of gross revenues from the Kilroy Properties and reimbursement of other costs incurred by KI in connection with providing the aforementioned services. Kilroy Company ("KC"), an affiliated entity, provides marketing and leasing services. Charges by KC include leasing commissions paid to employees and outside leasing brokers as well as fees to cover its general administrative costs. Management fees are expensed as incurred and are included in property expenses. Leasing fees are capitalized and amortized over the life of the related leases. In the opinion of KG management, the fees paid to KI and KC for management and leasing services are comparable to the rates which KG would have paid an independent company to provide similar services. In addition, KI is a tenant at the Kilroy Airport Center--LAX, Kilroy Airport Center--Long Beach and SeaTac Office Center, under month-to-month leases. Charges for services provided by KI and KC and rental income from KI are summarized as follows:

                                                NINE MONTHS
                                                   ENDED
                                                 SEPTEMBER  YEAR ENDED DECEMBER
                                                    30,             31,
                                                ----------- --------------------
                                                 1996  1995  1995   1994   1993
                                                ------ ---- ------ ------ ------
                                                         (IN THOUSANDS)
Management fees................................ $  916 $754 $1,343 $1,026 $1,359
Leasing fees................................... $1,372 $743 $  804 $1,456 $  431
Rental income.................................. $  396 $396 $  528 $  528 $  797

  Management fees in 1995 include a fourth quarter charge of $321,000 relating to management time incurred for the renegotiation of loans.

                                 KILROY GROUP

8. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

  The following disclosure of estimated fair value was determined by KG using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

  Receivables, accounts payable and other liabilities are carried at amounts that reasonably approximate their fair value.

  The fixed rate mortgage notes payable totaling $146,352,000, $162,510,000 and $165,325,000 as of September 30, 1996, December 31, 1995 and 1994 have fair values of $149,600,000, $165,300,000 and $169,900,000, respectively
(excluding prepayment penalties), as estimated based upon interest rates available for the issuance of debt with similar terms and remaining maturities. These notes were subject to prepayment penalties of $542,000, $722,000 and $757,000 at September 30, 1996, December 31, 1995 and 1994,
respectively, that would be required to retire these notes prior to maturity. The carrying values of floating rate mortgages totaling $77,694,000, $71,347,000 and $84,734,000 at September 30, 1996, December 31, 1995 and 1994,
respectively, reasonably approximate their fair values.

  The fair value estimates presented herein are based on information available to KG management as of September 30, 1996, December 31, 1995 and 1994. Although KG management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

                                 KILROY GROUP

9. SCHEDULE OF RENTAL PROPERTY

                                                               DECEMBER 31, 1995
                     ------------------------------------------------------------------------------------------------------
                                                                             GROSS AMOUNTS
                                                                     AT WHICH CARRIED AT CLOSE OF
                                      INITIAL COST         COSTS                PERIOD
                                  --------------------  CAPITALIZED  -----------------------------
                                           BUILDINGS   SUBSEQUENT TO                                              DATE OF
                                              AND      ACQUISITION/          BUILDING AND          ACCUMULATED  ACQUIS. (A)
      PROPERTY       ENCUMBRANCES  LAND   IMPROVEMENTS  IMPROVEMENT   LAND   IMPROVEMENTS  TOTAL   DEPRECIATION CONSTR. (C)
      --------       ------------ ------- ------------ ------------- ------- ------------ -------- ------------ -----------
                                                                 (IN THOUSANDS)
Kilroy Airport
Center
El Segundo, CA.....     $97,283   $ 6,141    $69,195      $18,884    $ 6,141    $88,079    $94,220    $42,495     1983(C)
Kilroy Airport
Center
Long Beach, CA.....      54,811       --      47,387       11,041        --      58,428     58,428     15,322     1989(C)
185/181 S. Douglas
Street
El Segundo,
California(1)......      15,639       525      4,687        1,845        628      6,429      7,057      3,509     1978(C)
SeaTac Office
Center.............      26,999       --      25,993        8,109        --      33,239     33,239     22,523     1977(C)
2270 E. El Segundo
Boulevard
El Segundo,
California(1)......         --        361        100           76        419        118        537         73     1977(C)
2260 E. El Segundo
Boulevard,
El Segundo,
California(1)......         --      1,423      4,194        1,236      1,703      5,150      6,853      2,914     1979(C)
2031 E. Mariposa
Avenue,
El Segundo,
California.........      12,000       132        867        2,668        132      3,535      3,667      2,328     1954(C)
3332 E. La Palma
Avenue,
Anaheim,
California.........       7,683        67      1,521        2,851         67      4,372      4,439      3,028     1966(C)
2265 E. El Segundo
Boulevard,
El Segundo,
California.........       4,600     1,352      2,028          644      1,570      2,454      4,024      1,550     1978(C)
5115 N. 27th
Avenue,
Phoenix, Arizona...       3,000       125      1,206          (27)       126      1,178      1,304      1,168     1962(C)
1000 E. Ball Road,
Anaheim,
California(2)......       5,846       838      1,984          719        838      2,703      3,541      1,563     1979(A)(3)
                                                                                                                  1956(C)
1230 S. Lewis
Street,
Anaheim,
California(2)......         --        395      1,489        1,994        395      3,483      3,878      2,444     1982(C)
12681/12691 Pala
Drive,
Garden Grove,
California.........       5,996       471      2,115        1,210        471      3,325      3,796      2,857     1980(A)
                                                                                                                  1970(C)
                       --------   -------   --------      -------    -------   --------   --------   --------
   Total...........    $233,857   $11,830   $162,766      $51,250    $12,490   $212,493   $224,983   $101,774
                       ========   =======   ========      =======    =======   ========   ========   ========

----
(1) Two notes payable of $8,639,000 and $7,000,000 are secured by the buildings located at 2260 and 2270 E. El Segundo Boulevard, El Segundo, California, and the buildings located at 185/181 S. Douglas Street, El Segundo, California.
(2) A note payable of $5,846,000 is secured by the buildings located at 1000 East Ball Road, Anaheim, California and 1230 South Lewis Street, Anaheim, California.
(3) The Property located at 1000 E. Ball Road, Anaheim, California, was developed for a third party by the Company in 1956, and acquired by the Company in 1979.

                                  KILROY GROUP

  The aggregate gross cost of property included above, for federal income tax purposes, approximated $200,782,000 as of December 31, 1995.

  The following table reconciles the historical cost of the Kilroy Properties from January 1, 1993 to December 31, 1995:

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                      1995     1994     1993
                                                    -------- -------- --------
                                                          (IN THOUSANDS)
   Balance, beginning of period.................... $223,821 $222,056 $235,549
     Additions during period--Acquisition,
      improvements, etc............................    1,162    1,765      633
     Deductions during period--Write-off of tenant
      improvements.................................      --       --   (14,126)
                                                    -------- -------- --------
   Balance, close of period........................ $224,983 $223,821 $222,056
                                                    ======== ======== ========

  The following table reconciles the accumulated depreciation from January 1, 1993 to December 31, 1995:

                                                      YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                       1995    1994     1993
                                                     -------- ------- --------
                                                          (IN THOUSANDS)
   Balance, beginning of period..................... $ 93,475 $84,759 $ 86,442
     Additions during period--Depreciation and
      amortization for the year.....................    8,299   8,716    9,782
     Deductions during period--Accumulated
      depreciation of written-off tenant
      improvements..................................      --      --   (11,465)
                                                     -------- ------- --------
   Balance, close of period......................... $101,774 $93,475 $ 84,759
                                                     ======== ======= ========

                         INDEPENDENT AUDITORS' REPORT

To the Partners of Kilroy Group:

  We have audited the accompanying combined historical summaries of certain revenues and certain expenses (defined as operating revenues less direct operating expenses) of the Acquisition Properties for the nine months ended September 30, 1996 and the year ended December 31, 1995. These financial statements are the responsibility of the Acquisition Properties' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined historical summary of certain revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined historical summary of certain revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined historical summary of certain revenues and certain expenses. We believe our audits provide a reasonable basis for our opinion.

  The accompanying combined historical summaries of certain revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form S-11 Registration Statement of Kilroy Realty Corporation. Material amounts, described in Note 1 to the historical summaries of certain revenues and certain expenses, that would not be comparable to those resulting from the proposed future operation of the Acquisition Properties are excluded, and the summaries are not intended to be a complete presentation of the revenues and expenses of these properties.

  In our opinion, such historical summaries of certain revenues and certain expenses present fairly, in all material respects, the combined certain revenues and certain expenses, as defined in Note 1, of the Acquisition Properties for the nine months ended September 30, 1996 and the year ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Los Angeles, California
December 20, 1996

                             ACQUISITION PROPERTIES

     COMBINED HISTORICAL SUMMARIES OF CERTAIN REVENUES AND CERTAIN EXPENSES

                    NINE MONTHS ENDED SEPTEMBER 30, 1996 AND
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                      NINE MONTHS
                                                         ENDED      YEAR ENDED
                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1996          1995
                                                     ------------- ------------
CERTAIN REVENUES:
  Rental income.....................................    $5,875        $7,355
  Tenant reimbursements.............................       743           884
  Other income......................................       299           407
                                                        ------        ------
    Total certain revenues..........................     6,917         8,646
                                                        ------        ------
CERTAIN EXPENSES:
  Property expenses (Note 3)........................     1,315         1,882
  Real estate taxes.................................       417           495
  Ground rent (Note 4)..............................       253           338
  General and administrative........................       200           303
                                                        ------        ------
    Total certain expenses..........................     2,185         3,018
                                                        ------        ------
CERTAIN REVENUES IN EXCESS OF CERTAIN EXPENSES......    $4,732        $5,628
                                                        ======        ======


   See notes to combined statements of certain revenues and certain expenses.

                            ACQUISITION PROPERTIES

    NOTES TO COMBINED HISTORICAL SUMMARIES OF CERTAIN REVENUES AND CERTAIN
                                   EXPENSES

1. BASIS OF PRESENTATION

  The combined historical summaries of certain revenues and certain expenses relate to the operations of four properties, Westlake Plaza Centre (located in Thousand Oaks), Long Beach Phase I, La Palma Business Center (located in Anaheim) and the Monarch Building (located in Garden Grove) (collectively, the "Acquisition Properties"), which are expected to be acquired by Kilroy Realty Corporation (the "Company") from four unaffiliated third parties.

  Operating revenues and operating expenses are presented on the accrual basis of accounting. The accompanying statements of certain revenues and certain expenses are not representative of the actual operations for the period presented, as certain revenues and certain expenses that may not be comparable to the revenues and expenses expected to be incurred by the Company in the proposed future operation of the Acquisition Properties have been excluded. Revenues excluded consist of termination fees and interest income. Expenses excluded consist of interest, depreciation, professional fees and other costs not directly related to the future operations of the Acquisition Properties.

  Financial statements for the three years ended December 31, 1995, as required by Rule 3-14(a)(1), have not been provided because:

    (i) the properties were not acquired from a related party;

   (ii) material factors such as rental markets and occupancy rates have been disclosed in the Prospectus under the caption "Prospectus Summary--The Office and Industrial Properties" and "Business and Properties--General"; and

  (iii) management is not aware of any material factors relating to the properties that would cause the summaries of certain revenues and certain expenses for the nine months ended September 30, 1996 and the year ended December 31, 1995 not to be indicative of future operating results.

2. OPERATING LEASES

  Rental income is recognized on the accrual method as earned, which approximates recognition on a straight line basis.

  The Acquisition Properties are leased to tenants under operating leases with expiration dates extending to the year 2009. Future minimum rents under the Acquisition Property's office leases, excluding tenant reimbursements are as follows as of September 30, 1996:

     YEAR ENDING
     DECEMBER 31,
     ------------                                                 (IN THOUSANDS)
      1996 (three months).......................................     $ 1,988
      1997......................................................       8,244
      1998......................................................       8,119
      1999......................................................       7,270
      2000......................................................       6,413
      Thereafter................................................      25,768
                                                                     -------
        Total...................................................     $57,802
                                                                     =======

                            ACQUISITION PROPERTIES

    NOTES TO COMBINED HISTORICAL SUMMARIES OF CERTAIN REVENUES AND CERTAIN
                             EXPENSES--(CONTINUED)

3. RELATED-PARTY TRANSACTIONS

  Property expenses include $137,000 and $181,000 of management fees for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively, related to Long Beach Phase I, which was paid to an affiliate of the Company.

4. COMMITMENTS

  Long Beach Phase I is located on land that is under a noncancelable ground lease which expires in 2035 and is classified as an operating lease. Minimum annual lease payments are as follows as of September 30, 1996:

     YEAR ENDING
     DECEMBER 31,
     ------------                                                 (IN THOUSANDS)
      1996 (three months).......................................     $    85
      1997......................................................         338
      1998......................................................         338
      1999......................................................         338
      2000......................................................         338
      Thereafter................................................      11,661
                                                                     -------
        Total...................................................     $13,098
                                                                     =======

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NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-
FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER
OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAW-FUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPEC-TUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IM-PLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUB-SEQUENT TO THE DATE HEREOF.

UNTIL FEBRUARY 22, 1997 (25 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                --------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  20
Formation and Structure of the Company...................................  36
Formation of Kilroy Services, Inc........................................  44
The Company..............................................................  45
Use of Proceeds..........................................................  51
Distribution Policy......................................................  53
Capitalization...........................................................  58
Dilution.................................................................  59
Selected Financial Data..................................................  60
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  62
Business and Properties..................................................  68
Policies with Respect to Certain Activities.............................. 111
The Financing............................................................ 116
Management............................................................... 118
Certain Relationships and Related Transactions........................... 128
Principal Stockholders................................................... 129
Description of Capital Stock............................................. 130
Certain Provisions of Maryland Law and of the Company's Articles of
 Incorporation and Bylaws................................................ 134
Partnership Agreement of the Operating Partnership....................... 139
Shares Available for Future Sale......................................... 143
Federal Income Tax Consequences.......................................... 145
Other Tax Consequences................................................... 158
ERISA Considerations..................................................... 158
Underwriting............................................................. 160
Legal Matters............................................................ 162
Experts.................................................................. 162
Additional Information................................................... 162
Glossary................................................................. 164
Index to Financial Statements............................................ F-1

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                               12,500,000 Shares

                      [LOGO OF KILROY REALTY CORPORATION]

                           KILROY REALTY CORPORATION

                                 Common Stock

                                  ----------

                                  PROSPECTUS

                                  ----------

                      PRUDENTIAL SECURITIES INCORPORATED

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                               J.P. MORGAN & CO.

                               SMITH BARNEY INC.


                               January 28, 1997

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

DESCRIPTION OF GRAPHICS AND PHOTOS FOR EDGAR TRANSMISSION

Inside Front Cover: Map of Southern California, indicating the Company's office and industrial properties by location.

Fold-out Inside Front Cover: Ten photos of Office Properties: Clockwise, in order: 1. Two photos of SeaTac Office Center in Seattle, Washington -- pedestrian view of the office's exterior at night and aerial view of the Office Property and parking lot during the day; 2. Four photos of Kilroy Airport Center Long Beach in Long Beach, California -- pedestrian views of the office's main entrance at night and during the day and interior view of the office's reception area; 3. 2829 Townsgate Road in Thousand Oaks, California -- view from across the parking lot of the office building; 4. Three photos of Kilroy Airport Center in El Segundo, California -- the office's main entrance from two different pedestrian views, and two office buildings on the northwest corner of the property from across the street.

Inside Back Cover: Five photos of Industrial Properties: Top to bottom, in order: 1. Photo of 3340 East La Palma in Anaheim, California; 2. 1230 South Lewis Street in Anaheim, California; 3. 2031 East Mariposa Avenue in El Segundo, California; 4. 2265 East El Segundo Boulevard in El Segundo, California; 5. 2260 East El Segundo Boulevard in El Segundo, California.